                                                  REGISTRATION NO. 333 -[______]
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                               ------------------

                              AES IRONWOOD, L.L.C.
             (Exact name of registrant as specified in its charter)

            DELAWARE                               4930                            54-145-7537
(State of incorporation                (Primary Standard Industrial      (I.R.S. Employer Identification
 or organization)                      classification Code Number)                   Number)

                 305 PRESCOTT ROAD                                    CT CORPORATION SYSTEM
                 LEBANON, PA 17042                                      111 EIGHTH AVENUE
                   (717) 228-1328                                       NEW YORK, NY 10011
(Address, including zip code, and telephone number,                       (212) 894-8940
   including area code, of registrant's principal       (Name, address, including zip code, and telephone
                 executive offices)                     number, including area code, of agent for service)

It is respectfully requested that the Commission send copies of all notices, orders and communications to:

                                 MICHAEL B. BARR
                                HUNTON & WILLIAMS
                                1900 K STREET, NW
                              WASHINGTON, DC 20006
                                 (202) 955-1500
                              (202) 778-2201 (FAX)

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable following the effectiveness of this Registration Statement.

         If the Securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ] ________

         If this form is a post-effective amendment filed pursuant to Rule 462
(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ] ________

                         CALCULATION OF REGISTRATION FEE

=============================================================================================================
                                                        PROPOSED            PROPOSED
  TITLE OF EACH                                          MAXIMUM            MAXIMUM
   CLASS OF                         AMOUNT TO           OFFERING           AGGREGATE             AMOUNT OF
SECURITIES TO BE                        BE              PRICE PER           OFFERING           REGISTRATION
   REGISTERED                       REGISTERED          UNIT (1)           PRICE (1)                FEE
=============================================================================================================
8.857% Exchange Senior
  Secured Bonds due
  2025........                     $308,500,000           100%            $308,500,000            $85,763
=============================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933.

                               ------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE COMPANY MAY NOT EXCHANGE THE BONDS UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THE NEW BONDS AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THE NEW BONDS IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 22, 1999

PROSPECTUS

                                  $308,500,000

                               AES IRONWOOD, L.L.C

                        Offer to Exchange All Outstanding
                  8.857% Exchange Senior Secured Bonds due 2025

                For All Old 8.857% Senior Secured Bonds due 2025

                                ---------------

THE NEW BONDS:

         o Interest Payments: Interest on the new bonds will be payable quarterly in arrears on February 28, May 31, August 31 and November 30 of each year, beginning August 31, 1999.

         o Security: The new bonds are secured ratably with all of our other senior debt by a lien on and security interest in shared collateral, which consists of substantially all of our assets. In addition, the indenture accounts, the debt service reserve account and the debt service reserve letter of credit (other than to the extent of the debt service reserve letter of credit provider's right to specific proceeds thereunder) are separate collateral solely for the benefit of the holders of the new bonds.

         o Ranking: The new bonds rank pari passu in right of payment with all other present and future senior debt and senior in right of payment to all subordinated debt.

         o Listing: The new bonds will not be listed on any security exchange or Nasdaq.

THE EXCHANGE OFFER:

         o Expiration: 5:00 p.m. New York City time on ______, 2000, unless otherwise extended.

         o Tendered Bonds: All old bonds that are validly tendered and not validly withdrawn at the expiration of the exchange offer will be exchanged for an equal principal amount of new bonds that are registered under the Securities Act of 1933.

         o Tax Consequences: The exchange of old bonds for new bonds will not be a taxable event for U.S. federal income tax purposes.

You should carefully consider the risk factors beginning on page 16 of this prospectus before participating in the exchange offer or investing in the new bonds issued in the exchange offer.

We are not making this exchange offer in any state or jurisdiction where it is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 ---------------

               The date of this prospectus is              , 1999.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
PROSPECTUS SUMMARY............................................................1
SUMMARY OF THE EXCHANGE OFFER.................................................4
SUMMARY OF THE TERMS OF THE NEW BONDS.........................................7
SUMMARY OF INDEPENDENT ENGINEER'S REPORT.....................................12
SUMMARY OF INDEPENDENT POWER CONSULTANT'S REPORT.............................15
RISK FACTORS.................................................................16
USE OF PROCEEDS..............................................................23
CAPITALIZATION...............................................................23
SELECTED FINANCIAL DATA......................................................24
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION..................25
OUR BUSINESS.................................................................27
OUR MANAGEMENT...............................................................29
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................31
SUMMARY OF PRINCIPAL PROJECT CONTRACTS.......................................32

                                                                           Page
                                                                           ----
ROLE OF THE INDEPENDENT ENGINEER.............................................66
THE EXCHANGE OFFER...........................................................68
DESCRIPTION OF THE NEW BONDS.................................................77
SUMMARY OF PRINCIPAL FINANCING DOCUMENTS.....................................85
PLAN OF DISTRIBUTION........................................................112
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.............................112
LEGAL MATTERS...............................................................113
EXPERTS.....................................................................113
WHERE YOU CAN FIND MORE INFORMATION.........................................113
INDEX TO FINANCIAL STATEMENTS...............................................F-1
ANNEX A:  GLOSSARY OF DEFINED TERMS.........................................A-1
ANNEX B:  INDEPENDENT ENGINEER'S REPORT.....................................B-1
ANNEX C:  INDEPENDENT POWER CONSULTANT'S REPORT.............................C-1

                                 ---------------

         This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information or representations provided in this prospectus. We have not authorized any person to provide information other than that provided in this prospectus. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

         Each broker-dealer that receives new bonds for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new bonds. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new bonds received in exchange for old bonds where such old bonds were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "PLAN OF DISTRIBUTION."

                             UK SELLING RESTRICTIONS

         The new bonds may not be offered or sold in or into the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses (or in other circumstances that do not constitute an offer to the public in the United Kingdom for the purposes of the Public Offers of Securities Regulations 1995), and this prospectus may only be issued or passed on to persons in the United Kingdom if such persons are of a kind described in article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or if such persons are persons to whom this prospectus may otherwise lawfully be issued or passed on.

                               PROSPECTUS SUMMARY

         This summary highlights selected information from this prospectus but does not contain all of the information that is important to you. To understand all of the terms of the exchange offer and to attain a more complete understanding of our business and financial situation, you should read carefully this entire prospectus. In this prospectus, the terms "Company," "we," "our," "ours," and "us" refer to AES Ironwood L.L.C. The term "AES" refers to The AES Corporation. The term "AES Ironwood, Inc." refers to AES Ironwood, Inc. The term "AES Prescott" refers to AES Prescott, L.L.C. The term "old bonds" refers to our senior secured bonds due 2025 that we issued on June 25, 1999. The term "new bonds" refers to the exchange senior secured bonds offered in the exchange offer. The term "bonds" refers to both the old bonds and the new bonds. For an explanation of specific technical terms used in this prospectus, please read "GLOSSARY OF TECHNICAL TERMS."

                Our Company, AES Ironwood, Inc. and AES Prescott

         Our Company was formed to develop, construct, own, operate and maintain a gas-fired electric generating power plant in Lebanon County, Pennsylvania. In this prospectus we refer to this power plant as "our Facility." We refer to the power plant (including its equipment and facilities) and its financing, development and construction (including the related contracts) as "our Project." All of the equity interests in our Company are owned by AES Ironwood, Inc., a wholly owned subsidiary of AES. AES Ironwood, Inc. currently has no operations outside of its activities in connection with our Project and does not anticipate undertaking any operations not associated with our Project. AES Ironwood, Inc. also owns all of the equity interests in AES Prescott, which will provide development, construction management and operations and maintenance services to us. AES Prescott has no operations outside of its activities in connection with our Project.

                               The AES Corporation

         AES is a leading global power company committed to supplying electricity in a socially responsible way. AES sells and markets power from electric generating and distribution companies, largely through subsidiaries and affiliates. AES was one of the original entrants in the independent power market and today is one of the world's largest independent power companies based on net equity ownership of generating capacity (in megawatts) in operation or under construction. AES currently employs approximately 44,500 people around the world. As of December 31, 1998 and for the year then ended, AES had assets of approximately $10 billion, revenues of $2.4 billion and a net income before extraordinary items of $311 million.

         AES currently owns or has an interest in 108 power facilities totaling over 36,000 megawatts in 16 countries including the United States, Canada, Australia, Argentina, Brazil, the Dominican Republic, India, Pakistan, Panama, the Netherlands, Hungary, Kazakhstan, Mexico, China and the United Kingdom. Approximately 25% of the AES power generation operating portfolio consists of gas-fired electric generating facilities. In addition to our Facility, AES is currently in the process of adding 5,594 megawatts to its operating portfolio.

         AES also owns interests in 14 distribution companies in eight countries that sell electricity directly to commercial, industrial, governmental and residential customers. Those distribution companies serve approximately 15 million customers. In addition, AES recently acquired CILCORP, Inc., the parent company of Central Illinois Light Company, a regulated utility. Both of those companies are now wholly owned subsidiaries of AES. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

                                  Our Facility

         Our Facility consists of a 705 megawatt (net) gas-fired combined cycle electric generating facility with oil-firing capability. Our Company will sell all of our Facility's capacity, and provide fuel conversion and ancillary services, to Williams Energy Marketing & Trading Company (the "Power Purchaser") under a long-term power purchase agreement. After the expiration of the 20-year term of the power purchase agreement, we will enter into other power purchase agreements or operate our Facility as a merchant plant.

         Our Facility will be located in South Lebanon Township, Lebanon County, Pennsylvania on property owned by our Company. Our Facility will be designed, engineered, procured and constructed for us by Siemens Westinghouse Power Corporation (the "Contractor") under a fixed-price, turnkey construction agreement. The Contractor is a wholly owned subsidiary of Seimens Corporation which is, in turn, a wholly owned subsidiary of Seimens A.G. Among other components, our Facility will use two Siemens Westinghouse model 501G combustion turbines with hydrogen-cooled generators, two unfired heat recovery steam generators and one multicylinder steam turbine with a hydrogen-cooled generator. The Contractor will provide us with specific combustion turbine maintenance services and spare parts for an initial term of between 8 and 10 years (depending on the timing of scheduled outages) under a maintenance service agreement. Under the power purchase agreement, the Power Purchaser or its affiliates will supply fuel necessary to allow us to provide capacity, fuel conversion and ancillary services to the Power Purchaser. AES Prescott will provide development, construction management and operations and maintenance services for our Facility under an operations agreement. We will provide installation, operation and maintenance of facilities necessary to interconnect our Facility to Metropolitan Edison Company's transmission system under an interconnection agreement.

                  Power Purchase Agreement and Related Security

         Under the terms of the power purchase agreement, our Company will, for a term of 20 years beginning on the commercial operation date of our Facility, sell all of our Facility's net capacity, and provide fuel conversion and ancillary services to the Power Purchaser. The Power Purchaser is obligated to pay us for our Facility capacity, which payments are expected to be adequate to cover our debt service and our fixed operation and maintenance costs and, at the same time, provide us a return on equity. The Power Purchaser will be obligated to pay us whether or not the Power Purchaser requires our Facility to generate energy and even if the Power Purchaser is unable to take any energy, so long as our Facility is available for operation. The Power Purchaser is also obligated to supply us with all of the fuel necessary to provide net capacity, ancillary services and fuel conversion services to the Power Purchaser. The Williams Companies, Inc. will provide us with a guaranty of the Power Purchaser's payment obligations to us under the power purchase agreement and to pay damages if the Power Purchaser fails to pay us. Williams' payment obligations under the guaranty are capped at an amount equal to 125% of the sum of the principal amount of the new bonds plus the maximum debt service reserve account required balance. We have provided to the Power Purchaser a guaranty issued by AES of specific payment obligations if our Facility does not achieve commercial operation by the date specified in the power purchase agreement. AES's liability under the guaranty is capped at $30 million. We may at our option, and under specific conditions described in the power purchase agreement, we will be required to, replace the guaranty issued by AES with a letter of credit issued by a commercial bank, and the repayment obligations with respect to drawings under such letter of credit will be a senior debt obligation of our Company.

                   Construction Agreement and Related Guaranty

         Under a construction agreement, the Contractor will design, engineer, procure and construct our Facility on a fixed-price, turnkey basis. The Contractor's obligations under the construction agreement will be guaranteed by Siemens Corporation. The contract price payable to the Contractor is to be paid in installments in accordance with the payment and milestone schedule included in the construction agreement. The contract price may be adjusted as set forth in the construction agreement, including as a result of unexpected or uncontrollable events or modifications to the scope of work to be provided by the Contractor. The Contractor has guaranteed that our Facility will be mechanically complete and specific performance requirements will be satisfied by the date which is 23-1/2 months after our Company has given full notice to proceed to the Contractor, which we did on June 8, 1999. If our Facility does not satisfy the applicable completion requirements by the date guaranteed by the Contractor and such failure is not excused in accordance with the terms of the construction agreement, the Contractor will be obligated to pay us delay liquidated damages in the amounts specified in the construction agreement. The Contractor has guaranteed specific availability levels for our Facility and if those levels are not demonstrated during a 45-day period before final acceptance of our Facility by us, we may withhold specified payments to the Contractor. The Contractor has also guaranteed specific output and heat rate performance levels for our Facility on natural gas and fuel oil, which if the Contractor cannot meet may result in the Contractor having to pay us performance liquidated damages in the amounts specified in the construction agreement. The total liability of the Contractor for delays in completion, together with its liability for any performance shortfalls, is limited in the aggregate to an amount equal to 45% of the contract price. The construction agreement also contains a sub-limit on the Contractor's liability for delays in completion of our Facility in an amount equal to 20% of the contract price. The total aggregate cap on liability of the Contractor under the construction agreement (including the liquidated damages we have discussed, but excluding specified indemnity obligations) is limited to an amount not to exceed the contract price, as adjusted.

                         Maintenance Services Agreement

         Under a maintenance services agreement, the Contractor will provide our Company with specific combustion turbine parts, shop repairs of combustion turbine parts and scheduled outage technical field assistance services. We will pay for such parts, repairs and services on a monthly basis, in an amount to be determined based on the number of equivalent baseload hours accumulated by our Facility. The maintenance services agreement includes specific warranties applicable to the combustion turbine parts and shop repairs provided under the agreement, and if a combustion turbine part supplied fails to conform to the applicable warranty, the Contractor either must replace that non-conforming part at its cost and expense (if the non-conformity arose during the applicable warranty period) or credit us for the purchase of future combustion turbine parts (if the non-conformity arose after the applicable warranty period but before to the expiration of the expected useful life of that combustion turbine part). The maintenance services agreement will remain in effect in respect of a combustion turbine until 10 years from its initial synchronization or its eighth planned outage, whichever occurs first.

                              Operations Agreement

         Under an operations agreement, AES Prescott will provide development and construction management services and, after the commercial operation date, operating and maintenance services for our Facility for a period of 27 years. AES Prescott will be responsible for, among other things, preparing plans and budgets related to start-up and commercial operation of our Facility, providing qualified operating personnel, making repairs, purchasing consumables and spare parts (not otherwise provided under the maintenance services agreement) and providing other services as needed according to industry standards. AES Prescott will be compensated for these services on a cost plus fixed-fee basis. The fixed-fee portion of the payments will be subordinated to the payment of other operation and maintenance costs, debt service on senior debt and deposits into the debt service reserve and major maintenance reserve accounts. Under a services agreement between AES Prescott and AES, AES will provide to AES Prescott all of the personnel and services necessary for AES Prescott to comply with its obligations under the operations agreement.

                            Interconnection Agreement

         Under an interconnection agreement, our Company will install, operate and maintain the facilities necessary to interconnect our Facility to Metropolitan Edison Company's transmission system. We will be responsible for all of the costs of construction and operation and maintenance of the interconnection facilities. The Power Purchaser has agreed to pay for specific costs of the interconnection facilities and transmission system reinforcements necessary to connect our Facility to Metropolitan Edison Company's transmission system and to transport our Facility's output. Metropolitan Edison Company must complete its portion of the interconnection facilities and specific transmission system reinforcements necessary to permit dispatch of the full output of our Facility by August 31, 2000. Under the Energy Policy Act of 1992, transmission owners are required to provide open access to their transmission systems on terms at least as favorable as they provide to themselves and their affiliates.

                              --------------------

         We are a Delaware limited liability company with principal executive offices located at 305 Prescott Road, Lebanon, Pennsylvania 17042. Our telephone number is (717) 228-1328.

                          SUMMARY OF THE EXCHANGE OFFER

         We summarize the terms of the exchange offer below. You should read the discussion under the heading "THE EXCHANGE OFFER" beginning on page 68 for further information regarding the exchange offer and resale of the new bonds.

The Exchange Offer:        We are offering to exchange up to $308,500,000
                           aggregate principal amount of new bonds, which have been registered under the Securities Act, for up to $308,500,000 aggregate principal amount of old bonds, which were issued by us on June 25, 1999 in a private offering. In order for your old bonds to be exchanged, you must properly tender them prior to the expiration of the exchange offer. All old bonds that are validly tendered and not validly withdrawn will be exchanged. We will issue new bonds on or promptly after the expiration of the exchange offer. Old bonds may be exchanged for new bonds only in integral multiples of $1,000.

Registration Rights
Agreement:                 We sold the old bonds on June 25, 1999 to the initial
                           purchasers of the old bonds. Simultaneously with that sale we signed a registration rights agreement with the initial purchasers which requires us to conduct this exchange offer.

                           You have the right pursuant to the registration rights agreement to exchange your old bonds for new bonds with substantially identical terms. This exchange offer is intended to satisfy this right. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your old bonds.

Consequences of Failure
to Exchange Your
Outstanding Bonds:         If you do not exchange your old bonds for new bonds
                           pursuant to the exchange offer, you will continue to be subject to the restrictions on transfer provided in the old bonds and the indenture. In general, the old bonds may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently plan to register the old bonds under the Securities Act. To the extent that old bonds are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted old bonds will be adversely affected.

Expiration Date:           The exchange offer will expire at 5:00 p.m., New York
                           City time, on ______, 2000, or such later date and time to which we extend it, in which case the term
                           "expiration date" shall mean the latest date and time to which the exchange offer is extended.

Withdrawal of Tenders:     You may withdraw your tender of old bonds at any time
                           prior to the expiration date by delivering written notice of your withdrawal to the exchange agent in accordance with the withdrawal procedures set forth in this prospectus. We will return to you, without charge, promptly after the expiration or termination of the exchange offer any old bonds that you tendered but that were not accepted for exchange. The new bonds will be issued on or promptly after the expiration date.

Conditions to
the Exchange Offer:        We will not be required to accept old bonds for
                           exchange if the exchange offer would violate applicable law or any legal action has been instituted or threatened that would impair our ability to proceed with the exchange offer. The exchange offer is not conditioned upon any minimum aggregate principal amount of old bonds being tendered. We reserve the right to terminate the exchange offer if certain specified conditions have not been satisfied and to waive any condition or otherwise amend the terms of the exchange offer in any respect. Please read the section "THE EXCHANGE
                           OFFER--Conditions to the Exchange Offer" on page 68 for more information regarding the conditions to the exchange offer.

Procedures for
Tendering
Old Bonds:                 If your old bonds are held through The Depository
                           Trust Company and you wish to participate in the exchange offer, you may do so through the automated tender offer program of The Depository Trust Company.
                           If you tender under this program, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal. By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

                           o any new bonds that you receive will be acquired in the ordinary course of your business;

                           o you have no arrangement or understanding with any person or entity to participate in the distribution of the new bonds;

                           o you are not engaged in and do not intend to engage in the distribution of the new bonds;

                           o if you are a broker-dealer that will receive new bonds for your own account in exchange for old bonds, you acquired those bonds as a result of market-making activities or other trading activities and you will deliver a prospectus, as required by law, in connection with any resale of such new bonds; and

                           o you are not our "affiliate," as defined in Rule 405 of the Securities Act.

                           Please do not send your letter of transmittal or certificates representing your old bonds to us. Those documents should only be sent to the exchange agent. Questions regarding how to tender and requests for information should be directed to the exchange agent.

Special Procedures for
Beneficial Owners:         If you own a beneficial interest in old bonds that
                           are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender the old bonds in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf.

Consequences of Not
Complying with
Exchange Offer
Procedures:                You are responsible for complying with all exchange
                           offer procedures. You will only receive new bonds in exchange for your old bonds if, prior to the expiration date, you deliver to the exchange agent the letter of transmittal, properly completed and duly executed, along with any other documents or signature guarantees required by the letter of transmittal, as well as certificates for the old bonds or a book-entry confirmation of a book-entry transfer of the old bonds into the exchange agent's account at The Depository Trust Company.

                           Any old bonds you hold and do not tender, or which you tender but which are not accepted for exchange, will remain outstanding. You will not have any appraisal or dissenters' rights in connection with the exchange offer.

                           You should allow sufficient time to ensure that the exchange agent receives all required documents before the expiration of the exchange offer. Neither we nor the exchange agent has any duty to inform you of defects or irregularities with respect to the tender of your old bonds for exchange.

Guaranteed Delivery
Procedures:                If you wish to tender your outstanding bonds and
                           cannot comply, prior to the expiration date, with the applicable procedures under the automated tender offer program of The Depository Trust Company, you must tender your outstanding bonds according to the guaranteed delivery procedures described in "THE
                           EXCHANGE OFFER-Guaranteed Delivery Procedures" beginning on page 68.

U.S. Federal Income
Tax Consideration:         The exchange of old bonds for new bonds in the
                           exchange offer will not be a taxable event for U.S.
                           federal income tax purposes. Please read "UNITED
                           STATES FEDERAL INCOME TAX CONSIDERATIONS" on page
                           112.

Use of Proceeds:           We will not receive any cash proceeds from the
                           issuance of new bonds. We intend to use the net proceeds from the sale of the old bonds, together with an approximately $50 million equity contribution, to:

                           o fund the engineering, procurement, construction, testing and commissioning of the Facility;

                           o pay certain fees and expenses in connection with the financing and development of the Project; and

                           o pay Project costs, including interest on the bonds.

Risk Factors:              See "RISK FACTORS" for a discussion of factors which
                           bondholders should consider prior to exchanging old bonds for new bonds.

                               The Exchange Agent

         We have appointed The Bank of New York as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows: The Bank of New York, 101 Barclay Street, 7E, New York, New York 10286; (212) 815-5988. Eligible institutions may make requests by facsimile at (212) 815-6339.

                      SUMMARY OF THE TERMS OF THE NEW BONDS

         The exchange offer relates to the exchange of up to $308,500,000 principal amount of new bonds for an equal principal amount of old bonds. The form and terms of the new bonds are substantially identical to the form and terms of the old bonds, except the new bonds will be registered under the Securities Act. Therefore, the new bonds will not bear legends restricting their transfer and will not be entitled to registration under the Securities Act. The new bonds will evidence the same debt as the old bonds, which they replace, and both the old bonds and the new bonds are governed by the same indenture.

Issuer:                    AES Ironwood, L.L.C.

Securities Offered:        $308,500,000 aggregate principal amount of 8.857%
                           Exchange Senior Secured Bonds due 2025.

Interest:                  Our Company will pay interest on the new bonds
                           quarterly in arrears on each February 28, May 31, August 31 and November 30, beginning on the first payment date after the last date to which interest has been paid.

Final Maturity Date:       November 30, 2025.

Principal Repayment:       Our Company will pay principal on the new bonds in
                           installments quarterly on each February 28, May 31, August 31 and November 30, commencing February 28,
                           2002 to the registered owners on the immediately preceding record date as set forth under "DESCRIPTION
                           OF THE NEW BONDS--Payment of Interest and Principal."

Ratings: The new bonds are expected to be rated "BBB-" from S&P and "Baa3" from Moody's, the same ratings borne by the old bonds. See "DESCRIPTION OF THE NEW BONDS--Ratings."

Summary of
Coverage Ratios:           You will find projected coverage ratios with respect
                           to the bonds in the projections included in the Independent Engineer's Report, which we have attached as Annex B, and these ratios are subject to the qualifications, limitations and exclusions set forth in the Independent Engineer's Report. The following ratios reflect the base case assumptions set forth in the Independent Engineer's Report.

                                                                                                 Post-Power
                                                                                 During Power     Purchase
                                                                Full Term          Purchase       Agreement
                                                               of the Bonds     Agreement Term      Period
                                                               ------------     --------------   ---------
                           Debt Service Coverage
                                Minimum...................          1.45              1.45            5.77
                                Average...................          2.30              1.46            5.81
                           Interest Coverage
                                Minimum...................          1.58              1.58           18.45
                                Average...................         11.13              2.59           47.03

                           As set forth in the Independent Engineer's Report, these projections are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated. We cannot assure that these projected coverage ratios will be achieved. See "ANNEX B: INDEPENDENT ENGINEER'S REPORT" and "RISK FACTORS."

Optional Redemption:       We may redeem any of the new bonds, in whole or in
                           part, at any time at a redemption price equal to:

                           o    100% of the principal amount; plus

                           o    accrued interest; plus

                           o a Make-Whole Premium calculated using a discount rate equal to the interest rate on comparable U.S. Treasury securities plus 50 basis points.

Mandatory
Redemption:                We must redeem all of the new bonds, in whole or in
                           part, at a redemption price equal to 100% of the principal amount plus accrued interest if:

                           o our Company receives casualty proceeds, eminent domain proceeds or specific performance liquidated damages from the Contractor under the construction agreement; and

                           o in each case, specified additional conditions are satisfied.

                           We must redeem all of the new bonds, in whole or in part, at a redemption price equal to 100% of the principal amount plus accrued interest if our Company receives proceeds under the Williams Guaranty if we terminate the power purchase agreement as a result of an event of default by the Power Purchaser. See "DESCRIPTION OF THE NEW BONDS--Mandatory Redemption."

Resale of the Exchange
Senior Bonds:              Our Company believes that beneficial interests in the
                           new bonds may be offered for resale, resold and otherwise transferred by most owners thereof without further compliance with the registration and prospectus delivery requirements of the Securities
                           Act; provided that:

                           o you are acquiring the new bonds in the ordinary course of your business;

                           o    you are not participating, and have no
                                arrangement or understanding with any person to participate, in the distribution of the new bonds; and

                           o you are not an insider or a related party of AES Ironwood, L.L.C.

                           This belief is based upon existing interpretations of the staff of the SEC's Division of Corporation Finance set forth in several no-action letters issued to third parties unrelated to us and subject to important restrictions described in "EXCHANGE OFFER--Purpose and Effect of the Exchange Offer." We do not intend to seek our own no-action letter. If our belief is not accurate and you transfer a new bond without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from such requirements, you may incur liability under the Securities Act. We do not and will not assume or indemnify you against such liability. There can be no assurance that the staff of the SEC's Division of Corporation Finance would make a similar determination about the new bonds as it has in no-action letters about exchanges of the securities of other companies.

                           Each broker-dealer that receives new bonds for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those new bonds. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with those resales.

                           Old bonds that are not tendered for exchange will continue to be subject to transfer restrictions and will not have registration rights. Therefore, the market for secondary resales of any old bonds that are not tendered for exchange is likely to be minimal.

Equity Contributions:      Our Company and AES Ironwood, Inc. have entered into
                           an equity subscription agreement under which AES
                           Ironwood, Inc. agreed to contribute up to $50,149,285 to our Company to fund Project Costs. AES Ironwood,
                           Inc.'s obligation under the equity subscription agreement will be supported by an acceptable letter of credit or an acceptable bond. AES Ironwood, Inc.
                           will fund amounts available under the equity subscription agreement when all funds in the construction account have been used or during the continuation of an event of default under the indenture, whichever occurs first. We have the option of treating a portion or all of the equity contribution as affiliate subordinated debt. Subject to the conditions set forth in the equity subscription agreement and the collateral agency agreement (including achievement of final completion of our Facility, funding of all required amounts and deposits under the collateral agency agreement and absence of any default), any equity which remains committed under the equity subscription agreement but unfunded after the Commercial Operation Date may be canceled.

Ranking:                   The new bonds:

                           o rank equally in right of payment with all other present and future senior debt; and

                           o    rank senior in right of payment to all
                                subordinated debt.

Collateral:                The new bonds will be secured ratably with all other
                           senior debt of our Company by a lien on and security interest in the collateral.

                           o The indenture accounts, the debt service reserve account and the debt service reserve letter of credit (other than to the extent of the letter of credit provider's right to specific proceeds) will constitute separate collateral solely for the benefit of the holders of the bonds.

                           o The collateral for the benefit of holders of senior debt (including holders of the new bonds) will include:

                                o    all revenues of our Company;

                                o the project accounts (other than the debt service reserve account);

                                o    all real and personal property of our
                                     Company;

                                o    proceeds of insurance, condemnation and
                                     liquidated damages payments, if any;

                                o    all project contracts;

                                o    all ownership interests in our Company;
                                     and

                                o    the equity contribution and all rights
                                     under the equity subscription agreement.

                           See "RISK  FACTORS."

Limited Recourse:          All obligations in connection with the new bonds will
                           be obligations solely of our Company. The bondholders will have no claim against or recourse to the holders of our ownership interests or any of our affiliates or any of their incorporators, stockholders, directors, officers or employees for the repayment of the new bonds, except to the extent of their obligations under the transaction documents, including the equity contribution and the pledge of AES Ironwood, Inc.'s ownership interests in our Company.

Debt Service
Reserve Account:           We will be required to fund or provide for the
                           funding of a debt service reserve account on the commercial operation date, the guaranteed completion date or December 31, 2002, whichever occurs first, in an amount sufficient to pay principal and interest due on the bonds on the next two payment dates plus, if we provide a letter of credit in lieu of funding the debt service reserve account, six months of interest on the maximum amount of the letter of credit. We anticipate satisfying this requirement by providing a letter of credit issued by Dresdner Bank
                           AG, New York Branch or another financial institution rated at least "A" by S&P and "A2" by Moody's.

Change in Control:         While the new bonds are outstanding, the indenture
                           requires AES to maintain directly or indirectly at least 51% of both of the voting and economic interests in our Company. If AES desires to reduce its voting or economic interest in our Company below
                           51%, either we must receive confirmation of the initial ratings of the bonds or the holders of at least 66-2/3% in aggregate principal amount of the bonds must approve the change in ownership.

Other Principal
Covenants:                 The indenture contains limitations on, among other
                           actions:

                           o    incurring additional indebtedness;

                           o    granting liens on our Company's property;

                           o distributing equity and paying subordinated indebtedness issued by affiliates of our Company;

                           o    entering into transactions with affiliates;

                           o amending, terminating or assigning of project contracts; and

                           o    fundamental changes or disposition of assets.

                           See "SUMMARY OF PRINCIPAL FINANCING
                           DOCUMENTS--Indenture--Negative Covenants."

Form, Denomination and
Registration of Bonds:     New bonds will be issued in fully registered form
                           without coupons in denominations of U.S.$100,000 and any integral multiple of US$1,000 in excess thereof and will be represented by one or more global bonds, each registered in the name of a nominee of DTC.
                           Beneficial interests in the global bonds will be shown on, and transfers thereof will be effected only through, the book-entry records maintained by DTC and its direct and indirect participants, including
                           Euroclear and Cedel.

Governing Law:             The new bonds, the indenture and the other principal
                           financing documents, other than the mortgage, are governed by the laws of the State of New York. The mortgage is governed by the laws of the Commonwealth of Pennsylvania.

Intercreditor
Arrangements:              The collateral agency agreement requires the vote of
                           senior parties holding at least 33-1/3% of the combined exposure to direct specified actions of the collateral agent, including the exercise of remedies following an event of default under the debt service reserve letter of credit and reimbursement agreement, the construction period letter of credit and reimbursement agreement or the indenture or a bankruptcy event with respect to our Company. The bonds will represent approximately 95% (without giving effect to any construction period letter of credit) of the combined exposure, and, in respect of matters voted on by the senior parties, the trustee will vote all bonds according to the votes of a majority of bondholders voting. See "SUMMARY OF
                           PRINCIPAL FINANCING DOCUMENTS--Collateral Agency
                           Agreement."

Accounts and
Flows of Funds:            Following the commercial operation date, project
                           revenues will be deposited in accounts established under the financing documents and held by the trustee and the collateral agent. In most circumstances, operating revenues will be applied in the following order:

                           o operating and maintenance costs (including any working capital loans);

                           o fees, costs and expenses of the trustee, collateral agent, debt service reserve letter of credit provider and on any construction period letter of credit provider;

                           o interest payments on the bonds, debt service reserve letter of credit loans and on any construction period letter of credit loans;

                           o principal payments on the bonds and on any construction period letter of credit loans;

                           o replenishment of the debt service reserve account and principal payments on debt service reserve letter of credit loans;

                           o required deposits in the major maintenance reserve account;

                           o    non-dispatch payments to the Power Purchaser;

                           o fuel conversion volume rebate payments to the Power Purchaser;

                           o    subordinated bonuses to the Contractor, if any;

                           o    repayment of third-party subordinated debt; and

                           o subject to the restricted payments test, permitted distributions to persons holding ownership interests in our Company.

                           Under circumstances involving a termination or non-renewal of the debt service reserve letter of credit or specified delays in repayment of the principal amount of debt service reserve letter of credit loans, principal repayments of drawings on the debt service reserve letter of credit will be made at the same priority as principal on the new bonds. Under certain circumstances, if no default or event of default under the indenture is continuing, we may from time to time withdraw funds then deposited in specified accounts established under the financing documents so long as we provide to the collateral agent acceptable credit support to ensure repayment of the withdrawn funds. See "SUMMARY OF PRINCIPAL FINANCING DOCUMENTS--Collateral Agency Agreement--Payments
                           During Operating Period" and "--Advances."

Independent Engineer:      The Independent Engineer is responsible for
                           confirming the reasonableness of specific statements and projections made in specified certificates required to be provided, including with respect to:

                           o satisfaction of specific requirements under the construction agreement;

                           o the cost of and occurrence of the completion of rebuilding, repairing or restoring our Facility following an event of loss or event of eminent domain;

                           o under specified circumstances, the calculation of debt service coverage ratios and the consistency of assumptions made in connection therewith;

                           o    whether any termination, amendment or
                                modification of any project contract would reasonably be expected to have a material adverse effect; and

                           o specified tests required for the issuance of additional debt.

Risk Factors:              You should carefully consider "RISK FACTORS" on page
                           16 before participating in the exchange offer.

                    SUMMARY OF INDEPENDENT ENGINEER'S REPORT

         Stone & Webster Management Consultants, Inc., with the assistance of Stone & Webster Engineering Corporation, has prepared the Independent Engineer's Report concerning specific technical, environmental and economic aspects of our Facility. We have attached the Independent Engineer's Report as Annex B to this prospectus. Stone & Webster is a leading consulting engineering firm which devotes a substantial portion of its resources to providing services related to the technical, environmental and economic aspects of power projects. The Independent Engineer's Report includes, among other things, a conceptual design review of our Facility, a review of the significant project contracts and a review of financial projections, including annual revenues, expenses and debt service coverage for our Facility during the period the bonds are scheduled to remain outstanding.

         For purposes of reviewing the projected operating results, Stone & Webster relied on specific assumptions regarding material contingencies and other matters that are not within the control of our Company, Stone & Webster or any other person. These assumptions are inherently subject to significant uncertainties, and actual results will differ, perhaps materially, from those projected. See "RISK FACTORS."

         Subject to the information contained, and the assumptions and qualifications made, in the Independent Engineer's Report. Stone & Webster expressed the opinions that:

         1. Our Facility design, as specified in the construction agreement, is in accordance with standard industry practice. The Contractor possesses the organization and personnel to execute its obligations under the construction agreement and the maintenance services agreement, and is familiar with the construction and maintenance of large electrical generation facilities. Our Project construction schedule proposed by the Contractor is achievable and is consistent with the terms of the power purchase agreement.

         2. Stone & Webster views the 501G combustion turbine as an advancement in high-temperature advanced technology combustion turbines for the Contractor and is typical of the normal design evolution for manufacturers. Many of the design concepts incorporated in the 501G are rooted firmly in the 501 series and are complemented by improvements which have been tested in the 501F series or predicted by extensive modeling or full scale testing. The first 501G unit is expected to begin commercial operation later in 1999. The various 501G components and designs have been individually shop tested and computer analyzed. The Contractor's 501G is gaining commercial acceptance as demonstrated by the fact that 17 of the Contractor's 501Gs have been sold to date in the United States.

         3. The combustion turbines for our Project are scheduled to become the third and fourth 501Gs in operation. As a result, our Project will benefit from approximately 25 months of facility start-up, extensive testing and operating experience of the first installation of 501Gs (McIntosh Project) and approximately nine months of such experience from the second installation of 501Gs (Millenium Project). Because the 501G has no commercial operating experience, the initial unit availability of the 501G may be lower in the early years of operation than is the case with combustion turbine units currently in operation that use mature technology. Lower initial unit availability has been reflected in the base case and a sensitivity case has been included in the projected operating results utilizing lower availability than that set forth in the base case.

         4. A sustained period of commercial operation at full load conditions followed by an inspection of the combustion turbine is necessary to predict with any certainty the types of start-up and operational problems, if any, that the 501G may encounter. However, our Project will benefit from the start-up testing and inspection programs implemented by the Contractor at the McIntosh and Millenium units. The Contractor has also invested in, and has stated that it will make available to our Project, a complete set of risk parts for the entire combustion turbine gas path. In addition, under the maintenance services agreement, the Contractor will provide combustion turbine spare parts to our Project. This full set of gas path risk parts to be made available by the Contractor and the maintenance services agreement long term spare parts program will minimize the duration of any unscheduled combustion turbine-related outages that require the replacement of parts by having the most commonly replaced parts readily available. In addition, the Contractor has the resources and capabilities to resolve any problem that may arise with the 501Gs.

         5. The steam turbine and electrical generator designs are acceptable and in accordance with standard industry practice.

         6. If designed and constructed in accordance with the construction agreement and operated and maintained in accordance with the maintenance services agreement and the operations agreement, our Facility should be capable of meeting the net output contract requirements specified in the projected operating results.

         7. The liquidated damages provisions of the construction agreement are reasonable. The one-year warranty period is acceptable based on the commercial terms of the construction agreement in conjunction with the one-year warranty in the maintenance services agreement. These two agreements, although independent, are complementary and afford our Project a greater degree of protection than is available from the construction agreement alone. Under both agreements, the Contractor is obligated to notify AES Ironwood of any engineering or design defects that may be manifested in any of the Contractor's fleet of 501Gs. In addition, the risk of a component failure occurring after the one year construction agreement warranty is mitigated because the projected operating results indicate our Project will have adequate revenues to insure the purchase of components that can be reasonably assumed to require replacement. Component failures associated with casualty events are generally covered by insurance policies. The performance testing plan, as specified in the construction agreement, is acceptable, customary and should adequately demonstrate our Project's performance.

         8. The Power Purchaser possesses the organization and personnel to execute its obligations under the power purchase agreement and is familiar with the provision of fuel to, and purchase of electricity from, large electrical generation facilities.

         9. Williams has executed specific agreements with Texas Eastern Transmission Corporation ("TETCO") to provide natural gas delivery services to AES Ironwood, Inc. These agreements require TETCO to construct, own and operate an approximate three-mile pipeline from the TETCO mainline to our Facility. Stone & Webster has not, however, independently verified the design of the natural gas pipeline which will interconnect our Facility to the interstate gas pipeline that will serve our Facility nor its proposed construction schedule.

         10. Our Facility can feasibly be electrically integrated into the PJM power pool market, and no known transmission limitations will inhibit the feasible evacuation of our Facility's full net capacity both under summer and winter conditions.

         11. Stone & Webster will independently verify the design of the make-up water supply pipeline when it becomes available. The proposed pipeline construction schedule appears reasonable and achievable. Stone & Webster does not know of any reason why the City of Lebanon Authority should be unable to perform its obligations under the effluent supply agreement.

         12. AES Prescott, as an affiliate of AES and with the assistance of the Contractor under the terms of the maintenance services agreement, should be capable of operating and maintaining our Facility in accordance with standard industry practices.

         13. The technical requirements described in the project contracts are comprehensive, reasonable and achievable as well as consistent within and between the various documents.

         14. The Phase I environmental site assessments conducted by an independent environmental consultant which indicated no significant environmental issues were performed in accordance with standard industry practice and their results appear reasonable.

         15. A majority of our Project's required permits have been acquired and our Project's permit acquisition plan for those permits not yet required is reasonable.

         16. Our Company has received a determination that our Facility is an exempt wholesale generator under the applicable rules of the Federal Energy Regulatory Commission.

         17. Assuming our Facility is constructed, operated and maintained in accordance with the terms of the construction agreement, the power purchase agreement, the operations agreement and the maintenance services agreement, then it is reasonable to assume that our Facility will be able to operate in a manner consistent with applicable permit limits for a period at least equal to the term of the bonds.

         18. The construction agreement price is competitive relative to similar facilities and our Project's proposed operating and maintenance expenses are consistent with other comparable projects.

         19. The technical assumptions utilized in the Hagler Bailly PJM Market Study Analysis are reasonable.

         20. Stone & Webster reviewed the technical and commercial assumptions and the calculation methodology of our Project financial pro forma model. The technical assumptions assumed in the projected operating results are reasonable and are consistent with the project contracts. The financial pro forma model fairly presents, in Stone & Webster's judgment, projected revenues and projected expenses under the base case assumptions. Therefore, the projected operating results are a reasonable forecast of our Company's financial results under the base case assumptions.

         21. The principal amount of the bonds, when combined with the equity contributions and interest earned during the construction period, should be sufficient to pay the costs of constructing our Project and interest on the bonds through the end of the construction period.

         22. The projected revenues from the sale of capacity are more than adequate to pay the annual operating and maintenance expenses (including provisions for major maintenance), other operating expenses and debt service based on Stone & Webster's studies and analyses of our Project and the assumptions set forth in the Independent Engineer's Report. The average and minimum debt service coverage ratios for the full term of the bonds are 2.30x and 1.45x, respectively. The average and minimum debt service coverage ratios during the term of the power purchase agreement are 1.46x and 1.45x, respectively. The average and minimum debt service coverage ratios during the post-power purchase agreement period for the debt are 5.81x and 5.77x, respectively.

         23. Assuming deficiencies of up to 6% for heat rate and 5% for capacity, the average debt service coverage ratios, over the term of the bonds, after payment of liquidated damages due to a failure to achieve heat rate and capacity guarantees, are projected to remain approximately the same as the debt service coverage ratios in the base case.

         The Independent Engineer's Report should be read by all prospective investors in its entirety.

                SUMMARY OF INDEPENDENT POWER CONSULTANT'S REPORT

         Hagler Bailly Consulting, Inc. (or the "Independent Power Consultant") has prepared the Independent Power Consultant's Report, which we have attached as Annex C to this prospectus. Hagler Bailly is an independent consulting firm which provides various energy-related consulting services, including services related to the marketing and fuel supply aspects of power projects.

         The Independent Power Consultant's Report includes, among other things,

         o a forecast of our Facility's dispatch profile during the period after the end of the power purchase agreement term and

         o a forecast of electric energy prices during the power purchase agreement term and electric energy and capacity prices during the period after the end of the power purchase agreement term.

         Subject to the information contained, and the assumptions and other limitations stated, in the Independent Power Consultant's Report, including the qualifications set forth in the forward of such report, Hagler Bailly has expressed the opinions (among others) that:

         1. Our Facility's dispatch position on the supply curve will be highly competitive and well below the highest priced baseload coal plant during the period after the end of the power purchase agreement term (and during the term of the power purchase agreement) due to our Facility's high efficiency, low production costs and the influence of demand growth in conjunction with unit retirements.

         2. Our Facility is expected to have an average capacity factor of 90.7% during the period after the end of the power purchase agreement term. The addition of new, more efficient gas-fired power generation facilities in PJM power pool market over time will not affect our Facility's dispatch.

         3. Even in the two macroeconomic "downside sensitivity" cases of low demand growth and high gas prices, our Facility's average capacity factor remains significantly high at 89.6% during the period after the end of the power purchase agreement term.

         4. During the term of the power purchase agreement, the economics of our Project are not sensitive to fuel prices because the costs of fuel are the responsibility of the power purchaser under the power purchase agreement's fuel tolling provisions.

         The Independent Power Consultant's Report, including the qualifications set forth in the forward of such report, should be read by all bondholders in its entirety.

                                  RISK FACTORS

         Before tendering your old bonds for new bonds or investing in the new bonds, you should be aware that there are various risks involved in your investment. We have discussed below the material risks that you should consider in making your investment decision. You should consider carefully these risk factors, together with all of the other information included in this prospectus.

IF THE COMMERCIAL OPERATIONS OF OUR FACILITY ARE SIGNIFICANTLY DELAYED, OR ARE OTHERWISE UNABLE TO GENERATE SUFFICIENT CASH FLOW, WE MAY NOT BE ABLE TO PAY OUR OPERATING EXPENSES OR SERVICE THE BONDS.

         Construction of our Facility currently is scheduled to be completed within 23-1/2 months from the date the Contractor receives a full notice to proceed under the construction agreement. Our Company will not receive any material revenues unless and until our Facility achieves commercial operation. Once our Facility commences operation, principal and interest on the bonds will be payable principally from revenues received by us under the power purchase agreement. Operation and maintenance expenses of our Facility generally are payable before payment of debt service with respect to the bonds. No representation or assurance can be made that our Facility will be successfully constructed or that, if our Facility is successfully constructed, revenues will be sufficient to pay the operation and maintenance expenses of our Facility and principal of and interest on the bonds. We have no assets other than our Facility, the project contracts and other assets and contract rights related to our Facility.

         Until our Facility commences operation, debt service on the bonds will be payable solely from funds on deposit in the construction account (which deposits were made with a portion of the net proceeds from the issuance of the old bonds), any investment earnings, specific contingency and other funds held under the collateral agency agreement and the indenture, insurance proceeds, if any, and liquidated damages payable under the construction agreement. The construction interest account under the indenture will contain an amount sufficient to pay interest on the bonds only through 45 days following the guaranteed provisional acceptance date under the construction agreement (without giving effect to any extensions). Thus, if there is a prolonged delay beyond the guaranteed provisional acceptance date in our Facility's attaining commercial operation, we cannot assure that sufficient sources of funds will be available to make payments of principal of, premium, if any, and interest on the bonds.

         During the term of the power purchase agreement, our Company's ability to make payments of principal, premium, if any, and interest on the bonds will be substantially a function of (i) the ability of our Facility to operate at levels which provide sufficient revenues from sales to the Power Purchaser after the payment of all operation and maintenance expenses and specific other expenses paid prior to debt service and (ii) the ability of the Power Purchaser to make required payments under the power purchase agreement. Fixed payments under the power purchase agreement may be reduced significantly or eliminated during periods when our Facility's availability fails to meet required levels under the power purchase agreement. With specific exceptions, fixed payments will not be made by the Power Purchaser during unexpected or uncontrollable events which prevent our Facility from operating. Following the expiration of the term of the power purchase agreement, our ability to make payments of principal of, premium, if any, and interest on the bonds will be substantially a function of:

         o our ability to find purchasers of electric generating capacity and energy from our Facility,

         o the availability of adequate market prices for capacity, energy and ancillary services,

         o our ability to procure sufficient quantities of fuel at competitive prices and

         o the ability of our Facility to operate at levels which provide sufficient revenues from the sale of electric generating capacity, energy and ancillary services to power purchasers after the payment of all operation and maintenance expenses and certain other expenses paid prior to service.

IN THE EVENT THAT WE EXHAUST THE PROCEEDS FROM THE BONDS, THE EQUITY CONTRIBUTION AND THE LIQUIDATION OF THE COLLATERAL, THE HOLDERS OF THE BONDS WILL HAVE LIMITED OR NO RECOURSE IN THE EVENT OF A DEFAULT.

         Because our Company is a special-purpose company, our ability to make payments of principal, premium, if any, and interest on the bonds will be entirely dependent on the performance of our obligations under the project contracts and financing documents. Our obligations under the financing documents will be obligations solely of our Company, secured solely by the collateral. If we default in our obligations under the financing documents, we cannot assure that realization on the collateral would provide sufficient funds to repay all amounts due on the bonds.

         None of the owners of ownership interests in our Company (nor any affiliate, incorporator, stockholder, partner, officer, director or employee of our Company) will guarantee the payment of the bonds or has any obligation with respect to the payment of the bonds. The collateral includes a pledge of AES Ironwood, Inc.'s ownership interests in our Company, and under the equity subscription agreement, AES Ironwood, Inc. has agreed to contribute in the aggregate up to $50,149,285 to us to fund project costs. However, neither AES Ironwood, Inc. nor any of its affiliates has any obligation to contribute sums in excess of the amount required to be advanced under the equity subscription agreement. If the proceeds of the bonds and the equity contribution required under the equity subscription agreement are insufficient to fund the successful development, construction, start-up and testing of our Facility, we may not have other sources of funds available to complete our Facility.

         The bonds will be secured by liens on substantially all of the assets of our Company related to our Facility, including all of the project contracts. If a default occurs under the indenture or other financing documents, we cannot assure that an exercise of remedies, including foreclosing on the assets in a judicial proceeding, would provide sufficient funds to repay all amounts due on the bonds. As result of specific provisions of the documents under which we obtained our rights in and to the site, it is unlikely that the real estate comprising a portion of the collateral could be used for any purpose other than an electric generating facility.

IF THE PARTIES THAT WE DEPEND ON BREACH THEIR OBLIGATIONS TO US, OUR CASH FLOW AND ABILITY TO SERVICE THE BONDS MAY BE IMPAIRED.

         During the term of the power purchase agreement, our Company is dependent on the Power Purchaser for revenues from sales of capacity, ancillary services and energy from our Facility and on the Power Purchaser and its affiliates for fuel supply and transportation. We are dependent on Metropolitan Edison Company for connection of our Facility to the electric transmission grid, as well as on other third-party sources of goods and services which constitute the principal inputs to our Facility's operations. Any material breach by any of these parties of their obligations under the project contracts could adversely affect our cash flows and could impair our ability to make payments of principal of and interest on the bonds.

         The other parties to the project contracts have the right to terminate and/or withhold payments or performance under the contracts if specific events occur. If a project contract were to be terminated due to nonperformance by us or by the other party to the contract, our ability to enter into a substitute agreement having substantially equivalent terms and conditions is uncertain.

IF THE POWER PURCHASER'S FINANCIAL CONDITION DETERIORATES OR IT BREACHES ITS OBLIGATIONS TO US AND CANNOT BE ADEQUATELY REPLACED, WE MAY NOT BE ABLE TO SERVICE THE BONDS.

         The Power Purchaser currently is our Company's sole customer for purchases of capacity, ancillary services and energy. The Power Purchaser's payments under the power purchase agreement are expected to provide all of our revenues during the term of the power purchase agreement. It is uncertain whether we would be able to find another purchaser on similar terms for our Facility's output if the Power Purchaser were not performing under the power purchase agreement. If another purchaser or purchasers could be found, we cannot assure that the price paid by that purchaser or purchasers would be sufficient to enable us to make payments in respect of the bonds. Any material failure by the Power Purchaser to make capacity and fuel conversion payments under the power purchase agreement could therefore have a material adverse effect on revenues and our ability to make payments in respect of the bonds.

         The ability of the Power Purchaser to meet its obligations under the power purchase agreement will be dependent on the Power Purchaser's financial condition generally, and the Power Purchaser's financial condition will in part be dependent upon its ability to sell our Facility's capacity and electric energy at adequate prices.

         As we have described in this prospectus, Williams will provide to our Company a guaranty of the Power Purchaser's obligations under the power purchase agreement to make fixed payments and to pay damages if the Power Purchaser fails to make such payments. Williams' obligations under that guaranty are capped at an amount equal to 125% of the sum of (i) the principal amount of the bonds plus
(ii) the maximum debt service reserve account required balance. If the power purchase agreement is terminated due to an event of default by the Power Purchaser, we might recover sufficient amounts from Williams under the guaranty to repay all outstanding principal of and accrued interest on the bonds and our other senior debt.

IF WE ENCOUNTER SIGNIFICANT CONSTRUCTION DELAYS, ANY LIQUIDATED DAMAGES, CONTINGENCY FUNDS, OR INSURANCE PROCEEDS MAY BE INSUFFICIENT TO SERVICE THE BONDS.

         As with any major construction undertaking, completion of our Facility could be delayed or prevented, or cost overruns could be incurred, as a result of numerous factors, including shortages of material, labor disputes, weather interferences, difficulties in obtaining necessary permits or in meeting permit conditions or unforeseen engineering, environmental or geological problems. We cannot assure that any available liquidated damages or contingency funds or the proceeds of any insurance and warranties would be sufficient to pay for any significant cost overruns or redeem a sufficient principal amount of the bonds so that projected debt service coverage ratios can be achieved or maintained. In particular, our Company is required to pay principal of and interest on the bonds without regard to any unexpected or uncontrollable events under the construction agreement.

         If as a result of unexpected or uncontrollable events specified in the construction agreement or specified acts or omissions of our Company, completion of our Facility is delayed or prevented, or our Facility cannot achieve operation in accordance with design specifications and performance guarantees, the Contractor would not be obligated to pay liquidated damages. Under these circumstances, no proceeds of insurance may be available to us or any proceeds that are available may not be sufficient to pay our debt service or increased costs. Generally, the Contractor would not be obligated to pay liquidated damages for events or circumstances that adversely affect its ability to perform its obligations under the construction agreement to the extent that the events or circumstances are beyond its reasonable control and are not caused by its or its subcontractors' negligence or lack of due diligence and could not have been avoided by the use of its reasonable efforts. In addition, the date for achievement of provisional acceptance and the guaranteed provisional acceptance under the construction agreement could be subject to adjustment as a result of unexpected or uncontrollable events.

         The power purchase agreement requires that the Commercial Operation Date occur by no later than June 30, 2001, which may be extended under the terms of the power purchase agreement to no later than December 31, 2002. If the Commercial Operation Date fails to occur by that date, as so extended, the Power Purchaser will be permitted to terminate the power purchase agreement.

         Under the construction agreement, our Company is responsible for a number of matters in connection with the construction, completion and start-up of our Facility. While we believe that we have made adequate arrangements to assure timely performance of our responsibilities, we are relying on other parties to enable us to perform our responsibilities under the construction agreement and we cannot be certain that the other parties will meet their obligations under their contracts. See "SUMMARY OF PRINCIPAL PROJECT CONTRACTS--Construction Agreement."

BECAUSE THE FACILITY HAS NOT YET BEEN CONSTRUCTED AND OUR COMPANY HAS NO OPERATING HISTORY, VARIOUS UNEXPECTED EVENTS MAY INCREASE OUR EXPENSES OR REDUCES OUR REVENUES AND IMPAIR OUR ABILITY TO SERVICE THE BONDS.

         Because our Facility has not yet been constructed, it has no operating history. As with any new business venture of this size and nature, operation of our Facility could be affected by many factors, including start-up problems, the breakdown or failure of equipment or processes, the performance of our Facility below expected levels of output or efficiency, failure to operate at design specifications, labor disputes, changes in law, failure to obtain necessary permits or to meet permit conditions, government exercise of eminent domain power or similar events and catastrophic events including fires, explosions, earthquakes and droughts. The occurrence of these events could significantly reduce or eliminate revenues or significantly increase the expenses of our Facility, thereby jeopardizing the ability of our Company to make payments on the bonds. In addition, the liability of AES Prescott for failure to perform under the operations agreement is subject to specific limitations and AES Prescott is not required to post a performance bond. The proceeds of any available insurance and limited warranties may not be adequate to cover our lost revenues or increased costs. See "SUMMARY OF PRINCIPAL PROJECT CONTRACTS--Power Purchase Agreement" and "--Operations Agreement."

         The Siemens Westinghouse 501G combustion turbines to be used in our Facility are the manufacturer's latest development in combustion turbines whose fundamental design basis is based upon the Siemens Westinghouse 501 series. However, the 501G combustion turbine currently has no significant operating experience and may have unit availability lower than combustion turbine units using mature technologies. Thus, we cannot assure that our Project will not incur problems relating to start-up, commissioning and performance that could jeopardize the achievement of Provisional Acceptance, timely commencement of commercial operations of our Facility or the performance of our Facility during its commercial operation. For a discussion of the 501G technology and related risks, see "ANNEX B: INDEPENDENT ENGINEER'S REPORT--Facility Design."

FOLLOWING THE EXPIRATION OF THE POWER PURCHASE AGREEMENT, OUR FACILITY IS EXPECTED TO BECOME A MERCHANT FACILITY AND WE CANNOT ASSURE THAT WE WILL BE ABLE TO FIND ADEQUATE PURCHASERS OR OTHERWISE COMPETE EFFECTIVELY IN THE MERCHANT MARKET.

         At the end of the term of the power purchase agreement, at which time 27.1% of the bonds are expected to remain outstanding, our Facility is expected to become a merchant facility (i.e., an electric generation facility with no dedicated long-term power purchase agreement) and the Power Purchaser's obligation to provide fuel will cease. If the power purchase agreement is terminated prior to its stated term as a result of an event of default or otherwise, our Facility could enter a merchant phase sooner than the anticipated termination date of the power purchase agreement. Given the uncertainty regarding the performance of our Facility, future environmental regulation, competition from other generating facilities, including possibly some owned by AES and its affiliates, fuel prices and other market conditions that may prevail in the future in the PJM power pool market, we cannot assure that our Company will be able to find purchasers or otherwise compete effectively in the merchant market.

         Also, there are current legal and regulatory limitations on our ability to operate our Facility on a merchant basis. Our rate schedule when filed with the Federal Energy Regulatory Commission (the "FERC") will be limited to sales to the Power Purchaser. Under current law, before we could engage in sales to any other entities, our Company would be required to seek additional market-based rate authority from the FERC. Although we do not currently anticipate that we would encounter material difficulty in obtaining this additional market-based rate authority, we cannot assure that the FERC will grant this authority. In addition, our status as an exempt wholesale generator under federal law prohibits us from making retail sales of electricity in the United States. We currently anticipate that electric energy generated by our Facility will be sold primarily in the wholesale market both during the term of the power purchase agreement and after our Facility becomes a merchant plant. Nevertheless, if we were to desire to participate directly in the retail electric market when that market develops, we would be precluded from doing so absent a change in federal law. Under current federal law, however, we would not be precluded from making sales to a power marketer, including an affiliate, which could in turn make retail sales.

COMPLIANCE WITH ENVIRONMENTAL AND OTHER REGULATORY MATTERS COULD CAUSE SIGNIFICANT DELAYS AND EXPENSES THAT MAY IMPAIR OUR ABILITY TO SERVICE THE BONDS.


General

         Our Company is subject to a number of statutory and regulatory standards and required approvals relating to energy, labor and environmental laws. Although the necessary environmental permits for the commencement of construction of our Facility have been obtained, we are required to comply with the terms of our environmental permits and to obtain other permits for the construction and operation of our Facility. Several of our permits have not yet been obtained, and some cannot be obtained until our Facility has commenced operation. Under specific circumstances, delay in receipt of or failure to obtain such permits could delay completion of the construction of our Facility or prevent the operation of our Facility.

         Some permits that have been obtained by our Company in connection with our Facility will require amendment prior to commercial operation of our Facility and others will require renewal or reissuance during the life of our Facility. While we have no reason to believe that such permits cannot be amended or will not be renewed or reissued, our inability to amend, renew or obtain reissuance of these permits in the future could cause the suspension of construction or operation of our Facility.

         The permits that have been obtained and that will be obtained contain ongoing requirements. Failure to satisfy and maintain any permit conditions or other applicable requirements could delay or prevent completion of the construction of our Facility, prevent the operation of our Facility and/or result in additional costs. If our Facility attains commercial operation, we cannot assure that our Facility will operate within the limits established by the permits or approvals. See "OUR BUSINESS--Permits and Regulatory Approvals" and "ANNEX B: INDEPENDENT ENGINEER'S REPORT--Environmental and Permitting."

Energy Regulatory Matters

         Our Company believes that it has obtained all material energy-related federal, state and local approvals required as of the date of this prospectus to construct and operate our Facility. Although not currently required, additional regulatory approvals, including, without limitation, renewals, extensions, transfers, assignments, reissuances or similar actions may be required in the future due to a change in laws and regulations, a change in our power purchasers or for other reasons. We cannot assure that we will be able to (i) obtain all required regulatory approvals that we do not yet have or that we may require in the future, (ii) obtain any necessary modifications to existing regulatory approvals or (iii) maintain required regulatory approvals. Delay in obtaining or failure to obtain and maintain in full force and effect any regulatory approvals, or amendments, or delay or failure to satisfy any such conditions or applicable requirements, could prevent operation of our Facility or sales to third parties, or could result in additional costs to us. Our business also could be materially and adversely affected as a result of statutory or regulatory changes or judicial or administrative interpretations of existing laws and regulations that impose more comprehensive or stringent requirements on us.

THE INSURANCE WE HAVE OBTAINED MAY BE INADEQUATE IN THE EVENT OF A TOTAL LOSS OR TAKING OF OUR FACILITY, AND WE CANNOT ASSURE THAT THE INSURANCE PROCEEDS WE RECEIVE WILL BE SUFFICIENT TO SATISFY ALL OF OUR INDEBTEDNESS.

         Our Company is obligated under the financing documents and other project contracts to obtain and keep in force comprehensive insurance with respect to our Facility, including general liability insurance and machinery coverage, business interruption insurance, delay in start-up insurance and all-risk property damage insurance, including, among other things, damage caused by fire, floods or hurricanes. We cannot assure that such insurance coverage will be available in the future at commercially reasonable costs or that the amounts for which we are insured or amounts which we receive under insurance coverage will cover all losses. If there is a total loss or taking of our Facility, we cannot assure that the insurance proceeds we receive will be sufficient to satisfy all our indebtedness, including for the redemption of the bonds as required under the indenture. See "SUMMARY OF PRINCIPAL FINANCING DOCUMENTS--Indenture."

THE ABILITY OF OUR COMPANY TO INCUR ADDITIONAL INDEBTEDNESS MAY IMPAIR OUR ABILITY TO SERVICE THE BONDS.

         Our Company may issue additional bonds and we may incur additional indebtedness at any time or from time to time, in accordance with the terms of the indenture. Any additional bonds will be, and any additional senior debt may be, secured by the collateral ratably with all our senior secured indebtedness. The issuance of additional bonds (other than for refinancing purposes) or additional senior debt would create additional claims against the collateral under the security documents and could result in a reduction in debt service coverage ratios and cash available to make payments of principal of and interest on the bonds. See "SUMMARY OF PRINCIPAL FINANCING DOCUMENTS--Indenture."

         Subject to limitations set forth in the indenture, our Company is permitted to incur subordinated debt (which may be secured by a junior lien on the collateral) for purposes allowed under the indenture. Although subordinated debt would be subject to limitations contained in the collateral agency agreement concerning the ability of the holders of subordinated debt to declare defaults, exercise remedies or institute specified legal proceedings, the incurrence of subordinated debt would increase our leverage and the total debt service payable by us. In addition, the holders of subordinated debt may be our secured creditors and therefore have the rights available to secured creditors under federal and state law.

DRAWINGS UNDER LETTERS OF CREDIT MAY INCREASE PAYMENTS OF DEBT SERVICE ON SENIOR DEBT.

         Drawings under the debt service reserve letter of credit will be converted into debt service reserve letter of credit loans which will mature five years after the date of the loans. Interest on debt service reserve letter of credit loans is payable at the same level in the flow of funds as payments of interest on other senior debt (including the bonds). Principal on debt service reserve letter of credit loans is generally payable out of available cash flow after the payment of principal on the bonds. In specific circumstances, however, principal payments on any drawings under the debt service reserve letter of credit will be made at the same level in the flow of funds as payments of principal on the bonds.

         If the construction period letter of credit is issued and our Facility is not completed within the time period specified in the power purchase agreement, as the period may be extended, the Power Purchaser may draw on such construction period letter of credit. Drawings under the construction period letter of credit will be converted into construction period letter of credit loans under any construction period letter of credit reimbursement agreement that will mature in 10 years from the conversion. Principal of and interest on any construction period letter of credit loans under the construction period letter of credit reimbursement agreement will be made at the same respective levels in the flow of funds as payments of principal and of interest on the bonds.

         Thus, drawings on the construction period letter of credit and, in specific circumstances, drawings under the debt service reserve letter of credit, will increase payments of debt service on senior debt. We cannot assure that revenues of our Company from sales of capacity and fuel conversion services under the power purchase agreement or otherwise would be sufficient to cover such increases in debt service payments. The lenders under the debt service reserve letter of credit reimbursement agreement and the construction period letter of credit reimbursement agreement will be secured ratably with the bonds by a lien on and security interest in the collateral.

THE COLLATERAL AGENCY AGREEMENT CONTAINS PROVISIONS THAT MAY LIMIT THE REMEDIES THAT COULD BE EXERCISED IN RESPECT OF THE EVENT OF DEFAULT (OTHER THAN A BANKRUPTCY EVENT OF DEFAULT) UNLESS AND UNTIL THE REQUIRED SENIOR PARTIES HAVE DIRECTED THE COLLATERAL AGENT TO DO SO.

         The senior parties and our Company have entered into a collateral agency agreement designating the collateral agent as the agent for each of the senior parties. The collateral agency agreement requires the affirmative vote of senior parties holding at least a majority of the outstanding combined exposure to direct specific actions of the collateral agent, including the exercise of remedies following a trigger event. Because the affirmative vote of these required senior parties is required before the collateral agent can exercise remedies under the collateral agency agreement and the other security documents following most events of default if an event of default under the indenture were to occur, no remedies could be exercised in respect of the event of default (other than a bankruptcy event of default) unless and until the required senior parties have directed the collateral agent to do so. If the holders of the bonds do not constitute holders of at least a majority of the outstanding combined exposure, the trustee and the holders of the bonds may not be able to direct the collateral agent to exercise remedies in respect of an event of default under the indenture without the affirmative vote of other senior parties. In addition, under the terms of the other financing documents, we may not terminate, amend or otherwise modify any provision of the indenture, any other security document or any subordinated loan agreement, if the termination, amendment or modification could, in the reasonable opinion of the creditors who are parties to the other financing documents, reasonably be expected to have a material adverse effect on the rights and benefits of such creditors. See "SUMMARY OF PRINCIPAL FINANCING DOCUMENTS--Collateral Agency Agreement."

PROJECTIONS AND THE ASSUMPTIONS UNDERLYING THOSE PROJECTIONS USED IN THE PROJECTIONS ARE INHERENTLY SUBJECT TO SIGNIFICANT UNCERTAINTIES AND ACTUAL RESULTS MAY DIFFER, PERHAPS MATERIALLY, FROM THOSE PROJECTED AND SHOULD NOT BE UNDULY RELIED UPON.

         The financing of our Facility has been structured on the basis of assumptions and projections with respect to our Facility's potential revenue generating capacity and associated costs over the term of the bonds. Stone & Webster has evaluated the technical, environmental and economic aspects of our Project. The Independent Engineer's Report contains a discussion of the many assumptions utilized in preparing these projections. Investors should review the Independent Engineer's Report in its entirety.

         Projections of future operations and the economic results of those operations included in the Independent Engineer's Report have been prepared by our Company and reviewed by Stone & Webster on the basis of present knowledge and assumptions which Stone & Webster and our Company believe to be reasonable. Our independent auditors have not examined, reviewed or compiled the projections and, accordingly, do not express an opinion or any other form of assurance with respect to them. After the issuance of the bonds, neither we nor Stone & Webster will provide the holders of the bonds with revised projections or any report of the differences between the projections and actual operating results later achieved by our Project.

         For purposes of preparing the projections, assumptions were made, of necessity, with respect to completion of construction, availability and performance of our Facility, dispatch levels, capital expenditures, operation and maintenance expenditures, the revenues our Company will receive for capacity and electric energy, the availability of fuel, the tax treatment of our Company, general business and economic conditions and several other material contingencies and other matters that are not within our control and the outcome of which cannot be predicted by us, Stone & Webster, or any other person with any certainty of accuracy. These assumptions and the other assumptions used in the projections are inherently subject to significant uncertainties and actual results will differ, perhaps materially, from those projected. Accordingly, the projections are not necessarily indicative of current values or future performance and neither we, Stone & Webster, nor any other person assumes any responsibility for their accuracy. Therefore, no representation is made or intended, nor should any be inferred, with respect to the likely existence of any particular future set of facts or circumstances. If actual results are materially less favorable than those shown or if the assumptions used in formulating the projections prove to be incorrect, our ability to make payments of principal of, premium, if any, and interest on the bonds may be adversely affected.

FAILURE TO BE YEAR 2000 COMPLIANT MAY DISRUPT OUR BUSINESS AND OPERATIONS.

         While our Facility is not expected to be operational until 2001, certain of our activities during construction of our Facility may be disrupted if our computer hardware and software and those of our suppliers, financial institutions and contractors are not year 2000 compliant. The areas where we are potentially exposed to such risks include our computer systems as well as products and services purchased from and supplied by third parties.

         We have no ability to ensure that our suppliers, financial institutions and contractors are year 2000 compliant. We may suffer an adverse impact on our business and operations, including our ability to make payments under contracts, if our suppliers, financial institutions and contractors or others with which we conduct business are not year 2000 compliant.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS.

         This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events based upon our knowledge of facts as of the date of this prospectus and our assumptions about future events. These forward-looking statements are subject to various risks and uncertainties that may be outside of our control, including, among other things:

         o        construction delays and cost overruns;

         o        operational reliability of our Facility;

         o availability and terms of capital and capital market conditions;

         o unanticipated changes in interest rates and rates of inflation;

         o        general industry trends;

         o        competition;

         o        power costs and availability;

         o        availability of qualified personnel;

         o        fuel costs and availability;

         o changes in, or the failure or inability to comply with, governmental regulations, including, among other things, environmental regulations;

         o        changes in tax laws;

         o        weather conditions and other natural phenomena;

         o unanticipated changes in operating expenses and capital expenditures;

         o inability of various counterparties to meet their obligations with respect to financial instruments;

         o failure of the primary power purchaser to comply with its obligations to us;

         o        adequacy of insurance;

         o each of the factors discussed in the "Risk Factors" section beginning on page 16; and

         o        other factors described in this prospectus.

We use words like "anticipate," "estimate," "project," "plan," "expect" and similar expressions to help identify forward-looking statements in this prospectus.

         In light of these and other risks, uncertainties and assumptions, the actual events or results may be very different from those expressed or implied in the forward-looking statements in this prospectus or may not occur. We have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

                                 USE OF PROCEEDS

         We will not receive any cash proceeds from the issuance of the new bonds. In consideration for issuing the new bonds, we will receive in exchange a like principal amount of old bonds. The old bonds surrendered in exchange for the new bonds will be retired and canceled and cannot be reissued. Accordingly, issuance of the new bonds will not result in any change in our capitalization. We intend to use the net proceeds from the sale of the old bonds, together with an approximately $50 million equity contribution, to:

         o fund the engineering, procurement, construction, testing and commissioning of the Facility;

         o pay certain fees and expenses in connection with the financing and development of the Project; and

         o        pay Project costs, including interest on the bonds.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of September 30, 1999. The following information should be read in conjunction with the consolidated financial statements and related notes thereto and the other financial information contained elsewhere in this prospectus. See "SELECTED FINANCIAL DATA" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION."

         Long-Term Debt:

                  Long-term Bonds                         $308,500,000
                                                          ============

         Funds available from the issuance of the old bonds will be drawn from time to time to fund construction of our Facility. Once the available old bond proceeds have been used, AES Ironwood, Inc. agrees to fund up to approximately $50.1 million of Project costs to be contributed to us pursuant to the equity subscription agreement between AES Ironwood, Inc. and our Company.

                             SELECTED FINANCIAL DATA

         The selected financial data of our Company presented below, which consists of our summary balance sheet information as of September 30, 1999, should be read in conjunction with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION" and with our financial statements appearing elsewhere in this prospectus. Our Company, which is in the development stage, began construction of our Facility in June 1999 and has no operating revenues. All construction costs and all project development costs have been capitalized and will continue to be capitalized until the commencement of commercial operation of our Facility. Accordingly, only balance sheet data is presented and no ratio of earnings to fixed charges has been computed since it would not be meaningful. The balance sheet information as of September 30, 1999 and the statement of operations for the period ended September 30, 1999 has been derived from the financial statements of our Company which have been audited by Deloitte Touche LLP, independent public accountants, whose report appears elsewhere in this prospectus.

                              AES Ironwood, L.L.C.
                        (Development Stage Enterprise)
              As of and for the period ended September 30, 1999

                                                                     (thousands)

Assets
Current Assets                                                        $   1,065
Investments Held by Trustee (1)                                          99,590
Land                                                                        528
Construction in Progress                                                216,139
Deferred Financing Costs                                                  2,290
Certificate of Deposit                                                      385
                                                                      ---------

         Total Assets                                                 $ 319,997
                                                                      =========

Liabilities & Member's Deficit
Current Liabilities                                                   $   4,124
Bond Financing                                                          308,500
Other Long-Term Liabilities                                               9,231
Member's Deficit                                                         (1,858)

         Total Liabilities & Member's Deficit                         $ 319,997
                                                                      =========

Operating Expenses:
General and Administrative Expenses                                   $     162
                                                                      ---------
         Net Operating loss                                           $     162
                                                                      ---------

Interest Income                                                           1,999
Interest Expense                                                         (3,695)

NET LOSS                                                              $  (1,858)
                                                                      =========

Cash Paid for Construction
         in Progress Since Inception                                  $ 204,388
                                                                      =========

---------
(1) This amount consists of funds held pending expenditure by our Company for construction of our Facility, interest payments to bondholders during the construction period, and investment earnings thereon.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS

General

         Our Company was formed on October 30, 1998, to develop, construct, own, operate and maintain our Facility. Our Company is in the development stage and has no operating revenues. The total cost of the construction of our Facility is estimated to be approximately $359 million.

Equity Contributions

         Under the equity subscription agreement, AES Ironwood, Inc. is obligated to contribute up to approximately $50.1 million to our Company to fund project costs. AES Ironwood, Inc.'s obligation to make the contributions is, and will be, supported by an acceptable letter of credit or an acceptable bond.

Results of Operations

         For the period from June 25, 1999 (inception) through September 30, 1999, costs pertaining to the cost of the construction of our Facility have been capitalized as Construction Work in Progress and are included as assets on the balance sheet. The cost of purchasing land for construction of our Facility has been separately identified on the balance sheet.

         From June 25, 1999 through September 30, 1999, general and administrative costs of $162,000 were incurred. These costs did not directly relate to construction and are included as expenses in the Statement of Operations.

         A portion of the proceeds from the sale of the old bonds have not yet been expended on construction and were invested by the Trustee. The interest income earned on these invested funds is included in the Statement of Operations.

         The interest expense incurred on the portion of the old bond proceeds expended during the construction period is capitalized to Construction in Progress and is included on the balance sheet. Interest expense incurred on the old bond proceeds not spent on construction of our Facility are included as interest expense in the Statement of Operations.

         For the period from June 25, 1999 through September 30, 1999, non-capitalizable costs plus interest expense and less interest income resulted in a net loss on the September 30, 1999 Statement of Operations of approximately $1.9 million. The results of operations may not be comparable with the results of operations during future periods, especially when our Facility begins commercial operations in 2001.

Liquidity and Capital Resources

         Our Company believes that the net proceeds from the sale of the old bonds, together with the equity contribution, will be sufficient to (i) fund the engineering, procurement, construction, testing and commissioning of our Facility, (ii) pay certain fees and expenses in connection with the financing and development of our Project and (iii) pay project costs, including interest on the bonds.

         In order to provide liquidity in the event of cash flow shortfalls, the debt service reserve account will contain an amount equal to the debt service reserve account required balance through cash funding, issuance of the debt service reserve letter of credit or a combination of the two.

Business Strategy and Outlook

         Our Company's overall business strategy is to market and sell all of its net capacity, fuel conversion and ancillary services to the Power Purchaser during the term of the power purchase agreement. After expiration of the power purchase agreement, we anticipate selling Facility capacity, ancillary services and energy under a power purchase agreement or into the Pennsylvania/New Jersey/Maryland power pool market. We intend to cause our Facility to be managed, operated and maintained in compliance with the project contracts and all applicable legal requirements.

Year 2000 Compliance

         Our Company has undertaken an assessment of areas within its existing business and operations that could be adversely affected by the failure of our computer hardware and software essential to our business or operations to continue to function with accuracy, in the case of dates or time periods occurring after December 31, 1999, at least as effectively and reliably as in the case of dates or time periods occurring before January 1, 2000. We have made reasonable efforts to ensure that we will be year 2000 compliant on a timely basis taking into account the business and operations which we are currently conducting. We are also asking each of our key suppliers, contractors and financial institutions whether they will be year 2000 compliant in all material respects. For purposes hereof, "key suppliers, contractors and financial institutions" refer to those suppliers, contractors and financial institutions whose business failure or significant disruptions would, with reasonable probability, materially adversely affect our business and operations. Based on the foregoing, we believe that we will be year 2000 compliant on a timely basis.

                                  OUR BUSINESS

General

         Our Company is a Delaware limited liability company formed to develop, construct, own, operate and maintain our Project and manage the production of electric generating capacity, ancillary services and energy at our Facility. After the commercial operation date, our sole business will be the ownership and operation of our Project. We own the land on which our Facility will be located. Our Facility will be designed, engineered, procured and constructed for us by Siemens Westinghouse Power Corporation on a fixed-price, turnkey basis under the construction agreement. The Contractor will provide combustion turbine maintenance services and spare parts with respect to our Facility for an initial term of between 8 and 10 years (depending on the timing of scheduled outages) under the maintenance services agreement. AES Prescott, a wholly owned subsidiary of AES, will provide development, construction management and operations and maintenance services for the project under the operations agreement.

         Our Company has entered into a power purchase agreement for a term of 20 years under which the Power Purchaser has committed to purchase all of the net capacity, fuel conversion and ancillary services of our Facility. We anticipate that during the term of the power purchase agreement substantially all of our revenues will be derived from payments made under the power purchase agreement.

Competition

         Under the power purchase agreement, the Power Purchaser will be required to purchase all of our Facility's capacity and energy. Therefore, during the term of the power purchase agreement, competition from other capacity and energy providers will only become an issue if the Power Purchaser breaches its agreement and ceases to purchase our capacity and energy or the power purchase agreement is otherwise terminated or not performed in accordance with its terms. Following the term of the power purchase agreement, we anticipate selling Facility capacity, ancillary services and energy under a power purchase agreement or into the PJM power pool market. At such time, we will face competition from other generating facilities selling into the PJM power pool market including, possibly, other facilities owned by AES or its affiliates.

Employees

         Our Company has no employees and does not anticipate having any employees in the future. Under the operations agreement, AES Prescott will manage the development and construction of and will operate and maintain our Facility. The direct labor personnel and the plant operations management will be employees of AES provided to AES Prescott under the services agreement.

Insurance

         Our Company as owner of our Facility will maintain a comprehensive insurance program as required under the indenture and underwritten by recognized insurance companies. Among other insurance policies, we will maintain commercial general liability insurance, permanent property insurance for full replacement value of our Facility and business interruption insurance covering at least 12 months of debt service and fixed operation and maintenance expenses. We have obtained title insurance in an amount equal to the principal amount of the bonds.

         AES Prescott, as operator of our Facility, will maintain, among other insurance policies, workers' compensation insurance (or evidence of self-insurance), if required, and comprehensive automobile bodily injury and property damage liability insurance.

Legal Proceedings

         Our Company is not party to any legal proceedings.

Permits And Regulatory Approvals

         AES Prescott, as operator of our Facility, and our Company, as owner of our Facility, must comply with numerous Federal, state and local regulatory requirements including environmental requirements in the operation of our Facility.

         On March 31, 1999, we received a determination of Exempt Wholesale Generator Status from FERC. On March 29, 1999, our Company received its Prevention of Significant Deterioration Permit ("Air Permit") from the Pennsylvania Department of Environmental Protection. The appeal period in respect of the Air Permit expired on May 3, 1999 and no appeal of the Air Permit was filed.

         Our Company is subject to a number of statutory and regulatory standards and required approvals relating to energy, labor and environmental laws. Although the necessary environmental permits for the commencement of construction of our Facility have been obtained, we are required to comply with the terms of our environmental permits and to obtain other permits for the construction and operation of our Facility. Several of such permits have not yet been obtained, and some cannot be obtained until operation of our Facility has commenced. Under specific circumstances, delay in receipt of or failure to obtain such permits could delay completion of the construction of our Facility or prevent the operation of our Facility.

         Some permits that our Company has obtained in connection with our Facility will require amendment prior to commercial operation of our Facility and others will require renewal or reissuance during the life of our Facility. While we have no reason to believe that such permits cannot be amended or will not be renewed or reissued, our inability to amend, renew or obtain reissuance of these permits in the future could cause the suspension of construction or operation of our Facility.

         The permits that have been obtained and that will be obtained contain ongoing requirements. Failure to satisfy and maintain any such permit conditions or other applicable requirements could delay or prevent completion of the construction of our Facility, prevent the operation of our Facility and/or result in additional costs. See "ANNEX B: INDEPENDENT ENGINEER'S
REPORT--Environmental and Permitting."

                                 OUR MANAGEMENT

Management

         Our Company is a Delaware limited liability company and has no employees. We are managed by our Board of Directors under the terms of the Limited Liability Company Agreement of AES Ironwood, L.L.C., dated as of November 1, 1998. The following table sets forth the names, ages and positions of our directors and executive officers and their positions with our Company. Our directors are elected annually and each elected director holds office until the director's successor is elected and qualified or the director resigns or is removed. Our officers are elected from time to time by vote of the Board of Directors.

Name                          Age     Position(s)
----                          ---     -----------

John Ruggirello............   49      President
Barry Sharp................   40      Director, Vice President and Chief
                                        Financial Officer
William Luraschi...........   36      Vice President and Secretary
Patricia Rollin............   38      Vice President
Stephen Dahm...............   54      Vice President
Kevin Polchow..............   38      Vice President
Bart Rossi.................   51      Vice President
William Hoagland...........   38      Treasurer
Maureen Shearer............   36      Assistant Secretary
Dennis Bakke...............   54      Director
Roger Naill................   52      Director

         John Ruggirello, 48, has served as President of AES Ironwood, L.L.C. since November 1998. He is Senior Vice President of AES. Mr. Ruggirello also serves as the President of AES Enterprise, a business development and plant operations division serving the Mid-Atlantic United States since 1994. Prior to his current position, Mr. Ruggirello was plant manager of AES Beaver Valley.

         Barry Sharp, 40, has served as Director, Vice President and Chief Financial Officer of AES Ironwood, L.L.C. since November 1998. He is currently Senior Vice President and Chief Financial Officer of AES. He joined AES as Director of Finance and Administration in 1986. Prior to AES, he held various positions with Arthur Anderson & Company and Marriott.

         William Luraschi, 36, has served as Vice President of AES Ironwood, L.L.C. since November 1998. He is currently Vice President, Secretary and General Counsel of AES. He joined AES as General Counsel in 1995. Prior to joining AES, he was an attorney at the law offices of Chadbourne and Parke.

         Patricia Rollin, 38, has served as Vice President of AES Ironwood, L.L.C. since November 1998. She is also a Vice President of AES Enterprise. She served as Director of Investor Relations of AES from 1994 through 1995. She joined AES Corporate Strategic Planning in 1984.

         Stephen Dahm, 54, has served as Vice President of AES Ironwood, L.L.C. since November 1998. He is a Project Director of AES Ironwood, L.L.C. Prior to joining AES Ironwood, L.L.C., he served as Vice President and Project Director for AES Lal Pir and PakGen. Mr. Dahm joined AES in 1994 after 18 years with Bechtel.

         Kevin Polchow, 38, has served as Vice President of AES Ironwood, L.L.C. since November 1998. Mr. Polchow is currently the Tax Director of AES. He assumed that position in 1994. Prior to joining AES, Mr. Polchow served as a Senior Manager at Deloitte and Touche.

         Bart Rossi, 51, has served as Vice President of AES Ironwood, L.L.C. since November 1998. Mr. Rossi is currently a Project Engineering Director at AES. He assumed that position in 1996. Prior to joining AES, Mr. Rossi served as a Chief Engineer for Ebasco Services, Inc.

         William Hoagland, 38, has served as Vice President of AES Ironwood, L.L.C. since November 1998. Mr. Hoagland is currently Director of Finance and Administration of AES and has held that position since 1994. Prior to joining AES, Mr. Hoagland was an auditor at Deloitte and Touche.

         Maureen B. Shearer, 36, has served as Secretary of Ironwood, L.L.C. since November 1998. She is currently Corporate Paralegal of AES and has held that position since 1995. She joined AES as an Executive Assistant in 1989. Prior to joining AES, Ms. Shearer served active duty with the U.S. Coast Guard.

         Dennis Bakke, 53, has served as Director of the AES Ironwood, L.L.C. since November 1998. He is currently the President and CEO of AES. He assumed this position in 1994. He became the President and Chief Operating Officer of AES in 1987 and served as Executive Vice President from 1981 to 1987.

         Roger F. Naill, 52, has served as Director of AES Ironwood, L.L.C. since November 1998. He is Senior Vice President of AES and heads the AES Corporate Strategic Planning Group. He assumed that position in 1981.

         Each of the officers and directors listed above is currently an officer, director or employee of AES or an AES affiliate and receives compensation from AES or the affiliate. No cash or non-cash compensation is currently proposed to be paid in the current calendar year by our Company to any of the officers and directors listed above.

         AES Prescott will perform development and construction management and operations and maintenance services for our Company on a reimbursable cost, plus fixed-fee basis under the operations agreement. Siemens Westinghouse Power Corporation will perform engineering, procurement and construction services for us on a fixed-price, turnkey basis under the construction agreement. Siemens Westinghouse Power Corporation will perform maintenance services for us on a reimbursable cost, plus fixed-fee basis. See "SUMMARY OF PRINCIPAL PROJECT CONTRACTS--Construction Agreement," "--Maintenance Services Agreement," and "--Operations Agreement."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Affiliations

         Our Company, AES Ironwood, Inc. and AES Prescott are each wholly owned indirect subsidiaries of AES. Our Company, AES Ironwood, Inc. and AES have entered into an equity subscription agreement under which AES Ironwood, Inc. has agreed to contribute up to $50,149,285 to us to fund project costs and AES has agreed to contribute to AES Ironwood, Inc. sufficient funds for AES Ironwood, Inc. to make such contributions.

Other Relationships and Related Transactions

         AES. AES is a leading global power company committed to supplying electricity in a socially responsible way. AES currently has assets in excess of $10 billion and employs approximately 44,500 people around the world. Under a services agreement, AES will supply to AES Prescott all of the personnel and services necessary for AES Prescott to comply with its obligations under the operations agreement.

         AES Ironwood, Inc. AES Ironwood, Inc. is a Delaware corporation and a wholly owned subsidiary of AES. AES Ironwood, Inc. currently has no operations outside of its activities in connection with our Project and does not anticipate undertaking any operations not associated with our Project. AES Ironwood, Inc. owns all of the ownership interests in our Company and AES Prescott and, under the pledge agreement, AES Ironwood, Inc. has pledged to the collateral agent all of its ownership interests in our Company.

         AES Prescott. AES Prescott is a Delaware limited liability company and wholly owned subsidiary of AES Ironwood, Inc. and was established on October 30, 1998. Our Company has entered into the operations agreement with AES Prescott under which AES Prescott will manage the development and construction of and will operate and maintain our Facility. The direct labor personnel and the plant operations management will be provided to AES Prescott by AES under the services agreement entered into by AES Prescott and AES.

                     SUMMARY OF PRINCIPAL PROJECT CONTRACTS

         The following chart sets forth the parties to our Project Contracts and each such contract is described in more detail below:

|--------------------------|                                                    -------------------------------|
|Guaranty of Obligation of |                                                    |                              |
| Power Purchaser to Make  |                                  ------------------|      Operations Agreement    |
|     Fixed Payments       |----------------|                 |                 |                              |
|--------------------------|                |                 |                 |------------------------------|
|     The Williams         |                |                 |                 |      AES Prescott, L.L.C.    |
|    Companies, Inc.       |                |                 |                 |                              |
|--------------------------|                |                 |                 |------------------------------|
              |                             |                 |
              |                             |                 |
              |                             |                 |
              |                             |                 |
|--------------------------|                |                 |                 |------------------------------|
|       Power Purchase     |                |                 |           ------|   Interconnection Agreement  |
|         Agreement        |----------|     |                 |           |     |------------------------------|
|--------------------------|          |     |                 |           |     |      Metropolitan Edison     |
|      Williams Energy     |          |     |                 |           |     |            Company           |
|   Marketing & Trading    |          |     |                 |           |     |------------------------------|
|        Company           |          |     |                 |           |
|--------------------------|      |----------------------------------|    |
                                  |                                  |----|
                                  |                                  |          |------------------------------|
             |--------------------|                                  |      |---|    Water Supply/Real Estate  |
             |                    |       AES IRONWOOD, L.L.C.       |      |   |           Agreements         |
|------------|-------------|      |                                  |-------   |------------------------------|
|        EPC Contract      |      |                                  |          |  City of Lebanon Authority/  |
|--------------------------|      |                                  |          |     Pennsy Supply, Inc.      |
|  Siemens Westinghouse    |      |----------------------------------|          |------------------------------|
|    Power Corporation     |                |                 |
|--------------------------|                |                 |
             |                              |                 |
             |                              |                 |                 |------------------------------|
             |                              |                 |                 |     Maintenance Services     |
             |                              |                 |-----------------|          Agreement           |
|--------------------------|                |                                   |------------------------------|
|         Guaranty         |                |                                   |     Siemens Westinghouse     |
|--------------------------|----------------|                                   |       Power Corporation      |
|    Siemens Corporation   |                                                    |------------------------------|
|--------------------------|


         The following summaries of selected provisions of the principal Project Contracts are qualified in their entirety by reference to the full text of the actual agreements. All capitalized terms used in the following summaries and not otherwise defined in this prospectus have the meanings given such terms in the respective Project Contract.

                            Power Purchase Agreement

         Our Company and Williams Energy Marketing & Trading Company (the "Power Purchaser") (our Company and the Power Purchaser, collectively, the "Parties", and each individually, a "Party", for the purpose of this summary) have entered into an Amended and Restated Power Purchase Agreement, dated as of February 5, 1999 (as amended, the "Power Purchase Agreement"), for the sale to the Power Purchaser of all of the electric energy and capacity produced by our Facility as well as ancillary services and fuel conversion services.

Term

         The term of the Power Purchase Agreement extends for 20 years after the first Contract Anniversary Date, which is the last day in the month in which the Commercial Operation Date occurs. The Commercial Operation Date occurs when

         o the Initial Start-Up Testing of our Facility has been successfully completed,

         o        our Company has received all approvals from PJM, and

         o our Company has obtained all required permits and authorizations for operation of our Facility.

         If the Commercial Operation Date has not occurred by June 30, 2001 for any reason including without limitation the continued existence of or delay caused by a Force Majeure event affecting our Company (other than any delay caused by any act or failure to act by the Power Purchaser or an Affiliate thereof, where such action is required under the Power Purchase Agreement), the Power Purchaser shall have the right to terminate the Power Purchase Agreement; provided, that our Company can extend the Commercial Operation Date to December 31, 2001

         o if it provides an opinion from a third-party engineer that the Commercial Operation Date will occur no later than December 31, 2001 or, but for an Interconnect Delay the Commercial Operation Date would be achieved by December 31, 2001 (the "Free Extension Option"), or

         o by giving the Power Purchaser written notice of such extension no later than April 30, 2001, and paying to the Power Purchaser a specified amount (for which our Company believes it has made adequate provision in our Project Budget) by no later than June 30, 2001 (the "First Paid Extension Option").

         If our Company qualifies for the Free Extension Option or elects the First Paid Extension Option, if the Commercial Operation Date has not occurred by December 31, 2001 (the "Final CO Date") for any reason, other than as a result of an Interconnect Delay or any act or failure to act by the Power Purchaser or an affiliate thereof, where such action is required under the Power Purchase Agreement, the Power Purchaser shall have the right to terminate the Power Purchase Agreement; provided, that our Company can extend the Final CO Date to and including December 31, 2002 by giving the Power Purchaser written notice of the estimated extension required no later than October 31, 2001 and paying to the Power Purchaser specific amounts for each day of such extension (the "Second Paid Extension Option").

         If our Company elects the Second Paid Extension Option and the Commercial Operation Date does not occur by December 31, 2002 for any reason whatsoever including without limitation the continued existence of or delay caused by a Force Majeure event affecting our Company (other than as a result of an Interconnect Delay or any act or failure to act by the Power Purchaser or an Affiliate thereof, where such action is required under the Power Purchase Agreement), the Power Purchaser shall have the absolute right to terminate the Power Purchase Agreement.

Purchase and Sale of Capacity and Services

         During the Term, commencing with the Commercial Operation Date, our Company shall sell and make available to the Power Purchaser on an exclusive basis, and the Power Purchaser shall purchase and pay for, our Facility Capacity and Ancillary Services.

         In addition, during the Term, commencing with the Commercial Operation Date, our Company shall perform for the Power Purchaser on an exclusive basis, and the Power Purchaser shall purchase and pay for, Fuel Conversion Services.

Fuel Conversion and Other Services

         As instructed by our Company, the Power Purchaser shall deliver or cause to be delivered to our Company at the Gas Delivery Point and Oil Delivery Point on an exclusive basis all quantities of Natural Gas and Fuel Oil, respectively, as required by our Company

         o        to generate Net Electric Energy and/or Ancillary Services,

         o        to perform Start-Ups,

         o        to perform Shutdowns, and

         o to operate our Facility during any period other than a Start-Up, Shutdown or Dispatch Period for any reason.

         The Power Purchaser shall be responsible for the construction of all Gas Interconnection Facilities. If such Gas Interconnection Facilities have not been constructed and/or the Power Purchaser is unable for any reason to deliver Natural Gas to our Facility by the date that our Facility would otherwise be prepared to begin Initial Start-Up Testing, and but for the failure to provide such Natural Gas our Facility is otherwise ready, or would otherwise have been ready, to begin such testing, then the Power Purchaser shall commence making payments to our Company for each day of such delay beginning on the Start-Up Testing Date and continuing until the date that Natural Gas is delivered to our Facility for Initial Start-Up Testing, in an amount for each such day of delay which is equal to one-thirtieth of the applicable Total Fixed Payment. Upon the expiration of the Power Purchase Agreement or any termination of the Power Purchase Agreement as the result of the Power Purchaser's default thereunder, our Company shall have the right to purchase the Gas Interconnection Facilities from the Power Purchaser, or if the Power Purchaser does not own such Gas Interconnection Facilities, the Power Purchaser shall assign to our Company all of its rights to transportation services using such Gas Interconnection Facilities.

         The Power Purchaser shall be responsible for the cost of procurement and installation of the Oil Metering Equipment. The Power Purchaser shall be solely responsible for all costs and expenses related to the supply and transportation of Natural Gas and Fuel Oil to the Gas Delivery Point and Oil Delivery Point, respectively. Our Company shall be responsible for all costs and expenses related to the transportation of Natural Gas and Fuel Oil at and from the Gas Delivery Point and Oil Delivery Point to our Facility. At the request of our Company, instead of delivering Fuel Oil to the applicable Oil Delivery Point, the Power Purchaser shall deliver or cause to be delivered such quantities of Fuel Oil as requested by our Company to any off-site storage facility approved by the Power Purchaser and delivery thereto shall be deemed delivery to the Oil Delivery Point. Our Company shall be responsible for all costs and expenses related to the transportation of such Fuel Oil from the off-site storage facility to our Facility.

         Our Company shall be responsible for the installation, operation and maintenance at the Site, at our Company's sole cost and expense, of Fuel Oil storage tank(s) capable of storing a volume of usable Fuel Oil sufficient to operate our Facility at maximum Facility Capacity output for two continuous days. Our Company shall not be obligated to operate our Facility on Fuel Oil for more than an Operating Hour equivalent that is consistent with our Company's air permit.

Pricing and Payments

         For each month of the Term after the Commercial Operation Date, the Power Purchaser shall pay our Company for Facility Capacity, successful Start-Ups and associated Shutdowns, Ancillary Services and Fuel Conversion Services at the applicable rates set forth in the Power Purchase Agreement. Each monthly payment by the Power Purchaser will consist of a Total Fixed Payment, a Fuel Conversion Payment and a Start-Up Payment. The Total Fixed Payment, which is payable regardless of Facility dispatch by the Power Purchaser but is subject to adjustment based on Facility availability, is calculated by multiplying a Fixed Capacity Rate for each Contract Year by our Facility Capacity in the billing month and is anticipated to be sufficient to cover our Company's debt service and fixed operating and maintenance costs and to provide a return on equity to our Company. The Fuel Conversion Payment is intended to cover our Company's variable operating and maintenance costs and escalates annually based on an escalation index set forth in the Power Purchase Agreement. In addition, our Company may receive heat rate bonuses or be required to pay heat rate penalties.

         Prior to the Commercial Operation Date, and during specific Facility tests thereafter, our Company will purchase Natural Gas from the Power Purchaser. The Power Purchaser will sell to our Company such Natural Gas at prices specified in the Power Purchase Agreement, and our Company will sell to the Power Purchaser at the Electric Delivery Point any Net Electric Energy produced during such periods at 90% of the Energy Market Clearing Price.

         The Power Purchaser shall be entitled to an annual fuel conversion volume rebate ("FCVR") if its dispatch of our Facility exceeds specified levels and specified monthly non-dispatch payments if, under specific circumstances, our Facility is not available for dispatch. All FCVR payments and non-dispatch payments shall be made to the Power Purchaser after debt service and specified other payments but prior to any distribution to holders of equity interests in our Company. FCVR payments shall be paid to the Power Purchaser within 30 days after the end of the Contract Year in which such payments have been earned and non-dispatch payments shall be paid to the Power Purchaser within 20 days after the end of the month on which a payment obligation arises. FCVR payments and any non-dispatch payments owed to the Power Purchaser and not paid when due shall be paid, together with interest thereon, when funds become available to our Company at the priority level described above.

Project Development

         Our Facility shall be located at the Site; provided, that if our Company is unable to obtain all required permits and approvals for such Site within one year after the Execution Date, the Parties shall in good faith seek to identify a mutually agreeable alternative site within the PJM region to be acquired by our Company as a location for our Facility; provided, further, that if such alternate site is not agreed to by the Parties within an additional one-year period, the Power Purchase Agreement will terminate with no further liability to either Party.

         Our Company shall provide to the Power Purchaser not later than 10 days after the completion of Initial Start-Up Testing, pertinent written data substantiating our Facility's capability to provide Facility Capacity.

         Our Company shall, at its own cost and expense, obtain as and when required all approvals, permits, licenses and other authorizations from governmental authorities as may be required for it to construct, operate and maintain our Facility, the Interconnection Facilities and Protective Gas Apparatus and to perform its obligations under the Power Purchase Agreement, and during the term, our Company shall obtain all such additional governmental approvals, permits, licenses and authorizations as may be required with respect to our Facility as soon as practicable.

Initial Start-Up Testing; Commercial Operation

         Our Company shall provide to the Power Purchaser (i) written notice, at least 30 days in advance, of the expected Commercial Operation Date and (ii) a copy of the notice of Commercial Operation within 5 days after the Commercial Operation Date. The Power Purchaser shall have the right to be present at Initial Start-Up Testing of our Facility.

Interconnection and Metering Equipment

         At its sole cost and expense, our Company shall own and design, construct, install and maintain, or be responsible for the design, construction, installation and maintenance of our Facility, the Interconnection Facilities and Protective Gas Apparatus needed to generate and deliver Net Electric Energy and/or Ancillary Services to the Electric Delivery Point in order to fulfill its obligations under the Power Purchase Agreement, including all Interconnection Facilities and Protective Gas Apparatus that may be located at any switchyard and/or substation to be built at our Facility. Our Facility, Interconnection Facilities and Protective Gas Apparatus shall be designed, constructed and completed in a good and workmanlike manner and in accordance with Accepted Electrical Practices (with respect to our Facility and Interconnection Facilities) or in accordance with standard gas industry practices (with respect to Protective Gas Apparatus), such that the expected useful life of our Facility, the Interconnection Facilities and Protective Gas Apparatus shall be not less than the Term of the Power Purchase Agreement.

         Our Company shall be solely responsible for the negotiation and execution of the Interconnection Agreement with the Host Utility under which the Host Utility will own and be responsible for the Electric Metering Equipment and the design, installation, construction and maintenance of the electrical facilities and protective apparatus, including any transmission equipment and related facilities, necessary to interconnect the Host Utility's electrical system with our Facility at the Electric Delivery Point. The Power Purchaser shall reimburse our Company for the reasonable Host Utility costs (i.e., transmission facility upgrades, Host Utility protective apparatus and other equipment, Host Utility electric meters, and Host Utility costs for PJM and other required interconnection-related studies) incurred, or to be reimbursed, by our Company under the Interconnection Agreement up to a maximum amount which is in excess of the costs anticipated to be incurred by our Company under the Interconnection Agreement.

         The Power Purchaser shall be responsible for the installation, maintenance and testing of the Gas Metering Equipment (to the extent not otherwise installed, maintained and tested by the supplier of gas transportation services) and Oil Metering Equipment, as reasonably approved by our Company.

         All Electric Metering Equipment, Gas Metering Equipment and Oil Metering Equipment, whether owned by our Company or by a third party, shall be operated, maintained and tested in accordance with Accepted Electrical Practices, in the case of the Electric Metering Equipment, and in accordance with applicable industry standards, in the case of the Gas Metering Equipment and Oil Metering Equipment.

Operation; Dispatch

         Our Facility, the Interconnection Facilities and the Protective Gas Apparatus shall be operated in accordance with Accepted Electrical Practices and applicable requirements and guidelines reasonably adopted by the Host Utility from time to time and applied consistently to the Host Utility's electric generating facilities (with respect to our Facility and Interconnection Facilities) or in accordance with standard gas industry practices (with respect to Protective Gas Apparatus). If a conflict between the terms and conditions of the Power Purchase Agreement and Host Utility requirements, the Host Utility requirements shall control.

         Our Company shall operate our Facility in parallel with the Host Utility's electrical system with governor control and the Net Electric Energy to be delivered by our Company under the Power Purchase Agreement shall be three-phase, 60 hertz, alternating current at a nominal voltage acceptable to the Host Utility at the Electric Delivery Point, shall not adversely affect the voltage, frequency, waveshape or Power Factor of power at the Electric Delivery Point and shall be delivered to the Electric Delivery Point in a manner acceptable to the Host Utility.

         The Power Purchase Agreement acknowledges that the Host Utility has the right to require our Company to disconnect our Facility from the Host Utility's electrical system (or otherwise curtail, interrupt or reduce deliveries of Net Electric Energy) for specific safety or emergency reasons. If our Facility has been disconnected for such reasons, the Power Purchaser shall continue to be obligated to make Total Fixed Payments for at least 24 hours after the occurrence of such disconnection of our Facility by the Host Utility.

         Our Company shall use commercially reasonable efforts to correct promptly any condition at our Facility which necessitates the disconnection of our Facility from the Host Utility's electrical system or the reduction, curtailment or interruption of electrical output of our Facility.

         The Power Purchaser shall have the exclusive right to Schedule the operation of our Facility or a Unit in accordance with the provisions of the Power Purchase Agreement; provided, however, that such scheduling shall be consistent with the design limitations of our Facility, applicable law, regulations and permits, and manufacturers' reasonable recommendations for operating limits with respect to our Facility and major components thereof.

         During Initial Start-Up Testing and up to two times each year thereafter, our Company shall demonstrate, in accordance with the then-applicable criteria of PJM, applicable generally to independent power and utility generating facilities in PJM of similar technology, the capability of our Facility to produce and maintain, as required for such demonstration, our Facility Capacity.

Maintenance

         At all times during the Term of the Power Purchase Agreement, our Company shall, at its sole cost and expense, maintain our Facility, the Protective Gas Apparatus, and, consistent with the terms of the Interconnection Agreement, the Interconnection Facilities. Said maintenance shall be performed in accordance with Accepted Electrical Practices (with respect to our Facility and Interconnection Facilities) or in accordance with standard gas industry practices (with respect to Protective Gas Apparatus) and manufacturers' recommended maintenance procedures and in accordance with the maintenance provisions of the Power Purchase Agreement.

Metering, Billing, Payment and Taxes

         Net Electric Energy delivered by our Company to the Power Purchaser shall be metered at the Electric Delivery Point, using the Host Utility's Electric Metering Equipment on an hour-by-hour basis, or such shorter intervals as may be necessary to implement the Power Purchase Agreement, are technically feasible using such metering equipment, and are agreed to by the Host Utility.

         Our Company shall provide to the Power Purchaser a monthly statement using the Host Utility's meters, or back-up Electric Metering Equipment installed by our Company if the Host Utility's electric meters are not functional. Such statement shall set forth the amount of Net Electric Energy delivered by our Company to the Power Purchaser in each hour and our Company's computation of the amount due from the Power Purchaser to our Company and such other amounts as may then be due and payable by the Power Purchaser to our Company. The Power Purchaser shall pay our Company the net amount shown to be due to our Company on the monthly statement. Overdue payments shall accrue interest from, and including, the due date to, but excluding, the date of payment at the Late Payment Interest Rate. If either Party, in good faith, disputes a monthly statement, such Party shall provide to the other Party a written explanation of the basis for the dispute and shall make payment of the portion of such monthly statement not disputed no later than the due date. To the extent any disputed amount is later determined to be properly due and payable, it shall be paid within 10 days of such determination, together with interest accrued at the Late Payment Interest Rate from the due date to the date payment is made, if made within 10 days of such determination, and if not paid within 10 days of such determination, together with interest accrued after such 10 days period to the date payment is made at the Late Payment Interest Rate plus 1% per annum.

         Except as otherwise specified in the Power Purchase Agreement, each Party shall have the right to set off against any and all amounts owed by it under the Power Purchase Agreement past due amounts owed to it under the Power Purchase Agreement by the other Party.

         The payments by the Power Purchaser to our Company do not include reimbursement for, and the Power Purchaser is liable for and shall pay, cause to be paid, or reimburse our Company if our Company has paid, all Taxes imposed on or with respect to Natural Gas or Fuel Oil or the use or consumption or transportation thereof (other than any of such Taxes for which our Company is liable as described in the following paragraph or on Net Electric Energy or the use and consumption thereof after the Electric Delivery Point). The Power Purchaser shall indemnify, defend and hold harmless our Company from any liability for such Taxes.

         Except as provided in the previous paragraph and except for specified taxes that may be imposed in the future, the payments by the Power Purchaser to our Company include full reimbursement for, and our Company shall be liable for and shall pay, or cause to be paid, or reimburse the Power Purchaser if the Power Purchaser has paid, all Taxes. If the Power Purchaser is required to remit any Tax for which our Company is responsible, the amount shall be deducted from any sums due to our Company. Our Company shall indemnify, defend and hold harmless the Power Purchaser from any liability for such Taxes.

Dispute Resolution

         If our Company and the Power Purchaser are in dispute with respect to specified matters relating to the Term, Gas Interconnection Facilities, Maintenance and billing and metering, and our Company and the Power Purchaser do not resolve the dispute within seven days of our Company or the Power Purchaser notifying the other Party in writing of the existence of such dispute, a committee consisting of two officers of our Company and two officers of the Power Purchaser shall meet and attempt in good faith to resolve such dispute. If such committee does not resolve the dispute within seven days following their initial meeting, then a single Third Party Engineer shall be designated to consider and decide the issues raised by such dispute unless both Parties determine that further discussions by the committee are merited. The selection of such Third Party Engineer shall be made from the list of engineers set forth in the Power Purchase Agreement.

         Each of our Company and the Power Purchaser shall designate in writing to the other Party from time to time a representative who shall be authorized to resolve any dispute relating to the subject matter of the Power Purchase Agreement not referred to in the preceding paragraph.

         If any dispute is not resolved between the Parties within 30 days from the date on which a Party provided to the other Party a written notice of such dispute, then such dispute shall be settled exclusively and finally by arbitration in accordance with the procedures described in the Power Purchase Agreement, except for disputes described in the second preceding paragraph.

         The dispute resolution provisions of the Power Purchase Agreement shall survive the termination or expiration of the Power Purchase Agreement.

Representations and Warranties

         Our Company makes representations and warranties regarding the following: organization and existence, power and authority, due authorization and no conflicts, enforceability, compliance with laws and environmental-related litigation.

         The Power Purchaser makes representations and warranties regarding the following: organization and existence, power and authority, due authorization and no conflicts, enforceability and compliance with laws.

Liability; Dedication

         Nothing in the Power Purchase Agreement shall be construed to create any duty, standard of care or liability to any person not a Party to the Power Purchase Agreement.

         Notwithstanding anything contained in the Power Purchase Agreement, except with respect to third-party claims, neither Party shall be liable to the other Party, its Affiliates, directors, officers, partners, agents, employees, successors or assigns, for claims for incidental, special, punitive, indirect or consequential damages of any nature arising out of, connected with or resulting from performance or nonperformance of the Power Purchase Agreement, including, without limitation, claims in the nature of lost revenues, income or profits (other than payments specifically provided for and properly due under the Power Purchase Agreement) or losses, damages or liabilities under any financing, lending or construction contracts, agreements or arrangements to which our Company may be party irrespective of whether such claims are based upon warranty, negligence, strict liability, contract, operation of law or otherwise. The provisions of this paragraph shall survive the termination or expiration of the Power Purchase Agreement.

         No undertaking by either Party under any provision of the Power Purchase Agreement shall constitute the dedication of that Party's electrical or gas reserves, system, equipment, or facilities, or any portion thereof, to the other Party or to the public.

Indemnity

         Subject to the provisions of the Power Purchase Agreement, each Party shall indemnify, hold harmless and defend the other Party, its Affiliates, directors, officers, partners, agents and employees from and against any Loss, to the extent arising out of, in connection with or resulting from the indemnifying Party's breach of any of the representations or warranties made in, or the indemnifying Party's failure to perform any of its obligations under, the Power Purchase Agreement, or the indemnifying Party's design, installation, construction, ownership, operation, repair, relocation, replacement, removal or maintenance of, or the failure of, any of such Party's equipment and/or facilities, including, but not limited to, the Interconnection Facilities, our Facility, Gas Interconnection Facilities and Protective Gas Apparatus and any Natural Gas or Fuel Oil facilities, and/or any appurtenances thereto, and any electric transmission facilities used in connection with the Power Purchase Agreement; provided, however, that neither Party shall have any indemnification obligations in respect of any Loss to the extent caused by such other Party's gross negligence, bad faith or willful misconduct.

         As between the Parties, the Power Purchaser shall be deemed to be in exclusive possession and control (and responsible for any damages or injury resulting therefrom or caused thereby) of Natural Gas and Fuel Oil up to the Fuel Delivery Points and the Net Electric Energy and Ancillary Services at and from the Electric Delivery Point, and our Company shall be deemed to be in exclusive possession and control (and responsible for any damages or injury resulting therefrom or caused thereby) of Natural Gas and Fuel Oil at and from the Fuel Delivery Points and the Net Electric Energy and Ancillary Services up to the Electric Delivery Point. Risk of loss related to Natural Gas and Fuel Oil shall transfer from the Power Purchaser to our Company at the applicable Fuel Delivery Point and risk of loss related to the Net Electric Energy and Ancillary Services shall transfer from our Company to the Power Purchaser at the Electric Delivery Point. The Power Purchaser shall indemnify, defend and hold harmless our Company from and against any Loss arising out of or in any way relating to the Power Purchaser's possession or control of Natural Gas and Fuel Oil up to the Fuel Delivery Points or its possession and control of the Net Electric Energy and Ancillary Services at and after the Electric Delivery Point, and our Company shall indemnify, defend and hold harmless the Power Purchaser from and against any Loss arising out of or in any way relating to our Company's possession or control of Natural Gas and Fuel Oil at and from the Delivery Point or its possession and control of the Net Electric Energy and Ancillary Services prior to the Electric Delivery Point.

         The foregoing indemnification provisions of the Power Purchase Agreement shall survive the termination or expiration of the Power Purchase Agreement.

Insurance

         Our Company shall keep our Facility continuously insured against loss or damage in the amounts and for the risks that property of similar character is usually so insured by entities owning and operating like properties.

         Our Company and the operator of our Facility (and their respective successors and assigns) shall each procure or cause to be procured and shall maintain in effect continuously during the Term of the Power Purchase Agreement with companies rated "A-," "IX" or better by A.M. Best the following minimum insurance coverage for our Facility: Workers' compensation; Employer's Liability; Commercial General Liability; Bodily Injury; Property Damage; Blanket Contractual; Underground, Explosion and Collapse Hazard; Products and Completed Operations Hazard; Broad Form Property Damage; Personal Injury; Automobile Liability (Owned, Hired, Non-owned) Bodily Injury and Property Damage; and Commercial Umbrella Liability.

         Our Company shall procure and maintain in effect continuously during the Term of the Power Purchase Agreement, "all risk" property insurance in sufficient amounts to cover and otherwise insure for the full replacement cost of our Facility and business interruption insurance covering 100% of our Company's continuing fixed operating expenses and debt service for a period of at least 12 months arising from any loss insured against by our Company's "all risk" property insurance (with a maximum deductible of 60 days).

         All insurance policies except Workers' Compensation Insurance, shall name the Power Purchaser as an additional insured.

         Our Company's casualty insurance (other than its Workers' Compensation Insurance) shall include provisions or endorsements (i) stating that such insurance is primary insurance with respect to the interest of the Power Purchaser and that any insurance maintained by the Power Purchaser is excess and not contributory insurance with the insurance required under the Power Purchase Agreement, and (ii) providing that such policies shall not be canceled or their limits of liability reduced except upon 60 days prior written notice to the Power Purchaser.

Force Majeure

         A Party shall be excused from performing its obligations under the Power Purchase Agreement and shall not be liable in damages or otherwise to the other Party if and to the extent such Party declares that it is unable to perform or is prevented from performing an obligation under the Power Purchase Agreement by a Force Majeure condition, except for any obligations and/or liabilities under the Power Purchase Agreement to pay money, which shall not be excused, and except to the extent an obligation accrues prior to the occurrence or existence of a Force Majeure condition; provided, that:

         o the Party declaring its inability to perform by virtue of Force Majeure, as promptly as practicable after the occurrence of the Force Majeure condition, but in no event later than 5 days thereafter, gives the other Party written notice describing, in detail, the nature, extent and expected duration of the Force Majeure condition;

         o the suspension of performance is of no greater scope and of no longer duration than is reasonably required by the Force Majeure condition;

         o the Party declaring Force Majeure uses all commercially reasonable efforts to remedy its inability to perform; and

         o as soon as the Party declaring Force Majeure is able to resume performance of its obligations excused as a result of the Force Majeure condition, it shall give prompt written notification thereof to the other Party.

         Irrespective of whether the Force Majeure condition is declared by the Power Purchaser or our Company, the time period of a Force Majeure shall be excluded from the calculation of all payments under the Power Purchase Agreement and the Power Purchaser shall be under no obligation to pay our Company any of the payments described in the Power Purchase Agreement; provided, that, if the Power Purchaser declares a Force Majeure, it shall, subject to the Power Purchaser's right to terminate the Power Purchase Agreement if such Force Majeure has not been fully corrected or alleviated within 18 months of such declaration, continue to pay our Company only the applicable monthly Total Fixed Payment as described in the Power Purchase Agreement until the earlier of (i) the termination of the Force Majeure condition or (ii) the termination of the Power Purchase Agreement; and provided further, that if a Force Majeure declared by our Company due to an action or inaction of the Host Utility that prevents our Company from delivering Net Electric Energy to the Electric Delivery Point, the Power Purchaser shall continue to pay the applicable portion of the Total Fixed Payment for the first 24 hours of such period.

         Notwithstanding anything to the contrary contained in the Power Purchase Agreement, except as may expressly be provided in the Power Purchase Agreement, the term Force Majeure shall not include or excuse a Party's performance:

         o Except as otherwise set forth in the Power Purchase Agreement, the failure to complete our Facility by or to achieve the Commercial Operation Date as extended under the Power Purchase Agreement, which failure is caused by, arises out of or results from the acts or omissions of our Company, and/or from the acts or omissions of any third party, unless, and then only to the extent that, any such acts or omissions of such third party (i) would itself be excused under the Power Purchase Agreement by virtue of a Force Majeure condition, or
                  (ii) is the result of a failure of the Power Purchaser to provide fuel to our Facility under the Power Purchase Agreement;

         o Any reduction, curtailment or interruption of generation or operation of our Facility, or of the ability of the Power Purchaser to accept or transmit Net Electric Energy, whether in whole or in part, which reduction, curtailment or interruption is caused by or arises from the acts or omissions of any third party providing services or supplies to the Party claiming Force Majeure, including any vendor or supplier to either Party of materials, equipment, supplies or services, or any inability of the Host Utility to deliver Net Electric Energy to the Power Purchaser, unless, and then only to the extent that, any such acts or omissions would itself be excused under the Power Purchase Agreement as a Force Majeure;

         o Any outage, whether or not due to the fault or negligence of our Company, of our Facility attributable to a defect or inadequacy in the manufacture, design or installation of our Facility that prevents, curtails, interrupts or reduces the ability of our Facility to generate Net Electric Energy or the ability of our Company to perform its obligations under the Power Purchase Agreement; or

         o To the extent that the Party claiming Force Majeure failed to prevent or remedy the Force Majeure condition by taking all commercially reasonable acts (short of litigation, if such remedy requires litigation) and, except as otherwise provided in the Power Purchase Agreement, failed to resume performance under the Power Purchase Agreement with reasonable dispatch after the termination of the Force Majeure condition; or

         o To the extent that the claiming Party's failure to perform was caused by lack of funds; or

         o To the extent the Power Purchaser is unable to perform due to a shortage of Natural Gas or Fuel Oil supply not caused by an event of Force Majeure; or

         o Because of an increase or decrease in the market price of electric energy/capacity, Natural Gas or Fuel Oil, or because it is uneconomic for such Party to perform its obligations under the Power Purchase Agreement.

         Neither Party shall be required to settle any strike, walkout, lockout or other labor dispute on terms which, in the sole judgment of the Party involved in the dispute, are contrary to its interest.

         The Power Purchaser shall have the right to terminate the Power Purchase Agreement if Force Majeure has been declared by our Company and the effect of said Force Majeure has not been fully corrected or alleviated within 18 months after the date said Force Majeure was declared; provided, however, that the Power Purchaser shall not have the right to terminate the Power Purchase Agreement if (i) the Force Majeure was caused by the Power Purchaser or
(ii) the Force Majeure event does not prevent or materially limit the Power Purchaser's ability to sell Facility Capacity into or through the PJM Market or to a third party.

Events of Default; Termination; Remedies

         The following shall constitute events of default under the Power Purchase Agreement:

         o breach of any term or condition of the Power Purchase Agreement, including, but not limited to, (i) any failure to maintain or to renew any security, (ii) any breach of a representation, warranty or covenant or (iii) failure of either Party to make a required payment to the other Party;

         o our Facility is not available to provide Fuel Conversion Services to the Power Purchaser during any period of 180 consecutive days after the occurrence of the Commercial Operation Date, except as may be excused by Force Majeure or the absence of available Natural Gas, or if such non-availability is caused by act or failure by the Power Purchaser where such action is required by the Power Purchase Agreement;

         o our Company sells or supplies Net Electric Energy, Ancillary Services or capacity from our Facility, or agrees to do the same, to any person or entity other than the Power Purchaser, without the prior approval of the Power Purchaser;

         o failure by our Company for 30 consecutive days to perform regular and required maintenance, testing or inspection of the Interconnection Facilities, our Facility and/or other electric equipment and facilities;

         o failure by our Company for 30 consecutive days to correct or resolve a material violation of any code, regulation and/or statute applicable to the construction, installation, operation or maintenance of our Facility, the Interconnection Facilities, Protective Gas Apparatus or any other electric equipment and facilities required to be constructed and operated under the Power Purchase Agreement when such violation impairs the continued ability of our Company to perform its obligations under the Power Purchase Agreement;

         o involuntary bankruptcy or insolvency of either Party and continues for more than 60 days;

         o        voluntary bankruptcy or insolvency by either Party;

         o any modifications, alterations or other changes to our Facility by or on behalf of our Company which prevent our Company from fulfilling, or materially diminish our Company's ability to fulfill, its obligations, duties, rights and responsibilities under the Power Purchase Agreement and which after reasonable notice and opportunity to cure, are not corrected;

         o there shall be outstanding for more than 60 days any unsatisfied final, non-appealable judgment against our Company in an amount exceeding $500,000, unless the existence of such unsatisfied judgment shall not materially affect our Company's ability to perform its obligations under the Power Purchase Agreement; and

         o AES shall cease to own, directly or indirectly, beneficially and of record, at least 50 percent of the equity interests in our Company, or shall cease to possess the power to direct or cause the direction of the management or policies of our Company, or any person (other than AES or an Affiliate) authorized to act as a power marketer by FERC or any Affiliate of such person shall own, directly or indirectly, beneficially or of record, any of the equity interests in our Company.

         Upon the occurrence of any event of default (other than an event of default described in clause (g) above, for which no notice shall be required or opportunity to cure permitted), the Party not in default, to the extent such Party has actual knowledge of the occurrence of such event of default, shall give prompt written notice of the default to the defaulting Party. Such notice shall set forth, in reasonable detail, the nature of the default and, where known and applicable, the steps necessary to cure such default. The defaulting Party shall have 30 days (two Business Days in the case of a default under clause (a)(iii) above) following receipt of such notice either to cure such default or commence in good faith all such steps as are necessary and appropriate to cure such default if such default cannot be completely cured within 30-day period.

         If the defaulting Party fails to cure such default or take such steps as provided under the preceding paragraph, and immediately upon the occurrence of any event of default described in clause (g) above, the Power Purchase Agreement may be terminated by the non-defaulting Party, without any liability or responsibility whatsoever, by written notice to the Party in default hereof. The Power Purchase Agreement shall thereupon terminate and the non-defaulting Party may exercise all such rights and remedies as are available to it to recover damages caused by such default.

Security

         Our Company agrees to compensate the Power Purchaser for any actual damages it suffers or incurs as the result of the Power Purchaser's reliance upon the delivery of Facility Capacity, Ancillary Services and Fuel Conversion Services, to the extent said damages cannot be mitigated fully. Our Company further agrees that the damages the Power Purchaser may suffer under these circumstances will be any and all reasonable costs incurred by the Power Purchaser in excess of costs that would have been incurred had the Commercial Operation Date occurred on or before June 30, 2001, as such date may be extended under the Power Purchase Agreement.

         As required by the Power Purchase Agreement, the Company provided to the Power Purchaser a guaranty of our Company's performance and payment obligations under the Power Purchase Agreement from AES in the amount of $30 million ("Guaranty Amount"), which guaranty shall terminate on the Commercial Operation Date. At any time that AES's senior unsecured debt is no longer rated Investment Grade by Standard & Poor's or Moody's, or at any time at our Company's option, our Company shall provide such financial security for the Guaranty Amount as specified in the following paragraph. Upon the provision of the guaranty or other financial security referred to in this paragraph, the guaranty provided by AES under the provisions of the original Power Purchase Agreement shall be canceled and returned to our Company.

         Our Company shall provide to the Power Purchaser, within 30 days after a reduction in the unsecured debt rating of AES as described above, or at any time if payment is so secured at our Company's option, security in the form of a single letter of credit, satisfactory to the Power Purchaser in form and substance, upon which the Power Purchaser may draw if our Facility does not achieve the Commercial Operation Date by the date specified in the Power Purchase Agreement, as such date may be extended. If said security contains an expiration date, either express or implied, our Company shall renew said security not later than 30 days prior to said expiration date and shall contemporaneously therewith provide written notice of said renewal to the Power Purchaser. If our Company fails to renew said security as set forth above, the Power Purchaser is entitled to demand and receive payment thereunder on or after three days after written notice of such failure is provided to our Company, and in such event the amount so drawn shall be deposited in an interest bearing escrow account and shall be returned to our Company at the Commercial Operation Date unless otherwise drawn on by the Power Purchaser in satisfaction of our Company's obligations under the foregoing security provisions. The requirement for said security shall terminate upon the Commercial Operation Date.

         The letter of credit referred to above shall be issued by a financial institution that meets and at all times during the term of such letter of credit maintains the following criteria: (i) a U.S. or foreign bank rated "C" or better by Thompson Bankwatch; or (ii) a U.S. or foreign bank, surety company or financial institution whose senior debt has the rating listed below by two of the three rating agencies: Standard & Poor's: "A-" or better; Moody's: "A3" or better; Duff & Phelps: "A-" or better.

         If such bank, surety company or financial institution fails to maintain such criteria, then upon 30 days, written notice from the Power Purchaser, our Company is required to obtain equivalent security from another bank, surety company or financial institution meeting the above stated criteria. The form and substance of any such letter of credit shall be reasonably satisfactory to the Power Purchaser.

         The Power Purchaser has provided to our Company a guarantee, issued by The Williams Companies, Inc. ("Williams"), of the Power Purchaser's performance and payment obligations under the Power Purchase Agreement; provided, that if Williams is no longer rated Investment Grade the guarantee shall, within 30 days after the loss of such rating, be replaced by a guarantee from another Affiliate of the Power Purchaser that is rated Investment Grade or by other security acceptable to us, including a letter of credit which meets the requirements of the Power Purchase Agreement.

Assignment

         Neither the Power Purchase Agreement nor any rights, duties, interests or obligations thereunder may be assigned, transferred, pledged or otherwise encumbered or disposed of, by operation of law or otherwise without the prior written consent of the other Party; except that

         o the Power Purchaser, at any time after reasonable advance notice to our Company and without the consent of our Company, may assign the Power Purchase Agreement and any of its rights, interests, duties or obligations thereunder to any Affiliate of the Power Purchaser or any other entity; provided, that (a) such Affiliate or such other entity's long-term unsecured debt at such time is rated Investment Grade by Standard & Poor's and Moody's or that such Affiliate or such other entity's obligations under the Power Purchase Agreement are guaranteed by an Affiliate whose long-term unsecured debt at such time is rated Investment Grade by Standard & Poor's and Moody's and
                  (b) any assignee shall agree to be bound by all of the terms and conditions of the Power Purchase Agreement to the same extent as the Power Purchaser;

         o our Company, at any time, and from time to time, after reasonable advance notice to the Power Purchaser and without the consent of the Power Purchaser, may assign the Power Purchase Agreement and any of its rights, interests, duties or obligations thereunder as collateral security to any Lender; provided, that the assignee shall agree to be bound by all of the terms and conditions of the Power Purchase Agreement to the same extent as our Company if the Lender exercises its rights under such assignment; and

         o our Company shall have the right at any time without the consent of the Power Purchaser to assign the Power Purchase Agreement and its rights, interests, duties and obligations thereunder to any Affiliate; provided, that such Affiliate assumes in writing all of the obligations and duties of our Company thereunder and the guaranty/security required under the Power Purchase Agreement remains in effect. The Power Purchase Agreement shall inure to the benefit of and bind the parties thereto, including any permitted assignee or successor.

         Except as otherwise specified in the foregoing assignment provisions, no assignment or disposition of rights under the Power Purchase Agreement shall

         o relieve or in any way discharge our Company or the Power Purchaser from the performance of their respective obligations and liabilities under the Power Purchase Agreement or

         o alter, amend, diminish or otherwise impair the Power Purchaser's or our Company's rights under the Power Purchase Agreement.

         Our Company agrees that it shall not sell, transfer, assign, lease or otherwise dispose of our Facility or any substantial portion thereof or interest therein necessary to perform our Company's obligations under the Power Purchase Agreement to any person that is a FERC authorized power marketer or an Affiliate thereof without the prior written consent of the Power Purchaser, which consent shall not be unreasonably withheld.

         Except as specifically provided for in the foregoing assignment provisions, any assignment or transfer of the Power Purchase Agreement or any rights, duties or interests thereunder or any disposition of our Facility or any portion thereof or interest therein by any Party without the written consent of the other Party as provided therein shall be void and of no force or effect.

         Each Party shall reimburse the other for the reasonable costs and expenses (including reasonable legal fees and expenses) incurred in connection with a Party's agreement to review, execute and deliver any instruments, agreements or documents that may be used in connection with any assignment requested by a Party or otherwise permitted under the Power Purchase Agreement.

Choice of Law

         The Power Purchase Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, regardless of the conflicts of laws provisions of such laws.

Confidentiality

         The Parties agree that all information relating to the Power Purchase Agreement shall not be used for any purpose other than as contemplated by the Power Purchase Agreement and shall be kept confidential in accordance with a Confidentiality Agreement.

                                  EPC Contract

         Our Company (as assignee of AES Ironwood, Inc.) and Seimens Westinghouse Power Corporation (the "Contractor") (our Company and the Contractor, collectively, the "Parties", and each individually, a "Party", for the purposes of this summary) have entered into an Agreement for Engineering, Procurement and Construction Services, dated as of September 23, 1998, as amended (the "EPC Contract"), on a fixed-price turnkey basis, for the Contractor to perform services in connection with the design, engineering, procurement, site preparation and clearing, civil works, construction, start-up, training and testing and to provide all materials and equipment (excluding operational spare parts), machinery, tools, construction fuels, chemicals and utilities, labor, transportation, administration and other services and items (collectively and separately, the "Services") for a new, approximately 705 MW gas-fired combined-cycle power electric generating facility (the "Facility") located in Lebanon, Pennsylvania.

The Contractor's Services and Other Obligations

         The Contractor shall complete our Project by performing or causing to be performed all of the Services. The Services shall include: engineering and design; construction and construction management; providing Design Documents, Instruction Manuals, a Project Procedures Manual and Quality Assurance Plan to our Company; procurement of all materials, equipment and supplies and all Contractor and Subcontractor labor and manufacturing and related services; providing a spare parts list; providing all labor and personnel; obtaining some Applicable Permits and providing information to assist our Company in obtaining other Applicable Permits; performing inspection, expediting, quality surveillance and traffic services; transporting, shipping, receiving and marshalling all materials, equipment and supplies and other items; providing storage for all materials, supplies and equipment and procurement or disposal of all soil and gravel (including remediation and disposal of specific Hazardous Materials); providing for design, construction and installation of Electrical Interconnection Facilities (including Electric Metering Equipment, automatic regulation equipment, Protective Apparatus and control system equipment) and reviewing other utility interconnections to our Facility (including gas and water pipelines); performing Performance Tests and Power Purchase Agreement Output Tests; providing for start-up and initial operation functions; providing specified spare parts, waste disposal services, chemicals, consumables and utilities.

         The Services shall also include: training our Company's personnel prior to Provisional Acceptance; providing our Company and its designee with access to the Site; obtaining additional necessary Real Estate Rights; clean-up and waste disposal (including Hazardous Materials brought to the Site by the Contractor or the Subcontractors); submitting a Project Schedule and Progress Reports; payment of Contractor Taxes; employee identification and security arrangements; protecting adjoining utilities and public and private lands from damage; paying appropriate royalties and license fees; providing final releases and waivers to our Company; posting collateral or providing other assurances if major Subcontractors fail to furnish final waivers; maintaining labor relations and project labor agreements; providing further assurances; coordinating with other contractors; and causing Siemens Corporation to execute and deliver the EPC Guaranty.

Construction and Start-up

         Except for specific Services the performance of which has already commenced, the Contractor shall commence performance of the Services on the date specified in the Notice to Proceed from our Company. The Contractor shall perform the Services in accordance with Prudent Utility Practices, generally accepted standards of professional care, skill, diligence and competence applicable to engineering, construction and project management practices, all Applicable Laws, all Applicable Permits, the Real Estate Rights, the Quality Assurance Plan, the Electrical Interconnection Requirements, the Environmental Requirements and safety precautions set forth in the EPC Contract, and all of the requirements necessary to maintain the warranties granted by the Subcontractors under the EPC Contract. The Contractor shall perform the Services in accordance with our Project Schedule and shall cause

         o each Construction Progress Milestone to be achieved on or prior to the applicable Construction Progress Milestone Date,

         o either Provisional Acceptance or Interim Acceptance of our Facility to occur on or prior to the Guaranteed Provisional Acceptance Date and

         o Final Acceptance of our Facility to occur on or before the Guaranteed Final Acceptance Date.

         The Contractor shall perform the Services such that our Facility, when operated in accordance with the Instruction Manual and the Power Purchase Agreement Operating Requirements (regardless of whether our Facility is operated at 705 MW or at a different output) on Gas and on Fuel Oil, respectively, as of Provisional Acceptance, Interim Acceptance and Final Acceptance, will comply with all Applicable Laws and Applicable Permits, the Electrical Interconnection Requirements and the Guaranteed Emissions Limits in accordance with the Completed Performance Test requirements.

Contract Price and Payment

         The adjusted Contract Price (including Base Scope Changes through the date hereof) is $238 million and commencing on the Commencement Date is to be paid in installments in accordance with the Payment and Milestone Schedule ("Scheduled Payments"). The Contract Price may be adjusted as a result of Scope Changes (as described below). Our Company shall make Scheduled Payments to the Contractor upon receipt of the Contractor's Payment Request unless the Independent Engineer fails to confirm the matters certified to by the Contractor in such request, in which case our Company may defer such Scheduled Payments until such condition is satisfied. Our Company shall withhold from each Scheduled Payment 5% (other than our Project Completion Payment) of such payment until after Final Acceptance ("Retainage"). At Final Acceptance, our Company shall pay all Retainage except for $1,000,000 and 150% of the cost of completing all Punch List items. Our Company shall pay our Project Completion Payment (including all remaining Retainage) within 30 days after Project Completion. Upon the termination of the EPC Contract, the Contractor shall be entitled to a Termination Payment equal to the Scheduled Payments due and owing, Retainage and termination costs incurred by the Contractor and Subcontractors. Our Company is not obligated to make any payment to the Contractor at any time the Contractor is in material breach of the EPC Contract (unless the Contractor is diligently pursuing a cure). All payments are subject to release of claims.

Our Company's Services

         Our Company's responsibilities include: designating a representative for our Project; furnishing the Contractor access to the Site; securing specified Applicable Permits and Real Estate Rights; providing specified start-up personnel; furnishing water, water delivery facilities, specified spare parts, water disposal services and consumables; providing permanent utilities for the start-up, testing and operation of our Facility; providing fuel supply arrangements; providing electrical interconnection facilities arrangements; furnishing approvals; administering third-party contracts; causing AES to provide the AES Pre-financial Closing Guaranty.

         If our Company fails to meet any of its obligations under the EPC Contract, then, to the extent that the Contractor was reasonably delayed in the performance of the Services as a direct result thereof, an equitable adjustment to one or more of the Contract Price, the Guaranteed Completion Dates, the Construction Progress Milestone Dates, the Payment and Milestone Schedule and our Project Schedule, and, as appropriate, such other provisions of the EPC Contract that may be affected thereby, shall be made by agreement between our Company and the Contractor.

Completion and Acceptance of our Project

Mechanical Completion

         Mechanical Completion shall be achieved when:

         o All equipment and facilities necessary for the full, safe and reliable operation of our Facility have been properly constructed, installed, insulated and protected where required, and correctly adjusted, and can be safely used for their intended purposes in accordance with the Instruction Manual and all Applicable Laws and Applicable Permits;

         o The tests required for Mechanical Completion that are identified in the EPC Contract have been successfully completed;

         o Our Facility is fully and properly interconnected and synchronized with the electrical system of the Utility in accordance with the Electrical Interconnection Requirements, and all features and equipment of our Facility are capable of operating simultaneously; and

         o The complete performance by the Contractor of all the Services relating to our Facility under the EPC Contract, except for any remaining Punch List items, Performance Tests, Power Purchase Agreement Output Tests and Reliability Run applicable thereto, in compliance with the standards of performance set forth in the EPC Contract, such that our Facility meets all of the requirements set forth in the EPC Contract applicable thereto but excluding the achievement of the Guaranteed Emission Limits and the Performance Guarantees.

         When the Contractor believes that it has achieved Mechanical Completion, it shall deliver to our Company the Notice of Mechanical Completion. Within 10 days of receipt of the Notice of Mechanical Completion, if it is satisfied that the Mechanical Completion requirements have been met, our Company shall deliver to the Contractor a Mechanical Completion Certificate. If reasonable cause exists for doing so, our Company shall notify the Contractor in writing that Mechanical Completion has not been achieved, stating the reasons therefor. If Mechanical Completion has not been achieved as so determined by our Company, the Contractor shall promptly take such action or perform such additional Services as will achieve Mechanical Completion of our Facility and shall issue to our Company another Notice of Mechanical Completion. Such procedure shall be repeated as necessary until Mechanical Completion of our Facility has been achieved.

Performance Tests and Power Purchase Agreement Output Tests

         Once Mechanical Completion has been achieved, the Contractor shall perform the Performance Tests and Power Purchase Agreement Output Tests in accordance with criteria set forth in the EPC Contract. The Contractor shall give our Company notice of the Performance Tests and Power Purchase Agreement Output Tests. Our Company shall arrange for the disposition of output during start-up and testing. The Contractor may declare the Performance Test or the Power Purchase Agreement Output Test to be a Completed Performance Test or a Completed Power Purchase Agreement Output Test, respectively, if during such tests the operation of our Facility complies with Applicable Laws, Applicable Permits, Guaranteed Emissions Limits and other required standards.

Provisional Acceptance

         Provisional Acceptance shall be achieved when:

         o The Contractor has caused a completed Performance Test in which our Facility, while operating on Gas, demonstrates during a minimum of two 2-hour tests an average net electrical output and a net heat rate of 95% (or higher) of the Gas-based Electrical Output Guarantee and 108% (or lower) of the Gas-based Heat Rate Guarantee;

         o The Contractor has caused a completed Power Purchase Agreement Output Test in which our Facility demonstrates during a continuous period of 100 hours achievement of 95% (or higher) of the Gas-based Electrical Output Guarantee, while operating on Gas and to our Company's reasonable satisfaction, the other capabilities required to be demonstrated under the EPC Contract; and

         o Our Facility has achieved, and continues to satisfy, the requirements of Mechanical Completion.

         When the Contractor believes that it has achieved Provisional Acceptance of our Facility, it shall deliver to our Company a Notice of Provisional Acceptance. If it is satisfied that the Provisional Acceptance requirements have been met, our Company shall deliver to the Contractor a Provisional Acceptance Certificate. If reasonable cause exists for doing so, our Company shall notify the Contractor in writing that Provisional Acceptance of our Facility has not been achieved, stating the reasons therefor. If our Company determines that Provisional Acceptance of our Facility has not been achieved, the Contractor shall promptly take such action or perform such additional Services as will achieve Provisional Acceptance and, if the Contractor believes that Provisional Acceptance of our Facility has been achieved, shall issue to our Company another Notice of Provisional Acceptance. Unless Interim Acceptance or Final Acceptance of our Facility shall have previously occurred, such procedure shall be repeated as necessary until Provisional Acceptance of our Facility has been achieved. Upon the earliest to occur of Provisional Acceptance, Interim Acceptance and Final Acceptance of our Facility, our Company shall take possession and control our Facility and shall thereafter be solely responsible for the operation and maintenance thereof. After our Company takes possession and control of our Facility, the Contractor shall have reasonable access to our Facility to complete the Services.

Interim Acceptance

         Interim Acceptance shall be achieved when:

         o The Contractor has caused a Completed Performance Test in which our Facility, while operating on Gas, demonstrating during such Performance Test an average net electrical output and a net heat rate (each as measured and corrected to the design operating conditions, all in accordance with the procedures set forth in the EPC Contract) of 95% (or higher) of the Gas-based Electrical Output Guarantee (but in no event lower than the percentage of the Gas-based Electrical Output Guarantee demonstrated by the applicable Completed Performance Test and Completed Power Purchase Agreement Output Test at Provisional Acceptance, if applicable) and 104% (or lower) of the Gas-based Heat Rate Guarantee;

         o If neither Provisional Acceptance nor Interim Acceptance of our Facility has theretofore occurred, the Contractor has caused a Completed Power Purchase Agreement Output Test in accordance with the EPC Contract to be concluded in which our Facility demonstrates (i) a level of achievement of 95% (or higher) of the Gas-based Electrical Output Guarantee, while operating on Gas, and (ii) to the Utility's reasonable satisfaction, the other capabilities required to be so demonstrated under the EPC Contract;

         o Our Facility has achieved, and continues to satisfy the requirements for the achievement of, Mechanical Completion; and

         o The Contractor has completed performance of the Services except for (i) Punch List items and (ii) Services that are required by the terms of the EPC Contract to be completed after the achievement of Interim Acceptance.

         When the Contractor believes that it has achieved Interim Acceptance of our Facility, it shall deliver to our Company Notice of Interim Acceptance. If it is satisfied that the Interim Acceptance requirements have been met, our Company shall deliver to the Contractor an Interim Acceptance Certificate. If reasonable cause exists for doing so, our Company shall notify the Contractor in writing that Interim Acceptance of our Facility has not been achieved, stating the reasons therefor. If our Company determines that Interim Acceptance has not been achieved, the Contractor shall promptly take such action or perform such additional Services as will achieve Interim Acceptance and, if the Contractor believes that Interim Acceptance of our Facility has been achieved, shall issue to our Company another Notice of Interim Acceptance. Unless Final Acceptance of our Facility shall have previously occurred, such procedure shall be repeated as necessary until Interim Acceptance of our Facility has been achieved.

Final Acceptance

         Final Acceptance shall be achieved when:

         o The Contractor has caused a Completed Performance Test in accordance with the EPC Contract to be concluded in which our Facility, while operating separately on Gas and on Fuel Oil, demonstrates during such Performance Test an average net electrical output and a net heat rate of 100% (or higher) of each of the corresponding Gas-based and Fuel Oil-based Electrical Output Guarantees and 100% (or lower) of each of the corresponding Gas-based and Fuel Oil-based Heat Rate Guarantees;

         o If neither Provisional Acceptance nor Interim Acceptance of our Facility shall have theretofore occurred or if Company shall have requested that a new Completed Power Purchase Agreement Output Test be conducted in connection with Final Acceptance of our Facility, the Contractor has caused a Completed Power Purchase Agreement Output Test in accordance with the EPC Contract to be concluded in which our Facility demonstrates (i) a level of achievement of 100% (or higher) of the Gas-based Electrical Output Guarantee, while operating on Gas, and (ii) to the Utility's reasonable satisfaction, the other capabilities required to be so demonstrated under the EPC Contract;

         o our Facility has achieved, and continues to satisfy the requirements for the achievement of, Mechanical Completion;

         o        the Reliability Guarantee has been achieved under the EPC
                  Contract; and

         o the Contractor has completed performance of the Services except for (i) Punch List items and (ii) Services that are required by the terms of the EPC Contract to be completed after the achievement of Final Acceptance (such as the Contractor's warranty obligations).

         The Reliability Guarantee shall have been achieved if and only if our Facility demonstrates an Average Equivalent Availability of not less than 92% while operating over a period of at least 45 consecutive days in accordance with Applicable Laws, Applicable Permits, the Electrical Interconnection Requirements, the Power Purchase Agreement Operating Requirements, the Guaranteed Emissions Limits, the Instruction Manual and the Power Purchase Agreement.

         When the Contractor believes that it has achieved Final Acceptance of our Facility, it shall deliver to our Company a Notice of Final Acceptance. If it is satisfied that the Final Acceptance requirements have been met, our Company shall deliver to the Contractor a Final Acceptance Certificate. If reasonable cause exists for doing so, our Company shall notify the Contractor in writing that Final Acceptance has not been achieved, stating the reasons therefor. If our Company determines that Final Acceptance has not been achieved, the Contractor shall promptly take such action or perform such additional Services as will achieve Final Acceptance and shall issue to our Company another Notice of Final Acceptance. Such procedure shall be repeated as necessary until Final Acceptance has been achieved or deemed to have occurred.

         At any time, by giving notice to the Contractor, our Company in its sole discretion may elect to effect Final Acceptance, in which case Final Acceptance shall be deemed effective as of the date of such notice, and the Contractor shall have no liability to our Company for any amounts thereafter arising as Performance Guarantee Payments (other than any Interim Period Rebates that arose prior to such election by our Company) for failure of our Facility to achieve any or all of the Performance Guarantees applicable thereto.

         At any time after Provisional Acceptance or Interim Acceptance of our Facility has been achieved, the Contractor may, after exhausting all reasonable repair and replacement alternatives in order to achieve the applicable Performance Guarantees for Final Acceptance, and provided that the Reliability Guarantee shall have been achieved, give to our Company notice of its intention to elect to declare Final Acceptance. In such event, the Contractor may elect to use the results of the most recent eligible Completed Performance Test for the purpose of determining our Facility's level of achievement of the Performance Guarantees. Final Acceptance shall be deemed effective as of the last to occur of (i) the date of our Company's receipt of the declaration and report of the final Completed Performance Test, or, as applicable, the most recent Completed Performance Test, (ii) the date of our Company's receipt of the declaration and report of any additional Completed Power Purchase Agreement Output Test required by our Company in connection with Final Acceptance and (iii) the effective date of the achievement of the Reliability Guarantee.

         If on or before the Guaranteed Final Acceptance Date (i) our Facility has achieved either Provisional Acceptance or Interim Acceptance, (ii) the most recent Completed Performance Test has satisfied the relevant provisions of the EPC Contract and (iii) the Reliability Guarantee has been achieved, then Final Acceptance of our Facility shall be deemed to occur on the Guaranteed Final Acceptance Date. If (i) on or before the Guaranteed Final Acceptance Date, our Facility has achieved at least Provisional Acceptance or Interim Acceptance and has achieved all other requirements for Final Acceptance except for the Reliability Guarantee and (ii) within 90 days after the Guaranteed Final Acceptance Date, the Reliability Guarantee has been achieved and all other requirements for Final Acceptance continue to be satisfied at such time, then Final Acceptance of our Facility shall be deemed to occur on the date on which the Reliability Guarantee is achieved.

Project Completion

         Project Completion shall be achieved under the EPC Contract when:

         o Final Acceptance of our Facility shall have occurred and the Performance Guarantees with respect to our Facility shall have been achieved (or in lieu of achievement of the Performance Guarantees, applicable rebates under the EPC Contract shall have been paid, or our Company shall have elected Final Acceptance);

         o        The Reliability Guarantee shall have been achieved;

         o The Contractor shall have demonstrated during the Completed Performance Test that the operation of our Facility does not exceed the Guaranteed Emissions Limits;

         o The requirements for achieving Mechanical Completion of our Facility shall continue to be met;

         o The Punch List items shall have been completed in accordance with the EPC Contract; and

         o The Contractor shall have performed all of the Services, other than those Services (such as the Contractor's warranty obligations) which by their nature are intended to be performed after Project Completion.

         When the Contractor believes that it has achieved Project Completion, it shall deliver to our Company a Notice of Project Completion. If it is satisfied that the Final Acceptance requirements have been met, our Company shall deliver to the Contractor a Project Completion Certificate. If reasonable cause exists for doing so, our Company shall notify the Contractor in writing that Project Completion has not been achieved, stating the reasons therefor. If our Project Completion has not been achieved as so determined by our Company, the Contractor shall promptly take such action or perform such additional Services as will achieve Project Completion and shall issue to our Company another Notice of Project Completion. Such procedure shall be repeated as necessary until Project Completion is achieved.

         The Contractor shall be obligated to achieve Project Completion within 180 days after Final Acceptance of our Facility. If the Contractor does not achieve our Project Completion on or before our Project Completion Deadline or if our Company determines that the Contractor is not proceeding with all due diligence to complete the Services in order to achieve Project Completion by such deadline, our Company may retain another contractor to complete such work at Contractor's expense.

Price Rebate for Failure to Meet Guarantees

Completion Dates

         The Contractor guarantees that (i) at least one of Provisional Acceptance, Interim Acceptance or Final Acceptance of our Facility shall be achieved on or before the Guaranteed Provisional Acceptance Date and (ii) Final Acceptance of our Facility shall be achieved on or before the Guaranteed Final Acceptance Date.

         If none of Provisional Acceptance, Interim Acceptance or Final Acceptance of our Facility occurs by the date that is 45 days after the Guaranteed Provisional Acceptance Date, the Contractor shall pay our Company $110,000 per day ("Provisional Acceptance Late Completion Payments") for each day Provisional Acceptance, Interim Acceptance or Final Acceptance is later than the Guaranteed Provisional Acceptance Date (but in no event shall the aggregate amount of such payments be greater than the Delay LD SubCap).

         If none of Provisional Acceptance, Interim Acceptance and Final Acceptance of our Facility occurs on or before the date that is 40 days after the Guaranteed Provisional Acceptance Date, the Contractor shall, on such date, submit for approval by our Company and the Independent Engineer a Plan to accelerate the performance of the Services as necessary in order to achieve (i) at least one of Provisional Acceptance, Interim Acceptance and Final Acceptance of our Facility by the date that is 12 months after the Guaranteed Provisional Acceptance Date and (ii) Final Acceptance of our Facility by the Guaranteed Final Acceptance Date. If the Plan is not approved by our Company and the Independent Engineer, the Contractor shall revise the Plan and resubmit a revised Plan for approval by our Company and the Independent Engineer.

         If Provisional Acceptance, Interim Acceptance and Final Acceptance (whichever is the earlier to occur) of our Facility occurs prior to the Guaranteed Provisional Acceptance Date (the "Early Completion Bonus Trigger Date"), our Company shall pay the Contractor $50,000 per day ("Early Completion Bonus") for each day by which Provisional Acceptance, Interim Acceptance and Final Acceptance precedes the Early Completion Bonus Trigger Date (but in no event shall the aggregate amount of such bonus exceed $3,000,000).

Performance Guarantees

Electrical Output

         If the average net electrical output of our Facility at Provisional Acceptance or Interim Acceptance (whichever is the earlier to occur) is less than the Gas-based Electrical Output Guarantee, then the Contractor shall pay our Company, as a rebate, for each day during the Interim Period, an amount equal to $0.22 per day for each kilowatt by which such average net electrical output is less than such Gas-based Electrical Output Guarantee.

         Upon Final Acceptance, if the average net electrical output of our Facility during the Gas-fired portion of the Completed Performance Test is less than the Gas-based Electrical Output Guarantee, then our Company shall pay the Contractor, as a rebate, an amount equal to $550 for each kilowatt by which such an average net electrical output is less than the Gas-based Electrical Output Guarantee and (ii) the Fuel Oil-based portion of the Completed Performance Test is less than the Fuel Oil-based Electrical Output Guarantee, then the Contractor shall pay our Company, as a rebate, an amount equal to $30 for each kilowatt by which such average net electrical output is less than the Fuel Oil-based Electrical Output Guarantee.

         Upon Final Acceptance, if the average net electrical output of our Facility during the Gas-fired portion of the Completed Performance Test is greater than the Gas-based Electrical Output Guarantee, then the Contractor shall pay our Company as a bonus, an amount equal to 50% of the net incremental revenues received by Company during the period of the first three years following the Commercial Operation Date as a result of (i) any power purchase agreement concluded with a Utility whereby the Utility purchases such Excess Output, (ii) any short-term sales of such Excess Output, and (iii) any spot sales of such Excess Output, in each of the cases (i) through (iii) above after subtracting all incremental costs and Taxes associated with such Excess Output (provided, however, that the aggregate amount of any such bonus shall in no event exceed $275 per kilowatt of Excess Capacity).

Heat Rate Guarantees

         If the average net heat rate of our Facility at Provisional Acceptance and/or Interim Acceptance (if having occurred before Final Acceptance) exceeds the Gas-based Heat Rate Guarantee, then the Contractor shall pay our Company, as a rebate, for each day during the Interim Period, an amount equal to $44 per day for each BTU/KwH by which such measured net heat rate is greater than such Gas-based Heat Rate Guarantee.

         Upon Final Acceptance, if the net heat rate of our Facility during (i) the Gas-fired portion of the Completed Performance Test exceeds the Gas-based Heat Rate Guarantee, then the Contractor shall pay our Company, as a rebate, an amount equal to $162,300 for each BTU/KwH by which such measured heat rate is greater than the Gas-based Heat Rate Guarantee, and (ii) the Fuel Oil-fired portion of the Completed Performance Test exceeds the Fuel Oil-based Heat Rate Guarantee, then the Contractor shall pay our Company, as a rebate, an amount equal to $17,000 for each BTU/KwH by which such measured heat rate is greater than the Fuel Oil-based Heat Rate Guarantee.

         Upon Final Acceptance, if the average net heat rate during the Gas-fired portion of the Completed Performance Test is less than the Gas-based Heat Rate Guarantee, then our Company shall pay the Contractor, as a bonus, an amount equal to $40,000 for each BTU/KwH by which such measured heat rate is less that the Gas-based Heat Rate Guarantee (provided, however, that the aggregate amount of any such bonus shall in no event exceed $3,000,000).

Liability and Damages

Limitation of Liability

         In no event shall the Contractor's liability (i) for Provisional Acceptance Late Completion Payments, exceed in the aggregate an amount equal to 20% of the Contract Price (the "Delay LD SubCap") and (ii) for all Provisional Acceptance Late Completion Payments and Performance Guarantee Payments, exceed in the aggregate an amount equal to 45% of the Contract Price (the "Total LD SubCap").

Consequential Damages

         Neither Party nor any of its contractors, subcontractors or other agents providing equipment, material or services for our Project shall be liable for any indirect, incidental, special or consequential loss or damage of any type.

Aggregate Liability of Contractor

         The total aggregate liability of the Contractor and any of its Subcontractors (including, without limitation, liabilities covered by the Delay LD SubCap and the Total LD SubCap) to our Company shall not in any event exceed an amount equal to the Contract Price (provided, however, that such limitation of liability shall not apply to obligations to remove liens or to make indemnification payments).

Warranties and Guarantees

         The Contractor warrants and guarantees that during the applicable Warranty Period

         o all machinery, equipment, materials, systems, supplies and other items comprising our Project shall be new and of first-rate quality which satisfies utility-grade standards and in accordance with Prudent Utility Practices and the specifications set forth in the EPC Contract, suitable for the use in generating electric energy and capacity under the climatic and normal operating conditions and free from defective workmanship or materials,

         o it will perform all of its design, construction, engineering and other Services in accordance with the EPC Contract,

         o our Project and its components shall be free from all defects caused by errors or omissions in engineering and design, as determined by reference to Prudent Utility Practices, and shall comply with all Applicable Laws, all Applicable Permits, the Electrical Interconnection Requirements, the Power Purchase Agreement Operating Requirements and the Guaranteed Emissions Limits and

         o the completed Project shall perform its intended functions of generating electric energy and capacity as a complete, integrated operating system as contemplated in the EPC Contract. If our Company notifies the Contractor within 30 days after the expiration of the applicable Warranty Period of any defects or deficiencies discovered during the applicable Warranty Period, the Contractor shall promptly reperform any of the services at its own expense to correct any errors omissions, defect or deficiencies and, in the case of defective or otherwise deficient machinery, equipment, materials, systems supplies or other items, replace or repair the same at its own expense. The Contractor warrants and guarantees that, to the extent our Company has made all payments then due to the Contractor, title to our Facility and all work, materials, supplies and equipment shall pass to our Company free and clear of all liens, other than any Permitted Liens. Other than the warranties and guarantees provided in the EPC Contract there are no other warranties of any kind, whether statutory, express or implied relating to the Services.

         During the applicable Warranty Period, the Contractor shall promptly notify our Company of any engineering and design defects which are manifested in any of the Contractor's fleet of 501G combustion turbines under construction, start-up or testing or in operation during such Warranty Period and which could reasonably be expected to be common to the fleet or this Facility. Upon such a notification from the Contractor of a fleet-wide or common defect and otherwise upon notification from our Company no later than 30 days after the expiration of the applicable Warranty Period of any defects or deficiencies in our Project or any component thereof, our Company shall, subject to the provisions of the EPC Contract, make our Facility or such subject Equipment available to the Contractor for the Contractor to re-perform, replace or, at the Contractor's option, repair the same at the Contractor's expense such that it is in compliance with the standards warranted and guaranteed, all in accordance with the EPC Contract.

Force Majeure

Force Majeure Event

         A "Force Majeure Event" shall mean any act or event that prevents the affected Party from performing its obligations (other than the payment of money) under the EPC Contract or complying with any conditions required to be complied with under the EPC Contract if such act or event is beyond the reasonable control of and not the fault of the affected Party and such Party has been unable by the exercise of due diligence to overcome or mitigate the effects of such act or event. Force Majeure Events include, but are not limited to, acts of declared or undeclared war, sabotage, landslides, revolution, terrorism, flood, tidal wave, hurricane, lightning, earthquake, fire, explosion, civil disturbance, insurrection or riot, act of God or the public enemy, action (including unreasonable delay or failure to act) of a court or public authority, or strikes or other labor disputes of a regional or national character that are not limited to only the employees of the Contractor or its Subcontractors and that are not due to the breach of a labor contract or Applicable Law by the Party claiming Force Majeure or any of its Subcontractors. Force Majeure Events do not include (i) strikes, work stoppages and labor disputes or unrest of any kind that involve only employees of the Contractor or any Subcontractors (except as expressly provided in the foregoing sentence), (ii) late delivery of materials or equipment (except to the extent caused by a Force Majeure Event) and (iii) economic hardship.

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

Excused Performance

         If either Party is rendered wholly or partly unable to perform its obligations because of a Force Majeure Event, that Party will be excused from whatever performance is affected by the Force Majeure Event to the extent so affected; provided, that:

         o the non-performing Party gives the other Party prompt notice describing the particulars of the occurrence;

         o the suspension of performance is of no greater scope and of no longer duration than is reasonably required by the Force Majeure Event;

         o the non-performing Party exercises all reasonable efforts to mitigate or limit damages to the other Party;

         o the non-performing Party uses its best efforts to continue to perform its obligations under the EPC Contract and to correct or cure the event or condition excusing performance; and

         o when the non-performing Party is able to resume performance of its obligations, that Party shall give the other Party written notice to that effect and shall promptly resume performance under the EPC Contract.

Scope Changes

Scope Changes

         Our Company may order Scope Changes to the Services, in which event one or more of the Contract Price, the Construction Progress Milestone Dates, the Guaranteed Completion Dates, the Payment and Milestone Schedule, our Project Schedule and the Performance Guarantees shall be adjusted accordingly, if necessary. All Scope Changes shall be authorized by a Scope Change Order and only our Company or our Company's Representative may issue Scope Change Orders.

         As soon as the Contractor becomes aware of any circumstances which the Contractor has reason to believe may necessitate a Scope Change, the Contractor shall issue to our Company a Scope Change Order Notice at the Contractor's expense. If our Company desires to make a Scope Change, in response to a Scope Change Order Notice or otherwise, it shall submit a Scope Change Order Request to the Contractor. The Contractor shall promptly review the Scope Change Order Request and notify our Company in writing of the options for implementing the proposed Scope Change and the effect, if any, each such option would have on the Contract Price, the Guaranteed Completion Dates, the Construction Progress Milestone Dates, the Payment and Milestone Schedule, our Project Schedule and the Performance Guarantees.

         No Scope Change Order shall be issued and no adjustment of the Contract Price, the Guaranteed Completion Dates, the Construction Progress Milestone Dates, the Payment and Milestone Schedule, our Project Schedule or the Performance Guarantees shall be made in connection with any correction of errors, omission, deficiencies, or improper or defective work on the part of the Contractor or any Subcontractors in the performance of the Services. Changes due to changes in Applicable Laws or Applicable Permits occurring after the date of the EPC Contract shall be treated as Scope Changes.

Effect of Force Majeure Event

         If and to the extent that any Force Majeure Events affect the Contractor's ability to meet the Guaranteed Completion Dates, or the Construction Progress Milestone Dates, an equitable adjustment in one or more of such dates, the Payment and Milestone Schedule and our Project Schedule shall be made by agreement of our Company and the Contractor. No adjustment to the Performance Guarantees and, except as otherwise expressly set forth below, the Contract Price shall be made as a result of a Force Majeure Event. If the Contractor is delayed in the performance of the Services by a Force Majeure Event, then:

         o to the extent that the delay(s) are, in the aggregate, six months or less, the Contractor shall absorb all of its costs and expenses resulting from said delay(s); and

         o to the extent that the delay(s) are, in the aggregate, more than six months, the Contractor shall be reimbursed by our Company for those incremental costs and expenses resulting from said delay(s) which are incurred by the Contractor after said six-month period.

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

Price Change

         An increase or decrease in the Contract Price, if any, resulting from a Scope Change requested by our Company or made under the EPC shall be determined, upon the mutual agreement of the Parties.

Continued Performance Pending Resolution of Disputes

         If a dispute regarding the amount of any increase or decrease in the Contractor's costs with respect to a Scope Change, the Contractor shall proceed with the performance of such Scope Change promptly following our Company's execution of the corresponding Scope Change Order.

         If Hazardous Materials were not identified in an environmental site assessment report delivered by our Company to the Contractor prior to the Commencement Date and were not brought onto the Site by the Contractor or any of its Subcontractors, then the Contractor shall be entitled to a Scope Change under the EPC Contract.

Indemnification

Contractor Indemnity

         The Contractor shall fully indemnify, save harmless and defend our Company, its parents, subsidiaries and other affiliates, the Financing Parties, and the directors, officers, agents, employees, successors and assigns of each of them (the "Company Indemnified Parties"), from and against any and all losses, costs, damages, injuries, liabilities, claims, demands, penalties, interest and causes of action, including without limitation reasonable attorneys' fees (collectively, the "Damages"),

         o directly or indirectly arising out of, resulting from or related to any third-party claims associated with the EPC Contract (including without limitation any such claims for damage to or destruction of property of, or death of or bodily injury to, persons to the extent caused or contributed to by the Contractor's or any Subcontractor's negligence or intentionally wrongful act in the performance of the Services or otherwise relating to the EPC Contract or our Project, whether or not our Company Indemnified Parties are contributorily negligent);

         o in favor of any governmental authority or other third party to the extent caused by (a) failure of the Contractor or any Subcontractor to comply with Applicable Laws and Applicable Permits as required by the EPC Contract, (b) failure of the Contractor or any Subcontractor to properly administer and pay Taxes or (c) nonpayment of amounts due as a result of furnishing materials or services to the Contractor or any Subcontractor in connection with the Services;

         o by reason of any claims or suits arising out of claims of infringement of any domestic or foreign patent rights, copyrights or other intellectual property, proprietary or confidentiality rights with respect to materials and information used by the Contractor or any Subcontractor in performing the Services or in any way incorporated in or related to our Project; or

         o resulting from (a) any Hazardous Material which has been brought onto the Site by any Contractor Responsible Party (other than any Company Accepted Hazardous Materials), (b) the Contractor's failure to notify our Company promptly of the presence of any Hazardous Material on, or the release of any Hazardous Material on or from, the Site, and such failure has a material adverse effect on our Company or our Project, or
                  (c) to the extent that any Contractor Responsible Party has negligently aggravated the condition resulting from the presence of any Hazardous Material on, or the release of any Hazardous Material on or from, the Site.

Company Indemnity

         Our Company shall fully indemnify, save harmless and defend the Contractor, its parent, subsidiaries and other affiliates, and the directors, officers, agents, employees, successors and assigns of each of them (the "Contractor Indemnified Parties") from and against all Damages resulting from the presence of any Hazardous Material on, or the release of any Hazardous Material on or from, the Site, other than (i) any Hazardous Material that may be described in an environmental site assessment, if any, that our Company delivers to the Contractor prior to the Commencement Date and for which the Contractor has not refused to accept responsibility and (ii) any Hazardous Materials brought onto the Site by any Contractor Responsible Party (but excluding any Hazardous Materials that are contained, consistent with Prudent Utility Practices, in part of the Services accepted by our Company at the time of Provisional Acceptance, Interim Acceptance or Final Acceptance of our Facility and had been expressly identified in a Material Safety Data Sheet delivered to our Company by the Contractor prior to our Company's acceptance thereof ("Company Accepted Hazardous Materials")).

Insurance

General

         The Contractor shall provide and maintain the following types of insurance at all times while the Contractor or any Subcontractor is performing the Services: Workers' Compensation Insurance and Employers' Liability Insurance; Commercial General Liability Insurance; Business Automobile Liability Insurance; Commercial Umbrella and/or Excess Insurance; "All-Risk" Builder's Risk Insurance; and Ocean Marine Cargo Insurance. Before permitting any of its Subcontractors to perform any Services at the Site, the Contractor shall obtain a certificate of insurance from each such Subcontractor evidencing that such Subcontractor has obtained insurance in such amounts and against such risks as is consistent with the Contractor's customary practices for such types of subcontracts for projects of similar type and capacity to our Project. All insurance policies supplied by the Contractor shall include a waiver of any right of subrogation of the insurers and of any right of the insurers to any set-off, counterclaim or deduction.

Cost of Premiums

         Construction Insurance: The Contractor shall bear responsibility for payment of all premiums for insurance coverage required to be provided by the Contractor.

         Operating Insurance: Our Company shall be responsible for obtaining, on such terms and conditions as our Company and its Financing Parties reasonably deem to be appropriate, "all-risk" property insurance (including "business interruption" coverage) for our Facility for the period commencing with the first to occur of Provisional Acceptance, Interim Acceptance and Final Acceptance (the "Operating Insurance").

Risk of Loss

         With respect to our Facility, until the Risk Transfer Date, the Contractor (not our Company) shall bear the risk of loss and full responsibility for the costs of replacement, repair or reconstruction resulting from any damage to or destruction of our Facility or any materials, equipment, tools and supplies, which are purchased for permanent installation in or for use during construction of our Facility.

         After the Risk Transfer Date with respect to our Facility, our Company shall bear all risk of loss and full responsibility for repair, replacement or reconstruction with respect to any loss, damage or destruction to our Facility which occurs after such Risk Transfer Date.

Deductibles

         The Contractor shall be responsible for deductibles for any losses covered by insurance required to be provided by the Contractor; provided, however, that our Company shall be responsible for the following:

         o deductibles in connection with any such Project losses that are covered by Builder's Risk insurance and Ocean Marine Cargo insurance, in each case only up to the permitted deductibles and only to the extent that the deductibles are in respect of losses caused by the negligence or intentional misconduct of our Company; and

         o deductibles in connection with any such Project losses that are covered by the "Delay in Start-Up" insurance.

Additional Insureds

         All Contractor and Company furnished insurance coverages (with the exception of Workers Compensation Insurance) shall include our Company, the Contractor, the Financing Parties, the Utility and all their assignees, subsidiaries and affiliates as additional insureds, as their respective interests may appear and, with respect to the "All Risk" Builder's Risk Insurance, shall designate the Financing Parties (as identified by our Company) as loss payees for losses in excess of $1 million.

No Limitation of Liability

         The required coverages shall in no way affect, nor are they intended as a limitation of, the Contractor's liability with respect to its performance of the Services except as expressly provided elsewhere.

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
Insurance Primary

         All policies of insurance provided by the Contractor shall be written as primary and noncontributing with respect to any other similar coverage that our Company, the Financing Parties, the Utility and their assignees, subsidiaries and affiliates may carry.

Termination

Termination for Company's Convenience

         Our Company may for its convenience terminate any part of the Services or all remaining Services at any time upon 30 days' prior written notice to the Contractor specifying the part of the Services to be terminated and the effective date of termination. Our Company may elect to suspend completion of all or any part of the Services upon 10 days' prior written notice to the Contractor (or, in Emergency situations, upon such prior notice as circumstances permit).

Termination by Contractor

         If our Company fails to pay to the Contractor any payment and such failure continues for 20 days, then (i) the Contractor may suspend its performance of the Services upon 10 days' prior written notice to our Company, which suspension may continue until such time as such payment (plus accrued interest thereon) is paid to the Contractor, and/or (ii) if such payment has not been made prior to the commencement of a suspension by the Contractor under clause (i) above, the Contractor may terminate the EPC Contract upon 60 days' prior written notice to our Company; provided, that such termination shall not become effective if such payment (plus accrued interest thereon) is made to the Contractor prior to the end of such notice period. In the event of such a suspension, an equitable adjustment to one or more of the Contract Price, the Guaranteed Completion Dates, the Construction Progress Milestone Dates, the Payment and Milestone Schedule and our Project Schedule, and, as appropriate, such other provisions of the EPC Contract that may be affected thereby, shall be made by agreement between our Company and the Contractor. If our Company has suspended completion of all or any part of the Services in accordance with the EPC Contract for a period in excess of two years in the aggregate, the Contractor may, at its option, at any time thereafter so long as such suspension continues, give written notice to Company that the Contractor desires to terminate such suspended Services. Unless our Company orders the Contractor to resume performance of such suspended services within 10 days of the receipt of such notice from the Contractor, such suspended Services shall be deemed to have been terminated by our Company for its convenience. If the occurrence of one or more Force Majeure Events prevents the Contractor from performing the Services for a period of 365 consecutive days, the Contractor may, at its option, give written notice to our Company of its desire to terminate the EPC Contract.

Consequences of Termination

         o Upon any termination, our Company may, provided, that if such termination is pursuant to any default the Contractor shall have been paid all amounts due and owing to it under the EPC Contract (and provided further, that it shall not be deemed to constitute a waiver by the Contractor of any rights to payment it may have as a result of a non-default related termination in the event of a termination pursuant to a default), at its option elect to have itself (or its designee, which may include any other AES affiliate or any third-party purchaser)
                  (i) assume responsibility for and take title to and possession of our Project and any or all work, materials or equipment remaining at the Site and (ii) succeed automatically, without the necessity of any further action by the Contractor, to the interests of the Contractor in any or all items procured by the Contractor for our Project and in any and all contracts and subcontracts entered into between the Contractor and any Subcontractor with respect to the equipment specified in the EPC Contract, and with respect to any or all other Subcontractors selected by our Company which are materially necessary to the timely completion of our Project, the Contractor shall use all reasonable efforts to enable our Company (or its designee) to succeed to the Contractor's interests thereunder.

         o If any termination occurs, our Company may, without prejudice to any other right or remedy it may have, at its option, finish the Services by whatever method our Company may deem expedient.

Surviving Obligations

         Termination of the EPC Contract (i) shall not relieve the Contractor or our Company of its obligations with respect to the confidentiality of the other Party's information, (ii) shall not relieve the Contractor or our Company of any obligation which expressly or by implication survives termination of the EPC Contract and (iii) except as otherwise provided in any provision of the EPC Contract expressly limiting the liability of either Party, shall not relieve either Party

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
of any obligations or liabilities for loss or damage to the other Party arising out of or caused by acts or omissions of such Party prior to the effectiveness of such termination or arising out of such termination, and shall not relieve the Contractor of its obligations as to portions of the Services already performed or as to obligations assumed by the Contractor or our Company prior to the date of termination.

Default and Remedies

Contractor's Default

         The Contractor's events of default include: voluntary bankruptcy or insolvency; involuntary bankruptcy or insolvency; materially adverse misleading or false representation or warranty; improper assignment; failure to maintain required insurance; failure to comply with Applicable Laws or Applicable Permits; cessation or abandonment of the performance of Services; termination or repudiation of, or default under the EPC Guaranty; failure to supply sufficient skilled workers or suitable material or equipment; failure to make payment when due for labor, equipment or materials; non-occurrence of Provisional Acceptance, Interim Acceptance, Final Acceptance and Construction Progress Milestones; and failure to remedy non-performance or non-observance of any provision in the EPC Contract.

Company's Rights and Remedies

         If the Contractor is in default of its obligations, our Company shall have any or all of the following rights and remedies (in addition to any other rights and remedies that may be available to our Company under the EPC Contract or at law or in equity) and the Contractor shall have the following obligations:

         o Our Company may, without prejudice to any other right or remedy our Company may have under the EPC Contract or at law or in equity, terminate the EPC Contract in whole or in part immediately upon delivery of notice to the Contractor. In case of such partial termination, the Parties shall mutually agree upon a Scope Change Order to make equitable adjustments (including the reduction and/or deletion of obligations of the Parties commensurate with the reduced scope the Contractor shall have after taking into account such partial termination) to one or more of the Guaranteed Completion Dates, the Construction Progress Milestone Dates, the Contract Price, the Payment and Milestone Schedule, our Project Schedule, the Performance Guarantees and such other provisions of the EPC Contract which may be affected thereby, as appropriate. If the Parties are unable to reach mutual agreement as to said Scope Change Order and the dispute resolution procedures set forth in the EPC Contract are invoked, such procedures shall give due consideration to customary terms and conditions under which the Contractor has entered subcontracts with third party prime contractors covering services substantially similar to those Services which are not being terminated.

         o If requested by our Company, the Contractor shall withdraw from the Site, shall assign to our Company such of Contractor's subcontracts (to the extent permitted therein) as our Company may request, and shall remove such materials, equipment, tools and instruments used by, and any debris and waste materials generated by, the Contractor in the performance of the Services as our Company may direct, and our Company, without incurring any liability to the Contractor (other than the obligation to return to the Contractor at the completion of our Project such materials that are not consumed or incorporated into our Project, solely on an "as is, where is" basis without any representation or warranty of any kind whatsoever), may take possession of any and all designs, drawings, materials, equipment, tools, instruments, purchase orders, schedules and facilities of the Contractor at the Site that our Company deems necessary to complete the Services.

Assignment

Consent Required

         The Contractor and our Company shall have no right to assign or delegate any of their respective rights or obligations under the EPC Contract either voluntarily or involuntarily or by operation of law, except that, (i) the Contractor may, without our Company's approval, and provided that such assignment could not reasonably be expected to have a material adverse effect on our Company or our Project, assign all (but not less than all) of its rights or obligations to a parent, sister or subsidiary company; provided, that such assignee is directly or indirectly wholly owned by the EPC Guarantor and the EPC Guaranty issued by the EPC Guarantor is still in full force and effect, and (ii) our Company may, without the Contractor's approval, assign any or all of its rights under the EPC Contract (a) as collateral security to the Financing Parties and (b) to any transferee of our Project or a substantial portion thereof; provided, that such assignee has financial and operational capabilities that are either substantially similar to those of our Company at such time or otherwise are such that the assignment could not reasonably be expected to have a material adverse effect on the Contractor's rights and obligations under the EPC Contract.

Successors and Assigns

         All of the rights, benefits, duties, liabilities and obligations of the Parties shall inure to the benefit of and be binding upon their respective permitted successors and permitted assigns.

Dispute Resolution

Dispute Resolution

         If a dispute arises between our Company and the Contractor regarding the application or interpretation of any provision of the EPC Contract, the aggrieved Party shall promptly give notice in writing to the other Party invoking the dispute resolution provisions and the Parties shall negotiate in good faith and attempt to resolve such dispute. If the Parties fail to resolve the dispute within 30 days after delivery of such notice, each Party shall have the right to require, by written notice to the other Party containing a brief description of the dispute, that each Party nominate and have a senior officer of its management meet with the other Party's nominated senior officer at the Site, or at any other mutually agreed location, within 15 days of such request, in order to attempt to resolve the dispute. Should the Parties be unable to resolve the dispute to their mutual satisfaction within 15 days after such meeting, each Party shall have the right to pursue any and all remedies available to it under the EPC Contract or available to it at law or in equity. If any dispute involves technical issues (including, without limitation, as to the adequacy of any Plan submitted by the Contractor), either Party could request that such matter be referred to a mutually acceptable independent expert for resolution in an expedited manner under procedures and timing to be mutually agreed upon by the Parties.

Performance During Dispute

         Notwithstanding the existence of a dispute between our Company and the Contractor and regardless of whether such dispute is the subject of dispute resolution, the Contractor shall not be entitled to suspend or otherwise delay the performance of the Services.

Representations and Warranties

         The Contractor makes representations and warranties regarding the following: organization and qualification; power and authority; no conflict; validity and binding effect; litigation; patents, licenses, franchises; compliance with laws; and disclosure.

         Our Company makes representations and warranties regarding the following: organization and qualification; power and authority; no conflict; validity and binding effect; litigation; compliance with laws; and disclosure.

                         Maintenance Services Agreement

         Our Company (as assignee of AES Ironwood, Inc.) and Siemens Westinghouse Power Corporation (the "Contractor") (our Company and the Contractor, collectively, the "Parties", and each individually, a "Party", for the purpose of this summary) have entered into the Maintenance Program Parts, Shop Repairs and Scheduled Outage TFA Services Contract (the "Maintenance Services Agreement"), dated as of September 23, 1998, by which the Contractor will provide us with, among other things, combustion turbine parts, shop repairs and scheduled outage technical field assistance services.

         The Maintenance Services Agreement became effective on the date of execution and unless terminated early, shall terminate upon completion of shop repairs performed by the Contractor following the eighth planned outage (each such planned outage, a "Scheduled Outage") of the applicable Combustion Turbine or 10 years from initial synchronization of the applicable Combustion Turbine, whichever occurs first.

Scope of Work

         During the term of the Maintenance Services Agreement, and in accordance with the Scheduled Outage plan, the Contractor is required to do the following:

         o deliver the type and quantity of New Program Parts for installation of the Combustion Turbine;

         o repair/refurbish Program Parts and equipment for the Combustion Turbine;

         o        provide Miscellaneous Hardware;

         o provide our Company with Material Safety Data Sheets for all hazardous materials the Contractor intends to bring/use on the Site; and

         o provide the services of a maintenance program engineer to manage the Combustion Turbine maintenance program. The Contractor will also provide technical field assistance ("TFA") which involves advice and consultation for the disassembly, inspection and assembly of various equipment.

         Our Company is responsible for, among other things:

         o storing and maintaining parts, materials and tools to be used in or on the Combustion Turbine;

         o maintaining and operating the Combustion Turbine consistently with the warranty conditions;

         o ensuring that its operator and maintenance personnel are properly trained;

         o        transporting Program Parts in need of repair/refurbish; and

         o providing the Contractor, on a monthly basis, with the number of equivalent starts determined in accordance with the appropriate current service bulletin (the "Equivalent Starts") and the number of equivalent base load hours determined in accordance with the appropriate current service bulletin ("EBH") incurred by each Combustion Turbine.

         Our Company and the Contractor will jointly develop the Scheduled Outage plan. The Scheduled Outage plan will be consistent with the terms and conditions of the Power Purchase Agreement.

Early Replacement

         If it is determined that due to Normal Wear and Tear a Program Part(s) for the Combustion Turbine has failed or will not last until the next Scheduled Outage, and such part has to be repaired before the scheduled replacement period, the Contractor will replace such Program Part by moving up a New Program Part which is otherwise scheduled to be delivered at a later date. The Contract Price for such replacement will not be affected if the replacement date is less than or equal to one year earlier than the Scheduled Outage during which such Program Part was scheduled to be replaced. If the actual replacement date for a Program Part is more than one year earlier than the Scheduled Outage at which point the Program Part was scheduled to be replaced, such early replacement will result in an adjustment to the Payment Schedule. The Contractor has the final decision with regard to the replacement or refurbishment associated with any Program Part. If our Company disputes the Contractor's decision, our Company may seek to resolve such dispute in accordance with the dispute resolution procedures discussed below.

Parts Life Credit

         After applicable warranty periods set forth in the Maintenance Services Agreement and the EPC Contract, the Contractor will provide a parts life credit if a Program Part requires replacement due to Normal Wear and Tear prior to meeting its expected useful life. The Contractor has the final decision with regard to actual parts life and the degree of repair or refurbishment associated with any Program Parts. The parts life credit will be calculated in terms of EBHs and Equivalent Starts. The price of the replacement part will be adjusted by the net percentage increase or decrease in the Consumer Price Index (the "Escalation Factor"). If our Company disputes the Contractor's decision, our Company may seek to resolve such dispute in accordance with the dispute resolution procedures discussed below.

Contract Price and Payment Terms

         The Contractor will invoice our Company monthly and payments are then due within 25 days. The fees assessed by the Contractor will be based on the number of EBHs accumulated by the applicable Combustion Turbine as adjusted by the Escalation Factor. The "Contract Price" will be the aggregate number of fees as adjusted plus any additional payment amount mutually agreed to by the parties under a Change Order.

Unscheduled Outages and Unscheduled Outage Work

         If during the Term of the Maintenance Services Agreement an outage occurs that is not otherwise a Scheduled Outage (an "Unscheduled Outage") resulting from (i) the non-conformity of New Program Parts; (ii) the failing of a Shop Repair; (iii) a Program Part requiring replacement due to Normal Wear and Tear prior to achieving its expected life in terms of EBHs or Equivalent Starts; or (iv) the failure of a Service, performed by the Contractor, our Company shall hire the Contractor (to the extent not supplied by the Contractor as a warranty remedy under the Contractor's warranties under the Maintenance Services Agreement) to supply any additional parts, Miscellaneous Hardware, Shop Repairs and TFA Services under a Change Order. Our Company will be entitled to any applicable parts life credit with respect to Program Parts as well as a discount for TFA Services. If such Unscheduled Outage occurs within a specified number of EBHs of a Scheduled Outage and it was anticipated that the additional parts, Miscellaneous Hardware, Shop Repairs and TFA

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Services to be used in such Unscheduled Outage were to be used during the upcoming Scheduled Outage, the upcoming Scheduled Outage shall be moved up in time to become the Unscheduled Outage/moved-up Scheduled Outage. Our Company shall not be required to pay any additional money for such Program Parts, Miscellaneous Hardware, Shop Repairs and TFA Services.

         If any Program Parts are delivered by the Contractor within 15 days of receipt of such Change Order, our Company will pay to the Contractor the price for the Program Part set forth in the Maintenance Services Agreement plus a specified percentage. Any Program Part delivered after 30 days of such Change Order will cost our Company the price set forth in the Maintenance Services Agreement minus a specified percentage.

         The remedies set forth in the Maintenance Services Agreement, and discounts on any TFA Services purchased by our Company from the Contractor, shall constitute the Contractor's sole liability and our Company's exclusive remedies for Unscheduled Outages whether claims of our Company are based in contract, in tort, or otherwise. If the Contractor fails to send a TFA Services representative by the end of the second day following written receipt of the Unscheduled Outage, our Company may hire another qualified person, at its cost, to perform the work. If such hired party proceeds to disassemble the Combustion Turbine to determine the case of the Unscheduled Outage and the Contractor still has not provided personnel to assist with such inspection, our Company can elect to terminate the Maintenance Services Agreement on the basis that the Contractor has failed to perform a material obligation.

Changes in Operating Restrictions

         The Maintenance Services Agreement requires that each Combustion Turbine will be operated in accordance with the requirements of the Power Purchase Agreement and Prudent Utility Practices, with 8,000 EBH/year and 100 Equivalent Starts per year by using natural gas fuel or liquid fuel and water. Should the actual operations differ from these operating parameters which causes a Scheduled Outage to be planned/performed earlier or later than as expected, then, under a Change Order, an adjustment in the scope, schedule, and price shall be made.

Warranties

         The Contractor warrants that the New Program Parts, Miscellaneous Hardware and any Shop Repairs shall conform to standards of design, materials and workmanship consistent with generally accepted practices of the electric utility industry. The warranty period with respect to Program Parts, Hardware and Shop Repair is until the earlier of one year from the date of installation of the original Program Part or Hardware, a specific number of starts or fired hours after installation of such Program Parts and Hardware, or three years from the date of delivery of the original Program Part, Hardware, and in the case of Shop Repair, three years from completion of the work. Warranties on the Program Parts and Hardware shall not expire more than one year after the conclusion of the Maintenance Services Agreement. The Contractor will repair or replace any Program Part or Hardware, at its cost, if notified of any failure or non-conformity of such Program Part or Hardware during such warranty period.

         The Contractor also warrants that the Services of its personnel and technical information transmitted will be competent and consistent with Prudent Utility Practices and the Services will comply in all material respects with Laws and will be free from defects in workmanship for a period of one year from the date of completion of that item of Services. The warranties on such Services shall expire no later than one year after the termination or end of the term of the Maintenance Services Agreement.

         In addition, the Contractor warrants any Program Part removed during a Scheduled Outage and delivered by our Company to the designated facility for repair will be repaired and delivered by the Contractor within 26 weeks. If the Contractor does not deliver the Program Part within this time frame or does not provide a New Program Part in lieu of the Program Part being Shop Repaired and an outage occurs which requires such a Program Part, the Contractor will pay our Company liquidated damages for each day the Program Part is not repaired and delivered the aggregate of which liquidated damage payments shall not exceed a maximum annual cap. If upon reaching the maximum cap on aggregate liquidated damages, the Contractor still has not repaired and delivered such Program Part, our Company may elect to terminate the Maintenance Services Agreement because the Contractor shall be considered to have failed to perform its material obligations.

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


         Except for the express warranties set forth in the Maintenance Services Agreement, the Contractor makes no other warranties or representations of any kind. No implied statutory warranty of merchantibility or fitness for a particular purpose applies.

         The warranties provided by the Contractor are conditioned upon (i) our Company's receipt, handling, storage, operation and maintenance of our Project, including any Program Parts and Miscellaneous Hardware, being done in accordance with the terms of the Combustion Turbine instruction manuals; (ii) operation of the Combustion Turbine in accordance with the terms of the Maintenance Services Agreement; (iii) repair of accidental damage done consistently with the equipment manufacturer's recommendations; (iv) our Company providing the Contractor with access to the Site to perform its services under the Maintenance Services Agreement; and (v) hiring the Contractor to provide TFA Services, Program Parts, Shop Repairs and Miscellaneous Hardware required to dissemble, repair and reassemble the Combustion Turbine.

Insurance

         The Contractor shall maintain in full force and effect during the Term of the Maintenance Services Agreement the following required insurance coverage: commercial general liability, workers' compensation, umbrella excess liability and business automobile liability. All such policies of workers' compensation must provide a waiver of subrogation rights against our Company.

         Our Company shall maintain in full force and effect during the Term of the Maintenance Services Agreement the following required insurance coverage: property insurance, commercial general liability, workers' compensation, umbrella excess liability and business automobile liability insurance. The policies of property insurance and workers' compensation must include waivers of subrogation rights against the Contractor.

Termination

         Our Company may terminate the Maintenance Services Agreement if (i) specific bankruptcy events affecting the Contractor occur; (ii) the Contractor fails to perform or observe in any material respect any provision in the Maintenance Services Agreement and fails to (a) promptly commence to cure and diligently pursue the cure of such failure or (b) remedy such failure within 45 days after the Contractor receives written notice of such failure; (iii) our Company terminates the EPC Contract due to the EPC Contractor's default thereunder or due to our Company's inability to obtain construction financing or environmental operating permits; or (iv) the EPC Contractor terminates the EPC Contract for any reason other than our Company's default thereunder. Notwithstanding the foregoing, our Company may terminate the Maintenance Services Agreement at any time for its convenience following the completion of the first Major Outage of both Combustion Turbine Generators. In addition, the Maintenance Services Agreement will automatically terminate if (i) our Company terminates the EPC Contract for reasons other than (a) the default of the EPC Contractor and (b) our Company's inability to obtain permits for our Project or
(ii) the EPC Contractor terminates the EPC Contract for our Company's default thereunder. If such termination, the Contractor shall discontinue any work or services being performed and continue to protect our Company's property. The Contractor shall transfer title to and deliver any New Program Parts and Miscellaneous Hardware already purchased by our Company. Our Company shall pay the Contractor those amounts owed at the time of termination.

         The Contractor may also terminate the Maintenance Services Agreement if: (i) our Company fails to make payments or (ii) specific bankruptcy events affecting our Company occur. The Contractor cannot terminate the Maintenance Services Agreement if our Company pays outstanding amounts due within 90 days. Upon termination, the Contractor shall stop all work, place no additional orders, protect our Company's property and deliver such property to our Company upon our Company's instructions. The Contractor will be entitled to payment for work performed up until its termination of the Maintenance Services Agreement, all outstanding fees and reasonable costs associated with the termination.

Indemnification

         To the fullest extent permitted by Law, each Party shall defend, indemnify and hold harmless the other Party from and against liability resulting from injury to or death of persons and from damage to or loss of third-party property, caused by or arising in whole or in part out of, but only to the extent of the negligent acts or omissions of the Party while performing its obligations under the Maintenance Services Agreement. Each Party's indemnity obligation under the Maintenance Services Agreement shall not apply to any liabilities arising out of or relating to events or circumstances occurring more than one year after end of the Term of the Maintenance Services Agreement.

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

Limitation of Liability

         Each party agrees that, except to the extent liquidated damages provided in the Maintenance Services Agreement are so considered, neither the Contractor, nor its Suppliers, nor our Company will under any circumstances be liable for: any indirect, special, incidental or consequential loss or damage whatsoever; damage to or loss of property or equipment; loss of profits or revenues; loss of use of material, equipment or power system; increased costs of any kind, including but not limited to capital cost, fuel cost and cost of purchased or replacement power, or claims of customers of our Company.

         Our Company agrees that the remedies provided in the Maintenance Services Agreement are exclusive and that under no circumstances shall the total aggregate liability of the Contractor during a given year exceed 100% of the Contract Price payable to the Contractor for that given year under the Maintenance Services Agreement. Our Company further agrees that under no circumstances shall the total aggregate liability of the Contractor for liquidated damages during a given year exceed a specified percentage of the Contract Price payable to the Contractor for that given year under the Maintenance Services Agreement. Our Company further agrees that under no circumstances shall the total aggregate liability of the Contractor exceed a specified percentage of the Contract Price payable to the Contractor under the Maintenance Services Agreement.

Force Majeure

         Neither Party will be liable for failure to perform any obligation or delay in performance, excluding payment, to the extent such failure or delay is caused by any act or event beyond the reasonable control of the affected party or the Contractor's Suppliers; provided, that such act or event is not the fault or the result of negligence of the affected Party and such Party has been unable by exercise of reasonable diligence to overcome or mitigate the effects of such act or event ("Force Majeure"). Force Majeure includes: any act of God; act of civil or military authority; act of war whether declared or undeclared; act (including delay, failure to act, or priority) of any governmental authority; civil disturbance; insurrection or riot; sabotage; fire; inclement weather conditions; earthquake; flood; strikes, work stoppages or other labor difficulties of a regional or national character which are not limited to only the employees of the Contractor or its subcontractors or suppliers and which are not due to the breach of an applicable labor contract by the party claiming Force Majeure; embargo; fuel or energy shortage; delay or accident in shipping or transportation to the extent attributable to another Force Majeure; changes in Laws which substantially prevents a party from complying with its obligations in conformity with its requirements under the Maintenance Services Agreement or failure or delay beyond its reasonable control in obtaining necessary manufacturing facilities, labor, or materials from usual sources to the extent attributable to another Force Majeure; or failure of any principal contractor to provide equipment to the extent attributable to another Force Majeure. Force Majeure shall not include: (i) economic hardship, (ii) changes in market conditions or (iii) except due to an event of force majeure, late delivery of Program Parts or other Equipment.

         If a delay in performance is excusable due to a Force Majeure, the date of Delivery or time for performance of the work will be extended by a period of time reasonably necessary to overcome the effect of such Force Majeure and if the Force Majeure lasts for a period longer than 30 days and such delay directly increases the Contractor's costs or expenses, our Company, after reviewing the Contractor's additional direct costs and expenses, will reimburse the Contractor for its reasonable additional direct costs and expenses incurred after 30 days from the beginning of the Force Majeure resulting from said delay.

Dispute Resolution

         The Parties may pursue any and all remedies available to it at law or in equity if they are unable to resolve any disputes after negotiations. The Parties may refer any disputes involving technical issues to an independent expert for resolution. The findings of such independent expert would be binding upon the Parties.

         The Contractor shall indemnify our Company from any fines, penalties, expense, loss or liability (including the costs of clean-up) incurred by our Company as a result of (i) the Contractor's failure to meet its obligations under the Maintenance Services Agreement or (ii) any spills of Hazardous Waste or oil, petroleum or petroleum products to the environment which are attributable to and occur during the Contractor's performance (or the performance of its contractors or subcontractors) of the Workscope Obligations at the Site under the Maintenance Services Agreement.

         Our Company shall indemnify the Contractor from any fines, penalties, expense, loss or liability incurred by the Contractor as a result of our Company's failure to meet its obligations under the Maintenance Services Agreement. Our Company shall have no responsibility or liability with regard to any Hazardous Waste or oil, petroleum or petroleum


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

products which were spilled by the Contractor, or any other of its contractors or subcontractors performing Workscope Obligations at the Site.

Fleetwide Issue Notification

         During the Term of this Agreement, if the Contractor becomes aware of a fleetwide issue involving the Siemens Westinghouse 501G Combustion Turbine which may have a deleterious effect on our Company's Combustion Turbines, the Contractor shall, within a reasonable time of becoming aware of such fleetwide issues, notify our Company thereof, and if such fleetwide issue requires an additional repair or replacement of a Program Part or Miscellaneous Hardware to be performed, such additional repair or replacement shall be performed in accordance with the provisions of the Maintenance Services Agreement.

                            Interconnection Agreement

         Our Company and Metropolitan Edison Company (the "Transmitting Utility") (our Company and the Transmitting Utility, collectively, the "Parties", and each individually, a "Party", for purposes of this summary) have entered into a Generation Facility Transmission Interconnection Agreement, dated as of March 23, 1999 (the "Interconnection Agreement"), for the installation, operation and maintenance of the facilities necessary to interconnect our Company's generation facility in South Lebanon, Pennsylvania (the "Facility") to the transmission system of the Transmitting Utility. Under the Interconnection Agreement, each of our Company and the Transmitting Utility will construct, own, operate and maintain specific facilities and protective apparatus (the "Interconnection Facilities"). Our Company will be responsible for all of the costs of construction, operation and maintenance of the Interconnection Facilities, including those owned by the Transmitting Utility.

Scope

         The Interconnection Agreement will become effective on the effective date established by FERC and will continue in full force and effect until a mutually agreeable termination date not to exceed the retirement date for our Facility.

Transmitting Utility's Obligations

         The Transmitting Utility will install, own, operate and maintain, at the cost and expense of our Company, a portion of the Interconnection Facilities, including, but not limited to specific substation protective relaying equipment and a 230 kV power circuit breaker, all as more fully described in Appendix B to the Interconnection Agreement. The facilities to be installed by the Transmitting Utility, together with the facilities to be installed by our Company, are those necessary to allow the interconnection of our Facility with the transmission system of the Transmitting Utility.

         The Transmitting Utility is to complete the installation of the facilities necessary to permit our Company to energize the switch yard and to begin commissioning of our Facility by June 30, 2000. If those facilities are completed prior to June 30, 2000, the Transmitting Utility will be paid an early completion bonus of $5,000 for each day of early completion up to and including 30 days (May 31, 2000). If those facilities are completed after June 30, 2000, the Transmitting Utility will pay delay damages of $5,000 for each day of delay up to and including 42 days (August 11, 2000). Our Company will also have the ability to take over the completion of these facilities if it becomes apparent that the Transmitting Utility will not be able to complete them within such 42 day-period, the Transmitting Utility has not proposed a reasonable recovery plan, and our Company can demonstrate that it is able to complete the facilities more quickly than the Transmitting Utility.

         The Transmitting Utility is to complete the installation of its portion of the Interconnection Facilities and specific transmission system reinforcements necessary to permit the dispatch of the full output of our Facility by August 31, 2000.

Company's Obligations

         Our Company will install, own, operate and maintain a portion of the Interconnection Facilities, including, but not limited to, a 230 kV switchyard, including generator step up transformers, instrument transformers, revenue metering, power circuit breakers, control and protective relay panels, supervisory control and data acquisition equipment, and protective relaying equipment, all as more fully described in Appendix B to the Interconnection Agreement.

         Our Company will reimburse the Transmitting Utility for its actual costs of installing the Interconnection Facilities. Our Company's payments to the Transmitting Utility consist of an advance payment of $500,000 on the execution date of the Interconnection Agreement, another payment of $40,000 within 30 days of the execution date of the


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

Interconnection Agreement (for work undertaken by the Transmitting Utility prior to December 17, 1998), a payment of $1,000,000 at Financial Closing and monthly invoices for the work performed, which have payment terms of net 30 days from the date of each invoice. The advance payments by our Company reimburse the Transmitting Utility for costs incurred prior to the execution of the Interconnection Agreement and will be used by the Transmitting Utility to offset interest during construction, with any remaining amounts being applied to invoices during the later stages of completing the portion of the Interconnection Facilities that are the responsibility of the Transmitting Utility. Our Company may assign to the purchaser of the output of our Facility the payment obligations to the Transmitting Utility for installing the Interconnection Facilities.

         Our Company is obligated to modify its portion of the Interconnection Facilities as may be required to conform to changes in Good Utility Practice or as required by PJM Interconnection, L.L.C. ("PJMI"), which is the independent system operator that operates the Transmission System to which our Facility will be interconnected.

         Our Company is obligated to keep our Facility insured against loss or damage in accordance with the minimum coverages specified in the Interconnection Agreement.

Operation and Maintenance of Interconnection Facilities

         The Parties are obligated to operate and maintain their respective portions of the Interconnection Facilities in accordance with Good Utility Practices and the requirements and guidelines of PJMI and the Transmitting Utility.

         The Transmitting Utility will have the right to disconnect our Facility from its Transmission System and/or curtail, interrupt or reduce the output of our Facility when operation of our Facility or the Interconnection Facilities adversely affects the quality of service rendered by the Transmitting Utility or interferes with the safe and reliable operation of its Transmission System or the regional transmission system. The Transmitting Utility, however, is obligated to use reasonable efforts to minimize any such disconnection, curtailment, interruption or reduction in output.

         In accordance with Good Utility Practice, the Transmitting Utility may remove the Interconnection Facilities from service as necessary to perform maintenance or testing or to install or replace equipment on the Interconnection Facilities or the Transmission System. The Transmitting Utility is obligated to use due diligence to restore the Interconnection Facilities to service as promptly as practicable.

         In addition, if our Company fails to operate, maintain, administer, or insure our Facility or its portion of the Interconnection Facilities, the Transmitting Utility may, following 30 days notice and opportunity to cure such failure, disconnect our Facility from the Transmission System.

Revenue Metering

         Revenue meters, which are part of the Interconnection Facilities, will be installed to measure the transfer of electrical energy between the Parties at the Point of Interconnection. After installation, the ownership of such revenue meters will be transferred to the Transmitting Utility. Our Company also has the right to install its own telemetering equipment or other communications equipment to retrieve such information. The revenue meters are to be tested at least once every two years, or more frequently at the request of our Company. Any revenue meter found to be inaccurate by greater than 1% is to be adjusted, repaired or replaced.

Force Majeure

         If either Party is delayed in or prevented from performing or carrying out its obligations under the Interconnection Agreement by reason of Force Majeure, such Party shall not be liable to the other Party for or on account of any loss, damage, injury or expense resulting from or arising out of such delay or prevention; provided, however, that the Party encountering such delay or prevention shall use due diligence to remove the cause or causes thereof.

Liability and Indemnification

         Neither Party will be liable to the other for incidental, special, indirect or consequential damages. Our Company is obligated to indemnify the Transmitting Utility for claims, liabilities, costs, damages, losses and expenses for damage to property, injury to or death of any persons to the extent caused by any act or omission, negligent or otherwise, relating to the design, construction, ownership, operation, or maintenance of our Facility or our Company's portion of the Interconnection Facilities. Our Company also is obligated to indemnify the Transmitting Utility for any taxes that may be imposed if our Company's payment (or failure to pay) to the Transmitting Utility of the costs associated with the purchase or installation of any portion of the Transmitting Utility's Interconnection Facilities are treated as a contribution in aid of construction by the taxing authorities.

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Default

         The events of default under the Interconnection Agreement are:

         o breach of a material term or condition and uncured failure to provide a required schedule, report or notice;

         o failure or refusal of a Party to permit the representatives of the other Party access to maintenance records, or its Interconnection Facilities or Protective Apparatus;

         o appointment by a court of a receiver or liquidator or trustee that is not discharged within 60 days, issuance by a court of a decree adjudicating a Party as bankrupt or insolvent or sequestering a substantial part of its property that has not been discharged within 60 days after its entry, or filing of a petition to declare a Party bankrupt or to reorganize a Party under the Federal Bankruptcy Code or similar state statute that has not been dismissed within 60 days;

         o voluntary filing by a Party of a petition in bankruptcy or consent to the filing of a bankruptcy or reorganization petition, an assignment for the benefit of creditors, an admission by a Party in writing of its inability to pay its debts as they come due, or consent to the appointment of a receiver, trustee, or liquidator of a Party or any part of its property; and

         o failure to provide the other Party with reasonable written assurance of the Party's ability to perform any of the material duties and responsibilities under the Interconnection Agreement within 60 days of a reasonable request for such assurance.

         Upon an event of default, the non-defaulting Party may give notice of such event of default to the defaulting Party. The defaulting Party will have 60 days following the receipt of such notice to cure the default or to commence in good faith the steps necessary to cure a default that cannot be cured within that 60-day period. If the defaulting Party fails to cure its default within 60 days or fails to take the steps necessary to cure a default that cannot be cured within a 60-day period, the non-defaulting Party will have the right to terminate the Interconnection Agreement.

         The Transmitting Utility will have the right to operate and/or to purchase specific equipment, facilities and appurtenances from our Company that are necessary for the Transmitting Utility to operate and maintain its Transmission System if (i) our Company commences bankruptcy proceedings or petitions for the appointment of a trustee or other custodian, liquidator, or receiver, (ii) a court issues a decree for relief of our Company or appoints a trustee or other custodian, liquidator, or receiver for our Company or a substantial part of our Company's assets and such decree is not dismissed within 60 days or (iii) our Company ceases operation for 30 consecutive days without having an assignee, successor, or transferee in place.

                              Operations Agreement

         Our Company and AES Prescott have entered into a Management and Operations Services Agreement, dated as of June 1, 1999 (the "Operations Agreement"), by which AES Prescott will provide development and construction management services and, after the Commercial Operation Date, operating and maintenance services for our Facility for a period of 27 years. Under the Operations Agreement, AES Prescott will be responsible for, among other things, preparing plans and budgets related to start-up and commercial operation of our Facility, providing qualified operating personnel, making repairs, purchasing consumables and spare parts (not otherwise provided under the Maintenance Services Agreement) and providing other services as needed according to industry standards. AES Prescott will be compensated for such services on a cost plus fixed-fee basis. Under the Services Agreement between AES Prescott and AES, AES will provide to AES Prescott all of the personnel and services necessary for AES Prescott to comply with its obligations under the Operations Agreement.

                            Effluent Supply Agreement

         Our Company (as assignee of AES Ironwood, Inc.) and City of Lebanon Authority (the "Authority") (our Company and the Authority collectively, the "Parties", and each individually, a "Party", for the purpose of this summary) have entered into the Effluent Supply Agreement, dated as of March 3, 1998 (the "Effluent Supply Agreement") by which the Authority will provide Effluent to be used by our Company at the electric generating facility to be constructed in South Lebanon Township, Pennsylvania.

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Supply of Effluent

Effluent Supply

         Subsequent to completion of the Pipeline and throughout the Term of the Effluent Supply Agreement, the Authority shall make available to our Company a supply of Effluent not less than 2,160,000 gallons per day. In the event of a shortfall, our Company may elect to accept potable water from the Authority in accordance with the Effluent Supply Agreement.

         Our Company shall not be obligated to purchase any minimum amount of Effluent and shall be entitled to seek and obtain water from other available sources. The Authority shall use its best efforts to comply with requests by our Company for excess Effluent (which shall not exceed (i) 4,600,000 gallons per day or (ii) 1,679,000,000 gallons per calendar year). In addition, the Authority shall use its best efforts to meet our Company's minimum Effluent requirements.

Compensation

         Our Company will pay the Authority monthly for all Effluent delivered to the Point of Delivery during the prior month. The base rate for Effluent supplied shall be: (i) for 0-2,160,000 gallons per day, $0.29 per thousand gallons and (ii) for 2,160,000 or greater gallons per day, $0.21 per thousand gallons (such rates shall be subject to annual escalation in accordance with GDPIPD).

Service Interruptions

         The Authority shall have a reasonable period of time (not to exceed 18 hours) to make repairs and to restore service upon a temporary interruption in Effluent delivery attributable to a break or leak in the Pipeline.

Non-Conforming Effluent

         Our Company shall have the right to reject all Non-Conforming Effluent.

Pipeline and Real Estate Rights

Concerning the Pipeline

         Our Company shall be solely responsible, at its cost and expense, for constructing and installing the Pipeline.

         Our Company and the Authority shall cooperate in good faith to obtain the necessary Real Estate Rights for constructing, operating, maintaining and accessing the Pipeline.

Operation and Maintenance

         The Authority shall operate and maintain the Pipeline in accordance with the Effluent Supply Agreement, and as compensation, our Company shall pay to the Authority $18,250 per year, which amount will escalate annually in accordance with the GDPIPD.

Capital Improvements

         The Effluent Supply Agreement provides for Capital Improvements.

Potable Water

         The Authority shall make available to our Company on a continuous basis a potable water supply of not less than 50 gallons per minute. Our Company shall not be obligated to purchase a minimum amount of potable water, but shall pay the Authority for potable water accepted at the Potable Delivery Point at the rate applicable to our Company set forth in the Authority's applicable rate schedule.

Force Majeure

         If either Party shall be unable to carry out any obligation under the Effluent Supply Agreement due to Force Majeure, the Effluent Supply Agreement shall remain in effect, but such obligation shall be suspended for the period necessary as a result of the Force Majeure; provided, that: (i) the non-performing Party gives the other Party written notice not later than 48 hours after the occurrence of the Force Majeure describing the particulars of the Force Majeure; (ii) the suspension of performance is of no greater scope and of longer duration than is required by the Force Majeure; and (iii) the non-performing Party uses its best efforts to remedy its inability to perform. Notwithstanding the foregoing, the settlement of strikes, lockouts, and other labor disputes shall be entirely within the discretion of the affected Party,

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and such Party shall not be required to settle any strike, lockout or other labor dispute on terms which it deems inadvisable.

Term

         The term of the Effluent Supply Agreement shall be 25 years unless terminated early as a result of (i) our Company's inability to obtain financing for our Project; (ii) our Company's inability to obtain necessary approvals to construct and operate our Project; (iii) failure by our Company to deliver the Commencement Notice by December 31, 2004, or (iv) the occurrence of any event of default.

Early Termination for Event of Default

         A Party may terminate the Effluent Supply Agreement (i) upon a Bankruptcy Event of the other Party or (ii) if the other Party fails to perform or observe any of its material obligations under the Effluent Supply Agreement within the time contemplated by the Effluent Supply Agreement and such failure continues for a period of time greater than 30 days from the defaulting Party.

Governing Law

         The Effluent Supply Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

                                Pennsy Agreements

         Our Company (as assignee of AES Ironwood, Inc.) and Pennsy Supply, Inc. ("Pennsy") have entered into an Agreement Relating to Real Estate, dated as of October 22, 1998, under which Pennsy has agreed to grant to our Company specific easements and the right to pump water from Pennsy-owned property. The easements, which are primarily for access and utility purposes, would run from property owned by our Company (on which it will develop and construct its electric generating facility) across property owned by Pennsy and require that our Company-owned property be used as a power plant. Pennsy has also agreed to grant to our Company easements with respect to storm-water facilities and construction of a rail spur. Pennsy will make water available to our Company during construction and testing of our Facility and for as long as our Company operates our Facility, and our Company will bear all costs and expenses with respect to water-pumping. In consideration for the easements and the water-pumping rights, our Company has agreed to convey to Pennsy title to a parcel of land adjacent to the property owned by our Company.

         Our Company and Pennsy have also entered into an Easement and Right of Access Agreement, dated as of April 15, 1999, under which Pennsy has granted to our Company the rights and easements referred to in the prior paragraph as well as specific other rights and easements required by our Company for the construction and operation of our Facility.

                        ROLE OF THE INDEPENDENT ENGINEER

         Stone & Webster will initially serve as the Independent Engineer in accordance with the Indenture.

         Under a consulting services agreement (the "Independent Engineer Agreement") with our Company, and in accordance with the Indenture, the Independent Engineer is responsible for confirming the reasonableness of statements and projections made in specified certificates required to be provided, including with respect to

         o        satisfaction of certain requirements under the EPC Contract;

         o the cost of and occurrence of the completion of rebuilding, repairing or restoring of our Facility following an Event of Loss;

         o under specified circumstances, the calculation of debt service coverage ratios and the consistency of assumptions made in connection with such calculations;

         o whether any termination, amendment or modification of any Project Contract would reasonably be expected to have a Material Adverse Effect; and

         o        specified tests required for the issuance of additional debt.

         The Trustee may remove the Independent Engineer if at any time the Independent Engineer becomes incapable of acting or is, or is reasonably likely to be, adjudged bankrupt or insolvent or a receiver is appointed for, or any public officer shall take charge or control of, the Independent Engineer or its property or its affairs for the purpose of rehabilitation, conservation or liquidation, and shall appoint a successor Independent Engineer. Within 30 days of receipt by the Trustee of a written notification from our Company to the effect that the Independent Engineer has failed to carry out its obligations in a timely manner, and in other circumstances, the Trustee must remove the Independent Engineer and appoint a successor Independent Engineer from those engineers then listed on a schedule to the Indenture. We will pay for all services performed by the Independent Engineer and its reasonable costs and expenses related to such services.

         If our Company and the Independent Engineer are in dispute in respect of a notice, plan, report, certificate or budget and we are unable to resolve the dispute within seven days of the Independent Engineer expressing its disagreement with such notice, plan, report, certificate or budget, a single independent engineer (the "Third-Party Engineer") will be designated to consider and decide the issues raised by such dispute. The selection of such Third-Party Engineer will be made from the list of engineers described below. We must designate the Third-Party Engineer from such list not later than the third day following the expiration of the seven-day period described above and such designation shall become effective in three days. Within three days of the designation of a Third-Party Engineer, our Company and the Independent Engineer will submit to the Third-Party Engineer a notice setting forth in detail such person's position in respect of the issues in dispute. Such notice shall include supporting documentation, if appropriate.

         The Third-Party Engineer must complete all proceedings and issue his decision with regard to the issues in dispute as promptly as reasonably possible, but in any event within 10 days of the date on which he is designated as Third-Party Engineer, unless the Third-Party Engineer reasonably determines that additional time is required in order to give adequate consideration to the issues raised. In such case the Third-Party Engineer must state in writing his reasons for believing that additional time is needed and shall specify the additional period required, which such period shall not exceed 10 days without our Company's agreement.

         If the Third-Party Engineer determines that the position set forth in the Independent Engineer's notice is correct, it must so state and must state the corrective actions to be taken by our Company. In such case, we shall promptly take such actions. We shall thereafter bear all costs which may arise from actions taken under the Third-Party Engineer's decision. If the Third-Party Engineer determines that the position set forth in the Independent Engineer's notice is not correct, it must so state and must state the appropriate actions to be taken by us. In such case, we shall take such actions and for purposes of the Indenture, the Independent Engineer and the Trustee shall be deemed to have approved, confirmed, concurred in or consented to the notice, plan, report, certificate or budget in dispute. The decision of the Third-Party Engineer will be final and non-appealable. We shall bear all reasonable costs incurred by the Third-Party Engineer in connection with this dispute resolution mechanism.

         The Third-Party Engineer will be chosen from the list of qualified engineers set forth in a schedule to the Indenture. Such list will also be used by the Trustee to choose a successor Independent Engineer. At any time either our Company or the Trustee may remove a particular engineer from the list by obtaining the other person's reasonable consent to such removal. However, neither our Company nor the Trustee may remove a name or names from the list if such removal would leave the list without at least two names, unless, at the same time, our Company and the Trustee reasonably agree to the addition of one or more names to such list. During January of each year, our Company and the Independent Engineer will review the current list of Third-Party Engineers and give notice to the Trustee of any proposed additions to the list and any intended deletions. Intended deletions will automatically become effective 30 days after the Trustee received notice unless the Trustee makes a written objection within 30 days and provided that such deletions do not leave the list fewer than two names. Proposed additions to the list will automatically become effective 30 days after the Trustee received notice unless the Trustee makes a written objection within 30 days. We may add a new name or names to the list of Third-Party Engineers at any time; provided, however, that no person will be added to such list or authorized to act as Third-Party Engineer unless such person is a competent firm of professional engineers or consultants with a national reputation.

                               THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

         In connection with the issuance of the old bonds, we entered into a registration rights agreement. Under the registration rights agreement, we agreed to:

         o prepare and file a registration statement with the SEC for an exchange of the new bonds for the old bonds under the Securities Act;

         o use our reasonable efforts to cause the registration statement to become effective within 180 days following the original issuance of the old bonds;

         o keep the exchange offer open for acceptance for a period of not less than 30 days (or longer, if required by law) after the date the registration statement is declared effective by the SEC; and

         o accept for exchange all old bonds validly tendered by and not withdrawn in accordance with the terms of the exchange offer registration statement.

         As soon as practicable after the exchange offer registration statement becomes effective, we will offer the holders of old bonds who are not prohibited by any law or policy of the SEC from participating in this exchange offer the opportunity to exchange their old bonds for new bonds registered under the Securities Act that are substantially identical to the old bonds, except that the new bonds will not contain terms with respect to transfer restrictions, registration rights and additional interest.

         Under limited circumstances, we will use our reasonable best efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the old bonds and keep the statement effective for up to two years after the effective date of the shelf registration statement. These circumstances include:

         o if any changes in law or their interpretations by the staff of the SEC do not permit us to effect the exchange offer as contemplated by the registration rights agreement;

         o if the exchange offer is not consummated within 220 days after June 25, 1999, or by January 31, 2000;

         o if any of Lehman Brothers, Morgan Stanley Dean Witter or Dresdner Kleinwort Benson North America, as initial purchasers of the old bonds, so requests with respect to old bonds held by it following consummation of the exchange offer; and

         o if any holder of the old bonds notifies us that it is not permitted to participate in the exchange offer or has participated in the exchange offer and has received new bonds that are not freely tradeable.

         Interest in addition to the interest otherwise due will accrue on the bonds at a rate of 0.5% per annum if the exchange offer is not consummated or the shelf registration statement is not declared effective by the SEC on or prior to 220 days after June 25, 1999, or by January 31, 2000. Any additional interest shall accrue on the old bonds from and including the date on which the circumstances giving rise to such additional interest shall occur to but excluding the date on which all such circumstances have been cured. Any such additional interest will be payable on the bond payment dates.

         To exchange your old bonds for transferable new bonds in the exchange offer, you will be required to make the following representations:

         o any new bonds that you receive will be acquired in the ordinary course of your business;

         o you have no arrangement or understanding with any person or entity to participate in the distribution of the new bonds;

         o you are not our "affiliate," as defined in Rule 405 of the Securities Act;

         o you are not a broker-dealer, and you are not engaged in and do not intend to engage in the distribution of the new bonds; and

         o if you are a broker-dealer that will receive new bonds for your own account in exchange for old bonds, you acquired those bonds as a result of market-making activities or other trading activities and you will deliver a prospectus, as required by law, in connection with any resale of such new bonds.

         In addition, if we are required to file a shelf registration statement, we may require you to deliver information to be used in connection with the shelf registration statement in order to have your bonds included in the shelf registration statement. A holder who sells old bonds under the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers. Such a holder will also be subject to the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder, including indemnification obligations.

         The description of the registration rights agreement contained in this section is a summary only. For more information, you may review the provisions of the registration rights agreement that we filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

Resale of New Bonds

         Based on the interpretations of the SEC staff in no-action letters issued to third parties, we believe that new bonds issued under the exchange offer may be offered for resale, resold and otherwise transferred by you as the holder of the new bonds without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

         o you are not our "affiliate" within the meaning of Rule 405 under the Securities Act;

         o such new bonds are acquired in the ordinary course of your business;

         o you do not intend to participate in the distribution of such new bonds; and

         o if you are a broker-dealer that will receive new bonds for your own account in exchange for old bonds, you acquired those bonds as a result of market-making activities or other trading activities and you will deliver a prospectus, as required by law, in connection with any resale of such new bonds.

         If you do not satisfy the above conditions, you

         o        cannot rely on such interpretations by the SEC staff; and

         o must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

         We do not intend to seek our own no-action letter, and there can be no assurance that the SEC staff would make a similar determination with respect to the new bonds as it has in prior no-action letters issued to other parties. In November 1998, the SEC proposed certain changes to the regulatory structure for offerings registered under the Securities Act. The SEC has stated that, if these proposals are adopted, the SEC staff will repeal its interpretations set forth in prior no-action letters. We cannot predict whether these proposals will be adopted or, if they are adopted, when and in what form they will be adopted.

         Unless an exemption from registration is otherwise available, any bondholder intending to distribute new bonds should be covered by an effective registration statement under the Securities Act containing the selling bondholder's information required by Item 507 of Regulation S-K under the Securities Act. This prospectus may be used for an offer to resell, resale or other retransfer of new bonds only as specifically described in this prospectus. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of new bonds.

Terms of the Exchange Offer

         Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any old bonds properly tendered and not withdrawn prior to the expiration date. We will issue new bonds in principal amount equal to the principal amount of old bonds surrendered under the exchange offer. Old bonds may be tendered for new bonds only in integral multiples of $1,000.

         The exchange offer is not conditioned upon any minimum aggregate principal amount of old bonds being tendered for exchange.

         As of the date of this prospectus, $308,500,000 aggregate principal amount of the old bonds are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of old bonds. There will be no fixed record date for determining registered holders of old bonds entitled to participate in the exchange offer.

         We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act and the rules and regulations of the SEC. Old bonds that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the bonds and the registration rights agreement.

         We will be deemed to have accepted for exchange properly tendered old bonds when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new bonds from us.

         If you tender old bonds in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old bonds. We will pay all charges and expenses, other than applicable taxes described below, in connecting with the exchange offer. It is important that you read the section labeled "--Fees and Expenses" for more details regarding fees and expenses incurred in the exchange offer.

         We will return any old bonds that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

         Neither AES Ironwood, L.L.C. nor its board of directors makes any recommendation to holders of the old bonds as to whether to tender or refrain from tendering all or any portion of their old bonds in the exchange offer. In addition, no one has been authorized to make any such recommendation. Holders of the old bonds must make their own decision whether to tender pursuant to the exchange offer, and, if so, the aggregate amount of old bonds to tender after reading this prospectus and the letter of transmittal and consulting with their advisers, if any, based on their financial position and requirements.

Expiration Date

         The exchange offer will expire at 5:00 p.m., New York City time ________, 2000, unless, in our sole discretion, we extend it.

Extensions, Delays in Acceptance, Termination or Amendment

         We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any old bonds by giving oral or written notice of such extension to their holders. During any such extensions, all old bonds previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

         In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of old bonds of the extension no later than 9:00 a.m., New York City time, on the Business Day after the previously scheduled expiration date.

         If any of the conditions described below under "--Conditions to the Exchange Offer" have not been satisfied, we reserve the right, in our sole discretion:

         o        to delay accepting for exchange any old bonds;

         o        to extend the exchange offer; or

         o        to terminate the exchange offer

by giving oral or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

         Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of old bonds. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly file a post-effective amendment to the registration statement and disclose such amendment by means of a prospectus supplement when the post-effective amendment has been declared effective by the SEC. The supplement will be distributed to the registered holders of the old bonds. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we will extend the exchange offer if the exchange offer would otherwise expire during any such period of delay.

Conditions to the Exchange Offer

         Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any new bonds for, any old bonds, and we may terminate the exchange offer as provided in this prospectus before accepting any old bonds for exchange, if in our reasonable judgment:

         o the exchange offer, or the making of any exchange by a holder of old bonds, would violate applicable law or any applicable interpretation of the staff of the SEC; or

         o any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

         In addition, we will not be obligated to accept for exchange the old bonds of any holder that has not made to us the representations described under "--Purpose and Effect of the Exchange Offer," "--Procedures for Tendering" and "Plan of Distribution" and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the new bonds under the Securities Act.

         We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any old bonds not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the registered holders of the old bonds as promptly as practicable.

         These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

         In addition, we will not accept for exchange any old bonds tendered, and will not issue new bonds in exchange for any such old bonds, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture relating to the bonds under the Trust Indenture Act of 1939.

Procedures for Tendering

How to Tender Generally

         Only a holder of old bonds may tender such old bonds in the exchange offer. To tender in the exchange offer, a holder must:

         o complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

         o have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and

         o mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

         o comply with the automated tender offer program procedures of The Depository Trust Company, or DTC, described below.

         In addition, either:

         o the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such old bonds into the exchange agent's account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent's message; or

         o the holder must comply with the guaranteed delivery procedures described below.

         To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address provided above under "Prospectus Summary--The Exchange Agent" prior to the expiration date.

         The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

         The method of delivery of the Letter of Transmittal and all other required documents to the exchange agent is at your election and risk. rather than mail these items, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. you should not send the Letter of Transmittal to us. You may request your brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for you.

How to Tender if You Are a Beneficial Owner

         If you beneficially own old bonds that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those bonds, you should contact the registered holder promptly and instruct it to tender on your behalf.

Signatures and Signature Guarantees

         You must have signatures on a letter of transmittal or a notice of withdrawal (as described below) guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, that is a member of one of the recognized signature guarantee programs identified in the letter of transmittal, unless the old bonds are tendered:

         o by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

         o for the account of a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondence in the United States, or an eligible guarantor institution.

         If the letter of transmittal or any bonds or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

Tendering Through DTC's Automated Tender Offer Program

         The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's automated tender offer program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the old bonds to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent.

         The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

         o DTC has received an express acknowledgment from a participant in its automated tender offer program that is tendering old bonds that are the subject of such book-entry confirmation;

         o such participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

         o        the agreement may be enforced against such participant.

Determinations Under the Exchange Offer

         We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered old bonds and withdrawal of tendered old bonds. Our determination will be final and binding. We reserve the absolute right to reject any old bonds not properly tendered or any old bonds our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular old bonds. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of old bonds must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old bonds, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old bonds will not be deemed made until such defects or irregularities have been cured or waived. Any old bonds received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

When We Will Issue New Bonds

         In all cases, we will issue new bonds for old bonds that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

         o old bonds or a timely book-entry confirmation of such old bonds into the exchange agent's account at DTC; and

         o a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

Return of Old Bonds Not Accepted or Excepted

         If we do not accept any tendered old bonds for exchange for any reason described in the terms and conditions of the exchange offer or if old bonds are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old bonds will be returned without expense to their tendering holder. In the case of old bonds tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described below, such non-exchanged old bonds will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

Your Representation to Us

         By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

         o any new bonds that you receive will be acquired in the ordinary course of your business;

         o you have no arrangement or understanding with any person or entity to participate in the distribution of the new bonds;

         o you are not engaged in and do not intend to engage in the distribution of the new bonds;

         o if you are a broker-dealer that will receive new bonds for your own account in exchange for old bonds, you acquired those bonds as a result of market-making activities or other trading activities and you will deliver a prospectus, as required by law, in connection with any resale of such new bonds; and

         o you are not our "affiliate," as defined in Rule 405 of the Securities Act.

Book-Entry Transfer

         The exchange agent will establish an account with respect to the old bonds at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC's system may make book-entry delivery of old bonds by causing DTC to transfer such old bonds into the exchange agent's account at DTC in accordance with DTC's procedures for transfer.

Guaranteed Delivery Procedures

         If you wish to tender your outstanding bonds but you cannot deliver the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's automated tender offer program prior to the expiration date, you may tender if:

         o the tender is made through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution;

         o prior to the expiration date, the exchange agent receives from such member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., commercial bank or trust company having an office or correspondent in the United States, or eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent's message and notice of guaranteed delivery:

                  o setting forth your name and address, the registered number(s) of your outstanding bonds and the principal amount of outstanding bonds tendered;

                  o        stating that the tender is being made thereby; and

                  o guaranteeing that, within three (3) New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof, together with the outstanding bonds or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

         o the exchange agent receives such properly completed and executed letter of transmittal or facsimile thereof, as well as a book-entry confirmation, and all other documents required by the letter of transmittal, within three (3) New York Stock Exchange trading days after the expiration date.

         Upon request to the exchange agent, a notice of guaranteed delivery will be sent you if you wish to tender your outstanding bonds according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

         Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to the expiration date.

         For a withdrawal to be effective:

         o the exchange agent must receive a written notice of withdrawal at one of the addressees listed under "Prospectus Summary--The Exchange Agent," or

         o you must comply with the appropriate procedures of DTC's automated tender offer program system.

         Any notice of withdrawal must:

         o specify the name of the person who tendered the old bonds to be withdrawn; and

         o identify the old bonds to be withdrawn, including the principal amount of such old bonds.

         If old bonds have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old bonds and otherwise comply with the procedures of DTC.

         We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal, and our determination shall be final and binding on all parties. We will deem any old bonds so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

         Any old bonds that have been tendered for exchange but that are not exchanged for any reason will be credited to an account maintained with DTC for the old bonds. This crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old bonds by following one of the procedures described under "--Procedures for Tendering" above at any time on or prior to the expiration date.

Exchange Agent

         The Bank of New York has been appointed exchange agent of the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By Registered Mail or Certified Mail              By Overnight Courier

The Bank of New York                              The Bank of New York
101 Barclay Street, 7E                            101 Barclay Street, 7E
New York, NY  10286                               New York, NY  10286
Attention: Terance Rawlins                        Attention: Terence Rawlins

By Telephone                                      By Facsimile

(212) 815-5988                                    (212) 815-6339

Fees and Expenses

         We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

         We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or other soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

         We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

         o        SEC registration fees;

         o        fees and expenses of the exchange agent and trustee;

         o        accounting and legal fees and printing costs; and

         o        related fees and expenses.

Transfer Taxes

         We will pay all transfer taxes, if any, applicable to the exchange of old bonds under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

         o certificates representing old bonds for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old bonds tendered;

         o tendered old bonds are registered in the name of any person other than the person signing the letter of transmittal; or

         o a transfer tax is imposed for any reason other than the exchange of old bonds under the exchange offer.

If satisfactory evidence of payment of any transfer taxes payable by a bond holder is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to that tendering holder.

Consequences of Failure to Exchange

         If you do not exchange your old bonds for new bonds under the exchange offer, you will remain subject to the existing restrictions on transfer of the old bonds, and the market for secondary resales is likely to be minimal. In general, you may not offer or sell the old bonds unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old bonds under the Securities Act. Unless they are broker-dealers selling under certain circumstances, holders of old bonds will no longer have any rights under the registration rights agreement.

Accounting Treatment

         We will record the new bonds in our accounting records at the same carrying value as the old bonds, which is the aggregate principal amount of the old bonds, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.


Further Bond Acquisition

         We may in the future seek to acquire untendered old bonds in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old bonds that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old bonds.

                          DESCRIPTION OF THE NEW BONDS

General

         The following description of specific provisions of the new bonds does not purport to be complete and is subject to, and qualified in its entirety by reference to the new bonds and the indenture. Unless otherwise specified, the description applies to all of the new bonds.

         We will issue new bonds under the indenture dated as of June 25, 1999 between our Company and the Trustee. This is the same indenture under which the old bonds were issued. Copies of the indenture and the other financing documents are available for inspection during normal business hours at the offices of the Trustee. The new bonds will be issued in fully registered form without coupons and in denominations of $100,000 and any integral multiple of $1,000 in excess thereof.

         The indenture permits our Company to issue new bonds and any future senior secured indebtedness under a supplemental indenture as may be authorized from time to time in accordance with the indenture. We may also issue any other series of debt issued under the indenture through a supplemental indenture on terms established by us subject to the indenture. See "SUMMARY OF PRINCIPAL FINANCING DOCUMENTS--Indenture--Supplemental Indentures."

         The new bonds will be direct obligations of our Company and will be secured by the Collateral to the same extent as the old bonds.

Principal Amount, Interest Rate and Stated Maturity

         We will issue the new bonds in the aggregate principal amount of $308,500,000. The new bonds will bear interest at the rate per annum set forth on the cover of this prospectus and have a final maturity date of November 30, 2025.

Payment of Interest and Principal

         We will pay interest on the new bonds quarterly in arrears on each February 28, May 31, August 31 and November 30, commencing August 31, 1999, to the registered owners on the immediately preceding record date, as such information appears on the register of our Company.

         We will pay principal on the new bonds in installments semiannually on each February 28, May 31, August 31 and November 30, commencing February 28, 2002, to the registered owners on the immediately preceding record date as follows:

                 PERCENTAGE OF ORIGINAL PRINCIPAL AMOUNT PAYABLE

YEAR               FEBRUARY 28              MAY 31            AUGUST 31            NOVEMBER 30           ANNUAL TOTAL
----               -----------              ------            ---------            -----------           ------------
2002                 0.1600%               0.1600%             0.1600%               0.1600%                0.6400%
2003                 0.3850%               0.3850%             0.3850%               0.3850%                1.5400%
2004                 0.5150%               0.5150%             0.5150%               0.5150%                2.0600%
2005                 0.5700%               0.5700%             0.5700%               0.5700%                2.2800%
2006                 0.5800%               0.5800%             0.5800%               0.5800%                2.3200%
2007                 0.7400%               0.7400%             0.7400%               0.7400%                2.9600%
2008                 0.9200%               0.9200%             0.9200%               0.9200%                3.6800%
2009                 0.7800%               0.7800%             0.7800%               0.7800%                3.1200%
2010                 0.8150%               0.8150%             0.8150%               0.8150%                3.2600%
2011                 1.0300%               1.0300%             1.0300%               1.0300%                4.1200%
2012                 0.7600%               0.7600%             0.7600%               0.7600%                3.0400%
2013                 0.9600%               0.9600%             0.9600%               0.9600%                3.8400%
2014                 1.2900%               1.2900%             1.2900%               1.2900%                5.1600%
2015                 1.2400%               1.2400%             1.2400%               1.2400%                4.9600%
2016                 1.3550%               1.3550%             1.3550%               1.3550%                5.4200%
2017                 1.4650%               1.4650%             1.4650%               1.4650%                5.8600%
2018                 1.0100%               1.0100%             1.0100%               1.0100%                4.0400%
2019                 1.2050%               1.2050%             1.2050%               1.2050%                4.8200%
2020                 1.6250%               1.6250%             1.6250%               1.6250%                6.5000%
2021                 1.6500%               1.6500%             1.2000%               1.2000%                5.7000%
2022                 1.3900%               1.3900%             1.3900%               1.3900%                5.5600%
2023                 1.5000%               1.5000%             1.5000%               1.5000%                6.0000%
2024                 1.5500%               1.5500%             1.5500%               1.5500%                6.2000%
2025                 1.7300%               1.7300%             1.7300%               1.7300%                6.9200%
                                                                                                            =======
                                                                                                             100%

         At the direction of our Company, the Trustee shall round principal amounts to be redeemed to the nearest $1,000.

         Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months and, for any period shorter than a full month, on the basis of the actual number of days elapsed. Interest on the new bonds will accrue from the most recent date to which interest has been paid on the old bonds.

Payment and Paying Agents

         Principal, Make-Whole Premium, if any, and interest in respect of the new bonds will be payable at the office of the Paying Agent in the County of New York, The City of New York. The Trustee will serve as the principal Paying Agent and Transfer Agent. The new bonds may be presented for payment of principal at the office of any Paying Agent. Payments in respect of principal of the new bonds will be made only against surrender of the new bonds. Payment in respect of interest on any interest payment date with respect to any new bond will be made to the person in whose name the new bond is registered on February 1, May 1, August 1 and November 1 (each a "Regular Record Date"), as the case may be, immediately preceding such interest payment date, except that interest payable at maturity will be payable to the person to whom the principal of the new bond is paid. All payments of principal and interest with respect to certificated new bonds, if any, will be made by dollar check drawn on a bank in The City of New York or, for bondholders of at least U.S.$1,000,000 in aggregate principal amount of bonds, by wire transfer to a dollar account maintained by the payee with a bank in The City of New York; provided, that a written request from the bondholder to that effect designating the account is received by the Trustee or the Paying Agent no later than the Regular Record Date immediately preceding such interest payment date. Unless such designation is revoked, any such designation made by such person with respect to such certificated bonds will remain in effect with respect to any future payments with respect to such certificated bonds payable to such person. Payments with respect to global bonds will be made to DTC or its nominee, as bondholder, under DTC's rules, regulations and procedures.

         If any payment in respect of a new bond is due on a day that is, at any place of payment, not a business day, the bondholder will not be entitled to payment of the amount due until the next succeeding business day at such place and will not be entitled to any further interest or other payment in respect of any such delay.

         The indenture provides that any money paid by our Company to the Trustee for any payment with respect to the new bonds that remains unclaimed for two years will be repaid to us, and thereafter the bondholder will look only to us for payments thereof as an unsecured creditor, and we shall not be liable to pay any taxes or other duties in connection with such payment; provided, however, that unless otherwise provided by applicable law, the right to receive payment of principal and interest on any new bond (whether at maturity, redemption or otherwise) will become void at the end of 5 years from the relevant date thereof (or such shorter period as may be prescribed by applicable law).

         Subject to specific limitations set forth in the indenture, we reserve the right at any time to vary or terminate the appointment of the Securities Registrar or any Paying Agent or Transfer Agent with or without cause (upon giving 30 days' written notice to the Securities Registrar, such Paying Agent or Transfer Agent, as the case may be, and the Trustee) and to appoint another Securities Registrar or additional or other Paying Agents or Transfer Agents and to approve any change in the specified offices through which any Paying Agent or Transfer Agent acts; provided, that we will at all times maintain a Securities Registrar, Paying Agent and Transfer Agent in the County of New York, The City of New York.

Optional Redemption

         Our Company may redeem all of the new bonds of each series, in whole or in part, at our option at any time, at a redemption price equal to the outstanding principal amount plus accrued and unpaid interest to the redemption date, together with the applicable Make-Whole Premium.

Mandatory Redemption

Event of Loss and Event of Eminent Domain

         If either an Event of Loss or an Event of Eminent Domain shall occur, as soon as reasonably practicable but no later than the date of receipt by our Company or the Collateral Agent of Casualty Proceeds or Eminent Domain Proceeds, as the case may be, we shall make a reasonable good faith determination as to whether (i) our Facility or any portion can be rebuilt, repaired or restored to permit operation of our Facility or a portion on a commercially feasible basis and (ii) the Casualty Proceeds or the Eminent Domain Proceeds, as the case may be, together with any other amounts that are available to us for such rebuilding, repair or restoration are sufficient to permit such rebuilding, repair or restoration of our Facility or a portion thereof. Our determination shall be evidenced by a Certificate as to Redemption filed with the Collateral Agent which, if we determine that our Facility or a portion thereof can be rebuilt, repaired or restored to permit operation thereof on a commercially feasible basis and that the Casualty Proceeds or the Eminent Domain Proceeds, as the case may be, together with any other amounts that are available to us for such rebuilding, repair or restoration, are sufficient, shall also set forth a reasonable good faith estimate by us of the total cost of such rebuilding, repair or restoration. We shall deliver to the Collateral Agent at the time it delivers the Certificate as to Redemption a certificate of the Independent Engineer, dated the date of the Certificate as to Redemption, confirming that, based upon reasonable investigation and review of the determination made by us, the Independent Engineer believes the determination and the estimate of the total cost, if any, set forth in the Certificate as to Redemption to be reasonable.

         Our Company must redeem all of the new bonds upon an Event of Loss or an Event of Eminent Domain:

         o in whole, at a redemption price equal to 100% of the principal amount together with any accrued and unpaid interest through the redemption date, within 90 days after receipt by the Trustee of Casualty Proceeds or Eminent Domain Proceeds if our Facility is substantially destroyed and cannot be rebuilt, repaired or restored to permit operation on a commercially feasible basis or an Event of Eminent Domain has occurred and our Facility cannot be operated on a commercially feasible basis, as the case may be. Our obligation to redeem the bonds upon an Event of Loss or an Event of Eminent Domain under the foregoing circumstances is not limited to the Casualty Proceeds or Eminent Domain Proceeds actually received; or

         o in part, at a redemption price equal to 100% of the principal amount together with any accrued and unpaid interest through the redemption date, within 90 days after receipt by the Trustee of Casualty Proceeds or Eminent Domain Proceeds if a portion of our Facility is destroyed or taken but our Facility can be rebuilt, repaired or restored to permit operation on a commercially feasible basis. The aggregate amount of the new bonds to be redeemed under this paragraph will equal the amount received by the Trustee for such purpose in accordance with the provision of the collateral agency agreement; provided, however, that the new bonds shall not be subject to mandatory redemption when the proceeds not used for rebuilding, repair or restoration do not exceed $5 million and we certify to the Trustee, which certification is confirmed by the Independent Engineer, that (i) such proceeds are not needed for rebuilding, repair or restoration of our Facility or (ii) not using such proceeds for the rebuilding, repair or restoration of our Facility would not reasonably be expected to result in a Material Adverse Effect.

         Any Eminent Domain Proceeds and Casualty Proceeds received by the Trustee under the two preceding paragraphs shall be deposited in the Redemption Subaccount.

Upon Receipt of Performance Liquidated Damages under the EPC Contract

         If our Company receives performance liquidated damages under the EPC Contract, we shall, as soon as reasonably practicable, make a reasonable good faith determination as to whether:

         o it is technically feasible to modify, repair or replace any portion of our Facility in order to remedy the circumstances giving rise to the obligation of the Contractor to pay such performance liquidated damages;

         o the performance liquidated damages, together with any other amounts that are available to us for such modification, repair or replacement, are sufficient to permit such modification, repair or replacement, including the making of all required payments of interest and principal on our Company's Indebtedness during such modification, repair or replacement;

         o the projected average Senior Debt Service Coverage Ratio (after giving effect to such modification, repair or replacement and the application of the performance liquidated damages to accomplish the same) during the Power Purchase Agreement Term (taken as one period) and the Post-Power Purchase Agreement Period (taken as one period) would be equal to or greater than the projected average Senior Debt Service Coverage Ratio set forth in the base case projections for each such period included in this prospectus; and

         o the projected minimum Senior Debt Service Coverage Ratio (after giving effect to such modification, repair or replacement and the application of the performance liquidated damages to accomplish the same) during the Power Purchase Agreement Term and the Post-Power Purchase Agreement Period would be equal to or greater than the projected minimum Senior Debt Service Coverage Ratio set forth in the base case projections for each such period included in this prospectus.

Our determination shall be evidenced by an Officer's Certificate (together with such supporting detail as the collateral agent or the Independent Engineer may reasonably request) filed with the collateral agent which, if we determine that such portion of our Facility can be modified, repaired or replaced and that the other statements set forth above are true, shall also set forth our reasonable good faith estimate of the total cost of such modification, repair or replacement. We shall deliver to the collateral agent at the time we deliver the Officer's Certificate referred to above a certificate of the Independent Engineer, dated the date of the Officer's Certificate, stating that, based upon reasonable investigation and review of the determinations, assumptions, conclusions and estimates of costs made by us, the Independent Engineer believes the determinations, assumptions, conclusions and estimates of costs set forth in the Officer's Certificate to be reasonable.

         If the requirements of the preceding paragraph are satisfied, the collateral agent shall apply the amounts received from the Contractor to the payment, or reimbursement to the extent the same have been paid or satisfied by our Company, of the costs of modification, repair and replacement of that portion of our Facility that requires modification, repair or replacement in order to remedy the circumstances giving rise to the obligation of the Contractor to pay such performance liquidated damages. Upon receipt of an Officer's Certificate of our Company, confirmed by the Independent Engineer, certifying that

         o all modifications, repairs or replacements of that portion of our Facility that requires modification, repair or replacement in order to remedy the circumstances giving rise to the obligation of the Contractor to pay performance liquidated damages have been completed and

         o the projected debt service coverage ratio tests referred to in the immediately preceding paragraph continue to be met, the collateral agent shall transfer all remaining proceeds of the performance liquidated damages to us or to whomever we in writing direct.

         If the requirements of the preceding paragraph are not satisfied, then our Company must redeem the new bonds:

         o in part, at a redemption price equal to 100% of the principal amount together with any accrued and unpaid interest through the redemption date, within 90 days after receipt by the Trustee of performance liquidated damages to be used to redeem a portion of the new bonds. The aggregate amount of the new bonds to be redeemed under this paragraph is limited to the amount of performance liquidated damages actually received.

         o Any performance liquidated damages under the EPC Contract received by the Trustee under the preceding paragraph shall be deposited in the Redemption Subaccount.

Upon Receipt of Proceeds Under the Williams Guaranty

         If the power purchase agreement is terminated as a result of an event of default by the Power Purchaser thereunder and our Company receives proceeds under the Williams Guaranty in respect thereof, we must redeem the new bonds, in whole or in part, at a redemption price equal to 100% of the principal amount together with any accrued and unpaid interest to the redemption date, as soon as reasonably practicable, but in any event within 90 days of the receipt of such proceeds. After the payment of specific administrative fees, the aggregate amount of the new bonds to be redeemed under this paragraph (including accrued and unpaid interest) will equal an amount which is equal to the amount paid under the Williams Guaranty multiplied by a fraction the numerator of which is the then outstanding principal amount of the new bonds and accrued and unpaid interest and the denominator of which is the principal of and accrued and unpaid interest on all Senior Debt including the new bonds.

Ratings

         The new bonds are expected to be rated "BBB-" by S&P and "Baa3" by Moody's. Such ratings reflect only the views of the rating agencies at the time the rating is issued, and any explanation of the significance of such ratings may only be obtained from the rating agency. There is no assurance that any such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agency, if, in the rating agency's judgment, circumstances so warrant. Any such lowering, suspension or withdrawal of any rating may have an adverse effect on the market price or marketability of the new bonds.

Book-Entry, Delivery and Form

         The new bonds will initially be represented by one or more permanent global bonds in definitive, fully registered book-entry form that will be registered in the name of Cede & Co., the global bond holder, as nominee of DTC. The global bonds will be deposited on behalf of the acquirors of the new bonds represented thereby with a custodian for DTC for credit to the respective accounts of the acquirors or to such other accounts as they may direct at DTC. See "The Exchange Offer--Book-Entry Transfer."

The Global Bonds

         We expect that under procedures established by DTC:

         o upon deposit of the global bonds with DTC or its custodian, DTC will credit on its internal system portions of the global bonds that shall be comprised of the corresponding respective amounts of the global bonds to the respective accounts of persons who have accounts with such depositary; and

         o ownership of the bonds will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of persons who have accounts with DTC ("participants"), and the records of participants, with respect to interests of persons other than participants.

         So long as DTC or its nominee is the registered owner or holder of any of the bonds, DTC or such nominee will be considered the sole owner or holder of such bonds represented by the global bonds for all purposes under the indenture and under the bonds represented thereby. No beneficial owner of an interest in the global bonds will be able to transfer such interest except in accordance with the applicable procedures of DTC in addition to those provided for under the indenture.

         Payments on the bonds represented by the global bonds will be made to DTC or its nominee, as the case may be, as the registered owner of the global bonds. None of our Company, the trustee or any paying agent under the indenture will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global bonds or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

         We expect that DTC or its nominee, upon receipt of any payment on the bonds represented by the global bonds, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the global bonds as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global bonds held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payment will be the responsibility of such participants.

         Transfers between participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds.

         DTC has advised us that DTC will take any action permitted to be taken by a holder of bonds, including the presentation of bonds for exchange as described below, only at the direction of one or more participants to whose account the DTC interests in the global bonds are credited and only in respect of the aggregate principal amount as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the global bonds for certificated securities that it will distribute to its participants.

         DTC has advised us as follows:

         o DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934;

         o DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates;

         o Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations;

         o DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.;

         o Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

         o The rules applicable to DTC and its participants are on file with the SEC.

         Although DTC is expected to follow these procedures in order to facilitate transfers of interests in the global bonds among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither our Company nor the trustee will have any responsibility for the performance by DTC or its direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

         As of the date of this prospectus, all of the interests in old bonds are in book-entry form. It is not expected that any old bonds will be in registered certificated form at the time of the exchange. It is expected that all old bonds before the exchange, and all bonds outstanding after the exchange, will be represented by global certificates for bonds in bearer form held by The Bank of New York as depositary and that DTC will have a book-entry interest in those bonds. Beneficial interests in those bonds will be held through participants in DTC acting as securities intermediaries. Therefore, references in this section to bonds are references to beneficial interests in the bonds in book-entry form except where the discussion is explicitly about certificated bonds, and references to owners are to owners of those beneficial interests.

         Interests in the global bonds will be exchanged for certificated securities if:

         o DTC or any successor depositary (the "Depositary") notifies us that it is unwilling or unable to continue as depositary for the global bonds, or DTC ceases to become a "clearing agency" registered under the Securities Exchange Act of 1934, and a successor depositary is not appointed by us within 90 days;

         o an Event of Default has occurred and is continuing with respect to the bonds and the registrar has received a request from the Depositary to issue certificated securities within 30 days of such request; or

         o we determine not to have the bonds represented by global bonds.

         Upon the occurrence of any of the events described in the preceding sentence, we will cause the appropriate certificates securities to be delivered. Neither our Company nor the Trustee will be liable for any delay by the Depositary or its nominee in identifying the beneficial owners of the related bonds. Each such person may conclusively rely on instructions from the Depositary or the nominee for all purposes, including the registration and delivery and the respective principal amounts, of the new bonds to be issued.

         Owners of old bonds should instruct the brokers, dealers, commercial banks or trust companies with whom they have securities accounts or their nominees to tender for them. Exchanges by owners will be represented by an exchange of global certificates for old bonds held by the depositary for global certificates for new bonds. If fewer than all old bonds are tendered for exchange, the depositary will hold separate global certificates for bonds representing the appropriate aggregate amounts of remaining old bonds and of new bonds.

Same-Day Settlement and Payment

         The indenture requires that payments in respect of the bonds represented by the global bonds (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the global bond holder. With respect to certificated bonds, if any, our Company will make all payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. Secondary trading in long-term bonds and debentures of corporate issues is generally settled in clearinghouse or next-day funds. In contrast, bonds represented by the global bonds are expected to be eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such bonds will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in the certificated bonds will also be settled in immediately available funds.

         Because of time zone differences, the securities account of a Euroclear System or Cedel Bank participant purchasing an interest in global bonds from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day (which must be a Business Day for Euroclear or Cedel) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Cedel as a result of sales of interests in a global bond by or through a Euroclear or Cedel participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Cedel cash account only as of the Business Day for Euroclear or Cedel following DTC's settlement date.

Year 2000

         DTC management is aware that some computer applications, systems, and the like for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase which is expected to be completed within approximate time frames.

         However, DTC's ability to perform property its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third-party vendors from whom DTC licenses software and hardware, and third-party vendors on whom DTC relies for information or the provision of services, including, telecommunication and electrical utility service providers, among others. DTC has informed the financial community that it is contacting (and

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will continue to contact) third-party vendors from whom DTC acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

Limited Recourse Nature of the New Bonds

         All obligations in connection with the new bonds are obligations solely of our Company. The bondholders shall have recourse only to the Collateral and our Company for repayment of the new bonds. No holder of ownership interests in our Company or any other Affiliate of our Company or any of their respective incorporators, stockholders, directors, officers or employees will guarantee the payment of the new bonds. The bondholders shall have no claim against or recourse to the holders of the ownership interests in our Company or any other Affiliate of our Company or their respective incorporators, stockholders, directors, officers or employees by operation of law or otherwise for the repayment of the new bonds.
























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                    SUMMARY OF PRINCIPAL FINANCING DOCUMENTS

         The following summaries of selected provisions of the Indenture and the other Financing Documents are qualified in their entirety by reference to the full text of the Indenture and the other Financing Documents, including the definitions therein. Capitalized terms used herein and not otherwise defined in this Offering Circular have the meanings given to them in the Indenture or the other Financing Documents.

                                    Indenture

Accounts

Indenture Accounts

         The following accounts (the "Indenture Accounts") have been established by the Trustee: the Bond Payment Account, including the Interest Payment Subaccount, the Principal Payment Subaccount and the Redemption Subaccount, and the Construction Interest Account. All amounts from time to time held in each Indenture Account shall be held in the name of the Trustee subject to the lien and security interest granted under the Indenture and in the custody of the Depositary Bank on behalf of the Trustee.

Bond Payment Account

         The Trustee shall deposit (i) all funds held in the Bond Payment Account and all funds received by it for the payment of interest on the bonds into the Interest Payment Subaccount for disbursement in accordance with the Indenture and (ii) all funds received by it for the payment of principal on the bonds (including any funds transferred from the Redemption Subaccount) into the Principal Payment Subaccount for disbursement in accordance with the Indenture.

Construction Interest Account

         The Trustee shall deposit all funds received by it for the payment of interest on the bonds from and including the date of original issuance of the bonds then outstanding to and through the Commercial Operation Date into the Construction Interest Account. The Trustee will disburse from the Construction Interest Account the amount required to pay interest on the bonds when due (whether on an Interest Payment Date or upon call for redemption or by acceleration or otherwise). On the Commercial Operation Date and upon our Company's delivery to the Collateral Agent and the Trustee of a Commercial Operation Certificate, the Trustee shall transfer all funds remaining in the Construction Interest Account to the Bond Payment Account for deposit in the Interest Payment Subaccount.

Interest Payment Subaccount, Principal Payment Subaccount and Redemption Subaccount

         (a) The Trustee is authorized and directed to disburse from the Interest Payment Subaccount, the amount required to pay interest on the bonds when due (whether on an Interest Payment Date or upon call for redemption or by acceleration or otherwise).

         (b) The Trustee is authorized and directed to disburse from the Principal Payment Subaccount, the amount required to pay principal on the bonds when due (whether on a principal payment date or upon call for redemption or by acceleration or otherwise).

         (c) The Trustee is authorized and directed to disburse funds from the Redemption Subaccount (when amounts on deposit therein equal or exceed $5,000,000) for the redemption of bonds in accordance with the Indenture. The foregoing notwithstanding, the Trustee shall transfer funds remaining in the Redemption Subaccount for more than one year and not applied to the redemption of bonds under the Indenture to the Principal Payment Subaccount for application by the Trustee in accordance with the Indenture.

Affirmative Covenants

         Our Company will make the following affirmative covenants:

Payment of Principal, Premium, if any, and Interest

         Our Company shall duly and punctually pay, or cause to be paid, the principal of, premium, if any, and interest on, and all other amounts payable in respect of, the bonds in accordance with their terms and the terms of the Indenture and of the related Series Supplemental Indenture.



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

Reporting Requirements

         Our Company shall furnish to the Senior Parties:

         (a) as soon as practicable and in any event within 60 days after the end of the first, second and third quarterly accounting periods of each fiscal year of our Company (commencing with the quarter ending September 30, 1999), an unaudited balance sheet of our Company as of the last day of such quarterly period and the related statements of income and cash flows, and reports of all dividends and other distributions paid to owners during such quarterly period prepared in accordance with GAAP and (in the case of second and third quarterly periods) for the portion of the fiscal year ending with the last day of such quarterly period, setting forth in each case in comparative form corresponding unaudited figures from the preceding fiscal year and accompanied by a written statement of an Authorized Representative of our Company to the effect that such financial statements fairly represent our Company's financial condition and results of operations at and as of their respective dates;

         (b) as soon as practicable and in any event within 120 days after the end of each fiscal year of our Company (commencing with the fiscal year ended December 31, 1999), a balance sheet of our Company as of the end of such year and the related statements of income and cash flow during such year setting forth in each case in comparative form corresponding figures from the preceding fiscal year, accompanied by an audit report thereon of a firm of independent public accountants of recognized national standing;

         (c) at the time of the delivery of the financial statements provided for in clause (a) and (b) above, an Officer's Certificate to the effect that, to the best of such officer's knowledge, (i) our Company is in compliance with all of its material obligations under the terms of the Transaction Documents the non-performance of which has resulted or could reasonably be expected to result in a Material Adverse Effect and (ii) to the best of such officer's knowledge, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof and what action our Company is taking or proposes to take in response thereto; and

         (d) each of the following items:

         (i) promptly after our Company obtains actual knowledge of the occurrence thereof, written notice of the occurrence of any event or condition which constitutes an Event of Default and an Officer's Certificate of our Company setting forth the details thereof and the action which our Company is taking or proposes to take with respect thereto;

         (ii) promptly after our Company obtains actual knowledge of the occurrence thereof, written notice of the occurrence of any Event of Eminent Domain or any Event of Loss and an Officer's Certificate of our Company setting forth the details thereof and the action which our Company is taking or proposes to take with respect thereto; and

         (iii) until the occurrence of the Commercial Operation Date, within 45 days after the end of each fiscal quarter of our Company (commencing with its quarter ending September 30, 1999), a quarterly construction report describing the progress of our Facility's construction and expenditure of funds.

         (e) Our Company shall furnish or cause to be furnished to the Senior Parties no later than six months prior to the expiration of the term of the Power Purchase Agreement (the "Term Expiration Date") a report (an "Independent Forecast") prepared by an independent consultant which sets forth projections of
(i) electricity prices for the PJM Market (or if such market no longer exists at such time, any successor market or substitute market as determined in good faith by our Company which approximates, to the extent practicable, such region) and
(ii) gas prices on a delivered basis to our Facility, in each case on at least an annual basis through the final maturity date for the bonds; provided, that if
(A) our Company enters into a Replacement Power Purchase Agreement, effective as of the Term Expiration Date and extending to at least the final maturity date for the bonds, (B) the projected Senior Debt Service Coverage Ratio through the final maturity date for the bonds, based on the provisions of such Replacement Power Purchase Agreement shall be greater than 2.0 to 1 and (C) the senior unsecured long term debt of such power purchaser(s) under such agreement(s) is rated at least Investment Grade, our Company shall not be required to provide the forecast referenced herein.

         (f) Upon the request of any bondholder (or the Trustee on behalf of a holder of a beneficial interest in the bonds), our Company shall furnish such information as is specified in paragraph (d)(4) of Rule 144A to such bondholder (and holders of beneficial interests in the bonds) to a prospective purchaser of the bonds (and prospective purchasers of beneficial interests in the bonds) who is a Qualified Institutional Buyer or Institutional Accredited Investor or to the Trustee for delivery to such bondholder or prospective purchaser of the bonds, as the case may be, unless, at the time of such request, our Company is subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act.

         (g) All such information provided to the Senior Parties under clauses
(a), (b), (c) and (d) above shall also be provided by the Trustee (i) to the bondholders and (ii) to holders of beneficial interests in the bonds or prospective purchasers of the bonds or beneficial interests in the bonds upon written request to the Trustee (which may be a single continuing request). Our Company shall furnish the Trustee, upon its request, with sufficient copies of all such information to accommodate the requests of the holders of beneficial interests in the bonds.

         (h) The information specified in paragraphs (a), (b), (c), (d) and (e) above shall be provided to each Rating Agency concurrently with its delivery to the Senior Parties.

Insurance

         Our Company shall maintain or cause to be maintained in accordance with the terms of the Indenture the following insurance coverages: (i) during construction of our Facility, builder's risk (with full replacement cost coverage), delayed start-up (providing coverage for at least 18 months of projected continuing expenses and Senior Debt Service and any liquidated damages, with not greater than a 30-day deductible or, with respect to the combustion turbine, with not greater than a 60-day deductible), comprehensive general liability, workers' compensation and employer's liability, automobile liability and umbrella liability; and (ii) subsequent to transfer of care, custody and control of our Facility to our Company, all risk property and boiler and machinery insurance (covering full replacement cost, subject to reasonable and customary deductibles and sublimits), business interruption (providing coverage of 12 months of debt service and fixed operation and maintenance expenses and having not greater than a 60-day deductible), comprehensive general liability, workers' compensation and employer's liability, automobile liability and umbrella liability (minimum limit of $9 million per occurrence and aggregate). All policies of insurance except workers' compensation and automobile liability policies shall name the Collateral Agent and the Power Purchaser as additional insureds. If at any time any of the required insurance shall no longer be available on commercially reasonable terms (as confirmed by the Independent Insurance Adviser), our Company shall procure substitute insurance coverage reasonably satisfactory to the Independent Insurance Advisor that is the most equivalent to the required coverage and that is available on commercially reasonable terms.

Maintenance of Existence, Liens and Governmental Approvals

         Our Company shall at all times:

         (a) preserve and maintain in full force and effect (i) its existence as a limited liability company and its good standing under the laws of the State of Delaware and (ii) its qualification to do business in each other jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business as conducted or proposed to be conducted makes such qualification necessary;

         (b) obtain and maintain in full force and effect all Governmental Approvals (including, without limitation, maintaining compliance with Environmental Laws) and other consents and approvals required at any time in connection with the construction, maintenance, ownership or operation of our Facility;

         (c) preserve and maintain good and marketable title to its properties and assets (subject to no Liens other than Permitted Liens); and

         (d) preserve and maintain Liens of the Senior Parties on the Collateral.

Operating and Maintenance

         Our Company shall, or shall cause the Operator to, use, maintain and operate our Facility and the Site in compliance with generally accepted Prudent Operating and Maintenance Practices and the material provisions of all relevant Project Contracts.

Compliance with Applicable Laws

         Our Company shall comply with, and shall ensure that our Facility is constructed and operated in compliance with, and shall make such alterations to our Facility and the Site as may be required for compliance with, all Applicable Laws, Environmental Laws and Governmental Approvals, except where noncompliance would not reasonably be expected to result in a Material Adverse Effect.


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

Project Contracts; Williams Guaranty; Operation of our Facility

         Our Company shall (i) perform and observe in all material respects its covenants and agreements contained in any of our Project Contracts, (ii) enforce, defend and protect all of its rights contained in any of our Project Contracts and (iii) take all reasonable and necessary actions to prevent the termination or cancellation of any of our Project Contracts, except in case of
(i) and (ii) above, where such non-performance could not reasonably be expected to have a Material Adverse Effect.

         Our Company (i) shall fully enforce its rights under the Williams Guaranty and the Power Purchase Agreement with respect to substitute security under the circumstances provided for therein and (ii) shall not, without the consent of bondholders holding a majority in outstanding principal amount of the bonds, make a demand for or take any legal action under the Williams Guaranty if, as a result of payments made under such demand or legal action by our Company, the aggregate amount available under the Williams Guaranty would be less than or equal to the principal amount of the then outstanding Senior Debt, including without limitation, the undrawn portions of the maximum amounts of any DSR Letter of Credit or CP Letter of Credit. Our Company shall (i) upon any payment event of default or other event of default under the Power Purchase Agreement, exercise its rights to terminate the Power Purchase Agreement in accordance with its terms, (ii) if of any termination of the Power Purchase Agreement, fully enforce its rights under the Williams Guaranty and (iii) use any amounts obtained under the Williams Guaranty to redeem the bonds in accordance with the Indenture and to pay principal and interest on our Company's other Senior Debt in accordance with the Financing Documents and in each case in accordance with the Collateral Agency Agreement.

         Our Company shall (i) exercise all of its rights under the Operations Agreement to terminate such agreement if (a) a bankruptcy event in respect of the Operator has occurred and is continuing and (b) the Operator has failed to perform any material obligation under the Operations Agreement and (ii) exercise its rights under the Operations Agreement to cause the Operator to terminate the Services Agreement under the terms of that agreement if (a) a bankruptcy event in respect of AES has occurred and is continuing and (b) AES has failed to perform any material obligation under the Services Agreement.

Annual Budget

         Not less than 30 days prior to (i) the anticipated Commercial Operation Date, and thereafter (ii) the commencement of each Fiscal Year, our Company shall provide to the Senior Parties and the Rating Agencies an Annual Budget. The first Annual Budget shall cover the period from the Commercial Operation Date through the end of the Fiscal Year in which the Commercial Operation Date occurs, and if such period consists of less than six months, for the immediately succeeding Fiscal Year. Each Annual Budget shall specify the estimated sales of capacity and energy under the Power Purchase Agreement and any Replacement Power Purchase Agreement and all other sales of capacity and energy, the estimated rates and revenues for each category of such sales, all Operating and Maintenance Costs, a manpower forecast, a periodic inspection, maintenance and repair schedule, a description of all Required Capital Expenditures and the underlying operating assumption and implementation plans for the Fiscal Year covered by such Annual Budget. Our Company shall operate and maintain our Facility, or cause our Facility to be operated and maintained, in accordance with the Annual Budget other than deviations resulting from operating requirements under our Project Contracts or Prudent Operating and Maintenance Practices.

Insurance Report

         Within 30 days after the end of each Fiscal Year, our Company shall submit to the Senior Parties and each Rating Agency that currently is rating any of the bonds then outstanding a certificate (i) listing all insurance being carried by, or on behalf of, our Company under the Indenture and (ii) certifying that all insurance policies required to be maintained under our Project Contracts and the Indenture are in full force and effect and all premiums therefor have been fully paid.

Inspection

         The Senior Parties shall have the right, upon reasonable advance written notice to our Company, to inspect our Facility and the Site from time to time; provided, that our Company shall have the right to specify reasonable dates and times for any such inspection in order to avoid any material interference with operation of our Facility.

Construction of our Facility

         Our Company shall cause the construction of our Facility to be prosecuted and completed with diligence and continuity (except for interruptions provided for in the EPC Contract or due to events of force majeure, which events of



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

force majeure our Company shall use its best efforts to mitigate), in a good and workmanlike manner and in accordance with sound, generally accepted building and engineering practices, all material applicable Governmental Requirements and the EPC Contract. Our Company shall at all times cause a complete set of the current and (when available) as-built plans (and all supplements thereto) relating to our Facility to be maintained on the Site or the Contractor's offices and available for inspection by the Independent Engineer.

Contractor Performance Tests; Final Acceptance

         The Independent Engineer shall have the right to witness and verify the performance tests required by the EPC Contract. Our Company shall not, without the prior written confirmation by the Independent Engineer, either (i) grant the Final Acceptance Certificate to the Contractor under the EPC Contract or (ii) elect to effect Final Acceptance under the EPC Contract.

Casualty Proceeds; Eminent Domain Proceeds

         Our Company shall cause all Casualty Proceeds and Eminent Domain Proceeds to be deposited in the Restoration Account under the Collateral Agency Agreement.

Payment of Taxes and Impositions

         Our Company will pay or cause to be paid, before any fine, interest or penalty is imposed thereon, all Impositions. If, under any Applicable Law, any Impositions may at the option of our Company be paid in installments (whether or not interest shall accrue on the unpaid balance thereof), our Company shall have the right; provided, that no Event of Default shall then exist, to exercise such option and to pay or cause to be paid such Impositions and any accrued interest thereon in installments as they fall due and before any fine, penalty, further interest or cost may be added thereto.

         Our Company will pay all taxes and other governmental charges (including without limitation, stamp taxes) assessed by any Governmental Authorities and imposed on the Collateral Agent, its successors or assignees, by reason of the Collateral Agent's ownership of the Mortgage or the other Security Documents or payable by either our Company or the Collateral Agent upon any modification, amendment, extension and/or consolidation thereof. Our Company will also pay any tax imposed directly or indirectly on the Mortgage in lieu of a tax on the Mortgaged Property or any part thereof, whether by reason of (i) the passage after the date of the Mortgage of any law of the Commonwealth of Pennsylvania deducting from the value of real property for the purposes of taxation any lien thereon, (ii) any change in the laws for the taxation of mortgages or debts secured by mortgages for state or local purposes, (iii) a change in the means of collection of any such tax or (iv) any tax, now or hereafter assessed against the Mortgage or assessed against, or withheld from, any payments made by our Company under the Indenture.

         Our Company will not claim or demand or be entitled to any credit or credits for the payment of any Impositions, and no deduction shall otherwise be made or claimed from the taxable value of the Mortgaged Property, or any part thereof, by reason of the Mortgage.

Preservation of Lien of Mortgage

         Our Company will (i) preserve its right, title and interest in and to the Mortgaged Property and will warrant and defend the same against any and all claims and demands whatsoever, (ii) continue to have full power and lawful authority to encumber and convey the Mortgaged Property as provided in the Mortgage and (iii) maintain and preserve the priority of the lien of the Mortgage until all of the obligations under the Financing Documents are paid and performed in full.

Negative Covenants

         Our Company will make the following negative covenants:

Limitations on Additional Indebtedness

         Our Company shall not create or incur or suffer to exist any Indebtedness or lease obligations except for:

         o        the bonds;

         o indebtedness incurred under the DSR LOC Reimbursement Agreement or any CP LOC Reimbursement Agreement;

         o letters of credit and other financial obligations arising under our Project Contracts;

         o        Affiliate Subordinated Debt;

         o purchase money obligations incurred to finance discrete items of equipment not comprising an integral part of our Project that extend only to the equipment being financed and that do not in the aggregate have annual debt service or lease obligations exceeding $5 million (escalated at GDPIPD);

         o trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered;

         o obligations in respect of surety bonds or similar instruments in an aggregate amount not exceeding $5 million at any one time outstanding;

         o any lines of credit for working capital purposes in the maximum amount of $5 million;

         o Senior Debt used for an expansion of our Facility; provided, however, that such Senior Debt may not be issued unless (a)
                  (1) the projected average Senior Debt Service Coverage Ratio (after giving effect to such Senior Debt) is at least 1.50 to
                  1.0 through the end of the Power Purchase Agreement Term (taken as one period) and at least 2.50 to 1.0 during the Post-Power Purchase Agreement Period (taken as one period) and
                  (2) the projected minimum Senior Debt Service Coverage Ratio (after giving effect to such Senior Debt) is at least 1.30 to
                  1.0 through the end of the Power Purchase Agreement Term and at least 2.15 to 1.0 during the Post-Power Purchase Agreement Period; (b) our Company provides a Ratings Reaffirmation from each of the Rating Agencies; and (c) the Trustee does not, within 60 days of notice to holders of the bonds setting forth a summary of the terms of such Senior Debt and a description of the facilities to be constructed with the proceeds of such Senior Debt, receive an instruction from persons holding a majority in principal amount of the bonds not to permit the issuance of such Senior Debt; and

         o Senior Debt or Subordinated Debt (from persons who are not Affiliates of our Company) for Required Modifications and Optional Modifications; provided, however, that our Company may issue (a) Senior Debt on a parity basis with the bonds only for Required Modifications and only if (1) the projected average Senior Debt Service Coverage Ratio (after giving effect to such Senior Debt) is at least 1.30 to 1.0 through the end of the Power Purchase Agreement Term (taken as one period) and at least 2.0 to 1.0 during the Post-Power Purchase Agreement Period (taken as one period) or (2) our Company provides a Ratings Reaffirmation from each of the Ratings Agencies; (b) Subordinated Debt for Required Modifications only if (1)(A) the projected average Total Debt Service Coverage Ratio (after taking into account such Subordinated
                  Debt) is at least 1.20 to 1.0 through the end of the Power Purchase Agreement Term (taken as one period) and at least
                  1.65 to 1.0 during the Post-Power Purchase Agreement Period (taken as one period) and (B) the projected minimum Total Debt Service Coverage Ratio (after giving effect to such Subordinated Debt) is at least 1.1 to 1.0 through the Power Purchase Agreement Term and at least 1.35 to 1.0 during the Post-Power Purchase Agreement Period, or (2) our Company provides a Ratings Reaffirmation from each of the Ratings Agencies; or (c) Subordinated Debt for Optional Modifications only if our Company provides a Ratings Reaffirmation from each of the Ratings Agencies. In the case of clauses (b) and (c) of the preceding proviso, the final maturity date of such Subordinated Debt shall not be earlier than the final maturity date for the bonds and the average life of such Subordinated Debt must be no shorter than the average remaining life of the bonds (collectively, "Permitted Indebtedness").

Restricted Payments

         Our Company shall not make any Restricted Payments unless the Distribution Conditions set forth in the Collateral Agency Agreement have been satisfied. See "SUMMARY OF PRINCIPAL FINANCING DOCUMENTS--Collateral Agency Agreement--Distribution Account."

Prohibition of Change in Control

         Our Company shall not engage in, or suffer to occur, any Change in Control, where Change in Control means any failure by AES, at all times while bonds are outstanding, to maintain directly or indirectly at least a 51% voting and economic interest in our Company, unless prior to giving effect to the reduction in the voting or economic interest of AES in our Company either (i) each of the Rating Agencies provides a Ratings Reaffirmation to the Trustee or
(ii) the reduction in AES's voting or economic interest has been approved by bondholders holding at least 66-2/3% in aggregate principal amount of the bonds.

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Nature of Business

         Our Company shall not engage in any business other than the development, financing, construction and operation and maintenance of our Facility as contemplated by our Project Contracts.

Amendments to Project Contracts

         Our Company shall not, except as otherwise expressly set forth in the Financing Documents, terminate, amend or modify (other than immaterial amendments or modifications as certified by our Company) any of our Project Contracts to which it is a party, or consent to any assignment by another party thereto, unless (i) our Company certifies to the Senior Parties that such termination, amendment, modification or assignment is not reasonably expected to result in a Material Adverse Effect and such termination, amendment, modification or assignment is not reasonably expected to materially increase the likelihood of the occurrence of a future Material Adverse Effect and (ii) the Independent Engineer does not within 10 Business Days of receipt of such certificate disagree in writing to the certification provided under clause (i); provided, however, that our Company shall not, (a) amend or modify the Power Purchase Agreement unless in addition to the requirements of clauses (i) and
(ii) above, our Company certifies that such amendment or modification would not cause our Company's net operating revenues to decrease by more than 5% and such certification is confirmed by the Independent Engineer, (b) except as otherwise expressly set forth in the Financing Documents, terminate the Power Purchase Agreement or consent to any release of, assignment by or change in the identity of the Power Purchaser unless (1) within 90 days of such termination or consent resulting from an event of default by the Power Purchaser under the Power Purchase Agreement, or prior to any such termination or consent or for any other reason our Company (A) enters into a Replacement Power Purchase Agreement or (B) provides the Senior Parties and each of the Ratings Agencies with a Power Marketing Plan and (2) our Company provides to the Trustee and the Collateral Agent a Ratings Reaffirmation from each Rating Agency within such 90-day period or prior to such termination or consent, as the case may be, or (c) release or modify in any way the Williams Guaranty unless our Company obtains substitute security therefor under the Power Purchase Agreement.

Prohibition on Fundamental Changes and Disposition of Assets

         Our Company shall not enter into any transaction of merger or consolidation, change its form of organization or its business, liquidate or dissolve itself (or suffer any liquidation or dissolution), except as permitted in the Indenture. Our Company shall not amend its governing instruments except where such amendment could not reasonably be expected to result in a Material Adverse Effect. Our Company shall not purchase or otherwise acquire all or substantially all of the assets of any other person; provided, that our Company may maintain ownership interests in subsidiaries if such subsidiaries are involved in operation, maintenance or fuel supply for our Facility. In addition, except as contemplated by our Project Contracts or permitted under the Indenture, or as authorized by the first and second provisos below, our Company shall not sell, lease (as lessor) or transfer (as transferor) any property or assets material to the operation of our Facility except in the ordinary course of business to the extent that such property is worn out or is no longer useful or necessary in connection with the operation of our Facility; provided, however, that our Company shall not sell, lease or transfer any of such property or assets without the written approval of the Collateral Agent, if the aggregate fair market value of all sales, leases and transfers in the current Fiscal Year exceeds $5 million escalated at the GDPIPD; provided, further, that our Company may loan useful spare parts to other electric power generating facilities owned by an Affiliate of our Company without prior approval of the Trustee or the Collateral Agent on the conditions that, with respect to any spare part whose value is in excess of $50,000: (i) at the time of the loan the recipient of the spare part enters into an enforceable obligation to replace the spare part in kind, or to pay an amount equal to the replacement value of the spare part to our Company, within 30 days of our Company's demand for the same and (ii) our Company certifies to the Collateral Agent that the spare part shall not be necessary for a planned outage or for scheduled maintenance of our Facility prior to being replaced, and such certificate is confirmed by the Independent Engineer.

Liens

         Our Company shall not create or suffer to exist or permit any lien upon or with respect to any of its properties, other than Permitted Liens.

Transactions with Affiliates

         Our Company shall not enter into any Affiliate Transaction other than
(i) the Operations Agreement and the Equity Subscription Agreement and (ii) transactions in the ordinary course of business on fair and reasonable terms no less favorable to our Company than our Company would obtain in an arm's length transaction with a person that is not an Affiliate of our Company.



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Change Orders

         Our Company shall not initiate or approve any change order under the EPC Contract that individually exceeds $5,000,000 or when aggregated with all other change orders exceeds $10,000,000, unless our Company certifies in writing to the Collateral Agent that (i) such change order is technically feasible, (ii) such change order is not reasonably expected to materially and adversely affect the operation or reliability of our Facility, (iii) the implementation of such change order is not reasonably expected to cause the Commercial Operation Date to occur after the Date Certain and (iv) adequate funds are available to our Company to fund such change orders and other Project Costs through the Commercial Operation Date, and such certification is confirmed by the Independent Engineer.

Events of Default

         Events of Default under the Indenture shall include the following:

         The term "Event of Default," whenever used herein, means any of the following events (whatever the reason for such event and whether voluntary or involuntary, affected by question of law, or under or in compliance with any Applicable Law) and such event shall continue to be an Event of Default if and for so long as it shall not have been remedied:

         (a) Our Company shall fail to pay any principal, interest or premium, if any, including any Make-Whole Premium, on a bond when the same becomes due and payable, whether at scheduled maturity or required prepayment or by acceleration or otherwise and such failure shall continue for 10 or more days; or

         (b) Any representation or warranty made by our Company in the Indenture shall prove to have been false or misleading in any respect as of the time made, confirmed or furnished and the inaccuracy has resulted or is reasonably expected to result in a Material Adverse Effect and the circumstances surrounding such misrepresentation shall continue uncured for 30 or more days from the discovery thereof; provided, that if our Company commences efforts to cure the factual situation resulting in such misrepresentation within such 30-day period, our Company may continue to effect such cure of the misrepresentation, and such misrepresentation shall not be deemed an Event of Default, for an additional 60 days so long as an Authorized Representative of our Company certifies that no other Event of Default has occurred and is continuing and our Company is diligently pursuing the cure; or

         (c) Our Company shall fail to maintain insurance in accordance with the Indenture; or

         (d) Our Company shall fail to perform or observe covenants or agreements in the Indenture with respect to the following: maintenance of existence and governmental approvals; nature of business; compliance with Applicable Laws; amendments to project contracts; prohibition on fundamental changes and disposition of assets; liens; indebtedness; or restricted payments; and such failure shall continue uncured for more than 30 days after our Company has actual knowledge of such failure; or

         (e) A Change in Control shall have occurred; or

         (f) Our Company shall fail to perform or observe any of its covenants or agreements contained in any other provision of the Indenture not referred to above and such failure shall continue uncured for more than 30 days after our Company has actual knowledge of such failure; provided, that if our Company commences efforts to cure such default within such 30-day period and is diligently attempting to cure such default (and certifies to the Trustee the steps it is taking), our Company may continue to effect such cure of the default (and such default shall not be deemed an "Event of Default" hereunder) for an additional 60 days so long as our Company certifies that no other Event of Default has occurred and is continuing and our Company is diligently pursuing such cure; or

         (g) Our Company or, so long as AES has any outstanding obligations under any Acceptable Credit Support, AES or, so long as AES Ironwood, Inc. has any outstanding obligations under the Equity Subscription Agreement, AES Ironwood, Inc. shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or substantially all of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as such debts become due,
(iii) make a general assignment of the benefit of its creditors, (iv) commence a voluntary case under the Bankruptcy Code, (v) file a petition seeking to take advantage of any law relating to bankruptcy, insolvency, reorganization, winding-up or the composition or readjustment of debts, (vi) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against such person in an involuntary case under the Bankruptcy Code or
(vii) take any corporate or other action for the purpose of effecting any of the foregoing; or

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         (h) A proceeding or case shall be commenced without the application or consent of our Company or, so long as AES has any obligations under any Acceptable Credit Support, AES or, so long as AES Ironwood, Inc. has any outstanding obligations under the Equity Subscription Agreement, AES Ironwood, Inc. in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution, winding-up or the composition or readjustment of debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such person under any law relating to bankruptcy, insolvency, reorganization, winding-up or the composition or adjustment of debts, and such proceeding or case shall continue undismissed, or any order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 90 or more consecutive days, or any order for relief against such person shall be entered in an involuntary case under the Bankruptcy Code (each event described herein and in (g) above is hereinafter referred to as a "Bankruptcy Event"); or

         (i) A final and non-appealable judgment or judgments for the payment of money in excess of $15,000,000 shall be rendered against our Company, and the same remain unpaid or unstayed for a period of more than 60 or more consecutive days from the date of entry thereof; or

         (j) An "Event of Default" has occurred and is continuing under the DSR LOC Reimbursement Agreement, the CP LOC Reimbursement Agreement or any other Indebtedness of our Company the holder of which (or an agent or trustee therefor) is a party to the Collateral Agency Agreement (other than Indebtedness incurred under the Indenture), or an "Event of Default" has occurred and is continuing in respect of any other Indebtedness of our Company in excess of $15,000,000; or

         (k) With respect to any Project Contract: (i) such Project Contract is declared unenforceable by a Governmental Authority, (ii) any other party thereto denies it has a material obligation under such Project Contract or (iii) any other party thereto defaults in respect of its obligations under such Project Contract, and in the case of each event described in clause (i), (ii) or (iii), such event would be likely to result in a Material Adverse Effect; provided, however, that none of such events shall be an Event of Default under the Indenture if within 180 days (90 days in respect of the Power Purchase Agreement or the EPC Contract) from the occurrence of such event (A) the other party resumes performance or enters into an alternative agreement with our Company or
(B) our Company enters into a replacement contract or contracts with another party or parties which (1) contains, as certified by our Company, substantially equivalent terms and conditions or, if such terms and conditions are no longer available on a commercially reasonable basis, the terms and conditions then available on a commercially reasonable basis and (2) either (I) our Company provides to the Trustee and the Collateral Agent a Ratings Reaffirmation from each Rating Agency or (II) our Company certifies that it would, after giving effect to the alternative agreement, maintain a projected minimum Senior Debt Service Coverage Ratio in any year during the remaining term of the bonds equal to or greater than the lesser of (x) the projected minimum annual Senior Debt Service Coverage Ratio which would have been in effect had performance under the original Project Contract continued and (y) 1.25 to 1.0 or (C) in the case of the Power Purchase Agreement, our Company delivers to the Trustee and Collateral Agent a Power Marketing Plan and obtains a Ratings Reaffirmation from each Ratings Agency; or

         (l) Any grant of a Lien contained in the Security Documents shall cease to be effective to grant a perfected Lien to the Trustee or the Collateral Agent on a material portion of the Collateral described therein with the priority purported to be created thereby; provided, however, that our Company shall have 10 days from actual knowledge thereof to cure any such cessation; or

         (m) The construction of our Facility is permanently abandoned; or

         (n) AES Ironwood, Inc. fails to perform or breaches any of its payment obligations under the Equity Subscription Agreement and such failure or breach continues for 10 Business Days or more; or

         (o) Any Acceptable Credit Provider fails to perform or breaches any of its payment obligations under any Acceptable Credit Support and such failure or breach continues for 10 Business Days or more.

Remedies upon Default

         (a) If one or more Events of Default shall have occurred and be continuing, then:

         (i) in the case of a Bankruptcy Event, the entire principal amount of the bonds then outstanding, all interest accrued and unpaid thereon, and all premium payable under the bonds and the Indenture, if any, shall automatically become due and payable without presentment, demand, protest or notice of any kind, all of which are waived; or



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         (ii) in the case of any other Event of Default, the Trustee may, and upon written direction of the bondholders of not less than 33-1/3% of the aggregate principal amount of the bonds then outstanding, the Trustee shall, by notice to our Company, declare the entire principal amount of the bonds, all interest accrued and unpaid thereon, and all premium payable under the bonds and the Indenture, if any, to be due and payable, whereupon the same shall become due and payable without presentment, demand, protest or further notice of any kind, all of which are waived; or

         (iii) the Trustee shall (if the Required Bondholders request in writing to the Trustee) direct the Collateral Agent (to the extent permitted under the Collateral Agency Agreement) to take possession of all the Collateral and, under the Collateral Agency Agreement, to sell the Collateral, as and to the extent permitted under the Collateral Agency Agreement.

         (b) If an Event of Default occurs and is continuing and is known to the Trustee (as described in the Indenture), the Trustee shall mail to each bondholder a notice of the Event of Default within 30 days after the occurrence thereof. Except in the case of an Event of Default in payment of principal of or interest on any bond, the Trustee may withhold the notice to the bondholders if a committee of its trust officers in good faith determines that withholding the notice is in the interest of the bondholders.

         (c) At any time after the principal of the bonds shall have become due and payable upon a declared (but not an automatic) acceleration as provided in the Indenture, and before any judgment or decree for the payment of the money so due, or any portion thereof, shall be entered, the bondholders of not less than a majority in aggregate principal amount of the bonds then outstanding, by written notice to our Company and the Trustee, may rescind and annul such declaration and its consequences if:

         (i) there shall have been paid to or deposited with the Trustee a sum sufficient to pay

                  (A)      all overdue installments of interest on the bonds,

                  (B) the principal of and premium, if any, on any bonds that have become due otherwise than by such declaration of acceleration and interest thereon at the respective rates provided in the bonds for late payments of principal or premium,

                  (C) to the extent that payment of such interest is lawful, interest upon overdue installments of interest at the respective rates provided in the bonds for late payments of interest, and

                  (D) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements, and advances of the Trustee, its agents and counsel, and

         (ii) all Events of Default, other than the non-payment of the principal of the bonds that has become due solely by such acceleration, have been cured or waived as provided in the Indenture.

         No such rescission shall affect any subsequent default or impair any right consequent thereon.

         Except as otherwise specifically provided in the Indenture, the holders of a majority in principal amount of the bonds shall have the right to direct the time, place and method of conducting any proceeding for any remedy available to the Trustee or exercising any power conferred on the Trustee; provided, that
(i) such direction shall not conflict with any law or the Indenture or the Collateral Agency Agreement and (ii) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

         All rights and remedies available to the bondholders, or to the Trustee with respect to the Collateral, or otherwise under the Security Documents, are subject to the Collateral Agency Agreement, including the ability to enforce any remedy and the limitations on the Trustee's ability to vote the interests represented by the bonds.

Affiliate Cure Rights

         Any Affiliate of our Company shall, at its option, have the right (but not the obligation) to cure any Events of Default for which cures are applicable.

Trustee

         The Bank of New York (as successor to IBJ Whitehall Bank & Trust Company) will act as the Trustee under the Indenture. The Indenture provides that the Trustee will not be liable in connection with the performance of its duties thereunder, except for its own gross negligence, bad faith or willful misconduct. The Trustee may become the owner


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
of any bonds, with the same rights it would have if it were not the Trustee, and may carry any monies held by the Trustee on deposit with itself and shall not have any liability for interest upon any such monies.

         The Trustee may resign at any time and be discharged from its duties and obligations under the Indenture by giving written notice to our Company and upon appointment and acceptance of a successor. The Trustee may be removed at any time by the holders of not less than a majority in principal amount of the bonds then outstanding. Our Company or any holder who has been a bona fide holder of a Security for at least six months, may remove the Trustee if (i) the Trustee fails to comply with the provisions of the Indenture regarding conflicting interests, (ii) the Trustee ceases to be eligible as required under the Indenture and fails to resign after written request, (iii) the Trustee becomes bankrupt or insolvent or (iv) the Trustee fails to carry out its obligations in a timely manner. Notwithstanding the foregoing, no resignation or removal of the Trustee and no appointment of a successor trustee shall become effective until the acceptance of appointment by the successor trustee.

         Except during the continuance of an Event of Default under the Indenture, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it by the Indenture, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

         The Indenture contains limitations on the rights of our Company to obtain payments of claims in specific cases or to realize on specific property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with our Company; provided, however, that if it acquires any "conflicting interest" (as defined in the Indenture), it must eliminate such conflict or resign as Trustee under the Indenture.

Supplemental Indentures

Supplemental Indentures and Amendments without the Consent of Bondholders

         Without the consent of the bondholders, our Company and the Trustee, at any time and from time to time, may enter into one or more supplemental indentures in form reasonably satisfactory to the Trustee and may amend any of the other Financing Documents, for any of the following purposes:

         o to establish the form and terms of bonds of any series permitted by the Indenture;

         o to evidence the succession of another entity to our Company and the assumption by any such successor of the covenants of our Company under the bonds and the Indenture;

         o to evidence the succession of a new Trustee or a co-trustee or separate trustee under the Indenture;

         o to add to the covenants of our Company, for the benefit of the bondholders, or to surrender any right or power conferred upon our Company under the Indenture;

         o to convey, transfer and assign to the Trustee, and to subject to the Lien of the Indenture, additional properties or assets and to correct or amplify the description of any property at any time subject to the Lien of the Indenture or to assure, convey and confirm unto the Trustee any property subject or required to be subject to the Lien of the Indenture;

         o        to facilitate the issuance of bonds in uncertificated form;

         o        to change or eliminate any provision of the Indenture;
                  provided, however, that if such change or elimination would adversely affect the interests of the holders of any bonds of any series, such change or elimination shall become effective with respect to such series only when no bond of such series remains outstanding;

         o to comply with changes in Applicable Law; provided, however, that no such amendment or supplement shall result in a Material Adverse Effect or otherwise adversely affect the interests of the holders of any bonds in any material respect;

         o to make any changes required by S&P or Moody's or any other nationally recognized securities rating agency as a condition to the issuance or maintenance of the then current rating on the bonds or any series thereof; provided, that any such change shall not result in a Material Adverse Effect or otherwise adversely affect the interests of the holders of any bonds in any material respect; or

         o to cure any ambiguity, to correct or supplement any provision of the Indenture that may be defective or inconsistent with any other provision of the Indenture, or to make any other provisions with respect to matters
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

         or questions arising under the Indenture; provided, that such action shall not adversely affect the interest of the bondholders of any series in any material respect.

Supplemental Indentures with the Consent of Bondholders

         With the consent of the bondholders of not less than a majority in aggregate principal amount of the bonds of all series then outstanding, the Trustee and our Company may, and the Trustee shall, enter into one or more supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of, the Indenture; provided, however, that no such supplemental indenture shall, without the consent of the bondholder of each outstanding bond directly affected thereby: (i) change the Stated Maturity of any bond (or, if the principal thereof is payable in installments, the Stated Maturity of any such installment), or of any payment of interest thereon, or the dates or circumstances of payment of premium, if any, on, any bond, or change the principal amount thereof or the interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which, any bond or the premium, if any, or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment of principal or interest on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption
Date) or such payment of premium, if any, on or after the date such premium becomes due and payable; or (ii) except for Permitted Liens, permit the creation of any lien prior to or, pari passu with the Lien of any of the Security Documents with respect to any of the Collateral, or terminate the Lien on any Collateral or deprive any bondholder of the security afforded by the Lien of the Indenture; or (iii) reduce the percentage in principal amount of the bonds then outstanding, the consent of whose bondholders is required for any such supplemental indenture, or the consent of whose bondholders is required for any waiver (of compliance with specified provisions of the Indenture or specified defaults under the Indenture and their consequences) provided for in the Indenture, or reduce the requirements for quorum or voting; or (iv) modify specified provisions of the Indenture relating to remedies following an Event of Default (except to increase the percentage of the principal amount of the bonds required to waive past defaults).

Satisfaction and Discharge

         Our Company may terminate the Indenture by delivering all bonds then outstanding to the Trustee for cancellation and by paying all sums payable under the Indenture and by effecting delivery of officer's certificates and an Opinion of Counsel stating that all conditions precedent have been satisfied.

         In addition to the foregoing, bonds then outstanding shall, prior to the stated maturity thereof, be deemed to be paid, and the indebtedness of our Company in respect thereof shall be deemed to be satisfied and discharged, at any time all the conditions set forth below have been satisfied:

         (i) our Company shall have irrevocably deposited with the Trustee, in trust, monies or permitted investments in an amount which shall be sufficient to pay when due, without reinvestment, the principal of and premium, if any, and interest due and to become due on the bonds then outstanding on or prior to the Stated Maturity of the final installments of principal thereof or upon redemption or prepayment;

         (ii) our Company shall have delivered to the Trustee, a Company order stating that monies deposited with the Trustee or in permitted investments shall be held by the Trustee, in trust, as provided in the Indenture;

         (iii) in the case of redemption or prepayment of the bonds then outstanding, the notice requisite to the validity of such redemption or prepayment shall have been given, or irrevocable authority shall have been given by our Company to the Trustee to give such notice; and

         (iv) there shall have been delivered to the Trustee an Opinion of Counsel to the effect that as a result of a change in Applicable Law after the date of the Indenture such satisfaction and discharge of the indebtedness of our Company with respect to the bonds then outstanding shall not be deemed to be, or result in, a taxable event with respect to holders of bonds then outstanding for purposes of United States Federal income taxation unless the Trustee shall have received documentary evidence that the bondholders either are not subject to, or are exempt from, United States Federal income taxation.

                           Collateral Agency Agreement

Project Accounts

         The following trust accounts (the "Project Accounts") will be established and created with and in the name of the Collateral Agent:
Construction Account; Revenue Account; Operating and Maintenance Account; Debt Service Reserve Account; DSR LOC Reimbursement Fund; CP LOC Reimbursement Fund; Restoration Account; Major



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

Maintenance Reserve Account; Fuel Conversion Volume Rebate Account; Subordinated Debt Account; and Distribution Account.

Collection of Project Revenues

         Our Company shall arrange for the direct payment to the Collateral Agent of all Project Revenues, and to the extent any such Project Revenues are at any time received by us prior to the Commercial Operation Date, we shall hold all such revenues and other such amounts in trust for the Collateral Agent and shall transfer to the Collateral Agent for deposit of such Project Revenues in the Construction Account in each case as soon as reasonably practical but no later than three Business Days after receipt thereof (duly endorsed, if necessary, to the Collateral Agent).

Advances

         Notwithstanding any other provision of the Collateral Agency Agreement to the contrary, our Company may, by delivering an Officer's Certificate to the Collateral Agent, withdraw funds on deposit in or credited to any of the Available Accounts ("Advances"); provided, however, that, at the time of the making of such Advance: (i) no Default or Event of Default shall have occurred and be continuing and the Officer's Certificate of our Company shall so certify and (ii) our Company's obligations to repay such Advances shall be supported by Acceptable Credit Support. The Collateral Agent may conclusively rely on such Officer's Certificate certifying that all conditions for withdrawals from the Available Accounts have been met. Our Company shall repay immediately or cause to be repaid any Advances to the extent that the funds on deposit in such Available Accounts are insufficient to make the necessary withdrawals and transfers. In addition, our Company shall cause to be repaid immediately the aggregate amount of all Advances upon the occurrence of (i) a default in the payment of principal of, premium, if any, or interest on the bonds or under the DSR LOC Reimbursement Agreement, the CP LOC Reimbursement Agreement or any working capital facility, (ii) any Event of Default, (iii) any default by an Acceptable Credit Provider in respect of its obligations under its Acceptable Credit Support or (iv) the failure of our Company to provide, within five Business Days, Acceptable Credit Support in respect of its obligations to repay Advances upon the failure of the Acceptable Credit Provider to meet the requirements of the definition thereof. Any amounts so repaid shall be allocated to and deposited in the Available Accounts to which such repayment is required to be made as directed by our Company in an Officer's Certificate.

Construction Account

         On the date of original issuance of the old bonds, the net proceeds of the sale of the old bonds received by our Company were transferred to the Collateral Agent for deposit in the Construction Account.

         On that date, the Collateral Agent applied the amounts in the Construction Account to the payment, or reimbursement, to the extent the same had been paid or satisfied by our Company, of Project Costs. Each requisition after that date shall be submitted to the Collateral Agent no less than three Business Days in advance of the drawing date and shall include the following:

         (i) a certification that the proceeds thereof shall be used solely to pay Project Costs in accordance with the Indenture;

         (ii) a certification that work performed to date has been satisfactorily performed in a good and workmanlike manner and according to the EPC Contract;

         (iii) a statement that undisbursed funds in the Construction Account, together with funds available under the Equity Subscription Agreement and other available sources of funds, are reasonably expected to be sufficient to complete our Facility according to the EPC Contract by the Date Certain;

         (iv) a statement that no Default or Event of Default under the Indenture, the DSR LOC Reimbursement Agreement, the CP LOC Reimbursement Agreement or any working capital facility has occurred and is continuing;

         (v) a statement that all proceeds of prior requisitions have been expended or applied under the provisions of the Financing Documents and that the items for which amounts are requested in the subject requisition have not been the basis for a previous requisition;

         (vi) a certification that required insurance, material Governmental Approvals and necessary Project Contracts are in full force and effect; and

         (vii) a certification that specified representations set forth in the Indenture are true and correct in all material respects.

         If our Company cannot satisfy the requirements of clauses (i) or (v) of the preceding paragraph, the Collateral Agent shall not release funds from the Construction Account in respect of such Requisition until such clauses are satisfied. If our Company cannot satisfy clauses (ii), (iii), (iv), (vi) or
(vii) of the preceding paragraph, but the Collateral Agent receives a requisition signed by our Company (the contents of which shall be confirmed by the Independent Engineer) (a) specifying and identifying the failure, and the causes for the failure, to satisfy the requirements of such clauses (ii), (iii),
(iv), (vi) or (vii) of the preceding paragraph and (b) certifying that (1) the requirements of clauses (i) and (v) of the preceding paragraph are satisfied,
(2) there exists no Bankruptcy Event in respect of our Company or AES Ironwood and (3) each of the EPC Contract, the Power Purchase Agreement, required insurance policies and material Governmental Approvals needed for construction of our Facility is in full force and effect, then the Collateral Agent shall disburse funds in accordance with such requisition. Within fifteen (15) days of receipt of such requisition, the Collateral Agent shall give notice to the Senior Parties describing such failure and specifying that, unless the Required Senior Parties give notice to the Collateral Agent of their objection to payment of further requisitions containing any such specified failures, the Collateral Agent shall continue to make payment of such requisitions from available funds in the Construction Account, unless the Collateral Agent shall have received, by the second Business Day prior to the time of payment of such requisition, notice of objection from the Required Senior Parties.

         Notwithstanding the foregoing, the Collateral Agent will not release funds from the Construction Account in respect of a requisition if a Trigger Event shall have occurred and be continuing until the Collateral Agent determines that such Trigger Event is no longer continuing or the Required Senior Parties give instructions to the Collateral Agent as to application of funds.

Payments on Commercial Operation Date

         Not later than 10 days after receipt by the Collateral Agent of a certificate of our Company (the "Commercial Operation Certificate") (the contents of which shall be confirmed in writing by the Independent Engineer) certifying, among other things, that (i) all conditions to the commencement of commercial operation under the Power Purchase Agreement have been satisfied,
(ii) the CP Letter of Credit has been terminated or drawn, (iii) all permits then required have been obtained and (iv) no default is continuing, the Collateral Agent shall, after retaining in the Construction Account the amount, if any, specified by our Company as necessary to pay Project Costs which are not then due and payable, transfer all remaining funds in the Construction Account (plus any amounts available under and under the Equity Subscription Agreement to the extent necessary to fund first through fifth below) by wire transfer to the following accounts and recipients in the following order of priority:

         first, to the Operating and Maintenance Account, an amount to the extent available, as specified by our Company but in any event, no less than one-month's non-fuel Operating and Maintenance Costs;

         second, to the Bond Payment Account, an amount, to the extent available, as specified by our Company for funding of the Interest Payment Subaccount and Principal Payment Subaccount;

         third, to the Debt Service Reserve Account, an amount as specified by our Company equal to the DSRA Required Balance to the extent not already funded or provided through a DSR Letter of Credit;

         fourth, if applicable, to the CP LOC Provider, an amount equal to the principal of and interest on any CP LOC Loans outstanding on the Commercial Operation Date;

         fifth, to the Major Maintenance Reserve Account, an amount as specified by our Company equal to any initial deposit required therein; and

         sixth, to the Revenue Account, any remaining amounts.

Payments During Operating Period

         After the transfer specified in the above paragraphs regarding payments on the Commercial Operation Date and upon receipt by the Collateral Agent of, not less than 3 Business Days prior to the date of the proposed transfer, an Officer's Certificate of our Company detailing the amounts to be paid, the Collateral Agent shall transfer all remaining funds in the Revenue Account by wire transfer in the following order of priority:

         first, as and when required, (i) to any working capital provider, an amount certified by our Company as the amount, if any, then payable under any working capital facility; and (ii) as and when requested, to the Operating and Maintenance Account, the amount certified by our Company as necessary for payment of Operating and Maintenance Costs;

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         second, on a monthly basis, (i) to the Trustee and the Collateral
Agent, any amounts certified by our Company as the amounts then due and payable in respect of Trustee Claims and Collateral Agent Claims, respectively; (ii) to any DSR LOC Provider, any amounts certified by our Company as the amounts then due and payable in respect of DSR LOC Provider Claims; and (iii) to any CP LOC Provider, any amounts certified by our Company as the amounts then due and payable in respect of CP LOC Provider Claims; provided, however, that if funds in the Revenue Account are insufficient on any date to make the payments specified in this paragraph second, distribution of funds shall be made ratably to the specified recipients;

         third, on a monthly basis, (i) to the Trustee, for deposit in the Interest Payment Subaccount, an amount equal to one-third of the interest becoming due on the bonds on the next succeeding bond payment date; (ii) to the DSR LOC Reimbursement Fund, (a) an amount equal to one-third of the interest becoming due on any DSR LOC Loan on the next succeeding bond payment date, plus one-third of any fees becoming due under the DSR LOC Reimbursement Agreement on the next succeeding bond payment date, (b) an amount equal to one-third of the interest becoming due on any DSR Bond on the next succeeding bond payment date and (c) an amount equal to one-third of the interest becoming due on any DSR LOC Term Loan on the next succeeding bond payment date; and (iii) to the CP LOC Reimbursement Fund, an amount equal to one-third of the interest becoming due on any CP LOC Loan on the next succeeding bond payment date, plus one-third of any fees becoming due under the CP LOC Reimbursement Agreement on the next succeeding bond payment date; provided, however, that if funds in the Revenue Account are insufficient on any date to make the payments specified in this paragraph third, distribution of funds shall be made ratably to the specified recipients;

         fourth, on a monthly basis, (i) to the Trustee, for deposit in the Principal Payment Subaccount, an amount equal to one-third of the principal becoming due on the bonds on the next succeeding bond payment date; (ii) to the DSR LOC Reimbursement Fund, (a) an amount equal to one-third of the principal becoming due on any DSR Bond on the next succeeding bond payment date, and (b) an amount equal to one-third of the principal becoming due on any DSR LOC Term Loan on the next bond payment date; and (iii) to the CP LOC Reimbursement Fund, an amount equal to one-third of the principal becoming due on any CP LOC Loan on the next succeeding bond payment date; provided, however, that if funds in the Revenue Account are insufficient on any date to make the payments specified in this paragraph fourth, distribution of funds shall be made ratably to the specified recipients;

         fifth, on a monthly basis, first, to the DSR LOC Provider, an amount equal to the outstanding principal amount of any DSR LOC Loans that have not been converted to DSR Term Loans or DSR Bonds, and second, to the Collateral Agent for deposit in the Debt Service Reserve Account, an amount necessary to fund the Debt Service Reserve Account up to the DSRA Required Balance (taking into account any amounts remaining available to be drawn under the DSR Letter of Credit); provided, however, that if amounts available for drawing under the DSR Letter of Credit are not being reinstated to the full extent of payments made to the DSR LOC Provider and funds in the Revenue Account are insufficient on any date to make the payments specified in this paragraph fifth, distribution of funds shall be made ratably to the specified recipients;

         sixth, on a monthly basis, to the Major Maintenance Reserve Account, amounts necessary to cause the balance thereof to be equal to the minimum balance required at such time under the Annual Budget;

         seventh, on a monthly basis, to our Company for payment by our Company to the Power Purchaser, the amount, if any, certified by our Company as required to make any Non-Dispatch Payments (as defined in the Power Purchase Agreement) to the Power Purchaser under the Power Purchase Agreement;

         eighth, on a monthly basis, to the Fuel Conversion Volume Rebate Account, an amount equal to one-twelfth of the amount specified by our Company that would be owed to the Power Purchaser at the end of the then current Fiscal Year under the Power Purchase Agreement;

         ninth, on a monthly basis, if any Subordinated Debt is outstanding, to the Subordinated Debt Account, (x) an amount equal to one-third or one-sixth (depending on the interest payment schedule of such debt) of the interest becoming due on such Subordinated Debt on the next succeeding interest payment date for such debt, plus (y) one-third or one-sixth (depending on the amortization schedule of such debt) of the principal becoming due on such Subordinated Debt on the next applicable principal payment date; and

         tenth, on a monthly basis, to the Contractor, an amount equal to any subordinated bonuses payable to the Contractor under the EPC Contract;


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         eleventh, on a monthly basis, to the Distribution Account, any remaining amounts for payment of distributions to holders of ownership interests (including any payment in respect of principal or interest then due on Affiliate Subordinated Debt); provided, that the Distribution Conditions set forth in the Collateral Agency Agreement are satisfied.

         When making the transfers specified above, each transfer shall be adjusted as necessary, taking into account investment gains or losses in such Project Account or Indenture Account and further adjusting such transfers by the amount of any prior over-fundings or any prior shortfalls in such Project Account or Indenture Account, to ensure that the aggregate amounts so transferred to such Project Accounts or Indenture Accounts are sufficient to pay the amount due and payable from such Project Accounts and Indenture Accounts on the applicable payment date.

Debt Service Reserve Account

         The Collateral Agent shall hold the DSR Letter of Credit as security agent for the Trustee and the DSR LOC Provider to the extent of its interest therein. Upon the occurrence of the Commercial Operation Date, the Debt Service Reserve Account shall be funded, if necessary, from monies available in the Construction Account for such purpose in an amount up to the DSRA Required Balance. Subsequent to the Commercial Operation Date, the Debt Service Reserve Account shall be funded, if necessary, from monies transferred from the Revenue Account. When determining (i) the amount, if any, required to be deposited into the Debt Service Reserve Account from time to time or (ii) whether the Debt Service Reserve Account has deposited therein the DSRA Required Balance, amounts on deposit in the Debt Service Reserve Account shall be aggregated with the amount available to be drawn under the DSR Letter of Credit.

         When there are insufficient monies in the Bond Payment Account on any bond payment date to pay the interest or principal then due on the bonds, the Collateral Agent shall, upon receipt prior to such bond payment date of an Officer's Certificate of our Company, in the following order of priority: first, withdraw monies on deposit in the Debt Service Reserve Account; and second, draw on the DSR Letter of Credit in accordance with the terms and provisions thereof up to the amount available for such purpose thereunder, in each case, to the extent necessary to make such interest or principal payment on the bonds and transfer such monies to the Trustee for deposit in the Bond Payment Account for application against such payment.

         If the Collateral Agent receives a written notice from our Company stating that there has been a reduction in the long-term debt rating of the DSR LOC Provider below the Required Rating, or if a Responsible Officer of the Collateral Agent otherwise becomes aware of such reduction, and the DSR Letter of Credit has not been replaced within the time period specified therefor, the Collateral Agent shall draw on the DSR Letter of Credit in the amount necessary to fund the Debt Service Reserve Account up to the DSRA Required Balance (as certified in an Officer's Certificate of our Company delivered to the Collateral Agent, calculated without aggregating therewith the amount available to be drawn under the DSR Letter of Credit but taking into account amounts then on deposit in or credited to the Debt Service Reserve Account), whereupon the Collateral Agent shall deposit the proceeds of such drawing in the Debt Service Reserve Account.

         If the Collateral Agent receives a notice from the DSR LOC Provider stating that the DSR LOC Provider shall terminate the DSR Letter of Credit on the date specified in such notice, the Collateral Agent shall, within 3 Business Days of receipt of such notice, draw on the DSR Letter of Credit in an amount equal to the amount necessary to fund the Debt Service Reserve Account up to the DSRA Required Balance (calculated without aggregating therewith the amount available to be drawn under the DSR Letter of Credit but taking into account amounts then on deposit in or credited to the Debt Service Reserve Account), whereupon the Collateral Agent shall deposit the proceeds of such drawing in the Debt Service Reserve Account and the DSR Letter of Credit shall thereupon automatically terminate.

         If a Trigger Event shall have occurred and be continuing and the Collateral Agent has received the written request of the Required Senior Parties contained in Senior Party Certificates and such notice has not been rescinded, then the Collateral Agent, upon receipt of an Officer's Certificate of our Company setting forth the DSRA Required Balance, shall draw on the DSR Letter of Credit in an amount equal to the amount necessary to fund the Debt Service Reserve Account up to the DSRA Required Balance (calculated without aggregating therewith the amount available to be drawn under the DSR Letter of Credit), whereupon the Collateral Agent shall distribute the proceeds of such drawing, together with other amounts available in the Debt Service Reserve Account, to the Trustee, and the DSR Letter of Credit shall thereupon automatically terminate.

         If, subsequent to the Commercial Operation Date, monies transferred to the DSR LOC Provider under clause third under "Payments During Operating Period" above are insufficient to repay the interest on any DSR LOC Loans due or becoming due on the first day of such month, the Collateral Agent, upon receipt of a certificate of an Authorized


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Officer of the DSR LOC Provider notifying the Collateral Agent of the existence, and setting forth the amount, of such shortfall, within two Business Days of receipt of such certificate shall draw on the DSR Letter of Credit in an amount equal to the amount of such shortfall and transfer such amount to the DSR LOC Provider in payment (in whole or part) of such interest on such DSR LOC Loans. Notwithstanding the foregoing, in no event shall any draw on the DSR Letter of Credit described in this paragraph individually or in the aggregate with all other such draws, less any draws previously reimbursed, exceed six months of interest on the maximum stated amount of the DSR Letter of Credit.

         Unless the DSR Letter of Credit is not extended or replaced or unless there has been a DSR LOC Event of Default as described under "SUMMARY OF PRINCIPAL FINANCING DOCUMENTS--DSR LOC Reimbursement Agreement," amounts available for drawing under the DSR Letter of Credit shall be reinstated immediately to the extent of any reimbursement of principal of DSR LOC Loans (but not DSR Bonds or DSR LOC Term Loans).

         If our Company and the DSR LOC Provider shall agree to issue or reinstate the DSR Letter of Credit in an amount that, when aggregated with cash on deposit in the Debt Service Reserve Account would exceed the DSRA Required Balance (the amount of such excess being referred to hereinafter as the "Excess Amount"), the Collateral Agent shall, within 2 Business Days of receipt by the Collateral Agent of (i) such reissued or reinstated DSR Letter of Credit, and
(ii) an Officer's Certificate of our Company, transfer an amount equal to the Excess Amount to the Revenue Account for application in accordance with the applicable provisions of the Collateral Agency Agreement; provided, that the amount of the DSR Letter of Credit may not exceed the DSRA Required Balance.

Distribution Account

         The Distribution Account shall be funded from funds transferred from the Revenue Accounts in accordance with the Collateral Agency Agreement. On any date on which the conditions set forth below (the "Distribution Conditions") are satisfied, funds on deposit in or credited to the Distribution Account may be distributed to, or as directed by, our Company for the payment of Affiliate Subordinated Debt, the making of distributions to the holders of ownership interests in our Company or any other lawful purpose, upon receipt by the Collateral Agent of an Officer's Certificate of our Company requesting such a distribution and certifying that:

         (a) all of our Project Accounts and the Bond Payment Account shall be funded to their required levels;

         (b) no (i) Default or Event of Default under the Indenture, (ii) default or event of default under the DSR LOC Reimbursement Agreement, (iii) default or event of default under any CP LOC Reimbursement Agreement or (iv) default under any working capital arrangements, if any, shall have occurred and be continuing;

         (c) the Commercial Operation Date has occurred and at least one complete fiscal quarter thereafter has elapsed;

         (d) if the requested distribution is to be made during the Power Purchase Agreement Term, (i) the Senior Debt Service Coverage Ratio for the preceding four fiscal quarters (or, with respect to any date prior to the first anniversary of the Commercial Operation Date, for the number of complete fiscal quarters since the Commercial Operation Date) measured as one period, is greater than or equal to 1.2 to 1 and (ii) based on projections prepared by our Company on a reasonable basis, the projected Senior Debt Service Coverage Ratio for the succeeding four fiscal quarters (including the quarter in which such distribution is to be made) (or, with respect to any date within the 12-month period prior to the end of the Power Purchase Agreement Term, the number of complete fiscal quarters, if any, until the end of the Power Purchase Agreement
Term) is projected to be greater than or equal to 1.2 to 1; and

         (e) if the requested distribution is to be made on or after the date which is six months prior to the end of the Power Purchase Agreement Term, (i) the Senior Debt Service Coverage Ratio for the preceding four fiscal quarters (or, with respect to any date within the first 12 months of the Post-Power Purchase Agreement Period, the number of complete fiscal quarters, if any, since the start of the Post-Power Purchase Agreement Period) measured as one period, is greater than or equal to 1.70 to 1.0 (or 1.2 to 1.0 with respect to such period occurring prior to the end of the Power Purchase Agreement Term) and (ii) based on projections prepared by our Company on a reasonable basis, the projected Senior Debt Service Coverage Ratio for the succeeding eight fiscal quarters (including the fiscal quarter in which such distribution is to be made) or, with respect to any date within the 24-month period prior to the final maturity date for the bonds, the number of complete fiscal quarters, if any, until such final maturity date for the bonds, in each case measured as one period, is projected to be greater than or equal to 1.70 to 1 (or 1.2 to 1 with respect to such period occurring prior to the end of the Power Purchase Agreement Term), each as certified by an authorized officer of our Company; provided, however, that,


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                  (A) if distributions are blocked because our Company fails to satisfy the conditions of clause (e)(ii) above, then in lieu of the coverage ratio test set forth in such clause, the projected Senior Debt Service Coverage Ratio through the final maturity date for the bonds, measured as one period, shall be 1.70 to 1 in order to satisfy such clause (e)(ii) in respect of amounts then on deposit in the Distribution Account;

                  (B) for purposes of calculating the projected Senior Debt Service Coverage Ratios in clauses (e)(ii) above, our Company shall use
         (1) for electricity prices, either (x) the electricity prices forecasted in the most recent Independent Forecast furnished to the Trustee, in each case, during the relevant period of calculation, or
         (y) if and to the extent that electricity sales during the relevant period of calculation are made under one or more power sales agreements at prices other than prices which are by their terms market prices, the electricity prices under such power sales agreements and (2) for gas prices, either (x) the gas prices forecasted in the most recent Independent Forecast furnished to the Trustee, in each case, during the relevant period of calculation, or (y) if and to the extent that gas purchases during the relevant period of calculation are made under one or more gas purchase agreements at prices other than prices which are by their terms market prices, the gas prices under such gas purchase agreements;

                  (C) if, and to the extent that, (1) at least 75% of our Facility Capacity is subject to one or more power sales agreements on terms (other than pricing) substantially similar to the Power Purchase Agreement (but excluding the provision for gas to be supplied for fuel conversion services by the Power Purchaser) or on commercially reasonable terms (other than pricing) typical of power sales agreements entered into at such time for the same term, in each case with a term of not less than one year during the relevant period of calculation, and (2) at least 75% of the gas supply for our Facility is subject to one or more gas supply agreements on commercially reasonable terms (other than pricing) typical of gas supply agreements entered into at such time for the same term, in each case with a term of not less than one year during the relevant period of calculation (compliance with such requirements to be certified by our Company), then clause (e) above shall be deemed satisfied, if the Senior Debt Service Coverage Ratio and the projected Senior Debt Service Coverage Ratio referred to in such clause (e) are each equal to or greater than 1.30 to 1 for the portions of the time periods referred to in such clause (e) in which such agreements were or are to be in effect, as certified by our Company; and

                  (D) if amounts on deposit in or credited to the Revenue Account are insufficient to make the transfers described in priorities first through sixth above under "Payments During Operating Period," amounts on deposit in or credited to the Distribution Account will be transferred to the Revenue Account to the extent necessary and applied in accordance with the Collateral Agency Agreement.

Restoration Account

         All Casualty Proceeds and Eminent Domain Proceeds shall be deposited into the Restoration Account. Subject to the provisions described below, the Collateral Agent shall apply the amounts in the Restoration Account to the payment, or reimbursement to the extent the same have been paid or satisfied by our Company, of the costs of rebuilding, repair and restoration of our Facility or any part thereof that has been affected by an Event of Loss or an Event of Eminent Domain.

         The Collateral Agent is authorized to disburse from the Restoration Account the amount required to be paid for the repair or replacement of our Facility or any part thereof as specified in the preceding paragraph. The Collateral Agent is authorized and directed to issue its checks or transfer funds electronically for each disbursement from the Restoration Account, upon receipt of a Restoration Certificate signed by an Authorized Representative of our Company, and approved by the Independent Engineer; provided, however, that no such approval of the Independent Engineer shall be required if less than $5,000,000 is requested under such requisition or requisitions in any one Fiscal Year. The Collateral Agent shall be entitled to rely on all certifications and statements in such Restoration Certificate. The Collateral Agent shall keep and maintain adequate records pertaining to the Restoration Account and all disbursements therefrom and shall file an accounting thereof with our Company and the Independent Engineer within three months following the last Business Day of each Fiscal Year.

         If an Event of Loss or an Event of Eminent Domain shall occur with respect to any Collateral, our Company shall (i) diligently pursue all its rights to compensation against any person with respect to such Event of Loss or Event of

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Eminent Domain, (ii) in the reasonable judgment of our Company compromise or settle any claim against any person with respect to such Event of Loss or Event of Eminent Domain and (iii) hold all amounts of Casualty Proceeds or Eminent Domain Proceeds (including instruments) received in respect of any Event of Loss or Event of Eminent Domain (after deducting all reasonable expenses incurred by it in litigating, arbitrating, compromising or settling any claims) in trust for the benefit of the Collateral Agent segregated from other funds of our Company and will promptly transfer to the Collateral Agent for deposit in the Restoration Account such Casualty Proceeds or Eminent Domain Proceeds.

         If either an Event of Loss or an Event of Eminent Domain shall occur, as soon as reasonably practicable but no later than the date of receipt by our Company or the Collateral Agent of Eminent Domain Proceeds or Casualty Proceeds, as the case may be, our Company shall make a reasonable good faith determination as to whether (i) our Facility or any portion thereof can be rebuilt, repaired or restored to permit operation of our Facility or a portion thereof on a commercially feasible basis and (ii) the Casualty Proceeds or the Eminent Domain Proceeds, as the case may be, together with any other amounts that are available to our Company for such rebuilding, repair or restoration, are sufficient to permit such rebuilding, repair or restoration of our Facility or a portion thereof, including the making of all required payments of interest and principal on our Company's Indebtedness during such rebuilding, repair or restoration. The determination of our Company shall be evidenced by a Certificate as to Redemption filed with the Collateral Agent which, if our Company determines that our Facility or a portion thereof can be rebuilt, repaired or restored to permit operation thereof on a commercially feasible basis and that the Casualty Proceeds or the Eminent Domain Proceeds, as the case may be, together with any other amounts that are available to our Company for such rebuilding, repair or restoration, are sufficient, shall also set forth a reasonable good faith estimate by our Company of the total cost of such rebuilding, repair or restoration. Our Company shall deliver to the Collateral Agent at the time it delivers the Certificate as to Redemption a certificate of the Independent Engineer, dated the date of the Certificate as to Redemption, stating that, based upon reasonable investigation and review of the determination made by our Company, the Independent Engineer believes the determination and the estimate of the total cost set forth in the Certificate as to Redemption to be reasonable.

         If, following an Event of Loss or Event of Eminent Domain, the determination is made that our Facility cannot be rebuilt, repaired or restored to permit operation on a commercially feasible basis or that the Casualty Proceeds or the Eminent Domain Proceeds, together with any other amounts that are available to our Company for such rebuilding, repair or restoration, are not sufficient to permit such rebuilding, repair or restoration, all of the Casualty Proceeds or the Eminent Domain Proceeds, as the case may be, shall be distributed as provided below.

         If, following an Event of Loss or Event of Eminent Domain, the determination is made that the entire Facility can be rebuilt, repaired or restored to permit operation on a commercially feasible basis and that the Casualty Proceeds or the Eminent Domain Proceeds, together with any other amounts that are available to our Company for such rebuilding, repair or restoration, are sufficient to permit such rebuilding, repair or restoration, all of the Casualty Proceeds or the Eminent Domain Proceeds, as the case may be, together with such other amounts as are available to our Company for such rebuilding, repair or restoration, shall be deposited in the Restoration Account and applied as provided below.

         If, following an Event of Loss or Event of Eminent Domain, the determination is made that a portion of our Facility can be rebuilt, repaired or restored to permit operation on a commercially feasible basis and that the Casualty Proceeds or the Eminent Domain Proceeds, together with any other amounts that are available to our Company for such rebuilding, repair or restoration, are sufficient to permit such rebuilding, repair or restoration,
(i) an amount equal to the estimate of the total cost of such rebuilding, repair or restoration set forth in the Certificate as to Redemption filed with the Collateral Agent shall be deposited in the Restoration Account and applied as provided below, and (ii) the amount, if any, by which all of the Casualty Proceeds or the Eminent Domain Proceeds, as the case may be, exceed the estimate of the total cost shall be distributed as provided below.

         If our Company receives Casualty Proceeds or Eminent Domain Proceeds, as the case may be, from an Event of Loss or an Event of Eminent Domain that do not exceed in the aggregate $5,000,000 during any Fiscal Year of our Company, our Company shall not have to make the good faith determination referred to above and the Casualty Proceeds or the Eminent Domain Proceeds, as the case may be, shall be deposited in the Restoration Account and applied for the rebuilding, repair or restoration of our Facility without any approval of the Independent Engineer.

Application of Casualty and Eminent Domain Proceeds and Buy-Down Amounts

         If the determination is made that all or a portion of our Facility is incapable of being rebuilt, repaired or restored to permit operation on a commercially feasible basis, all Casualty Proceeds or Eminent Domain Proceeds received by the Collateral Agent and not deposited in the Restoration Account shall be distributed by the Collateral Agent within five


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Business Days of receipt in the following order of priorities: first, to the
Collateral Agent, the DSR LOC Provider, the CP LOC Provider and the Trustee, ratably, in an amount equal to the amounts owed in respect of the Collateral Agent Claims, the Trustee Claims, the DSR LOC Provider Claims and the CP LOC Provider Claims, respectively, due and payable as of the date of such distribution; second, to the Senior Parties, ratably, an amount equal to the unpaid amount of all Financing Liabilities owed to the Senior Parties, including the amount required to be applied to a mandatory redemption of the bonds under the Indenture; third, to the Subordinated Debt Providers, ratably, an amount equal to the unpaid amount owed to such Subordinated Debt Providers by our Company under any Subordinated Loan Agreement; and fourth, to our Company or its successors or assigns or to whomever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, any surplus then remaining from such proceeds.

         At the time the Collateral Agent is to make a distribution under clause second in the immediately preceding paragraph, the Collateral Agent shall deposit, with the same priority as such distribution, ratably into two separate trust accounts, to be maintained by the Collateral Agent, the first to contain an amount up to the amount equal to the maximum amount available to be drawn under the DSR Letter of Credit (taking into account, without duplication, in the case of the DSR Letter of Credit, the maximum amount which may become available to be drawn in the future by reason of an increase in the DSRA Required Balance), and not represented by a DSR LOC Loan, DSR LOC Term Loan or DSR Bond, and the second to contain an amount up to the amount available to be drawn under any CP Letter of Credit (and not represented by a CP LOC Loan); provided, however, if funds available are insufficient to make all payments required under clause second of the preceding paragraph and the required deposits provided for in this sentence, distribution of funds shall be made ratably to the specified recipients. The Collateral Agent shall hold such funds in such separate accounts until receipt of a written notice or notices from the DSR Letter of Credit Provider and/or the CP LOC Provider, as the case may be (which such notice or notices shall be contemporaneously delivered by the DSR LOC Provider and/or the CP LOC Provider to the other Senior Parties), to the effect that either (i) a drawing has been made on its letter of credit or (ii) its letter of credit has expired or terminated without a drawing being made thereunder. Upon receipt of a notice or notices specified in clause (i) of the preceding sentence, the Collateral Agent shall distribute to the DSR LOC Provider and/or the CP LOC Provider, as the case may be, that proportionate share of the amount in the relevant separate account referred to above, equal to such drawing's proportionate share of the letter of credit collateralized by such account. Upon receipt of a notice or notices specified in clause (ii) of the second preceding sentence, the Collateral Agent shall distribute from the relevant separate account (in accordance with clauses second, third and fourth above and without regard to this paragraph) to the appropriate persons an amount equal to the amount in such separate account.

         All Buy-Down Amounts shall be deposited into a separate account maintained by the Depositary Bank on behalf of the Collateral Agent. If the requisite Officer's Certificate of our Company is delivered, the Collateral Agent is authorized to disburse from such separate account the amount required to be paid for the modification, repair or replacement of that portion of our Facility that requires modification, repair or replacement in order to remedy the circumstances giving rise to the obligation of the Contractor under the EPC Contract to pay such Buy-Down Amounts.

         As soon as reasonably practicable following receipt by our Company or the Collateral Agent of Buy-Down Amounts, our Company shall make a reasonable good faith determination as to whether (i) it is technically feasible to modify, repair or replace that portion of our Facility that requires modification, repair or replacement in order to remedy the circumstances giving rise to the obligation of the Contractor under the EPC Contract to pay such Buy-Down Amounts, (ii) the Buy-Down Amounts, together with any other amounts that are available to our Company for such modification, repair or replacement, are sufficient to permit such modification, repair or replacement, including the making of all required payments of interest and principal on our Company's Indebtedness during such modification, repair or replacement, (iii) the projected average Senior Debt Service Coverage Ratio (after giving effect to such modification, repair or replacement and the application of the Buy-Down Amounts to accomplish the same) during the Power Purchase Agreement Term (taken as one period) and the Post-Power Purchase Agreement Period (taken as one period) is equal to or greater than the projected average Senior Debt Service Coverage Ratio set forth in the base case projections for each such period set forth in this Offering Circular and (iv) the projected minimum Senior Debt Service Coverage Ratio (after giving effect to such modification, repair or replacement and the application of the Buy-Down Amounts to accomplish the same) during the Power Purchase Agreement Term and the Post-Power Purchase Agreement Period is equal to or greater than the projected minimum Senior Debt Service Coverage Ratio for each such period set forth in the base case projections set forth in this Offering Circular.

         Upon receipt of an Officer's Certificate of our Company, confirmed by the Independent Engineer, certifying that all modifications, repairs or replacements of that portion of our Facility that requires modification, repair or replacement in order to remedy the circumstances giving rise to the obligation of the Contractor under the EPC Contract to pay Buy-


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Down Amounts have been completed, the Collateral Agent shall transfer all funds remaining in such separate account first, to such Accounts as are specified in the Collateral Agency Agreement and second, to our Company or to whomsoever our Company in writing directs.

         If our Company cannot provide the Officer's Certificate to permit the application of Buy-Down Amounts toward the modification, repair or replacement of that portion of our Facility or the Independent Engineer fails to confirm such Officer's Certificate, the Collateral Agent shall distribute all Buy-Down Amounts ratably (based on the amount owing to the specified recipient) to (i) the Trustee in respect of the amount of the bonds then outstanding for redemption of bonds in accordance with the Indenture, (ii) the DSR LOC Provider in respect of the outstanding amount of DSR Loans and (iii) the CP LOC Provider in respect of the outstanding amount of any CP LOC Loan.

         At the time the Collateral Agent is to make a distribution under the immediately preceding paragraph, the Collateral Agent shall deposit into two separate trust accounts to be maintained by the Collateral Agent, the first to contain an amount up to the amount available to be drawn under the DSR Letter of Credit (taking into account, without duplication, in the case of the DSR Letter of Credit, the maximum amount which may become available to be drawn in the future by reason of an increase in the DSRA Required Balance), and not represented by a DSR LOC Loan, a DSR Term Loan or DSR Bond, and the second to contain an amount up to the amount available to be drawn under any CP Letter of Credit (and not represented by a CP LOC Loan); provided, however, if funds available are insufficient to make all payments required under clause second of the first paragraph of this section entitled "Application of Casualty and Eminent Domain Proceeds and Buy-Down Amounts" and the required deposits provided for in this sentence, distribution of funds shall be made ratably to the specified recipients. The Collateral Agent shall hold the funds in such separate account until receipt of a written notice or notices from the DSR LOC Provider and/or the CP LOC Provider, as the case may be (which such notice or notices shall be contemporaneously delivered by the DSR LOC Provider and/or the CP LOC Provider to the other Senior Parties), to the effect that either (i) a drawing has been made on the letter of credit or (ii) the letter of credit has expired or terminated without a drawing being made thereunder. Upon receipt of a notice or notices specified in clause (i) in the preceding sentence, the Collateral Agent shall distribute to the DSR LOC Provider and/or CP LOC Provider, as the case may be, that proportionate share of the amount in the relevant separate account referred to above, equal to such drawing's proportionate share of the letter of credit collateralized by such account. Upon receipt of a notice or notices specified in clause (ii) in the second preceding sentence, the Collateral Agent shall distribute from the relevant separate account to the appropriate persons an amount equal to the amount in such separate account.

Exercise of Rights Under Security Documents

         The Collateral Agency Agreement provides, among other things, that: (i) if a Trigger Event shall have occurred and be continuing, and only in such event, upon the written request of the Required Senior Parties contained in Senior Party Certificates, the Collateral Agent, on behalf of the Trustee, the DSR LOC Provider, the CP LOC Provider and any other Senior Party that is a party to the Collateral Agency Agreement, will be permitted to take any and all actions and to exercise any and all rights, remedies and options which it may have under the Security Documents or the Collateral Agency Agreement; provided, however, that if the underlying event which caused the Trigger Event is a Bankruptcy Event in respect of our Company of which the Collateral Agent shall have received written notice, no written request of the Required Senior Parties shall be required in order to permit the Collateral Agent following such Trigger Event to take any and all actions and to exercise any and all rights, remedies and options which it may have under the Security Documents or the Collateral Agency Agreement; (ii) the Senior Parties will give each other and the Collateral Agent written notice of the occurrence of an Event of Default and of a Trigger Event as soon as practicable after the occurrence thereof; (iii) the Senior Parties acknowledge and agree that all funds held by the Trustee in accordance with Article 5 of the Indenture are held for the benefit of the bondholders; (iv) the Senior Parties acknowledge and agree that all funds held in the Debt Service Reserve Account by the Collateral Agent is held for the benefit of the Trustee (on behalf of the bondholders); (v) no Senior Party and no class or classes of Senior Parties shall have any right (a) to direct the Collateral Agent to take any action in respect of the Collateral other than in accordance with the Collateral Agency Agreement or (b) to take any action with respect to the Collateral (1) independently of the Collateral Agent or (2) other than to direct the Collateral Agent in writing to take action in accordance with the Collateral Agency Agreement; and (vi) the Senior Parties acknowledge and agree that if (a) there is an Event of Default under the Indenture and such Event of Default is not caused directly or indirectly by a default or event of default under the Power Purchase Agreement and (b) they direct the Collateral Agent to accelerate the bonds, the Collateral Agent shall be obligated to provide the Power Purchaser the opportunity for 90 days to purchase our Facility for an amount equal to the greater of (x) the Fair Market Value of our Facility and (y) all Financing Liabilities due and owing to the Senior Parties and any Subordinated Debt Provider, and if


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the Power Purchaser offers to purchase our Facility for such amount within such period, the Collateral Agent shall take such actions as required to consummate such sale as directed by the Required Senior Parties in Senior Party Certificates.

         In giving directions and otherwise exercising rights under the Security Documents and the Collateral Agency Agreement, the Trustee shall vote (or otherwise represent) that portion of the Combined Exposure represented by all bonds then outstanding according to the votes of a majority of the principal amount of bonds held by responding bondholders. The Trustee shall not make requests, give directions or vote on a proportional basis.

Application of Foreclosure Proceeds

         Following the receipt of proceeds under the Williams Guaranty as a result of a termination of the Power Purchase Agreement or a foreclosure or other exercise of remedies following a Trigger Event, the proceeds of any sale, disposition or other realization by the Collateral Agent or by a Senior Party upon the Collateral under the Security Documents shall be distributed in the following order of priorities: first, to the Collateral Agent, the Trustee, the DSR LOC Provider and the CP LOC Provider, ratably, all administrative fees, costs and expenses owed to such parties under the Financing Documents; second, to the Senior Parties, ratably (based on the amount owing to the specified recipients), an amount equal to the unpaid amount of all Financing Liabilities owed to or required to be deposited for the account of such Senior Parties by our Company; third, to any Subordinated Debt Providers, ratably, an amount equal to the unpaid obligations owed to or required to be deposited for the account of such Subordinated Debt Providers by our Company under any Subordinated Loan Agreement; and fourth, to our Company (or its successors or assigns) or to whomever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, any surplus remaining after giving effect to clauses first, second and third above.

Subordination Provisions

         Any Subordinated Debt shall be subordinate and subject in right of payment to the prior payment of all Senior Debt. Unless and until all Senior Debt (whether of principal of and interest and premium or prepayment or liquidation penalty on such Senior Debt and fees and expenses incurred with enforcement of the same) has been paid in full in cash, (i) no payment on account of any Subordinated Debt shall be made to any Subordinated Debt Provider by our Company or by the Collateral Agent or the Depositary Bank on behalf of our Company and (ii) no Subordinated Debt Provider shall ask, demand, sue for, take or receive from our Company, by set-off or any other manner, or seek any other remedy allowed at law or in equity against our Company for breach of our Company's obligations under any instrument representing Subordinated Debt.

         Upon any insolvency, bankruptcy or similar proceeding relating to our Company or its creditors, or any liquidation, dissolution or other winding-up of our Company, or any assignment for the benefit of creditors or any other marshaling of assets and liabilities of our Company, the Senior Parties shall be entitled to receive payment in full in cash of all amounts due or to become due on or in respect of all Senior Debt, or provision shall be made for such payment, before any Subordinated Debt Provider shall be entitled to receive any payment with respect to Subordinated Debt.

         Subject to the payment in full in cash of all Senior Debt, the Subordinated Debt Providers shall be subrogated to the rights of the Senior Parties to receive payments and distributions of cash, property and securities applicable to the Senior Debt until such Subordinated Debt shall be paid in full in cash.

Third-Party Engineer Dispute Resolution

         The Collateral Agency Agreement provides that if our Company and the Independent Engineer are in dispute in respect of a notice, plan, report, certificate or budget and they are unable to resolve the dispute within seven days of the Independent Engineer expressing its disagreement with such notice, plan, report, certificate or budget, a single independent engineer (the "Third-Party Engineer") shall be designated to consider and decide the issues raised by such dispute. For a more detailed description of the Third-Party Engineer dispute resolution provisions set forth in the Indenture, see "ROLE OF THE INDEPENDENT ENGINEER."

                         DSR LOC Reimbursement Agreement

         Dresdner Bank AG, New York Branch (the "DSR LOC Provider"), under a Debt Service Reserve Letter of Credit and Reimbursement Agreement (the "DSR LOC Reimbursement Agreement"), has agreed to provide the DSR Letter of Credit for use by our Company in connection with our Project. The Financing Documents require that the Debt Service Reserve Account be funded in an amount equal to the DSRA Required Balance on or before the anticipated Commercial Operation Date. Accordingly, our Company has entered into the DSR LOC Reimbursement Agreement in order to satisfy such obligation.


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

         The DSR LOC Provider will issue the DSR Letter of Credit on or before the earlier to occur of the Commercial Operation Date, the Guaranteed Completion Date or the Date Certain for the account of our Company in an amount up to $17,529,452 (the "DSR LOC Maximum Stated Amount") to be held by the Collateral Agent to serve as a debt service reserve facility for our Project. There will be no condition precedent to the DSR LOC Provider's obligation to issue the DSR Letter of Credit, other than the occurrence of the earliest of the dates specified in the first sentence of the following paragraph.

         The Collateral Agent shall have the right to make Drawings on the DSR Letter of Credit beginning on the earliest of (i) the Commercial Operation Date,
(ii) the Guaranteed Completion Date and (iii) the Date Certain. The Collateral Agent may make drawings under the DSR Letter of Credit upon the occurrence of the following events: (i) there being insufficient monies in the Bond Payment Account on any Interest Payment Date or principal payment date to pay interest or principal then due (after application of funds from the Debt Service Reserve Account); (ii) upon receipt of a notice from our Company that the long-term debt rating of such DSR LOC Provider is less than A as determined by S&P or A2 as determined by Moody's (collectively, the "Required Rating") and the DSR Letter of Credit has not been replaced within the time period specified therein; (iii) if a Trigger Event under the Collateral Agency Agreement shall have occurred and be continuing; (iv) upon receipt of a notice from the DSR LOC Provider that the DSR Letter of Credit will not be extended or replaced by the close of business on the day 45 days prior to its stated expiration date; and (v) if, subsequent to the Commercial Operation Date, moneys transferred to the DSR LOC Provider from the Revenue Account are insufficient to repay the interest on any DSR LOC Loans. The Collateral Agent will apply the proceeds of each such drawing: (a) in the case of clauses (i) and (v) of the preceding sentence, to payment of the relevant obligation and (b) in the case of clauses (ii), (iii) and (iv) of the preceding sentence, to the Debt Service Reserve Account until there shall be deposited therein an aggregate amount equal to the DSRA Required Balance.

         Subject to the conditions of drawing, the DSR Letter of Credit will, unless extended, mature, expire or terminate on the earlier to occur of (i) five years from the date of issuance of the DSR Letter of Credit and (ii) the occurrence of a DSR LOC Event of Default (such date referred to in clause (i) or (ii), as the same may be extended, the "Expiration Date"); provided, however, that the DSR Letter of Credit shall not be terminated upon the occurrence of a DSR LOC Event of Default without the DSR LOC Provider first giving the Collateral Agent and the Trustee written notice thereof at least 60 days prior to such termination during which period the Collateral Agent shall be entitled to draw on such DSR Letter of Credit as described above under "Collateral Agency Agreement--Debt Service Reserve Account." The DSR LOC Provider shall also provide a copy of such written notice to our Company at the time such notice is given to the Collateral Agent and the Trustee.

         Our Company shall have the right to terminate or reduce the DSR Letter of Credit upon the receipt by the DSR LOC Provider of notice from the Trustee consenting to such termination or reduction.

         The DSR Letter of Credit is subject to renewal for additional periods of one or more years at the sole discretion of the agent under the DSR LOC Reimbursement Agreement.

         The amount available for drawing under the DSR Letter of Credit will be reduced upon (i) making draws thereunder, (ii) the reduction of the DSRA Required Balance and (iii) certain deposits of cash in the Debt Service Reserve Account.

DSR LOC Loans

         Each Drawing on the DSR Letter of Credit shall constitute the making by the DSR LOC Provider of a loan to our Company (a "DSR LOC Loan"). Our Company shall pay interest on the unpaid principal amount of each outstanding DSR LOC Loan from the date such DSR LOC Loan is made until such principal amount has been repaid in full at a rate per annum equal, at the option of our Company, to either (i) the Adjusted Base Rate plus 1% or (ii) the Eurodollar Rate plus the Applicable Margin. The Adjusted Base Rate shall equal the higher of (i) the Federal Funds Rate plus 50 basis points and (ii) the rate of interest officially announced or published by the DSR LOC Provider as its "prime" or "reference" rate. The Eurodollar Rate shall be determined by reference to the offered rates that appear on Telerate page 3750 for deposits in Dollars two London banking days prior to the date on which such rate is to become applicable to a DSR LOC Loan.

         Each DSR LOC Loan will be evidenced by a note in favor of the DSR LOC Provider (the "DSR LOC Loan Note"). Our Company shall pay the interest on any DSR LOC Loan out of cash available in the Revenue Account at the same level in the flow of funds as interest on other Senior Debt and shall repay the principal amount of any DSR LOC Loans out of cash available in the Revenue Account after payment of debt service on all Senior Debt other than principal


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


of DSR LOC Loans. Each DSR LOC Loan will mature five years after the date such DSR LOC Loan is made (the "Maturity Date").

         Unless the DSR Letter of Credit is not extended or replaced or unless there has been a DSR LOC Event of Default as described under "SUMMARY OF PRINCIPAL FINANCING DOCUMENTS--DSR LOC Reimbursement Agreement," amounts available for drawing under the DSR Letter of Credit shall be reinstated immediately to the extent of any reimbursement of principal of DSR LOC Loans (but not DSR Bonds or DSR LOC Term Loans).

Non-renewal of DSR Letter of Credit

         If the DSR Letter of Credit is not extended or replaced at least 45 days prior to its termination date, or the credit rating of the DSR LOC Provider is less than the Required Rating and our Company does not within 45 days replace the DSR Letter of Credit with a letter of credit issued by a financial institution which meets the Required Rating, the Collateral Agent will draw on the DSR Letter of Credit (such drawing on the DSR Letter of Credit due to non-extension or non-replacement of the DSR Letter of Credit, a "DSR LOC Term Loan") in an amount equal to the lesser of (i) the amount available to be drawn under such letter of credit and (ii) the difference between (x) the DSRA Required Balance and (y) amounts then on deposit in the Debt Service Reserve Account, and will deposit such drawing into the Debt Service Reserve Account. A DSR LOC Term Loan will amortize under a "mortgage-style" amortization schedule and the maturity date of any DSR LOC Term Loan shall be 10 years after the date such loan is made. Interest on and principal of any DSR LOC Term Loan will be paid, respectively, at the same levels as interest on and principal of the bonds.

Conversion into DSR Bonds

         If by the date 30 months after the making of a DSR LOC Loan, our Company shall have failed to repay at least 50% of the original amount of such DSR LOC Loan, or if by the maturity date of such DSR LOC Loan our Company shall have failed to repay such DSR LOC Loan in full, then from and after the applicable date, such DSR LOC Loan may, at the option of the DSR LOC Provider, be converted into a new security (a "DSR Bond") having a principal amount equal to the remaining principal amount of the DSR LOC Loan so converted. Each DSR Bond shall be amortized on the same amortization schedule as the bonds and mature on the same maturity date as the bonds. Interest on and principal of any DSR Bond will be paid, respectively, at the same levels as interest on and principal of the bonds.

Covenants

         The covenants of our Company contained in the Indenture shall be incorporated by reference (with appropriate substitution of parties) in the DSR LOC Reimbursement Agreement as if set forth in full in the DSR LOC Reimbursement Agreement.

DSR LOC Events of Default

         Each of the following shall be an event of default (a "DSR LOC Event of Default") under the DSR LOC Reimbursement Agreement: (i) any amount due under the DSR LOC Reimbursement Agreement or any DSR LOC Note is not paid in full within 15 days after the due date thereof; (ii) an "Event of Default" under the Indenture shall occur and be continuing or (iii) an "Event of Default" under the CP LOC Reimbursement Agreement shall occur and be continuing.

Remedies

         Upon the occurrence and during the continuation of a DSR LOC Event of Default, at the request of the Banks holding 66 2/3 percent or more of the DSR Letter of Credit commitment (the "Required DSR LOC Banks"), the DSR LOC Provider may (i) after notice as required in the Financing Documents, terminate the DSR Letter of Credit, (ii) declare all amounts owing under the DSR LOC Reimbursement Agreement and any DSR Note to be forthwith due and payable (including amounts not yet advanced under the DSR Letter of Credit, which shall upon being so advanced be and become immediately due and payable), whereupon such obligations shall become and be due and payable, without presentment, demand or protest;
(iii) terminate the ability of our Company to cause the reinstatement of the Stated Amount through the reimbursement of drawings; and (iv) terminate the ability of our Company to continue any DSR loans as, or to convert DSR loans to, Eurodollar Rate Loans; provided, that the DSR LOC Provider shall not have the right to exercise any other remedies except in accordance with the provisions of the Collateral Agency Agreement.

                         CP LOC Reimbursement Agreement

         Dresdner Bank AG, New York Branch (the "CP LOC Provider"), under a Construction Period Letter of Credit and Reimbursement Agreement (the "CP LOC Reimbursement Agreement"), has agreed at the option of our Company or if required under the terms of the Power Purchase Agreement to provide the CP Letter of Credit for use by our Company


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

in connection with our Project. The CP Letter of Credit (i) may be issued upon the request of our Company if AES, in its sole discretion, elects to withdraw the guaranty AES posted in favor of the Power Purchaser under the Power Purchase Agreement or (ii) prior to the achievement of the Commercial Operation Date, shall be issued within 10 Business Days of the CP LOC Provider receiving written notice from our Company that the senior unsecured debt of AES is no longer rated Investment Grade by each of the Rating Agencies.

         The CP LOC Provider will issue the CP Letter of Credit for the account of our Company in an amount up to $30,000,000 (the "CP LOC Maximum Stated Amount") and in favor of the Power Purchaser. The Power Purchaser may make drawings under the CP Letter of Credit if our Facility has not achieved the Commercial Operation Date by the date specified in the Power Purchase Agreement, as such date may be extended in accordance with the provisions of the Power Purchase Agreement.

         Subject to the conditions of drawing, the CP Letter of Credit will mature, expire or terminate on the earliest to occur of (i) the date on which the CP LOC Provider receives notice from the Power Purchaser that the Commercial Operation Date has occurred; (ii) four years from the date of issuance of the CP Letter of Credit; and (iii) the occurrence of a CP LOC Event of Default; provided, however, that the CP Letter of Credit shall not be terminated upon the occurrence of a CP LOC Event of Default without the CP LOC Provider first giving the Collateral Agent and the Power Purchaser written notice thereof at least 45 days prior to such termination (such date referred to in clause (i), (ii) or (iii), the "Expiration Date"). The CP LOC Provider shall also provide a copy of such written notice to our Company at the time such notice is given to the Collateral Agent and the Power Purchaser.

         Our Company shall have the right to terminate or reduce the CP Letter of Credit upon the receipt by the CP LOC Provider of notice from the Power Purchaser consenting to such termination or reduction. The amount available for drawing under the CP Letter of Credit will be reduced upon making draws thereunder.

CP LOC Loans

         Each Drawing on the CP Letter of Credit shall constitute the making by the CP LOC Provider of a loan (a "CP LOC Loan"). Our Company shall pay interest on the unpaid principal amount of each outstanding CP LOC Loan from the date such CP LOC Loan is made until such principal amount has been repaid in full at a rate per annum equal, at the option of our Company, to either (i) the Adjusted Base Rate plus the Applicable Margin or (ii) the Eurodollar Rate plus the Applicable Margin. The Adjusted Base Rate shall equal the higher of (i) the Federal Funds Rate plus 0.50% and (ii) the rate of interest officially announced or published by the CP LOC Provider as its "prime" or "reference" rate. The Eurodollar Rate shall be determined by reference to the offered rates that appear on Telerate page 3750 for deposits in Dollars two London banking days prior to the date on which such rate is to become applicable to a CP LOC Loan.

         The CP LOC Loan will be evidenced by a note in favor of the CP LOC Provider (the "CP LOC Loan Note"). Our Company shall pay the interest on and repay the principal amount (based on mortgage-style amortizations) of any CP LOC Loan out of cash available in the Revenue Account at the same level as interest on and the principal of the bonds. Each CP LOC Loan will mature 10 years after the date such CP LOC Loan is made (the "Maturity Date").

Covenants

         The covenants of our Company contained in the Indenture shall be incorporated by reference (with appropriate substitution of parties) in the CP LOC Reimbursement Agreement as if set forth in full in the CP LOC Reimbursement Agreement.

CP LOC Events of Default

         Each of the following shall be an event of default (a "CP LOC Event of Default") under the CP LOC Reimbursement Agreement: (i) any amount due under the CP LOC Reimbursement Agreement or any CP LOC Note is not paid in full within 15 days after the due date thereof; (ii) an "Event of Default" under the Indenture shall occur and be continuing; and (iii) an "Event of Default" under the DSR LOC Reimbursement Agreement shall occur and be continuing.

Remedies

         Upon the occurrence and during the continuation of a CP LOC Event of Default, at the request of the Banks holding 66 2/3 percent or more of the CP Letter of Credit commitment (the "Required CP LOC Banks"), the CP LOC Provider may (i) terminate the CP Letter of Credit, (ii) declare all amounts owing under the CP LOC Reimbursement Agreement and any CP LOC Note to be forthwith due and payable, (including amounts not yet advanced under the CP


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

Letter of Credit, which shall upon being so advanced be and become immediately due and payable), whereupon such obligations shall become and be due and payable, without presentment, demand or protest and (iii) terminate the ability of our Company to continue CP LOC Loans as or to convert CP LOC Loans to Eurodollar Rate Loans; provided, that the CP LOC Provider shall not have the right to exercise any other remedies except in accordance with the provisions of the Collateral Agency Agreement.

                          Equity Subscription Agreement

         Under an Equity Subscription Agreement entered into by and among our Company, AES Ironwood, Inc. and the Collateral Agent, AES Ironwood, Inc. has agreed to contribute equity (or make or cause to be made Affiliate Subordinated Loans) to our Company from time to time during the Construction Period (each an "Equity Contribution") at the request of the Collateral Agent, if the amounts then on deposit in the Construction Account are insufficient to make the transfers required to pay Project Costs as specified in the Collateral Agency Agreement. The obligation of AES Ironwood, Inc. to make Equity Contributions will be supported by an Acceptable Letter of Credit(s) or an Acceptable Bond(s). AES Ironwood, Inc.'s obligation to make Equity Contributions will commence when all proceeds of the offering of the old bonds have been utilized but will not at any time exceed, in the aggregate, $50,149,285. All Equity Contributions will be deposited in the Construction Account and applied as set forth under "DESCRIPTION OF THE PRINCIPAL FINANCING DOCUMENTS--Collateral Agency Agreement--Construction Account."

         The Equity Subscription Agreement also provides that upon the occurrence of an Event of Default under the Indenture, AES Ironwood, Inc. will be obligated to make an Equity Contribution to our Company in an amount equal to $50,149,285 less the aggregate of all Equity Contributions previously deposited into the Construction Account. Any such Equity Contribution following an Event of Default will be deposited in the Construction Account and may be used to prepay bonds and other outstanding senior Permitted Indebtedness in accordance with the terms of the Collateral Agency Agreement.

         Subject to specified conditions under the Equity Subscription Agreement, any "excess" equity which remains committed but unfunded at Final Acceptance may be canceled. Conditions to the cancellation of such "excess" equity commitments include (i) the absence of any Default or Event of Default under the Indenture or any other Financing Document, (ii) achievement of Final Completion, (iii) the occurrence of the Commercial Operation Date and (iv) funding of all Accounts (including the Debt Service Reserve Account) under, and to the extent required by, the Indenture and the Collateral Agency Agreement.

                             Consents to Assignments

         In connection with the collateral assignment of all contract rights held by our Company, including rights under our Project Contracts, the Collateral Agent will receive an executed consent to assignment from third parties party to such Project Contracts. In each such consent, the applicable third party will, in respect of our Project Contracts to which it is a party, among other matters, (i) consent to the collateral assignment thereof to the Collateral Agent on behalf of the Senior Parties, (ii) agree to pay all amounts, if any, receivable by our Company thereunder directly into the Revenue Account created under the Collateral Agency Agreement, (iii) agree to matters concerning the exercise of remedies by the Collateral Agent upon an Event of Default under the Collateral Agency Agreement and (iv) agree to the exercise by the Senior Parties of specific cure rights with respect to our Project Contracts.

                                    Mortgage

         Our Company, as mortgagor, will enter into the Mortgage and will mortgage and grant a security interest to the Collateral Agent for the benefit of the Senior Parties all of our Company's right, title and interest in and to all real property interests (including fee interests, easement interests and leasehold interests, if any) of our Company to the Site, our Facility and any easements and all fixtures, equipment and improvements thereon, all accounts (subject to the terms of the Indenture) and personal property now owned or hereafter acquired. Our Company's rights in any leases affecting such real property (including rights to receive income) will be assigned by our Company to the Collateral Agent under the Assignment of Leases and Income.

         The Events of Default under the Mortgage incorporate by reference those provided in the Indenture. Under the terms of the Mortgage, the Collateral Agent may, upon the occurrence and during the continuance of an Event of Default and satisfaction of conditions contained in the Collateral Agency Agreement, take possession of all collateral covered by the Mortgage.


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


         Proceeds from the exercise of remedies under the Mortgage will be applied in accordance with the Security Documents and the Collateral Agency Agreement.

                               Security Agreement

         Our Company will enter into the Security Agreement with the Collateral Agent for the benefit of the Senior Parties providing for the granting of a security interest in all of our Company's personal property interests including, but not limited to, all contract rights, equipment, receivables, accounts, insurance proceeds, eminent domain proceeds, rights under any governmental approval (to the extent permitted by applicable law) and patents and trademarks, including all proceeds thereof and all documents evidencing all monies and investment therein. Upon the occurrence of a Trigger Event under the Collateral Agency Agreement, remedies may be exercised under the Security Agreement.

         Under the terms of the Security Agreement, the Collateral Agent may, upon the occurrence and during the continuance of an Event of Default and satisfaction of conditions contained in the Collateral Agency Agreement, take possession of all of the Collateral covered by the Security Agreement.

         Proceeds from the exercise of remedies under the Security Agreement will be applied in accordance with the Security Documents.

                                Pledge Agreement

         Under the Pledge Agreement to be entered into by AES Ironwood, Inc. in favor of the Collateral Agent, AES Ironwood, Inc. will pledge to the Collateral Agent, acting on behalf of the Senior Parties, all of its ownership interests in our Company (and all rights under or derived therefrom) currently owned or later acquired and all distributions, cash, instruments and other property and proceeds (and all rights associated therewith) from time to time receivable or otherwise distributable with respect to or in exchange for such ownership interests.



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                              PLAN OF DISTRIBUTION

         Except as described below, a broker-dealer may not participate in the exchange offer in connection with a distribution of the new bonds. Each broker-dealer that receives new bonds for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new bonds. Based on SEC staff interpretations, a broker-dealer could use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of new bonds received in the exchange offer where the beneficial interests in old bonds for which they were exchanged were acquired as a result of market-making activities or other trading activities. Our Company has agreed that for a period not to exceed 270 days, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until 120 days after the consummation of the exchange offer, all dealers effecting transactions in the new bonds may be required to deliver a prospectus.

         The information set forth above concerning SEC staff interpretations is not intended to constitute legal advice, and broker-dealers should consult their own legal advisors with respect to these matters.

         Our Company will not receive any proceeds from the exchange offer or any sale of new bonds by broker-dealers. New bonds received by broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new bonds or a combination of those methods of resale, at market prices prevailing at the time of resale, at the time of resale, at prices related to those prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any new bonds. Any broker-dealer that resells new bonds that were received by it for its own account under the exchange offer and any broker or dealer that participates in a distribution of the new bonds may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of new bonds and any commissions or concessions received by any of those persons may be deemed to be underwriting compensation under the Securities Act. Any broker or dealer registered under the Exchange Act who holds old bonds that were acquired for its own account as a result of market-making activities or other trading activities (other than old bonds acquired directly from our Company) may exchange those old bonds under the exchange offer; however, that broker or dealer may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the new bonds received by the broker or dealer in the exchange offer. This prospectus delivery requirement may be satisfied by the delivery by that broker or dealer of this prospectus. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         Our Company has agreed to pay the expenses of registration of the new bonds and will indemnify the holders of the new bonds (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

         Prior to the exchange offer, there has been no public market for the old bonds. Our Company does not intend to apply for listing of the new bonds on any securities exchange. There can be no assurance that an active market for the new bonds will develop. To the extent that a market for the new bonds develops, the market value of the new bonds will depend on market conditions (including yields on alternative investments), general economic conditions, our Company's financial condition and other conditions. Those conditions might cause the new bonds, to the extent that they are actively traded, to trade at a significant discount from face value. Our Company has not entered into any arrangement or understanding with any person to distribute the new bonds to be received in the exchange offer.

         Our Company has not agreed to compensate broker-dealers who effect the exchange of old bonds on behalf of holders.

                 UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

         Because the new bonds will be identical to the old bonds in all relevant economic respects, the exchange of the old bonds for the new bonds will not be treated as an exchange for United States federal income tax ("USFIT") purposes. Consequently, there will be no USFIT consequences to the exchange, and holders of the new bonds will continue to account for the bonds for such purposes as if the exchange had not taken place.

                                  LEGAL MATTERS

         The validity of the new bonds will be passed upon for our Company by Hunton & Williams, New York, New York.

                                     EXPERTS

         The Independent Engineer Report included as Annex B to this prospectus has been prepared by Stone & Webster Management Consultants, Inc. and is included herein in reliance upon the authority of such firm and its affiliates as experts in the review of the design, construction and operation of electric generating facilities. The Independent Power Consultant's Report included as Annex C to this prospectus has been prepared by Hagler Bailly and is included herein in reliance upon the authority of such firm as experts in the analysis of power markets, including future market demand, future market prices for electric energy and capacity and related matters, for electric generating facilities.

         This document has been prepared by our Company management and includes financial statements audited by Deloitte & Touche LLP as stated in their Independent Auditors' Report accompanying those financial statements. These financial statements are included in this prospectus in reliance upon the Independent Auditors' Report of such firm given upon their authority as experts in accounting and auditing. Our Company's management is responsible for the accuracy and completeness of this document, including the Prospective Financial Information appearing in Annex B, and Deloitte & Touche LLP makes no warranty as to any of the information contained herein, nor any representations except as contained in its Independent Auditors' Report.

                       WHERE YOU CAN FIND MORE INFORMATION

         Upon consummation of the exchange offer, our Company will be subject to the informational requirements of the Exchange Act and, in accordance therewith, will file reports and other information with the SEC. Reports and other information filed by our Company with the SEC can be inspected without charge and copied, upon payment of prescribed rates, at the public reference facilities maintained by the SEC located at Room 1024, 450 Fifth Street, NW, Washington, DC 20549, and at the regional offices of the SEC located at 7 World Trade Center, 13th Floor, New York, New York 10048 and the Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material and any part thereof will also be available by mail from the Public Reference Section of the SEC, located at 450 Fifth Street, NW, Washington, DC 20549, at prescribed rates.

         The AES Corporation and The Williams Companies, Inc. are subject to the informational requirements of the Exchange Act and, in accordance therewith, file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected without charge and copied, upon payment of prescribed rates, at the offices of the SEC located at Room 1024, 450 Fifth Street, NW, Washington, DC 20549, and at the regional offices of the SEC located at 7 World Trade Center, 13th Floor, New York, New York 10048 and the Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material and any part thereof will also be available by mail from the Public Reference Section of the SEC, located at 450 Fifth Street, NW, Washington, DC 20549.

         The SEC also maintains a Website that contains reports and other information regarding registrants that file electronically with the SEC. The address of that site is (http:\\www.sec.gov).

                             AES IRONWOOD, L.L.C.
          (A Development Stage Enterprise, An Indirect Wholly-Owned
                   Subsidiary of the AES Corporation, Inc.)

                 Index to Financial Statements for the Period
                   from June 25 through September 30, 1999

                                                                     Page
                                                                     ----
Independent Auditors' Report.......................................   F-2

Balance Sheet......................................................   F-3

Statement of Operations............................................   F-4

Statement of Changes In Member's Deficit...........................   F-5

Statement of Cash Flows............................................   F-6

Notes to Financial Statements......................................   F-7

INDEPENDENT AUDITORS' REPORT


To the Member of AES Ironwood, L.L.C.:

We have audited the accompanying balance sheet of AES Ironwood, LLC, (a development stage enterprise) (the Company), which is an indirect wholly-owned subsidiary of the AES Corporation, as of September 30, 1999, and the related statements of operations, changes in member's equity, and cash flows for the period from June 25, 1999 (inception) through September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of AES Ironwood, LLC, as of September 30, 1999, and the results of its operations and its cash flows for the period from June 25, 1999 (inception) through September 30, 1999, in conformity with generally accepted accounting principles.


November 12, 1999

AES IRONWOOD, LLC (A Development Stage Enterprise)

BALANCE SHEET
SEPTEMBER 30, 1999
(In Thousands)
--------------------------------------------------------------------------------

ASSETS

CURRENT ASSETS:
    Cash                                                                                   $     573
    Interest receivable                                                                          492
                                                                                           ---------
                     Total current assets                                                      1,065

LAND                                                                                             528

CONSTRUCTION IN PROGRESS                                                                     216,139

CERTIFICATE OF DEPOSIT                                                                           385

DEFERRED FINANCING COSTS,  net of accumulated amortization of $23                              2,290

INVESTMENTS HELD BY TRUSTEE, at cost which approximates market value                          99,590
                                                                                           ---------
TOTAL ASSETS                                                                               $ 319,997
                                                                                           =========

LIABILITIES AND MEMBER'S DEFICIT

CURRENT LIABILITIES:
    Accounts payable                                                                       $     724
    Accrued interest                                                                           2,429
    Payable to AES                                                                               430
    Payable to affiliates                                                                        541
                                                                                           ---------
                       Total current liabilities                                               4,124

RETENTION PAYABLE                                                                              9,231

BONDS PAYABLE                                                                                308,500
                                                                                           ---------
                      Total liabilities                                                      321,855
                                                                                           ---------
COMMITMENTS (Notes 4, 5, 6 and 7)

MEMBER'S DEFICIT:
    Common stock ($1 par value, 10 shares authorized, none issued or outstanding)                  -
    Accumulated deficit                                                                       (1,858)
                                                                                           ---------

                      Total member's deficit                                                  (1,858)
                                                                                           ---------
TOTAL LIABILITIES AND MEMBER'S DEFICIT                                                     $ 319,997
                                                                                           =========

See notes to financial statements.

AES IRONWOOD, LLC (A Development Stage Enterprise)

STATEMENT OF OPERATIONS
FOR THE PERIOD FROM JUNE 25, 1999 (INCEPTION) THROUGH SEPTEMBER 30, 1999
(In Thousands)
--------------------------------------------------------------------------------

OPERATING EXPENSES:
    General and administrative costs          $  (162)
                                              -------
                      Operating loss             (162)

OTHER INCOME/EXPENSE:
    Interest income                             1,999
    Interest expense                           (3,695)
                                              -------
NET LOSS                                      $(1,858)
                                              =======

See notes to financial statements.

AES IRONWOOD, LLC (A Development Stage Enterprise)

STATEMENT OF CHANGES IN MEMBER'S DEFICIT
FOR THE PERIOD FROM JUNE 25, 1999 (INCEPTION) THROUGH SEPTEMBER 30,1999
(In Thousands)
--------------------------------------------------------------------------------

                                                            Common Stock          Accumulated
                                                         Shares      Amount         Deficit        Total
                                                         ------      ------         -------        -----
Balance, June 25, 1999                                        -      $    -         $     -       $     -

    Net loss                                                  -           -          (1,858)       (1,858)
                                                         ------      ------         -------       -------

Balance, September 30, 1999                                   -      $    -         $(1,858)      $(1,858)
                                                         ======      ======         =======       =======

See notes to financial statements.

AES IRONWOOD, LLC (A Development Stage Enterprise)

STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM JUNE 25, 1999 (INCEPTION) THROUGH SEPTEMBER 30, 1999
(In Thousands)
--------------------------------------------------------------------------------

OPERATING ACTIVITIES
    Net loss                                                             $  (1,858)
    Amortization of deferred financing costs                                    23
    Change in:
        Interest receivable                                                   (492)
        Accrued interest                                                     1,219
                                                                         ---------

                      Net cash used in operating activities                 (1,108)
                                                                         ---------

INVESTING ACTIVITIES:
    Payments for construction in progress                                $(204,388)
    Payments for land                                                         (528)
    Payments to debt service reserve                                       (99,590)
                                                                         ---------

                      Net cash used in investing activities               (304,506)
                                                                         ---------

FINANCING ACTIVITIES:
    Proceeds from project debt issuance                                    308,500
    Payments for deferred financing costs                                   (2,313)
                                                                         ---------

                      Net cash provided by financing activities            306,187
                                                                         ---------

NET CHANGE IN CASH AND CASH EQUIVALENTS                                        573

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                   -
                                                                         ---------

CASH AND CASH EQUIVALENTS, END OF PERIOD                                 $     573
                                                                         =========

SUPPLEMENTAL DISCLOSURE:
    Interest  paid                                                       $   4,933
                                                                         =========

See notes to financial statements.

AES IRONWOOD LLC(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD FROM JUNE 25, 1999 (INCEPTION) THROUGH SEPTEMBER 30, 1999
--------------------------------------------------------------------------------

1.    ORGANIZATION

      AES, Ironwood, LLC (the Company) was incorporated on October 13, 1998, in the state of Delaware, to develop, construct and operate a 705 megawatt
      (MW) gas-fired combined cycle electric generating facility in South Lebanon Township, Pennsylvania (the Plant). The Company was considered dormant until June 25, 1999 at which time the Project Financing and certain related agreements were consummated (hereinafter, inception.) The Plant, currently under construction, will consist of two Westinghouse 501 G combustion turbines, two heat recovery steam generators and one steam turbine. The Plant will produce and sell electricity, as well as provide fuel conversion and ancillary services, solely to Williams Energy Marketing and Trading Company (Williams) under a power purchase agreement (the PPA), with a term of 20 years, that will commence on the Plant's anticipated commercial operation date, June 30, 2001 (see Note 5).

      The Company is in the development stage and is not expected to generate any operating revenues until the Plant achieves commercial operations. As with any new business venture of this size and nature, operation of the Plant could be affected by many factors. Construction of the Plant is expected to be completed in 2001. Management of the Company believes that the assets of the Company are realizeable.

      The Company is a wholly-owned subsidiary of AES Ironwood, Inc. (Ironwood), which is a wholly-owned subsidiary of The AES Corporation (AES).

      On June 25, 1999, the Company issued $308.5 million in senior secured bonds (see Note 3) for the purpose of providing financing for the construction of the Plant and to fund, through the construction period, interest payments to the bondholders.

      Pursuant to an Equity Subscription Agreement, Ironwood has agreed to contribute up to approximately $50.1 million to the Company to fund construction after the bond proceeds have been fully utilized (see Note
      4).

2.    SIGNIFICANT ACCOUNTING POLICIES

      Cash and Cash Equivalents - The Company considers unrestricted cash on hand, deposits in banks, and investments with original maturities of three months or less to be cash and cash equivalents for the purpose of the statement of cash flows.

      Investments Held by Trustee - The Company is required to maintain a construction funding account for the payment of certain qualifying construction costs and a construction interest account from which quarterly interest payments are to be made. As of September 30, 1999, these amounts were fully funded with cash in money market accounts. The balances in the construction funding account and the construction interest account were approximately $53 million and $47 million, respectively, as of September 30, 1999.

      Construction in Progress - Costs incurred in developing the Plant, including progress payments, engineering costs, management and development fees, interest, and other costs related to construction are capitalized. Total interest capitalized on the project financing debt was approximately $3.7 million, through September 30, 1999. Certain costs related to construction activities were paid by AES prior to the issuance of the bonds. These amounts include approximately $105.4 million of construction progress payments and approximately $20.1 million in costs and fees. These costs are reflected within construction in progress, and were reimbursed to AES out of the bond proceeds.

      Deferred Financing Costs - Financing costs are deferred and are being amortized using the straight-line method over the expected period for which the financing was obtained, which does not differ materially from the effective interest method of amortization.

      Accounts Payable and Contract Retention Payable - Amounts currently payable for construction billings and those amounts billed by the Contractor in accordance with the engineering, procurement and construction contracts but retained by the Company until construction is complete are included in accounts payable and contract retention payable, respectively. These liabilities are expected to be paid from restricted cash balances or equity funding from Ironwood.

      Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Income Taxes - The Company is a limited liability corporation and is treated as a partnership for tax purposes. Therefore, it does not pay income taxes, and no provision for income taxes has been reflected in the accompanying financial statements.

      Comprehensive Income - In 1999 the Company adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (SFAS 130) which establishes rules for the reporting of comprehensive income and its components. The adoption of SFAS 130 had no impact on the Company's financial statements as it had no items of other comprehensive income.

      Start-Up Costs - In 1999 the Company adopted AICPA Statement of Position
      (SOP) 98-5, Reporting on the Costs of Start-Up Activities which requires that start-up and organization costs be expensed as incurred. As such, no such costs have been capitalized in the accompanying balance sheet.

3.    NEW ACCOUNTING PRONOUNCEMENTS

      In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, which established standards for the accounting and reporting of derivative financial instruments and hedging activities. The standard will be adopted by the Company during fiscal year 2001. The Company is currently evaluating the impact of the adoption of SFAS No. 133.

4.    BONDS PAYABLE

      On June 25, 1999, the Company issued $308.5 million of 8.857% senior secured bonds due 2025 (the Bonds) to qualified institutional buyers and/or institutional accredited investors, pursuant to a transaction exempt from registration under the Securities and Exchange Act of 1933 (the Act) in accordance with Rule 144A of the Act. The net proceeds of the bonds (after deferred financing costs), approximately $306 million, are to be used to fund the construction of the Plant and, during the construction period, for interest payments to bondholders.

      Interest on the Bonds is payable quarterly in arrears. Quarterly principal payments on the Bonds will commence on February 28, 2002. The final maturity date for the Bonds is November 30, 2025.

      Principal & Interest Repayment Schedule - (in thousands)

      Year                                                            Principal and Interest
                                                                      ----------------------
      1999 (including amounts paid through September 30, 1999)              $  11,847
      2000                                                                     27,324
      2001                                                                     27,324
      2002                                                                     29,233
      2003                                                                     31,742
      2004                                                                     32,780
      2005-2025                                                               617,500
                                                                             --------
      Total Payments                                                          777,750

      Less Interest portion                                                  (469,250)
                                                                             --------
      Principal                                                             $ 308,500
                                                                            =========

      Future Maturities of Debt - Scheduled maturities of the bonds at December 31 are (in thousands):

      2000                                                              $      -
      2001                                                                     -
      2002                                                                 1,974
      2003                                                                 4,751
      2004 and thereafter                                                301,775
                                                                        --------
      TOTAL                                                             $308,500
                                                                        ========

      Optional Redemption - The Bonds are subject to optional redemption, in whole or in part, at any time at a redemption price equal to 100% of the principal amount plus accrued interest, together with a premium calculated using a discount rate equal to the interest rate on comparable U.S. Treasury securities plus 50 basis points.

      Mandatory Redemption - The Bonds are subject to mandatory redemption, in whole or in part, at a redemption price equivalent to 100% of the principal amount plus accrued interest under certain situations pursuant to receiving insurance proceeds or liquidating damages from failure under the engineering, procurement, and construction contract, or in certain instances in which payments are made under the PPA with Williams under the event of default, at which time the Company has terminated the PPA.

      Registration Rights - The Company is obligated to register the Bonds under the Act with the Securities and Exchange Commission within 220 days of the initial sale of the Bonds. Failure to register the Bonds under the Act will result in the interest rate payable on the Bonds, currently fixed at 8.875%, to increase by 50 basis points.

      Collateral for the Bonds consists of the Plant and related facilities, all agreements relating to the operation of the project, the bank and investment accounts of the Company, and all ownership interests in the Company, as prescribed under the Bond Indenture Agreement (the Indenture). The Company is also bound by a collateral agency agreement (the Collateral Agreement) and an equity subscription agreement (the Equity Subscription Agreement).

      Indenture Agreement - The Indenture contains limitations on the Company incurring additional indebtedness, granting liens on the Company's property, distributing equity and paying subordinated indebtedness issued by affiliates of the Company, entering into transactions with affiliates, amending, terminating or assigning any of the Company's contracts and fundamental changes or disposition of assets.

      Collateral Agreement - The Collateral Agreement requires the Company to fund or provide the funding for a debt service reserve fund, which is expected to commence on June 30, 2001. The amount required for funding the debt service reserve fund is equal to six months scheduled payments of principal and interest on the bonds.

      Equity Subscription Agreement - The Company, along with Ironwood, has entered into an Equity Subscription Agreement, pursuant to which Ironwood has agreed to contribute up to approximately $50.1 million to the Company to fund project costs. This amount is secured by an acceptable bond issued by Ironwood. Ironwood will fund these amounts as they come due upon the earlier of (a) expenditure of all funds that have been established for construction or (b) the occurrence and during the continuation of an event of default, as defined under the Indenture. A portion of this equity requirement may be made in the form of affiliate debt, between Ironwood and the Company, which is subordinate to the Bonds.

      Covenants - The Indenture, Collateral, and Equity Agreements contain specific covenants and requirements to be met by the Company.

5.    POWER PURCHASE AGREEMENT

      The Company and Williams have entered into a PPA for the sale of all electric energy and capacity produced by the Plant, as well as ancillary services and fuel conversion services. The term of the PPA is 20 years, commencing when the construction of the Plant is complete and the Plant is commercially viable to produce electricity and related capacity, as well as to provide ancillary and fuel conversion services. Payment obligations to the Company are guaranteed by The Williams Companies, Inc. Such payment obligations under the guarantee are capped at an amount equal to 125% of the sum of the principal amounts of the bonds plus the maximum debt service reserve account required balance. The Company has provided Williams a guaranty issued by AES of specific payment obligations should the Plant not achieve commercial operation by June 30, 2001. AES's liability under the guaranty is capped at $30 million. The Company has the option, and may be required under specific conditions described in the PPA, to replace the guaranty issued by AES with a letter of credit issued by a commercial bank. In such case, the repayment obligations with respect to drawings under the letter of credit are to be a senior debt obligation of the Company.

      Fuel Conversion and Other Services - As instructed by the Company, Williams has the obligation to deliver, on an exclusive basis, all quantities of natural gas and fuel oil required by the Plant to generate electricity or ancillary services, to start-up or shut-down the plant, and to operate the Plant during any period other than a start-up, shut-down, or required dispatch by Williams for any reason.

6.    COMMITMENTS AND CONTINGENCIES

      Turnkey Construction Agreement - The Company has entered into a fixed-price turnkey agreement with Siemens Westinghouse (the Contractor) for the design, engineering, procurement, and construction of the Plant. The Contractor will provide the Company with specific combustion turbine maintenance services and spare parts for an initial term of between eight and ten years under a maintenance service agreement. As of September 30, 1999, the Company was liable to the Contractor for a retention payment as part of the total contract price due at the completion of the contract for approximately $9.2 million.

      Water Supply - The Company has entered into a contract with the City of Lebanon Water Authority (the Authority) for the purchase of 50 percent of the water use of the Plant. The contract has a term of 25 years. Costs associated with the use of water by the Plant under this contract are based on gallons used per day at prices specified under the contract terms. The Company has also entered into an agreement with Pennsy Supply Quarry (Pennsy) which will provide the remaining 50 percent of the water use of the Plant.

      Interconnection Agreement - The Company has entered into an interconnection with GPU Energy (GPU) to transmit the electricity generated by the Plant to the transmission grid so that it may be sold as prescribed under the Company's PPA. The Agreement is in effect for the life of the Plant, yet may be terminated by mutual consent of both GPU and the Company, under certain circumstances as detailed in the Agreement. Costs associated with the Agreement are based on electricity transmitted via GPU at a variable price, the PJM (Pennsylvania/New Jersey/Maryland) Tariff, as charged by GPU to the Company, which is comprised of both service cost and asset recovery cost, as determined by GPU and approved by the Federal Energy Regulatory Committee (FERC).

      Letters of Credit - The Company also has a letter of credit agreement outstanding to fund the construction of an access road from a local road to the plant under construction. In connection with this letter of credit, the Company has made a deposit as collateral for approximately $385,000 into a certificate of deposit account, which equals the amount available under this agreement.

      Surety Bond Agreement - Ironwood has a surety bond agreement for $50.1 million in relation to its equity subscription agreement. Annual commitment fees will be assessed based on the amount outstanding during the year.

7.    RELATED PARTY TRANSACTIONS

      Effective June, 1999 the Company entered into a 27-year development and construction management agreement with AES Prescott, LLC (Prescott), another wholly-owned subsidiary of Ironwood, to provide certain support services required by the Company for the development and construction of the Plant. Under this agreement Prescott will also provide operations management services for the Plant once commercial operation is attained. Minimum amounts payable under the contract during the construction period are $125,000 per month. Once commercial operation is achieved, payments for operations management services will be approximately $400,000 per quarter.

      During the construction period, the construction management fees will be paid to Prescott from the restricted cash balance or from equity funding. Through September 30, 1999, $500,000 in construction management fees were incurred, were charged to construction in progress, and are payable to Prescott.

8.    FAIR VALUE OF FINANCIAL INSTRUMENTS

      The estimated fair values of the Company's financial instruments have been determined using available market information. The estimates are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

      The fair value of the Company's restricted investments approximates their carrying value. The estimated fair value of the Bonds as of September 30, 1999, based on quoted market prices of similarly rated bonds with similar maturities, does not differ materially from their carrying value.

9.    SEGMENT INFORMATION

      Under the provisions of Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, the Company's business is expected to be operated as one reportable segment, with operating income or loss being the measure of performance evaluated by the chief operating decision maker. As described in Notes 1 and 4, the Company's primary customer will be Williams Energy Marketing and Trading Company, which is expected to provide all of the revenues of the Company during the term of the PPA.

                                   * * * * * *

            -------------------------------------------------------

                                    ANNEX A

                           GLOSSARY OF DEFINED TERMS

            -------------------------------------------------------

                          GLOSSARY OF DEFINED TERMS

         The following terms shall have the following meanings and such meanings are equally applicable to both the singular and plural forms of the terms defined. Any term defined below by reference to any agreement or instrument shall have such meaning whether or not such agreement or instrument is in effect. Unless otherwise specified, any agreement or instrument defined or referred to below shall include any amendments, modifications and supplements thereto and waivers thereof made in accordance with the terms of such agreement or instrument. Any reference to a person includes the successors and permitted assigns of such person.

         "Acceptable Bond" means a bond issued by an insurance company rated at least "A" by Standard & Poor's and "A2" by Moody's in the form attached to the Equity Subscription Agreement.

         "Acceptable Credit Provider" means (i) in the case of an unconditional guaranty, AES (if and for so long as its long-term unsecured debt is rated at least Investment Grade and not lower than the then current lowest rating of the bonds by each of S&P and Moody's) and (ii) in the case of an irrevocable letter of credit, a bank or trust company with a combined capital and surplus of at least $1,000,000,000 whose long-term unsecured debt is rated at least "A" by S&P or "A2" by Moody's.

         "Acceptable Credit Support" means (i) an unconditional guaranty in the form prescribed in the Collateral Agency Agreement, or (ii) an irrevocable letter of credit (which is not an obligation of our Company and is not secured by the Collateral), in either case from an Acceptable Credit Provider.

         "Acceptable Letter of Credit" means an irrevocable letter of credit in the form attached to the Equity Subscription Agreement.

         "AES" means The AES Corporation, a Delaware corporation.

         "AES Ironwood, Inc." means AES Ironwood, Inc., a Delaware corporation.

         "AES Prescott" means AES Prescott, L.L.C., a Delaware limited liability company.

         "Affiliate" means, with respect to any person, any other person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such person. For purposes of this definition, the term "control" (including the correlative meanings of the terms "controlling", "controlled by" and "under common control with"), as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting stock or other equity interests or by contract or otherwise.

         "Affiliate Subordinated Debt" means an unsecured, subordinated loan or loans from any Affiliate of our Company under an Affiliate Subordinated Loan Agreement.

         "Affiliate Subordinated Debt Provider" means any Affiliate of our Company providing Affiliate Subordinated Debt under an Affiliate Subordinated Loan Agreement.

         "Affiliate Subordinated Loan" means a loan made under an Affiliate Subordinated Loan Agreement.

         "Affiliate Subordinated Loan Agreement" means a binding agreement providing nonrecourse, unsecured debt financing from an Affiliate Subordinated Debt Provider to our Company on terms and conditions which meet the requirements set forth in the Indenture and the Collateral Agency Agreement.

         "Affiliate Transaction" means any transaction or agreement between our Company and any Affiliate of our Company other than (i) the Operations Agreement and the Equity Subscription Agreement (and any Affiliate Subordinated Loan Agreement referenced therein) and (ii) transactions in the ordinary course of business on fair and reasonable terms no less favorable to our Company than our Company would obtain in an arm's length transaction with a person that is not an Affiliate of our Company.

         "Air Permit" means the Prevention of Significant Deterioration Permit, dated March 29, 1999, from the Pennsylvania Department of Environmental Protection.

         "Annual Budget" means the annual budget prepared by our Company for each Fiscal Year in accordance with the requirements of the Indenture.

         "Applicable Law" means any constitution, statute, law, rule, regulation, ordinance, judgment, order, decree, Governmental Approval, or any published directive, guideline, requirement or other governmental restriction which has the force of law, or any determination by, or interpretation of any of the foregoing by, any judicial authority, binding on a given person whether in effect as of the date of any Financing Documents or thereafter and in each case as amended (including, without limitation, all Environmental Laws and any of the foregoing pertaining to land use or zoning restrictions).

         "Applicable Procedures" means the rules and procedures of DTC, its nominee, Euroclear or Cedel, as applicable.

         "Assignment of Leases and Income" means the Assignment of Leases and Income, by and between our Company and the Collateral Agent.

         "Authorized Representative" of any person means the individual or individuals authorized to act on behalf of such person by the board of directors, managing member, management committee, board of control or any other governing body of such person as designated from time to time in a certificate of such person with specimen signatures.

         "Available Accounts" means our Project Accounts other than the Construction Account and the Debt Service Reserve Account.

         "Available Cash Flow" means, with respect to each application of funds required under the Collateral Agency Agreement as of any specified date, all funds remaining in the Revenue Account as of such date and available to be applied as set forth in the Collateral Agency Agreement after all prior applications of funds in the Revenue Account required on such date.

         "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, Title II of the United States Code, as amended, and any other Applicable Law with respect to bankruptcy, insolvency or reorganization that is successor thereto.

         "Bankruptcy Event" means the occurrence or commission of either of the following: (i) our Company or, so long as AES has any outstanding obligations under any Acceptable Credit Support, AES or, so long as AES Ironwood, Inc. has any outstanding obligations under the Equity Subscription Agreement, AES Ironwood, Inc. shall (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or substantially all of its property, (b) admit in writing its inability, or be generally unable, to pay its debts as such debts become due,
(c) make a general assignment of the benefit of its creditors, (d) commence a voluntary case under the Bankruptcy Code, (e) file a petition seeking to take advantage of any law relating to bankruptcy, insolvency, reorganization, winding-up, or the composition or readjustment of debts, (f) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against such person in an involuntary case under the Bankruptcy Code or
(g) take any corporate or other action for the purpose of effecting any of the foregoing; or (ii) a proceeding or case shall be commenced without the application or consent of our Company or, so long as AES has any obligations under any Acceptable Credit Support, AES or, so long as AES Ironwood, Inc. has any outstanding obligations under the Equity Subscription Agreement, AES Ironwood, Inc., in any court of competent jurisdiction, seeking (a) its liquidation, reorganization, dissolution, winding-up, or the composition or readjustment of debts or (b) the appointment of a trustee, receiver, custodian, liquidator or the like of such person under any law relating to bankruptcy, insolvency, reorganization, winding-up, or the composition or adjustment of debts, and such proceeding or case shall continue undismissed, or any order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 90 or more consecutive days, or any order for relief against such person shall be entered in an involuntary case under the Bankruptcy Code.

         "Bond Payment Account" means the Bond Payment Account established under the Indenture.

         "Business Day" means any day other than a Saturday or Sunday or other day on which banks in New York, New York, are authorized or required by law or executive order to remain closed.

         "Cash Available for Debt Service" means, in respect of a specified period, all funds (i) deposited in the Revenue Account (other than amounts transferred to such account from the Major Maintenance Reserve Account, the Distribution Account or the Construction Account), if such specified date occurred prior to the date of determination or (ii) projected by our Company on a reasonable basis to be deposited, if such specified period is to occur subsequent to the date of determination, in the Revenue Account during such period minus all funds transferred to (a) our Company for payment of Operating and Maintenance Costs, (b) the Trustee, Collateral Agent, DSR LOC Provider and the CP LOC Provider in respect of Trustee Claims, Collateral Agent Claims, DSR LOC Provider Claims and CP LOC Provider Claims, respectively, and (c) a working capital provider in respect of payments on working capital loans during such period.

         "Casualty Proceeds" means all insurance proceeds (including title insurance proceeds) or other amounts actually received on account of an Event of Loss, except proceeds of business interruption insurance.

         "Certificate as to Redemption" means the certificate filed by an Authorized Representative of our Company, in the case of an Event of Loss or Event of Eminent Domain, in order to determine: (i) whether our Facility can be rebuilt, repaired or restored and (ii) the availability of Casualty Proceeds or Eminent Domain Proceeds for such rebuilding, repairing or restoring.

         "Change in Control" means any failure by AES, at all times while bonds are outstanding, to maintain directly or indirectly at least a 51% voting and economic interest in our Company, unless prior to giving effect to the reduction in AES's voting or economic interest in our Company either (i) each of the Rating Agencies provides a Ratings Reaffirmation to the Trustee or (ii) the reduction in AES's voting or economic interest has been approved by bondholders holding at least 66-2/3% in aggregate principal amount of the bonds.

         "Collateral" means: (i) all revenues of our Company; (ii) our Project Accounts (other than the Debt Service Reserve Account); (iii) all real and personal property of our Company; (iv) proceeds of insurance, condemnation and liquidated damages payments, if any; (v) all Project Contracts; (vi) all ownership interests in our Company; (vii) the Equity Contribution and all rights under the Equity Subscription Agreement; and (viii) in respect of the bondholders only, the Indenture Accounts, the Debt Service Reserve Account and the DSR Letter of Credit (other than the DSR LOC Provider's right to specific proceeds under the DSR Letter of Credit).

         "Collateral Agency Agreement" means the Collateral Agency and Intercreditor Agreement, by and among our Company, the Trustee, the Collateral Agent, the DSR LOC Provider, the CP LOC Provider and the Depositary Bank.

         "Collateral Agent" means The Bank of New York and any successor or assign as Collateral Agent under the Collateral Agency Agreement.

         "Collateral Agent Claims" means all obligations of our Company, now or hereafter existing, to pay fees, costs, expenses, liabilities or indemnities to the Collateral Agent under the Collateral Agency Agreement.

         "Combined Exposure" means, as of any date of calculation, the sum (calculated without duplication) of the following, to the extent the same is held by or represented by a Senior Party: (i) the aggregate principal amount of all bonds then outstanding; (ii) the aggregate principal amount of all outstanding Permitted Indebtedness (other than the bonds, DSR Bonds, DSR LOC Loans, DSR LOC Term Loans, CP LOC Loans, Subordinated Debt and Affiliate Subordinated Debt); (iii) the aggregate amount of all available undrawn financing commitments under the documents governing the Permitted Indebtedness (other than the bonds, Subordinated Debt, Affiliate Subordinated Debt, the DSR LOC Reimbursement Agreement and the CP LOC Reimbursement Agreement) which the creditors party to such documents have no right to terminate; (iv) the maximum amounts available to be drawn under the DSR Letter of Credit and the CP Letter of Credit (taking into account, without duplication, in the case of the DSR Letter of Credit, the maximum amount which may become available to be drawn in the future by reason of an increase in the DSRA Required Balance); and (v) the amount, without duplication, of any unreimbursed drawing under the DSR Letter of Credit and the CP Letter of Credit.

         "Commercial Operation Date" means the date on which Commercial Operation as defined in the Power Purchase Agreement is achieved, no later than December 31, 2002.

         "Consents to Assignment" means the consents to assignments set forth in a schedule to the Indenture.

         "Construction Account" means the Construction Account established under the Collateral Agency Agreement.

         "Construction Interest Account" means the Construction Interest Account established under the Indenture.

         "Contractor " means Siemens Westinghouse Power Corporation, a Delaware corporation.

         "CP Letter of Credit" means the letter of credit issued under the CP LOC Reimbursement Agreement as provided by our Company to the Power Purchaser in satisfaction of the requirements of Section 19.2 of the Power Purchase Agreement.

         "CP LOC Issuing Bank" means Dresdner Bank AG, New York Branch or any other financial institution providing the CP Letter of Credit under the CP LOC Reimbursement Agreement.

         "CP LOC Loan" means a loan resulting from a drawing on the CP Letter of Credit.

         "CP LOC Provider" means the Agent under the CP LOC Reimbursement Agreement acting for and on behalf of the Banks party thereto and the CP LOC Issuing Bank; provided, however, that references to the long-term debt rating of the CP LOC Provider shall be deemed to refer to the debt rating of the CP LOC Issuing Bank.

         "CP LOC Provider Claims" means all obligations of our Company, now or hereafter existing, to pay administrative fees, costs, expenses, liabilities or indemnities to the CP LOC Provider under the CP LOC Reimbursement Agreement.

         "CP LOC Reimbursement Agreement" means the Construction Period Letter of Credit and Reimbursement Agreement, by and among the CP LOC Provider, our Company and the Banks named therein, under which the CP LOC Provider may issue the CP Letter of Credit.

         "Date Certain" means the final date, December 31, 2002, by which our Facility must commence commercial operation under the Power Purchase Agreement.

         "Debt Service Reserve Account" means the Debt Service Reserve Account established under the Collateral Agency Agreement.

         "Default" means an event or condition that, with the giving of notice or lapse of time, or both, would become an Event of Default.

         "Depositary Bank" means The Bank of New York and any successor or assign as Depositary Bank under the Collateral Agency Agreement and the Indenture.

         "Distribution Account" means the Distribution Account established under the Collateral Agency Agreement.

         "DSR Bond" has the meaning specified under "SUMMARY OF PRINCIPAL FINANCING DOCUMENTS--DSR LOC Reimbursement Agreement--Conversion into DSR Bonds."

         "DSR Letter of Credit" means a letter of credit provided by our Company in respect of all or a portion of the DSRA Required Balance.

         "DSR LOC Issuing Bank" means Dresdner Bank AG, New York Branch or any other financial institution providing the DSR Letter of Credit under the DSR LOC Reimbursement Agreement.

         "DSR LOC Loan" means a loan resulting from a drawing on the DSR Letter of Credit.

         "DSR LOC Provider" means the Agent under the DSR LOC Reimbursement Agreement acting for and on behalf of the Banks party thereto and the DSR LOC Issuing Bank; provided, however, that references to the long-term debt rating of the DSR LOC Provider shall be deemed to refer to the debt rating of the DSR LOC Issuing Bank.

         "DSR LOC Provider Claims" means all obligations of our Company, now or hereafter existing, to pay administrative fees, costs, expenses, liabilities or indemnities under the DSR LOC Reimbursement Agreement.

         "DSR LOC Reimbursement Agreement" means the Debt Service Reserve Letter of Credit and Reimbursement Agreement, by and among the DSR LOC Provider, our Company and the Banks named therein, under which the DSR LOC Issuing Bank will issue the DSR Letter of Credit.

         "DSR LOC Term Loan" means a loan resulting from conversion of a DSR LOC Loan to a DSR LOC Term Loan, or a draw on the DSR Letter of Credit, after the occurrence of a Step-Up Event.

         "DSR Note" means any note issued under the DSR LOC Reimbursement Agreement evidencing DSR LOC Loans, DSR LOC Term Loans or DSR Bonds.

         "DSRA Required Balance" means an amount equal to the next succeeding two quarterly scheduled payments of principal and interest due on the bonds plus, if a DSR Letter of Credit is to be provided, six months of interest on the maximum amount of such DSR Letter of Credit.

         "DTC" means The Depositary Trust Company.

         "DTC Bonds" means bonds represented by the global bonds and held in book-entry form by DTC or its nominee.

         "Effluent Supply Agreement" means the Effluent Supply Agreement, dated as of March 3, 1998, between our Company (as assignee of AES Ironwood, Inc.) and City of Lebanon Authority.

         "Eminent Domain Proceeds" means all amounts and proceeds actually received in respect of any Event of Eminent Domain.

         "Environmental Law" means any Governmental Requirement in effect from time to time governing or relating to (i) the environment, (ii) releases or threatened releases of Hazardous Materials including, without limitation, investigation, monitoring and abatement of such releases and (iii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Materials or materials containing Hazardous Materials.

         "EPC Contract" means the Agreement for Engineering, Procurement and Construction Services, dated as of September 23, 1998, as amended, by and between our Company (as assignee of AES Ironwood, Inc.) and the Contractor.

         "EPC Guarantor" means Siemens Corporation and its successors and permitted assigns, as guarantor under the Siemens Guaranty.

         "Equity Contribution" means the equity contribution required to be made by AES Ironwood, Inc. under the Equity Subscription Agreement.

         "Equity Subscription Agreement" means the Equity Subscription Agreement, by and among our Company, AES Ironwood, Inc. and the Collateral Agent, under which AES Ironwood, Inc. shall agree to make specific equity contributions to our Company.

         "Event of Default" has the meaning specified under `SUMMARY OF PRINCIPAL FINANCING DOCUMENTS--Indenture--Events of Default."

         "Event of Eminent Domain" means any compulsory transfer or taking or transfer under threat of compulsory transfer or taking of all or a material portion of our Facility by any Governmental Authority for more than one year unless such transfer or taking is the subject of a Good Faith Contest.

         "Event of Loss" means an event which causes all or a material portion of our Facility to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever including through a failure of title.

         "FERC" means the Federal Energy Regulatory Commission or any successor agency thereto.

         "Final Acceptance" has the meaning set forth in the EPC Contract.

         "Financing Documents" means the Indenture, the bonds, the DSR LOC Reimbursement Agreement and any evidence of indebtedness thereunder entered into, the CP LOC Reimbursement Agreement and any evidence of indebtedness thereunder entered into, the Equity Subscription Agreement, the Collateral Agency Agreement and the Security Documents.

         "Financing Liabilities" means all indebtedness, liabilities and obligations of our Company (of whatsoever nature and howsoever evidenced including, but not limited to, principal, interest, fees, reimbursement obligations, collateralization or deposit obligations, penalties, indemnities and legal expenses, whether due after acceleration or otherwise) under or under the Indenture, the bonds and any evidence of indebtedness thereunder entered into, the DSR LOC Reimbursement Agreement and any evidence of indebtedness thereunder entered into, the CP LOC Reimbursement Agreement and any evidence of indebtedness thereunder entered into, the Collateral Agency Agreement and any evidence of indebtedness thereunder entered into, any working capital facility and any evidence of indebtedness thereunder entered into, and the Security Documents, to the extent arising on or prior to the final maturity date for the bonds, in each case, direct or indirect, primary or secondary, fixed or contingent, now or hereafter arising out of or relating to any such agreements.

         "Fiscal Year" means the period of time beginning on January 1 of each year and ending on December 31 of such year; provided, that the initial Fiscal Year commenced on the date of initial issuance of the old bonds and shall end on December 31, 1999.

         "Fuel Conversion Volume Rebate Account" means the Fuel Conversion Volume Rebate Account established under the Collateral Agency Agreement.

         "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time.

         "GDPIPD" means the Gross Domestic Product Implicit Price Deflator for a calendar year as published in the United States Department of Commerce, Bureau of Analysis publication entitled "Survey of Current Business." If the Gross Domestic Product Implicit Price Deflator ceases to exist or is no longer available, our Company, with the approval of the Independent Engineer (such approval not to be unreasonably withheld or delayed), shall designate a substitute index that is reasonably similar to the Gross Domestic Product Implicit Price Deflator.

         "Good Faith Contest" means the contest of an item if: (i) the item is diligently contested in good faith by appropriate proceedings timely instituted;
(ii) adequate reserves or bonding are established in accordance with GAAP with respect to the contested item; and (iii) during the period of such contest, the enforcement of any contested item is effectively stayed.

         "Governmental Approval" means any authorization, consent, approval, concession privilege, waiver, exemption, variance, registration, filing, certification, permission, permit and license with or notice to any Governmental Authority.

         "Governmental Authority" means the federal government of the United States, any state of the United States or political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any other governmental entity, instrumentality, agency, authority or commission.

         "Governmental Requirement" means any Applicable Law or Governmental Approval applicable to our Company or our Facility.

         "Guaranteed Completion Date" means the date which is 24 months after the delivery by our Company to the Contractor of the Notice to Proceed, as such term is defined in the EPC Contract.

         "Hazardous Materials" means (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBs") and any other chemicals, materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances" or "toxic pollutants", or words of similar import, under Environmental Laws, including but not limited to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. ss. 9601 et seq.); the Hazardous Material Transportation Act, as amended (42 U.S.C. ss. 1801 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. ss. 6901 et seq.); the Toxic Substances Control Act, as amended (15 U.S.C. ss. 2601); the Clean Air Act, as amended (42 U.S.C. ss. 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. ss. 1251 et seq.); or (ii) any other chemical, material, substance or waste declared to be hazardous or toxic by any Governmental Authority, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental Authority.

         "Impositions" means all duties, taxes, assessments, dues, charges, fees, excises, levies, license and permit fees, impositions, water rates, sewer rents and other charges, ordinary or extraordinary, whether foreseen or unforeseen, of any kind whatsoever, (i) now or hereafter levied or assessed or imposed against or upon or in respect of the Mortgaged Property (as defined in the Mortgage) or (ii) which now is or may be levied or assessed against the Income (as defined in the Mortgage) by virtue of any present or future law, as well as all income taxes, assessments and other governmental charges levied and imposed by any Governmental Authority upon or against our Company in respect of the Mortgaged Property or any part thereof, to the extent the same is in lieu of or in substitution of the items described in clause (i). Impositions shall not include any taxes imposed on the net income, gross receipts or any franchise taxes of the Trustee or Collateral Agent, except as provided in this Indenture.

         "Indebtedness" of any person means, at any date, without duplication,
(i) all obligations of such person for borrowed money (including obligations with respect to letters of credit issued for the account of such person), (ii) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments (excluding "deposit only" endorsements on checks payable to the order of such person), (iii) all obligations of such person to pay the deferred purchase price of property or services (excluding accounts payable and similar obligations arising in the ordinary course of business which are not more than 90 days past due), (iv) all obligations of such person as lessee under capital leases to the extent required to be capitalized on the books of such person in accordance with GAAP and the debt portion of any leveraged lease not required to be capitalized, (v) all obligations of other persons of the type referred to in clauses (i) through (iv) of this definition guaranteed by such person, whether or not secured by a Lien or other security interest on any asset of such person and (vi) all Indebtedness of another person secured by a Lien on any property owned by the first person (whether or not such indebtedness has been assumed or guaranteed by such first person).

         "Indenture" means the Trust Indenture, by and among our Company, the Trustee and the Depositary Bank pursuant to which the old bonds were issued and the new bonds will be issued.

         "Indenture Accounts" means those accounts created and established under the Indenture, including the Bond Payment Account, the Construction Interest Account, the Interest Payment Subaccount, the Principal Payment Subaccount and the Redemption Subaccount.

         "Independent Engineer" means, initially, Stone & Webster Management Consultants, Inc., and thereafter any other engineering or consulting entity acting as independent engineer under the Financing Documents.

         "Independent Engineer Agreement" means the consulting services agreement between Stone & Webster and our Company.

         "Independent Forecast" means a report furnished by our Company to the Senior Parties no later than six months prior to the expiration of the term of the Power Purchase Agreement, prepared by an independent consultant which sets forth projections of (i) electricity prices for the PJM Market (or if such market no longer exists at such time, any successor market or substitute market as determined in good faith by our Company which approximates, to the extent practicable, such region) and (ii) gas prices on a delivered basis to our Facility, in each case on at least an annual basis through the final maturity date for the bonds.

         "Independent Insurance Advisor" means, initially, AON Risk Services, Inc., or another nationally recognized insurance advisory firm appointed as insurance advisor by our Company.

         "Initial Start-Up Testing" means our Company's operation and testing of our Facility prior to the Commercial Operation Date, including performance tests, to determine, among other things, the operating characteristics of our Facility, our Facility capacity and our Facility's ability to meet our Company's obligations under the Power Purchase Agreement.

         "Interconnection Agreement" means the Generation Facility Transmission Interconnection Agreement, dated as of March 23, 1999, by and between our Company and Metropolitan Edison Company d/b/a GPU Energy.

         "Interest Payment Date" means each February 28, May 31, August 31 and November 30, commencing August 31, 1999.

         "Interest Payment Subaccount" means the Interest Payment Subaccount of the Bond Payment Account established under the Indenture.

         "Investment Grade" means a rating in one of the four highest categories (without regard to subcategories within such rating categories) by S&P and Moody's (or an equivalent rating by another nationally recognized credit rating agency if none of such corporations is rating the subject debt instrument).

         "Lien" means any mortgage, pledge, security interest, hypothecation, collateral assignment, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

         "Maintenance Services Agreement" means the Maintenance Program Parts, Shop Repairs and Scheduled Outage TFA Services Contract, dated as of September 23, 1998, by and between our Company (as assignee of AES Ironwood, Inc.) and the Contractor.

         "Major Maintenance Reserve Account" means the Major Maintenance Reserve Account created under the Collateral Agency Agreement.

         "Make-Whole Premium" means an amount calculated as of the date (the "Determination Date") set for the redemption or repurchase of any of the bonds as follows:

         (a) the average life of the remaining scheduled payments of principal in respect of bonds then outstanding (the "Remaining Average Life") shall be calculated as of the Determination Date;

         (b) the yield to maturity shall be calculated for the United States Treasury security having an average life equal to the Remaining Average Life and trading in the secondary market at the price closest to the principal amount thereof (the "Primary Issue"); provided, however, that if no United States Treasury security has an average life equal to the Remaining Average Life, the yields (the "Other Yields") for the two maturities of United States Treasury securities having average lives most closely corresponding to such Remaining Average Life and trading in the secondary market at the price closest to the principal amount thereof shall be calculated, and the yield to maturity for the Primary Issue shall be the yield interpolated or extrapolated from such Other Yields on a straightline basis, rounding in each of such relevant periods to the nearest month;

         (c) the discounted present value of the then remaining scheduled payments of principal and interest (but excluding that portion of any scheduled payment of interest that is actually due and paid on the Determination Date) in respect of bonds then outstanding shall be calculated as of the Determination Date using a discount factor equal to the sum of (x) the yield to maturity for the Primary Issue, plus (y) 50 basis points; and

         (d) the amount of Make-Whole Premium in respect of bonds to be redeemed or repurchased shall be an amount equal to (x) the discounted present value of such bonds to be redeemed determined in accordance with clause (c) above, minus
(y) the unpaid principal amount of such bonds; provided, however, that the Make-Whole Premium shall not be less than zero.

         "Material Adverse Effect" means (i) a material adverse change, or an event or occurrence which would reasonably be expected to result in a material adverse change, in the financial condition, or results of operation of our Company, or operation of our Facility or (ii) any event or occurrence of whatever nature which would materially and adversely change (a) our Company's ability to perform its obligations under the Financing Documents or (b) the Senior Parties' security interests in the Collateral under the Security Documents.

         "Moody's" means Moody's Investors Services, Inc.

         "Mortgage" means the Mortgage, by and between our Company and the Collateral Agent.

         "MW" means megawatt.

         "MWh" means megawatt-hour.

         "New bonds" means bonds offered by our Company to the bondholders in exchange for the old bonds, which offered bonds shall be identical to the old bonds except that the offered bonds shall not have transfer restrictions.

         "New York Uniform Commercial Code" means the Uniform Commercial Code, as in effect in the State of New York.

         "Officer's Certificate" means a certificate delivered to the Trustee or the Collateral Agent, as applicable, that has been signed by an Authorized Representative of our Company or an Authorized Representative of the board of directors of our Company.

         "Operating and Maintenance Account" means the Operating and Maintenance Account established under the Collateral Agency Agreement.

         "Operating and Maintenance Costs" means all actual cash maintenance and operation costs to be incurred and paid for with respect to our Facility in any particular period, including franchise, sales, property and other similar taxes (but not taxes on or measured by net income), payments for the supply and transportation of fuels, insurance, consumables, payments under any lease, payments under our Project Contracts (including payments under the Operations Agreement, but excluding payments made under the EPC Contract and any payments under our Project Contracts that are expressly subordinated), repair and replacement costs for equipment included in our Facility, reasonable legal fees and expenses paid by our Company in connection with the management, maintenance or operation of our Facility, fees paid in connection with obtaining, transferring, maintaining or amending any Governmental Approvals, employee salaries, wages and other employment-related costs and reasonable general and administrative expenses, all fees, expenses and other payments due to and all indemnities and other arrangements providing for the payment of amounts to the lenders, arrangers, underwriters, Initial Purchasers, independent consultants, their agents, counsel and employees in connection with the Indebtedness of our Company (but excluding transaction costs associated with the offering and issuance of the bonds), but exclusive in all cases of (i) non-cash charges, including depreciation or obsolescence charges or reserves therefor, amortization of intangibles or other bookkeeping entries of a similar nature,
(ii) all interest charges, (iii) all commitment fees, underwriting fees and other similar fees due and payable in connection with Indebtedness of our Company, (iv) maintenance costs funded from amounts on deposit in the Major Maintenance Reserve Account and (v) solely for purposes of priority of payment, fees (but not costs) payable to the Operator, except to the extent that there are sufficient funds available in the Revenue Account to make all required payments and deposits specified in first through sixth specified under "SUMMARY OF PRINCIPAL FINANCING DOCUMENTS--Collateral Agency Agreement--Payments During Operating Period."

         "Operations Agreement" means the Development and Operations Services Agreement, by and between our Company and the Operator.

         "Operator" means AES Prescott.

         "Opinion of Counsel" means a written opinion of counsel for any person either expressly referred to in the Indenture or otherwise satisfactory to the Trustee which may include, without limitation, counsel for our Company, whether or not such counsel is an employee of any of such person.

         "Optional Modifications" means all material modifications to our Facility that are not Required Modifications to the extent that our Company certifies and the Independent Engineer confirms, which confirmation may not be unreasonably withheld or delayed, that such modifications: (i) are not reasonably likely to result in a Material Adverse Effect; (ii) are technically feasible; and (iii) are reasonably expected to improve the operation or reliability of our Facility.

         "Paying Agent" means any person acting as Paying Agent under the Indenture.

         "Pennsy Agreements" means (i) the Agreement Relating to Real Estate, dated as of October 22, 1998, by and between our Company (as assignee of AES Ironwood, Inc.) and Pennsy Supply, Inc. and (ii) the Easement and Right of Access Agreement, dated as of April 15, 1999, by and between our Company and Pennsy Supply, Inc.

         "Permitted Indebtedness" has the meaning specified under "SUMMARY OF PRINCIPAL FINANCING DOCUMENTS--Indenture--Negative Covenants--Indebtedness."

         "Permitted Liens" means, collectively, (i) Liens specifically created, required or permitted by the Financing Documents; (ii) Liens for taxes which are either not yet due, are due but payable without penalty or are the subject of a Good Faith Contest by our Company; (iii) any exceptions to title which are contained in the title insurance policy for the Site; (iv) such minor defects, easements, rights of way, restrictions, irregularities, encumbrances and clouds on title and statutory liens that do not materially impair the property affected thereby and that do not individually or in the aggregate materially impair the value of the security interests granted under the Security Documents; (v) deposits or pledges to secure statutory obligations or appeals; release of attachments, stay of execution or injunction; performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or for purposes of like general nature in the ordinary course of business; (vi) Liens in connection with workmen's compensation, unemployment insurance or other social security or pension obligations; (vii) legal or equitable encumbrances deemed to exist by reason of the existence of any litigation or other legal proceeding if the same is the subject of a Good Faith Contest (excluding any attachment prior to judgment, judgment lien or attachment in aid of execution on a judgment); and (viii) mechanic's, workmen's, materialmen's, construction or other like Liens arising in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or which are the subject of a Good Faith Contest.

         "PJM Market" means the control area recognized by the North American Electric Reliability Council as the "PJM Control Area."

         "Pledge Agreement" means the Pledge and Security Agreement by and among AES Ironwood, Inc., our Company and the Collateral Agent.

         "Post-Power Purchase Agreement Period" means that period commencing six months prior to the end of the Power Purchase Agreement Term and ending on the final maturity date for the bonds during which our Facility will be operated as a merchant plant.

         "Power Marketing Plan" means a marketing and procurement plan prepared by or on behalf of our Company which describes in reasonable detail our Company's plan to (i) procure gas to be burned at our Facility and (ii) sell electric power from our Facility without a Replacement Power Purchase Agreement.

         "Power Purchaser" means Williams Energy Marketing & Trading Company, a Delaware corporation.

         "Power Purchase Agreement Guarantor" means The Williams Companies, Inc., a Delaware corporation.

         "Power Purchase Agreement Term" means that period during which the Power Purchaser is obligated to purchase our Facility capacity under the terms of the Power Purchase Agreement.

         "Principal Payment Subaccount" means the Principal Payment Subaccount of the Bond Payment Account established under the Indenture.

         "Project" means our Facility, together with associated equipment and facilities and the development, construction and financing thereof.

         "Project Accounts" has the meaning specified under "SUMMARY OR PRINCIPAL FINANCING DOCUMENTS--Collateral Agency Agreement--Project Accounts."

         "Project Contracts" means the Power Purchase Agreement, the Williams Guaranty, the EPC Contract, the Siemens Guaranty, the Interconnection Agreement, the Maintenance Services Agreement, the Operations Agreement, the Services Agreement, the Effluent Supply Agreement, the Pennsy Agreements and each other material contract or agreement related to the development, construction, ownership, operation or maintenance of our Facility, including specific agreements with respect to spare parts but excluding any Financing Document or Security Document.

         "Project Costs" means all costs of developing, financing, constructing, testing and initial operation of our Facility, including but not limited to: (i) all amounts payable under the EPC Contract including any contractor bonuses, site acquisition and preparation costs, costs of acquisition and construction of fuel handling and processing equipment, any electric interconnection and transmission upgrade costs payable by our Company under the Power Purchase Agreement, all water interconnection costs payable by our Company and all gas interconnection costs payable by our Company; (ii) all development costs and fees, which shall be paid to, or as designated by, our Company on the Closing Date; (iii) all other Facility-related costs, including but not limited to fuel-related costs, fees and expenses payable under the Operations Agreement and expenses to complete the construction and financing of our Facility; (iv) start-up and testing costs and initial working capital costs; (v) initial reserve fund requirements; (vi) fees and costs payable during construction with respect to any DSR Letter of Credit, CP Letter of Credit and any other letters of credit or security provided under any Project Contract; (vii) legal and other transaction costs and financing-related fees; (viii) any other out-of-pocket expenses related to the financing; and (ix) interest on the bonds.

         "Prudent Operating and Maintenance Practices" means those practices, methods and acts that at a particular time, in the exercise of reasonable judgment in light of the facts known or that should have been known, would have been expected to accomplish the goals established in the Annual Operating Plan, including such goals as efficiency, reliability, economy and profitability, in a manner consistent with law, regulation, safety, and environmental protection. With respect to our Facility, Prudent Operating and Maintenance Practices of the electrical generating industry include taking reasonable actions to provide (i) adequate materials, resources and supplies, to the extent within the control of Operator, available to meet our Facility's needs; (ii) a sufficient number of operators who are available and adequately trained to operate our Facility; and
(iii) the timely performance of preventive, routine, and non-routine maintenance and repairs, as exemplified and generally described in the Operations Agreement.

         "Rating Agency" means each of Moody's and S&P; provided, that such rating agency maintains a rating on the bonds.

         "Ratings Reaffirmation" means a reaffirmation by each of the Rating Agencies of their then current credit ratings of any bonds then outstanding, giving effect to any transactions giving rise to a request for such reaffirmation.

         "Redemption Subaccount" means the Redemption Subaccount of the Bond Payment Account established under the Indenture.

         "Regular Record Date" means, for the Stated Maturity of any bond, or for the Stated Maturity of any installment of principal thereof or payment of interest thereon, the first day of the month (whether or not a Business Day) in which such Stated Maturity occurs, or any other date specified for such purpose in the form of any bond attached to the Series Supplemental Indenture relating to such bonds.

         "Replacement Power Purchase Agreement" means one or more power purchase agreements between our Company and one or more persons, under which our Company sells, in aggregate, all or substantially all of the capacity and/or associated electric energy from our Facility to such person or persons at a commercially reasonable price for a term of not less than the remaining term of the Power Purchase Agreement.

         "Required Bondholders" means, at any time, the persons that at such time own a majority in aggregate principal amount of the bonds then outstanding.

         "Required Modifications" means, collectively, those modifications reasonably necessary for our Facility to (i) remain in compliance with all material Applicable Laws and Governmental Approvals and (ii) maintain, at a minimum, the capacity production levels contemplated by the projected operating results included herein, in either case, as confirmed by the Independent Engineer.

         "Required Rating" means a rating of at least "A" by S&P and "A2" by Moody's.

         "Required Senior Parties" means, at any time, persons that at such time hold at least a 33-1/3% of the Combined Exposure.

         "Restoration Account" means the Restoration Account established under the Collateral Agency Agreement.

         "Restricted Payments" means, collectively, (i) distributions including payments of dividends to holders of ownership interests in our Company; (ii) payments of principal, interest or premium, if any, on and any repurchase of any Affiliate Subordinated Debt; (iii) prepayments of any Subordinated Debt; and
(iv) the repurchase by our Company of any ownership interests in our Company.

         "Revenue Account" means the Revenue Account established under the Collateral Agency Agreement.

         "S&P" means Standard & Poor's Rating Group, a division of the McGraw-Hill Companies, Inc.

         "Security Agreement" means the Security Agreement, by and between our Company and the Collateral Agent.

         "Security Documents" means, collectively, (i) the Mortgage, (ii) the Collateral Agency Agreement, (iii) the Security Agreement, (iv) the Indenture,
(v) the Consents to Assignment, (vi) the Pledge Agreement and (vii) the Assignment of Leases and Income.

         "Security Registrar" means any person acting as Security Registrar under the Indenture.

         "Senior Debt" means, collectively, the bonds and any other Indebtedness outstanding which ranks pari passu with the bonds upon liquidation or foreclosure, including any amounts owed to a working capital provider, the DSR LOC Provider and the CP LOC Provider; provided, however, that no Indebtedness of our Company shall rank senior to the bonds.

         "Senior Debt Service" means, for any period, an amount calculated by our Company as equal to the aggregate of (i) all amounts payable by our Company during such period in respect of principal of, and interest and premium, if any, on, the bonds; (ii) all amounts payable by our Company during such period to the provider of any other Senior Debt; and (iii) all amounts payable by our Company during such period as fees and other expenses (including any interest thereon) to any fiduciary acting in such capacity under any of the Security Documents.

         "Senior Debt Service Coverage Ratio" means for any period, the ratio of
(i) Cash Available for Debt Service for such period to (ii) the amount of Senior Debt Service due and payable for such period.

         "Senior Parties" means the Trustee, the Collateral Agent, the DSR LOC Provider, the CP LOC Provider and any working capital provider and each successor to any of such persons.

         "Series Supplemental Indenture" means an indenture supplemental to the Indenture entered into by our Company and the Trustee for the purpose of establishing, in accordance with the Indenture, the title, form and terms of the bonds of any series; "Series Supplemental Indentures" means each and every Series Supplemental Indenture.

         "Services Agreement" means the Services Agreement by and between AES and the Operator.

         "Siemens Guaranty" means the Guaranty, dated as of September 23, 1998, by Siemens Corporation and in favor of our Company.

         "Site" means the location of our Facility in South Lebanon Township, Lebanon County, Pennsylvania, as further described in the Mortgage.

         "Stated Maturity" means, when used with respect to any bond or any installment of principal thereof or payment of interest thereon, the date specified in such bond as the fixed date on which such bond or such installment of principal or payment of interest is due and payable.

         "Step-Up Event" means, in respect of any DSR Letter of Credit, (i) such DSR Letter of Credit has not been extended or replaced within 45 days prior to the termination date of such DSR Letter of Credit or (ii) the credit rating of the DSR LOC Issuing Bank is less than the Required Rating and such DSR Letter of Credit has not been replaced within 45 days of the failure to satisfy the requirements of the Required Rating with a replacement letter of credit issued by an issuer that satisfies the requirements of the Required Rating and, in each case, the Collateral Agent has drawn on such DSR Letter of Credit in an amount sufficient to fund the Debt Service Reserve Account up to the DSRA Required Balance.

         "Subordinated Debt" means all Indebtedness of our Company issued by a Subordinated Debt Provider under a Subordinated Loan Agreement and subordinated in right of payment to the bonds in accordance with the terms of the Collateral Agency Agreement.

         "Subordinated Debt Account" means the Subordinated Debt Account established under the Collateral Agency Agreement.

         "Subordinated Debt Provider" means any person (other than an Affiliate of our Company) providing Subordinated Debt under a Subordinated Loan Agreement.

         "Subordinated Loan Agreement" means a binding agreement with a Subordinated Debt Provider providing non-recourse debt financing to our Company for application toward the payment of Project Costs or Operating and Maintenance Costs on terms and conditions which meet the requirements of the Collateral Agency Agreement.

         "Taxes" or "Tax" means any tax, charge, impost, tariff, duty or fee of any kind charged, imposed or levied, directly or indirectly, by any Governmental Authority, including any value-added tax, sales tax, stamp duty, import duty, withholding tax (whether on income, dividends, interest payments, fees, equipment rentals or otherwise), tax on foreign currency loans or foreign exchange transactions, excise tax, property tax, registration fee or license, water tax or environmental, energy or fuel tax including any interest, penalties or other additions thereon.

         "Third-Party Engineer" means a single independent engineer or consultant designated under the Collateral Agency Agreement or a Project Contract from a pre-established list to consider and decide a dispute between our Company and the Independent Engineer, or the applicable parties.

         "Total Debt Service" means, for any period, an amount calculated by our Company as equal to the aggregate of (i) all amounts payable by our Company during such period in respect of Senior Debt Service; (ii) all amounts payable by our Company during such period in respect of principal of, and interest, and premium, if any, on Subordinated Debt and any other Indebtedness permitted under the Indenture and incurred by our Company; and (iii) all amounts payable by our Company during such period as fees and other expenses (including any interest thereon) to any fiduciary acting in such capacity with respect to any Indebtedness referred to in clause (ii) of this definition.

         "Total Debt Service Coverage Ratio" means for any period, the ratio of
(i) Cash Available for Debt Service for such period to (ii) the amount of Total Debt Service due and payable for such period.

         "Transaction Documents" means our Project Contracts and the Financing Documents.

         "Transfer Agent" means The Bank of New York and any successor or assign in such capacity under the Indenture.

         "Trigger Event" means (i) an "Event of Default" under the Indenture and an acceleration of the indebtedness issued thereunder; (ii) an "Event of Default" under the DSR LOC Reimbursement Agreement and an acceleration of the indebtedness incurred by our Company thereunder; (iii) an "Event of Default" under the CP LOC Reimbursement Agreement and an acceleration of the indebtedness incurred by our Company thereunder; (iv) an "Event of Default" or the equivalent under any working capital facility and an acceleration of the indebtedness incurred by our Company thereunder; or (v) a Bankruptcy Event in respect of our Company and the expiration of the shortest applicable grace period.

         "Trustee" means The Bank of New York and any successor or assign in such capacity under the Indenture.

         "Trustee Claims" means all obligations of our Company, now or hereafter existing, to pay fees, costs, expenses, liabilities or indemnities to the Trustee under the Indenture.

         "Williams Guaranty" means the Guaranty, dated as of February 5, 1999, by the Power Purchase Agreement Guarantor in favor of our Company.

         ------------------------------------------------------------


                                   ANNEX B

                        INDEPENDENT ENGINEER'S REPORT

         ------------------------------------------------------------

[GRAPHIC OMITTED]

Stone & Webster
Management Consultants, Inc.

--------------------------------------------------------------------------------

                   Independent Technical Consultant's Report
                                     on the
                      AES Ironwood, L.L.C.. Power Project
                                 June 18, 1999

                                  Prepared by
                  Stone & Webster Management Consultants, Inc.

                                  LEGAL NOTICE

This report was prepared by Stone & Webster Management Consultants, Inc. with the assistance of its affiliated company, Stone & Webster Engineering Corporation, together hereafter referred to as Stone & Webster, expressly for Lehman Brothers Inc. ("Lehman Brothers"). Neither Stone & Webster, Lehman Brothers, nor any person acting on their behalf: (a) makes any warranty, express or implied, with respect to the use of any information or methods disclosed in this report; or (b) assumes any liability with respect to the use of any information or methods disclosed in this report.

                                Table of Contents

1.         Executive Summary.............................................................................5

   1.1     PROJECT DESCRIPTION...........................................................................6
   1.2     CONCLUSIONS...................................................................................7

2.         Scope of Work................................................................................12


3.         Facility Design..............................................................................13

   3.1     FACILITY DESCRIPTION.........................................................................13
   3.2     SITE LOCATION AND DESCRIPTION................................................................13
   3.3     COMBUSTION TURBINE GENERATOR.................................................................14
   3.4     HEAT RECOVERY STEAM GENERATOR................................................................20
   3.5     STEAM TURBINE................................................................................20
   3.6     ELECTRIC GENERATOR...........................................................................21
   3.7     BALANCE OF PLANT SYSTEMS.....................................................................21
   3.8     FUEL SYSTEMS.................................................................................26
   3.9     ELECTRICAL SYSTEMS...........................................................................28
   3.10    SWITCHYARD...................................................................................28
   3.11    INSTRUMENT AND CONTROL SYSTEMS...............................................................29
   3.12    CIVIL AND STRUCTURAL DESIGN..................................................................29
   3.13    INTERCONNECTIONS.............................................................................32

4.         Environmental and Permitting.................................................................36

   4.1     ENVIRONMENTAL SITE ASSESSMENT................................................................36
   4.2     PERMITTING...................................................................................36

5.         Project Agreements...........................................................................40

   5.1     POWER PURCHASE AGREEMENT.....................................................................40
   5.2     INTERCONNECTION AGREEMENT....................................................................43
   5.3     ENGINEERING, PROCUREMENT, AND CONSTRUCTION SERVICES..........................................43
   5.4     MANAGEMENT AND OPERATIONS AGREEMENT..........................................................48
   5.5     SERVICES AGREEMENT...........................................................................49
   5.6     EFFLUENT SUPPLY AGREEMENT....................................................................49
   5.7     AGREEMENT RELATING TO REAL ESTATE............................................................50
   5.8     MAINTENANCE PROGRAM PARTS, SHOP REPAIRS AND SCHEDULED OUTAGE TFA SERVICES CONTRACT...........50

6.         Principal Project Participants...............................................................52

   6.1     AES IRONWOOD, LLC............................................................................52
   6.2     AES PRESCOTT, LLC............................................................................52
   6.3     WILLIAMS ENERGY MARKETING & TRADING COMPANY..................................................52
   6.4     SIEMENS WESTINGHOUSE POWER CORPORATION.......................................................53


7.         Assessment of Projected Operating Results....................................................54

   7.1     OVERVIEW.....................................................................................54
   7.2     PRINCIPAL CONSIDERATIONS AND ASSUMPTIONS.....................................................54
   7.3     PROJECT COST.................................................................................56
   7.4     POWER PRODUCTION.............................................................................57
   7.5     REVENUES.....................................................................................58
   7.6     OPERATING EXPENSES...........................................................................59
   7.7     FINANCING ASSUMPTIONS........................................................................61
   7.8     PROJECTED OPERATING RESULTS..................................................................62
   7.9     SENSITIVITY ANALYSES.........................................................................62
   7.10    LIQUIDATED DAMAGES ANALYSES..................................................................65



Exhibit I

Base Case

Increased O&M Sensitivity (Case #1)

Increased Heat Rate Sensitivity (Case #2)

Decreased Availability Sensitivity (Case #3)

Hagler Bailey High Gas Price Sensitivity (Case #4)

Hagler Bailly Low Demand Growth Sensitivity (Case #5)


Exhibit II

Document Log

1.       Executive Summary

Stone & Webster Management Consultants, Inc. is pleased to provide this report (the "Report") which summarizes our independent technical review (the "Review") of the proposed AES Ironwood Project (the "Project"). The Project will consist of a nominal 705 megawatt ("MW") net combined cycle electric generating facility (the "Facility") to be located in South Lebanon Township, Pennsylvania and the associated Project documents and agreements.

The Review was conducted by Stone & Webster Management Consultants, Inc. with the assistance of Stone & Webster Engineering Corporation (collectively, "Stone & Webster"). The Review was conducted by Stone & Webster for the purpose of producing this Report on behalf of Lehman Brothers as Initial Purchaser of certain bonds (the "Bonds") to be issued by AES Ironwood, LLC ("AES Ironwood"), pursuant to Rule 144A under the Securities Act of 1933, as amended, to finance the construction and initial start-up and testing of the Facility. The Bonds are to be offered in the United States to qualified institutional buyers and institutional accredited investors and in offshore transactions complying with Regulation S under the Securities Act of 1933 as amended.

The scope of the Review included the conceptual design and interfaces of the Project; the proposed Siemens Westinghouse Power Corporation ("SWPC") 501G combustion turbine technology; the projected performance of the Project; the Phase I site assessments for the Project; the issued permits for the Project; the technical assumptions utilized in the Pennsylvania/New Jersey/Maryland ("PJM") Market Study prepared by Hagler-Bailly Consulting Inc. ("Hagler Bailly") and dated June 1, 1999; and the Project's projected operating results through validation of the Project pro forma and verification of the model results (the "Projected Operating Results").

Stone & Webster also reviewed the principal contracts and agreements associated with the Project. These included the Power Purchase Agreement dated February 5, 1999 ("PPA"), the Generation Facility Transmission Interconnection Agreement with Metropolitan Edison Company ("MET-ED") dated March 23, 1999 ("Interconnection Agreement"), the Engineering, Procurement and Construction Services Agreement dated September 23, 1998 as amended ("EPC Contract"), the Effluent Supply Agreement dated March 3, 1998 ("ESA"), the Maintenance Program Parts, Shop Repairs and Scheduled Outage TFA Services Contract dated September 23, 1998 ("Maintenance Services Agreement") and the Agreement Relating to Real Estate dated October 22, 1998 (collectively the "Project Agreements"). Stone & Webster reviewed the Project Agreements from a technical and economic standpoint to assess the adequacy, compatibility, and reasonableness of their terms and conditions. Stone & Webster made no determination as to the validity and enforceability of the Project documents and permits. However, for the purposes of this Report, we have assumed the Project Agreements and contracts will be fully enforceable in accordance with their respective terms and that all parties will comply with the provisions of their respective agreements. Stone & Webster also conducted a site visit on October 21, 1998 and made general field observations, specifically the existing above ground condition of the site.

1.1      Project Description

The Project is being developed and will be owned, operated, and maintained by AES Ironwood. AES Ironwood is a limited liability company, organized and existing under the laws of Delaware. AES Ironwood was formed to develop, construct, own, and operate the Project. AES Ironwood is a special purpose project company and a wholly owned subsidiary of AES Ironwood Inc. AES Ironwood Inc. is a wholly owned subsidiary of The AES Corporation ("AES"). AES, which was founded in 1981, is one of the world's largest global power companies and owns or has an interest in 97 electric generating plants totaling over 26,000 MW in 18 countries. AES also distributes power in Brazil, El Salvador and Argentina, and heat in Kazakhstan. AES operates gas-fired, oil-fired, hydropower and solid fuel plants and employs approximately 40,000 people around the world. As of December 31, 1998, AES had assets worth $10.8 billion. AES Prescott, L.L.C, ("AES Prescott"), a Delaware limited liability company and a wholly owned subsidiary of AES Ironwood, Inc., will manage the development and construction of the Project pursuant to a development and construction management agreement between AES Prescott and AES Ironwood.

The Facility will have a nominal 705 MW designed electric generating capacity and will be comprised of the following major equipment: two SWPC model 501G combustion turbines (the "501G") with hydrogen cooled generators, two unfired, three pressure level reheat heat recovery steam generators ("HRSGs"), one multicylinder reheat condensing steam turbine with hydrogen cooled generator, one water cooled condenser using a forced draft cooling tower, one integrated control system, and a 230 kV switchyard. The combustion turbines, the steam turbine, and their associated generators will be located indoors. The two HRSGs and associated auxiliary equipment will be located outdoors.

The Facility will be designed for base load and/or cyclic operation capable of startup and shutdown on a dispatchable basis. The combustion turbines will primarily burn natural gas supplied by way of a pipeline with provisions to burn Jet A ("fuel oil") as a backup fuel. Each combustion turbine will be coupled with a three pressure level reheat HRSG that will generate steam to operate the steam turbine. Electrical generators connected to the two combustion turbines and the steam turbine will be connected to the switchyard through individual generator step up transformers. These transformers will raise the generated voltage to 230 kV for connection into the PJM interconnected electrical system.

The Facility will be designed as a zero liquid discharge facility with its raw water supply requirements coming from two sources: the adjacent Pennsy Supply, Inc. quarry and the City of Lebanon Wastewater Treatment Plant ("WWTP") by way of an approximately 6.5 mile effluent ("makeup water") pipeline. Potable water will also be supplied by the City of Lebanon Authority (the "Authority").

Stone & Webster reviewed the TRC Environmental Corporation ("TRC") Phase 1 Environmental Site Assessment Reports performed for the site consisting of the Martin property and the RESCO Products property. The assessment for the Martin property revealed no evidence of recognized concerns to the subject property. The only environmental condition identified for the RESCO Products property is the presence of asbestos in two roofing materials: the tar coating of the Butler Building/add-on roof and the roof tar paper of a small attached shed at the rear of the Butler Building. Stone & Webster agrees with TRC's opinion that removal of these structures and the asbestos is not considered a major environmental issue.

Electrical power produced by the Project will be sold to Williams Energy Marketing & Trading Company ("Williams") under the terms of a 20 year PPA. The PPA calls for Williams to purchase Facility capacity, ancillary services, and fuel conversion services pursuant to the terms of the PPA. In addition, the PPA provides for the supply and transport of the natural gas and fuel oil to the Facility by Williams. The natural gas will be supplied by way of a pipeline to the site boundary. The fuel oil will be supplied by truck. A two-day fuel oil supply will be stored in the Facility's fuel oil storage tank.

Following expiration of the 20-year term of the PPA, the Facility will be operated as a merchant power plant. AES Ironwood will be responsible for the procurement of fuel and will sell its output directly into the PJM power pool (or pursuant to bilateral contracts).

Under the terms of the EPC Contract, SWPC, a wholly owned subsidiary of Siemens Corporation, will act as the primary Contractor and will be responsible for the engineering, procurement, and construction of the Project on a turnkey, lump-sum basis. All of SWPC's obligations under the EPC Contract are unconditionally guaranteed by Siemens Corporation. Siemens Corporation is a wholly owned subsidiary of Siemens AG and is the entity through which Siemens AG conducts all of its U.S. business.

The Provisional Notice to Proceed ("PNTP") was provided to SWPC on September 23, 1998 and several milestones have been achieved to date by SWPC. The full Notice to Proceed ("NTP") will occur at or before financial closing of AES Ironwood. The Project Guaranteed Provisional Acceptance date is 23 months and two weeks following NTP.

AES personnel will operate the Facility pursuant to a Management and Operations Services Agreement ("Operations Agreement") between AES Prescott and AES Ironwood. The Project will purchase combustion turbine parts, shop repairs, and scheduled outage services from SWPC.

1.2      Conclusions

Set forth below are the principal findings and conclusions which Stone & Webster has reached regarding the Project. For a complete understanding of the estimates, assumptions, and calculations upon which these findings and conclusions are based, this Report should be read in its entirety.

1. The Facility design, as specified in the EPC Contract, is in accordance with standard industry practice. SWPC possesses the organization and personnel to execute its obligations under the EPC Contract and the Maintenance Services Agreement, and is familiar with the construction and maintenance of large electrical generation facilities. The Project construction schedule proposed by SWPC is achievable and is consistent with the terms of the PPA.

2. Stone & Webster views the SWPC 501G combustion turbine as an advancement in high-temperature advanced technology combustion turbines for SWPC and is typical of the normal design evolution for manufacturers. Many of the design concepts incorporated in the 501G are rooted firmly in the 501 series and are complemented by improvements which have been tested in the 501F series or predicted by extensive modeling or full scale testing. The first 501G unit is expected to begin commercial operation later in 1999. The various 501G components and designs have been individually shop tested and computer analyzed. SWPC's 501G is gaining commercial acceptance as demonstrated by the fact that 17 of SWPC's 501Gs have been sold to date in the United States.

3. The combustion turbines for the Project are scheduled to become the third and fourth 501Gs in operation. As a result the Project will benefit from approximately 25 months of facility startup, extensive testing, and operating experience of the first installation of 501Gs (McIntosh Project) and approximately nine months of such experience from the second installation of 501Gs (Millenium Project). Because the 501G has no commercial operating experience, the initial unit availability of the 501G may be lower in the early years of operation than is the case with combustion turbine units currently in operation that use mature technology. Lower initial unit availability has been reflected as in the Base Case and a sensitivity case has been included in the Projected Operating Results utilizing lower availability than that set forth in the Base Case.

4. A sustained period of commercial operation at full load conditions followed by an inspection of the combustion turbine is necessary to predict with any certainty the types of startup and operational problems, if any, that the 501G may encounter. However, the Project will benefit from the startup testing and inspection programs implemented by SWPC at the McIntosh and Millenium units. SWPC has also invested in and has stated that it will make available to the Project a complete set of risk parts for the entire combustion turbine gas path. In addition, under the Maintenance Services Agreement SWPC will provide combustion turbine spare parts to the Project. This full set of gas path risk parts to be made available by SWPC and the Maintenance Services Agreement long term spare parts program will minimize the duration of any unscheduled combustion turbine-related outages that require the replacement of parts by having the most commonly replaced parts readily available. In addition, SWPC has the resources and capabilities to resolve any problem that may arise with the 501Gs.

5. The steam turbine and electrical generator designs are acceptable and in accordance with standard industry practice.

6. If designed and constructed in accordance with the EPC Contract and operated and maintained in accordance with the Maintenance Services Agreement and the Operations Agreement, the Facility should be capable of meeting the net output contract requirements specified in the Projected Operating Results.

7.     The liquidated damages provisions of the EPC Contract are reasonable.
       The one year warranty period is acceptable based on the commercial terms of the EPC Contract in conjunction with the one year warranty in the Maintenance Services Agreement. These two agreements, although independent, are complementary and afford the Project a greater degree of protection than is available from the EPC Contract alone. Under both agreements, SWPC is obligated to notify AES Ironwood of any engineering or design defects that may be manifested in any of SWPC's fleet of 501Gs. In addition, the risk of a component failure occurring after the one year EPC Contract warranty is mitigated because the Projected Operating Results indicate the Project will have adequate revenues to insure the purchase of components that can be reasonably assumed to require replacement. Component failures associated with casualty events are generally covered by insurance policies. The Performance Testing Plan, as specified in the EPC Contract, is acceptable, customary, and should adequately demonstrate the Project's performance.

8. Williams possesses the organization and personnel to execute its obligations under the PPA, and is familiar with the provision of fuel to, and purchase of electricity from, large electrical generation facilities.

9. Williams has executed certain agreements with Texas Eastern Transmission Corporation ("TETCO") to provide natural gas delivery services to AES Ironwood. These agreements require TETCO to construct own and operate an approximate three-mile pipeline from the TETCO mainline to the Facility. Stone & Webster, however, has not independently verified the design of the natural gas pipeline which will interconnect the Facility to the interstate gas pipeline that will serve the Facility nor its proposed construction schedule.

10. The Facility can feasibly be electrically integrated into the PJM system, and no known transmission limitations will inhibit the feasible evacuation of the Facility's full net capacity both under summer and winter conditions.

11. Stone & Webster will independently verify the design of the make-up water supply pipeline when it becomes available. The proposed pipeline construction schedule appears reasonable and achievable. Stone & Webster does not know of any reason why the City of Lebanon Authority should be unable to perform its obligations under the ESA.

12. AES Prescott, as an affiliate of AES and with the assistance of SWPC under the terms of the Maintenance Services Agreement, should be capable of operating and maintaining the Facility in accordance with standard industry practices.

13. The technical requirements described in the Project Agreements are comprehensive, reasonable, and achievable as well as consistent within and between the various documents.

14. The Phase I environmental site assessments conducted by TRC which indicated no significant environmental issues were performed in accordance with standard industry practice and their results appear reasonable.

15. A majority of the Project's required permits have been acquired and the Project's permit acquisition plan for those permits not yet required is reasonable.

16. AES Ironwood has received a determination that the Facility is an Exempt Wholesale Generator ("EWG") under the applicable rules of Federal Energy Regulatory Commission ("FERC").

17. Assuming the Facility is constructed, operated, and maintained in accordance with the terms of the EPC Contract, PPA, the Operations Agreement, and the Maintenance Services Agreement then it is reasonable to assume that the Facility will be able to operate in a manner consistent with applicable permit limits for a period at least equal to the term of the Bonds.

18. The Project's EPC Contract price is competitive relative to similar facilities and the Project's proposed operating and maintenance expenses are consistent with other comparable projects.

19. The technical assumptions utilized in the Hagler Bailly PJM Market Study Analysis are reasonable.

20. Stone & Webster reviewed the technical and commercial assumptions and the calculation methodology of the Project financial pro forma model. The technical assumptions assumed in the Projected Operating Results are reasonable and are consistent with the Project Agreements. The financial pro forma model fairly presents, in our judgment, projected revenues and projected expenses under the Base Case Assumptions. Therefore, the Projected Operating Results are a reasonable forecast of the Company's financial results under the Base Case Assumptions.

21. The principal amount of the Bonds, when combined with the equity contributions and interest earned during the construction period, should be sufficient to pay the costs of constructing the project and interest on the Bonds through the end of the construction period.

22. The projected revenues from the sale of capacity are more than adequate to pay the annual operating and maintenance expenses (including provisions for major maintenance), other operating expenses, and debt service based on Stone & Webster's studies and analyses of the Project and the assumptions set forth in this Report. The average and minimum debt service coverage ratios ("DSCR's") for the full term of the Bonds are 2.30x and 1.45x, respectively. The average and minimum DSCRs during the PPA period are 1.46x and 1.45x, respectively. The average and minimum DSCRs during the merchant period for the debt are 5.81x and 5.77x, respectively.

23. Assuming deficiencies of up to 6% for heat rate and 5% for capacity, the average DSCRs over the term of the Bonds, after payment of the liquidated damages due to a failure to achieve heat rate and capacity guarantees, are projected to remain approximately the same as the DSCRs in the Base Case.

2.     Scope of Work

Stone & Webster was retained to perform a review of the Project in accordance with a September 30, 1998 agreement with AES Ironwood, Inc. The review was conducted by Stone & Webster for the purpose of producing this Report on behalf of Lehman Brothers as Initial Purchaser of certain Rule 144A bonds to be offered in the United States by AES Ironwood pursuant to rule 144A under the Securities Act of 1933 as amended to finance the construction and initial start-up and testing of the Facility, which bonds are to be issued to qualified institutional buyers and institutional accredited investors and in offshore transactions complying with Regulation S under the Securities Act of 1933. The scope of the Review included the following:

       o SWPC 501G combustion turbine proposed as the technology basis of the Project

       o  Projected performance of the Project

       o  Projected Operating & Maintenance ("O&M") expenses

       o  Conceptual design and interfaces of the Project

       o  Project Phase I site assessments

       o  Issued permits for the Project

       o Technical assumptions utilized in the PJM market study of June 1, 1999, prepared by Hagler Bailly

       o  Projected operating results in the Project financial pro forma model

Stone & Webster also reviewed the PPA, the Interconnection Agreement, the EPC Contract, the ESA, the Maintenance Services Agreement, and the Agreement Relating to Real Estate from a technical and economic standpoint to assess the adequacy and reasonableness of their terms and conditions. Stone & Webster has made no determination as to the validity and enforceability of the Project Agreements. However, for the purposes of this Report, we have assumed the Project Agreements will be fully enforceable in accordance with their respective terms and that all parties will comply with the provisions of their respective agreements.

Stone & Webster conducted a site visit on October 21, 1998 and made general field observations, specifically the existing above ground condition of the site. During the review, Stone & Webster reviewed Project information and interviewed representatives of both AES and SWPC to verify the adequacy of the Facility design and reasonableness of the technical assumptions.

3.     Facility Design

Stone & Webster reviewed the design of the Facility and its major components and interface designs, as specified in Appendix A of the EPC Contract. In general, Stone & Webster is of the opinion that the Facility design, as specified in the EPC Contract, is in accordance with standard industry practice and that, if designed and constructed in accordance with the EPC Contract and operated and maintained within standard industry practices, the Facility should be capable of meeting the net output contract requirements specified in the Projected Operating Results.

3.1    Facility Description

The Facility is designed to have a nominal 705 MW (net) electric generating capacity and will consist of the following major equipment: two SWPC model 501G combustion turbines with hydrogen cooled generators, two unfired, three pressure level reheat HRSGs, one SWPC multi-cylinder reheat condensing steam turbine with hydrogen-cooled generator, one water cooled condenser using a forced draft cooling tower, one integrated control system, and a 230 kV switchyard. The combustion turbines, the steam turbine, and their associated generators will be located indoors. The two HRSGs and associated auxiliary equipment will be located outdoors.

The Facility will be configured as a 2 x 1 combined cycle facility designed for base load and/or cyclic operation capable of startup and shutdown on a dispatchable basis. The Facility can be operated at various part load conditions and with one combustion turbine out of service.

3.2    Site Location and Description

The Project site is located in South Lebanon Township approximately one mile east of the City of Lebanon, adjacent to the Pennsy Supply, Inc. quarry, south of Route 422 and west of Prescott Road. The site is actively farmed and there are no wetland resource areas on the site. The site is approximately 35 acres of industrially zoned land and is landlocked and relatively flat. It is surrounded by Pennsy Supply quarry tailing piles to the east and north, active quarry pits to the west and the Conrail mainline to the south. Access to the site will be by way of a driveway to be constructed by SWPC on Prescott Road, which is a State Highway that runs north to south. A 50-foot easement has been obtained by AES Ironwood from Prescott Road across the former Resco Products property that is parallel to the Conrail tracks. A railspur for the transportation of heavy equipment to the site will be constructed by the Project to facilitate the delivery of heavy equipment to the site in this easement.

The October 21, 1998 site visit noted above, which also included a visit to the WWTP, combined with a review of Project documents provided by AES formed the basis for our opinion regarding the site. In particular, Stone & Webster relied on the geotechnical reports prepared by Schnabel in September and October of 1998.

3.3    Combustion Turbine Generator

The 501G is the latest product offering from SWPC in the design evolution of the (formerly Westinghouse) 501 series combustion turbine generator. The 501G combines the latest advancements in SWPC's low NOx combustion technology, compressor design, blade designs and cooling schemes, with proven fundamental design concepts of the SWPC 501 series such as two-bearing single-shaft construction, cold end drive, horizontally split casings, and axial exhaust. The resulting combustion turbine is an advanced design, more powerful, high-temperature, highly efficient, low emission producing derivative of the 501 series that is based on design concepts that have evolved with the development of the 501 series combustion turbines. The result is a derivative that is based on demonstrated concepts of the 501 series and improvements in design, high temperature metallurgy, efficiency and lower emissions.

While many of the fundamental design concepts of the 501F combustion turbine remain unchanged in the 501G, some new component designs are utilized in the 501G combustion turbine. The most significant changes are the introduction of a steam cooled transition piece and a redesign of the first row turbine blades. SWPC reports that the design concepts and design criteria as well as some of the design codes used in the 501G design are the same as in the 501F and that to produce state-of-the-art compressor and turbine designs, additional aero industry engine-derived computer codes were used in the 501G design. These codes were verified against test rig and combustion turbine test results, including 501F shop test results.

Stone & Webster views the 501G combustion turbine as an advancement in high-temperature advanced technology combustion turbines for SWPC and is typical of the normal design evolution for manufacturers. Many of the design concepts are rooted firmly in the 501 series and are complemented by improvements which have been tested in the 501F series with further refinements predicted from extensive modeling or full scale testing. Although we note that the combustion turbine does not have any commercial operating experience as an assembled unit, the Project will benefit from the testing and monitoring of other 501G units scheduled to begin commercial operation well before the Project's scheduled commercial operation date.

SWPC provided Stone & Webster with a listing of seventeen customers that have committed to purchasing the 501G. This listing is provided in the following table:



=======================================================================================================================
                                                   501G Customer Listing
=======================================================================================================================
                                                                                              Anticipated Commercial
   Number of Units         Name of Plant                               Owner                      Operation Date
-----------------------------------------------------------------------------------------------------------------------
          1             McIntosh #5                       City of Lakeland, Florida                  7/10/99
-----------------------------------------------------------------------------------------------------------------------
          1             Millenium                         Millenium Power Partners                   8/20/00
                                                          (U.S. Generating Company)
-----------------------------------------------------------------------------------------------------------------------
          2             AES Ironwood                      AES Ironwood                               5/15/01
-----------------------------------------------------------------------------------------------------------------------
          2             Magic Valley                      Calpine Corporation                        4/01/01
-----------------------------------------------------------------------------------------------------------------------
         11             Letters of Intent                 Confidential Clients                       Various
=======================================================================================================================


The combustion turbines for the Project are currently scheduled to become the third and fourth 501G combustion turbines in operation. An extensive testing program for the McIntosh #5 unit began operation in April of 1999. This testing program will include testing of the engine performance, emissions, thermal and mechanical performance of components, and other key performance parameters with over 2000 engine instruments. The engine will then be inspected and engine instrumentation will be removed prior to commercial operation which will begin in July of 1999 to satisfy summer peak power needs. This will provide approximately 25 months of facility start up, extensive testing, and operating experience prior to AES Ironwood's anticipated COD.

SWPC provided Stone & Webster with an overview of the test instrumentation that will be utilized at the McIntosh Project. The operations monitoring will employ 1200 temperature, 500 pressure, and 200 strain gauges, which will monitor key areas of the turbine. The test plan is focused on thermal and performance data including emissions data, combustion mapping, and thermal paint testing. The McIntosh #5 program will also include scheduled inspections after the first 200 and 400 equivalent starts to observe the durability of the unit in simple cycle in cyclic operation. SWPC indicates that it has developed detailed risk mitigation plans to implement the results of the McIntosh testing program, including how to best utilize the lessons learned during this testing into the AES Ironwood and other 501G units. The extensive testing program at the McIntosh unit should reduce technical risks for the Project because it will provide an opportunity to validate the 501G design through both testing and actual operating experience prior to operating the Project's 501G units.

In addition, U. S. Generating Company's Millenium plant, a 1x1 501G combined cycle unit is scheduled to go into base load operation in mid-2000. As a result, there will also be approximately nine months of start-up testing amid base load operation at that unit prior to Ironwood's scheduled COD.

Because the 501G combustion turbine has no commercial operating experience, initial unit availability of the 501G may be lower in the early years of operation than the availability of units, which use more mature technologies. While SWPC's 501F combustion turbine has reportedly experienced availability factors greater than 90%, Stone & Webster believes that conservative availability assumptions should be used for early operation of the 501G. Thus, we have assumed a conservative availability factor (85%) in the Project financial pro forma model sensitivity case for the first two years of commercial operation.

3.3.1  Compressor Section

The purpose of the compressor section of the combustion turbine is to produce sufficient volumes of pressurized air to support combustion at the combustors, provide cooling air to various components, and to generate rotational energy by increasing mass-flow through the turbine section.

The compressor section for the 501G is composed of a 16-stage axial flow design with a pressure ratio of approximately 19.5:1. The compressor includes inter-stage bleeds for starting and component cooling in various down-stream locations. While the compressor design is new, it has conventional variable inlet guide vanes for improved low-speed surge characteristics and part load performance. The new design also maintains the use of the inner shroud sealing system and abradable seals currently in use on the model 501F combustion turbines.

SWPC developed the new compressor for the 501G using three-dimensional flow field computer codes through a licensing agreement with Rolls Royce. The new compressor was designed with the same number of stages as in the 501F predecessor combustion turbine, but has increased the final pressure ratio and flow by approximately 25%. To accommodate the increase in flow, SWPC has increased the mean diameter of the compressor stages. All rotor blades have the same root design that were used on the 501F, which allows the blades to be removed with the rotor in place (with the covers off) and should aid in the maintenance of the machine.

Additionally, the rear stages of the new 501G compressor have larger diameters than the 501F, which SWPC represents helps balance spindle thrust. The sixteen stages of compressor blades are fabricated in two 180 degree diaphragms, same as for the 501F, to facilitate field removal. While the new compressor design does not have any commercial operating experience, SWPC has undertaken extensive full-scale testing of the new compressor and the results have met SWPC's performance expectations and demonstrated the mechanical integrity of the compressor in a full scale testing environment.

The full scale W501ATS compressor, which is the 501G compressor with four stages added at the rear, was extensively tested to verify its operational characteristics, aerodynamic performance and mechanical integrity. The compressor was instrumented with more than 500 individual sensors. The test program included starting characteristics optimization, variable stator optimization, design point performance optimization, compressor map definition, blade vibration and diaphragm strain gauge measurements. The test results confirmed aerodynamic performance and mechanical predictions. Test results on selected blades and diaphragms showed excellent correlation of vibration characteristics between prediction and measurement.

3.3.2  Combustor Section

The combustor section of the combustion turbine mixes and burns the supplied fuel and compressed air (from the compressor discharge) and produces hot gases used to rotate the downstream turbine. The combustion system consists of 16 individual combustor "cans" that are mounted circumferentially around the combustion turbine. The combustors are of the dry low NOx ("DLN") type, have dual fuel capability, and incorporate recent design changes to eliminate the coking problems of the 501F when firing oil. This is accomplished through the use of dual direction water purging and a design change that incorporates an oil piping configuration that eliminates any trapped oil in the combustor. Additional design modifications to the dual fuel nozzles or "rockets" improve flame temperature consistency, thereby eliminating local hot spots within the flame region.

The latest DLN combustor is a modified version of previous DLN combustors. SWPC reports that the new combustor has reportedly undergone successful lab tests at the high pressure facilities located in the Arnold Engineering Development Center of the U.S. Air Force, in Tullahoma, Tennessee, and SWPC has similar (though not identical) DLN combustors installed at several locations.

The DLN combustion system and the selective catalytic reduction ("SCR") system in the HRSG both act to reduce NOx emissions, which are a byproduct of the combustion process. The system is designed to achieve 4 ppmvd on natural gas and 10 ppmvd on fuel oil, both at 15% O2 at the exhaust stack of the HRSG under base load conditions.

Another design improvement is the addition of supplementary gas injectors in the "top hat" section for use while firing in the gaseous fueled mode. According to SWPC, the "top hat" section promotes better fuel-air mixing and more homogeneous fuel-air ratios, leading to lower NOx and CO emissions with improved combustor stability.

The length of the 501G combustor is reduced from its predecessor, the 501F. The air-cooled aft section of the 501F combustor has been eliminated and incorporated into a new steam cooled transition piece. This provides two advantages: steam-cooled transition walls operate cooler than air-cooled walls; and the air formerly used for cooling is now routed to the head end of the combustor to make it run leaner while increasing mass flow, output and efficiency. The new steam cooled transition piece of the 501G is made of Inconel 617 material, and is a significant change from the 501F combustion turbine. The transition piece is also provided with cooling passages around the circumference, and in passages on each side of weld seams. The steam cooled transition piece receives steam from the intermediate pressure ("IP") section of the three-pressure HRSG. The transition piece is over-cooled by approximately 25% at part loads to accommodate an increase in cooling requirements during a large load increase. The IP boiler is designed for a capacity 30% greater than the maximum expected transition-cooling requirements. This conservative design capacity should provide adequate margin to ensure the security of the steam flow to the transition piece during transient load conditions. During normal operation at base load (non-transient conditions), the excess capacity is dumped by way of a control valve to the cold reheat system. In order to provide even cooling over the length of the transition piece, SWPC supplies both ends of the transition with steam and collects the heated (hotter) steam near the center of the transition piece in a collection ring.

The burner outlet temperature of the 501G is approximately the same as the 501F combustion turbine, but the rotor inlet temperature ("RIT") is approximately 140(degrees)F higher. This increase in rotor inlet temperature is accomplished through the use of the aforementioned steam cooled transition piece and improvements in turbine material and cooling improvements, which will be discussed later in this section.

3.3.3  Turbine Section

The turbine section of the combustion turbine produces the rotational energy required to drive the compressor and generate electrical power. This is accomplished in the 501G combustion turbine with approximately 15% fewer turbine parts than in the 501F.

The 501G combustion turbine has a four-stage turbine section, which incorporates improved cooling throughout and uses its directional solidified ("DS") blades in rotating rows one and two. The aerodynamic airfoil shapes were optimized using a three-dimensional flow analysis.

SWPC has incorporated a series of improvements for the cooling of blades and vanes in the turbine section which include: use of turbulators; serpentine cooling passages; shaped film cooling holes; and a more extensive use of an improved thermal barrier coating application.

The Row 1 vane cooling design is an enhancement of the 501F design, using three impingement inserts in combination with an array of film-cooling holes and trailing edge pin-fin system. All three cavities take direct compressor discharge air to maximize the available pressure head. "Shower Head" cooling is used at the leading edge of the row one vane, while film cooling is used at selected pressure and suction side locations which limits vane wall thermal gradients and external surface temperatures. SWPC represents that the low cycle fatigue design criteria is satisfied by the control of wall gradients. The Row 2 vane cooling uses twin impingement inserts with film-cooling holes and trailing edge pin-fin system. Row 3 vanes are convection-cooled by the admission of cooling air into the airfoil's three-cavity multipass center. Row 4 vanes are not internally cooled. The metal temperatures of the 501G airfoils are greater than those of the 501F combustion turbine. However, according to SWPC improvements in cooling designs help maintain metal temperatures safely below metal temperature limits.

The first and second stage blades are manufactured from DS material, and are cooled by a combination of convection techniques by way of multipass serpentine passages and trailing edge cooling air ejection. While the DS blades used in Rows 1 and 2 represent SWPC's first commercial use of this material, this technology is not new. Rolls Royce, the manufacturer of the SWPC DS blades, has successfully manufactured DS blades for use in several other manufacturer's combustion turbines.

Similar to the analysis of the compressor blades and vanes, the design of the turbine blades and vanes uses three-dimensional flow analysis developed by Rolls Royce for the development and verification of the aerodynamic airfoil shapes.

3.3.4  Risk Mitigation

SWPC has followed a conservative design process for the 501G combustion turbine, executed a risk analysis as part of a plan designed to ensure mechanical integrity, and has invested in a complete set of "risk parts" for the combustion turbine's entire gas path. This set of "risk parts" alone amounts to an investment by SWPC of over $10,000,000. This set of risk parts is in addition to the long-term spare parts program that is included pursuant to the Maintenance Services Agreement. The risk parts include the compressor blades and diaphragms, the turbine blades and vane segments, and the combustor system (nozzles, baskets, and transitions). This investment is significant not only in monetary terms, but also in terms of unit availability and manufacturer commitment. The full set of gas path risk parts made available by SWPC and the Maintenance Services Agreement long term spare parts program will minimize the duration of any unscheduled combustion turbine-related outages that require the replacement of parts by having the most commonly replaced parts readily available.

SWPC's risk mitigation program for the 501G Program goes beyond what is typically utilized during the introduction of a manufacturer's latest model design. It is strongly supported by a dedicated manufacturing team with stated component procurement plans, an established parts supply chain, and a proactive monitoring program designed to quickly incorporate design changes into the parts inventory program.

3.3.5  CTG Conclusions

A sustained period of operation at full load conditions followed by an inspection of the combustion turbines is necessary to predict with any certainty the types of startup and operational problems, if any, that may be encountered with the 501Gs. However, SWPC has made significant financial and organizational investments in the 501G technology. Stone & Webster believes that SWPC has the resources and capabilities to resolve any problems that may arise with the 501G.

Because the 501G combustion turbine has no commercial operating experience initial unit availability of the 501G may be lower in the early years of operation than the availability of units using mature technologies. While SWPC's 501F combustion turbine has reportedly experienced availability factors greater than 90%, Stone & Webster believes that conservative availability assumptions should be used for early operation of the 501G. It is not uncommon in the industry for new combustion turbines to experience availability factors during the first years of operation in the mid-eighty percent range. Thus, we have assumed a conservative availability factor (85%) in the Project financial pro forma model sensitivity case for the first two years of commercial operation.

3.4    Heat Recovery Steam Generator

Stone & Webster reviewed the functional specification and scope of supply provided in the EPC Contract and understands that Hangjung has been selected as the HRSG vendor and that the detailed design specifications will be reviewed by Stone & Webster. The scope of supply for the HRSG includes the HRSG internals, ducting, and insulation, the stack, the SCR, the ammonia storage system, the continuous emissions monitoring system ("CEMS"), and the associated piping, valves and instrumentation. The CEMS scope includes oxygen, CO, and NOx analyzers.

The functional specification describes the two HRSG's as being of the horizontal gas path (vertical tubes), natural water circulation, three pressure level, reheat type. Each HRSG will have high pressure ("HP"), IP, and low pressure ("LP") superheaters, reheaters, economizers, and evaporator sections. Each HRSG will be equipped with an SCR system to reduce the stack NOx emission levels and a spool piece for the possible future addition of a CO catalyst. The HRSGs will have no duct firing capability. The HRSGs will be designed in accordance with the ASME Code Section I for pressure parts and ANSI/ASME B31.1 for power piping.

Stone & Webster is of the opinion that HRSG scope description is suitable for the Project and in accordance with standard industry practice.

3.5    Steam Turbine

The steam turbine will be a model 2F32 two case tandem compound design with a side exhaust double flow low pressure element. The steam turbine will be directly connected by rigid coupling to a hydrogen inner-cooled generator, which produces electrical power.

The steam turbine will consist of a primary turbine inlet, combined HP/IP turbine, and the double flow LP turbine. The two primary steam supply sources to the turbine are main and reheat steam. The steam flow to the turbine is controlled by the main steam and reheat steam inlet valves. The

HP/IP turbine receives steam from the main steam and reheat steam supply and converts it to rotational power to drive the generator. The LP turbine receives steam from the IP exhaust by way of the crossover piping and converts it to rotational power to drive the generator. The last stage blade design is a model 72R. This design has a 32.1 inch vane section and a 63.4 square foot exhaust annulus area.

With respect to operational experience, SWPC provided a sample list showing four existing units of similar configuration but with different loadings or ratings. SWPC reports an exhaust flow rate of 1,398,070 lb/hr, which leads Stone & Webster to believe that the exhaust velocity would approach 786 ft/sec. This rate is within SWPC's experience and is considered by Stone & Webster to be acceptable. Stone & Webster is of the opinion that the steam turbine design is acceptable and in accordance with standard industry practice.

3.6    Electric Generator

The three electric generators are designated by SWPC as model 2-97x134. The generators will be hydrogen inner-cooled synchronous 3600 rpm, 60 Hz machines rated at 288,000 kVA at 16 kV. The generators will be designed for a leading power factor of 0.95 and a 0.90 lagging power factor at the generator terminals at 60 psig hydrogen gas pressure. The generators will have Class F insulation with Class B temperature rise for both the stator and the rotor. The generators will have a short circuit ratio of 0.53 at nominal capacity and are to be fabricated in accordance with ANSI standards C50.10, C50.13, and C50.14, as appropriate.

Despite the fact that the generator, as described in the EPC Contract, utilizes a design with little operating experience, it appears to be sized properly. The proposed generator was first utilized on the Hines Energy Project for Florida Power Corp. (2 x 2 x 1 - combined cycle) and is expected to begin commissioning in early 1999. According to SWPC, thirteen generators of this design have been sold. The generator design (2-97x135) from which the proposed generator was developed was first introduced in 1958 and was offered until 1975. A total of 26 units were sold ranging from 200 MVA to 270 MVA. Stone & Webster is of the opinion that the generator design is acceptable and in accordance with standard industry practice.

3.7    Balance of Plant Systems

Stone & Webster reviewed the general configuration of the Facility balance of plant ("BOP") systems identified in this section. These systems although important do not generally take on as high a degree of risk significance as the main power island, which consists of the combustion turbines, HRSGs, and the steam turbine. Stone & Webster's BOP system review focused on ensuring that the specific system designs were consistent with standard industry practice.

As is typical of a project at this phase in design, the detailed system and component technical information that is developed during the detailed design phase and is required to independently verify a system's capabilities was not available for Stone & Webster's review. The conceptual description of the BOP systems and Stone & Webster's opinions are described in the following sections.

In general, Stone & Webster is of the opinion that the BOP systems described below are consistent with standard industry practice and any individual issues identified during our review are presented in their respective sections. AES Ironwood has informed us that after the individual system and component vendors have been selected and the individual system designs and component specifications are available, the Project will conduct a detailed BOP design review to ensure compliance.

3.7.1  Condensate and Feedwater System

The condensate and feedwater systems are auxiliary systems supporting the HRSG. Condensate is collected in the hotwell of the condenser and pumped by two of three 50% capacity pumps to the suction side of the feedwater pumps. Each HRSG is equipped with one 100% capacity feedwater pump that delivers feedwater to the HRSG. The feedwater pumps will be either split-case or segmented ring section design. The pump is electric motor driven and is located adjacent to the HRSG. A demineralized condensate water storage tank is provided to allow for 12 hours of base load operation.

The condenser will have titanium tubes and will consist of two segregate shells with the hotwells connected by an equilibrium line. The condenser will be designed to accommodate the exhaust from the steam turbine plus the miscellaneous drains from the steam system and to allow for 100% steam bypass of the steam turbine.

The single feedwater pumping system configuration proposed for the Project is becoming widely used in combined cycle plants, as the cost of the reconfiguration generally outweighs the assumed benefit. Stone & Webster has been informed that the single pump configuration is part of the SWPC reference plant design. The current configuration is such that the failure of either of the feedwater pumps will result in shutting down the corresponding combustion turbine, its associated HRSG, and the power loss associated with losing approximately half of the steam input to the steam turbine. Stone & Webster has recommended increased feedwater pump redundancy. As a result, the Project has committed to carrying one complete spare pump, including casing in store plus normal spares. This will reduce the equipment outage and downtime associated with a feedpump failure.

3.7.2  Cycle Makeup System

The cycle makeup system supplies and stores demineralized water for makeup to the HRSG and also supplies water for the combustion turbine water injection and water washing. The system consists of one condensate storage tank, two 100% capacity cycle makeup pumps designed for normal makeup to the cycle when water is not being injected into the combustion turbine, and one

100% capacity pump designed to handle makeup to the unit including water injection to the combustion turbine.

The water supply to the system is provided from the cycle makeup treatment system. The demineralized water from the mixed bed exchangers discharges to the condensate storage tank. Two 100% capacity cycle makeup pumps are provided for normal system operations without water injection to the combustion turbine. The cycle makeup pumps take suction from the condensate storage tank. An automatic recirculation control valve is provided for each cycle makeup pump for minimum flow recirculation to prevent overheating and cavitating the pumps during startup and low flow operation.

The system is designed to provide makeup water under all normal operating conditions. The two 100% cycle makeup pumps are sized to provide adequate flow and pressure for normal system operations. The single 100% capacity cycle makeup pump is designed to provide adequate water flow and pressure. The intention is to use the pump during combustion turbine water injection operation.

3.7.3  Condenser Air Removal System

The condenser air removal system evacuates the condenser steam space of noncondensable gases during steam turbine generator operation and rapidly reduces the condenser pressure from atmospheric pressure during plant startup. The vacuum breaker valve allows air to enter the condenser to reduce the coast down time of the steam turbine generator after shutdown. The system will consist of two stage, twin element steam jet air ejectors with inter and after condensers for holding operation, a hogging steam jet air ejector for startup, and one vacuum breaker valve.

3.7.4  Raw Water System

The Facility raw water requirements will be supplied from the Pennsy Supply quarry pits located adjacent to the site and the WWTP located approximately 6.5 miles west of the site. A waterline and pumping equipment will be constructed as part of the EPC Contract will transport the raw water from the Pennsy Supply quarry pits. The WWTP supply will be transported by way of a pumping station and an 18-inch diameter pipeline.

The raw water system provides water for cooling tower makeup, cycle makeup, evaporative cooler supply, fire water and miscellaneous plant services such as washdown. The raw water system consists of the following major components: quarry water supply, WWTP water supply, two 100% (1500 gpm each) raw water forwarding pumps, raw water/fire water storage tank, and the associated piping, valves, and instrumentation.

3.7.5  Circulating Water System

The circulating water system will consist of two 50% capacity circulating water pumps, a double shell water-cooled condenser, and a direct contact, mechanical draft cooling tower. Water from the cooling tower basin will be pumped by the circulating water pumps to the condenser and then to the cooling tower in a single pressurized piping circuit. The heated cooling water will be cooled in a mechanical draft, direct contact cooling tower. The underground circulating water piping will be welded steel pipe with an internal epoxy coating and an external asphalt blanket and the above ground piping will be uncoated carbon steel.

The circulating water pumps will be designed in accordance with requirements of the Hydraulic Institute Standards, and the condenser will be designed in accordance with the requirements of the Heat Exchange Institute Standards for Steam Surface Condensers. The design capacity of each circulating water pump will be based on 50% of the circulating water flow at the contract plant performance guarantee points, rounded to the next higher 1000 gpm.

The cooling tower will be a wood frame, counterflow mechanical draft cooling tower constructed on top of the concrete cooling tower basin or at SWPC's option a concrete tower structure may be used. Each of the two pumps takes suction from the cooling tower basin and discharges into a common circulating water header. This main header is divided into smaller headers, which feed the condenser and auxiliary cooling water system. The heated discharge from each header is recombined and the heated water is returned to the cooling tower. At the cooling tower, the return line is divided into equally sized lines, each of which services one cooling tower cell. The circulating water pump pit will be located at the end of the basin. A trash rack, removable for cleaning, will be located upstream of the circulating water pump pit to protect the circulating water pumps from debris in the cooling tower basin. The tower also includes a fire protection system and a lightning protection system.

3.7.6  Auxiliary Cooling Water System

The auxiliary closed loop cooling water system will supply cooling water for various equipment heat exchangers. The system will consist of two 100% capacity auxiliary cooling pumps, two plate and frame type closed cooling water heat exchangers, and the associated piping, valves, piping and instrumentation.

The auxiliary cooling water pumps supply water to the Facility's various cooling loads. The heated cooling water flows to the closed cooling water heat exchanger, which is cooled by circulating water from the open loop. The loop is completed as the cooled water flows to the suction of the auxiliary cooling pumps.

3.7.7  Fire Protection Systems

Fire protection is provided by a ring header, hydrants and hose stations supplied from the raw/fire water tank. The fire protection system gives a visual indication of actuation at the local control panel. There are two independent systems. An automatically actuated dry chemical type system is provided for the exhaust bearing area of the turbine. The system consists of temperature sensing devices, spray nozzles, dry chemical tank, and interconnecting piping and wiring. In accordance with the U.S. National Fire Protection Agency ("NFPA") standards there is an FM-200 based fire protection system for total flooding protection of the turbine enclosure and the electrical and control units. .

3.7.8  Wastewater System

The Facility wastewater system will be designed as a zero discharge system ("ZDS") to eliminate liquid waste streams. All treated wastewater to the Facility will be discharged as cooling tower evaporation or vapor through Facility vents. The solids, in the waste water or introduced as chemical additives, will be removed by the system which will first concentrate the waste and then produce a chemical precipitate which is filtered to dryness for ultimate disposal in a landfill. AES Ironwood represents that the sludge, which has a high proportion of calcium carbonate, has commercial use as feed stock for FGD systems. AES Ironwood is currently negotiating a commercial agreement to sell the sludge and avoid landfilling.

Stone & Webster understands that the Project is still evaluating options for the design of the ZDS and that SWPC has offered the Project alternative ZDS systems. The maximum requirements for the ZDS system will be experienced when the Facility is operating at full load on fuel oil during the winter months. The alternatives being evaluated depend on whether the proposed design is based on normal gas operations or on oil operation. If the Project accepts the gas option, then it will be responsible for obtaining portable demineralizer trailers to meet the oil fired case requirements. The Project is examining proposals for portable demineralizers with second pass RO units. These proposals would ensure at least 100 hours operation per demineralizer trailer between regenerations. The Project expects to resolve this issue in early 1999. The Project has been advised by SWPC that the net power guarantee includes the net parasitic load for the ZDS. AES Ironwood represents that once a system design has been selected, it will be reviewed to ensure operational conformance.

Stone & Webster also understands that SWPC has proposed the use of one 100% brine concentrator and one 100% crystalizer. The vendor selection of these two key components should emphasize equipment reliability due to the lack of redundancy in this key system.

3.7.9  Compressed Air System

The compressed air system will supply compressed air at the required capacity and pressure for service air and instrument air requirements. The instrument air system supplies dry instrument quality air at the required pressure and capacity to all pneumatic controls, transmitters, instruments, and valve operators. The system will consist of two 100% capacity, air cooled, motor driven air compressors, one service air receiver, one instrument air receiver, and two 100% skid mounted refrigeration type air dryers, with electric motor driver and two coalescing filters for each dryer. The instrument air will be designed to conform to the Instrument Society of America ("ISA") Quality Standards for Instrument Air. During normal operation, either air compressor can provide compressed air to the system.

3.7.10 Compressed Gas Storage System

The compressed gas storage system will consist of the hydrogen gas system, the carbon dioxide system, and the nitrogen system. The hydrogen system supplies hydrogen gas to the hydrogen cooled generators. The carbon dioxide system stores and transfers carbon dioxide gas to the generator cooling and purge systems for generator purging. The nitrogen system supplies nitrogen for inerting the HRSGs and main cycle piping during an extended outage. The compressed gas system will consist of a hydrogen tube trailer, hydrogen valve manifold, carbon dioxide valve manifold, a nitrogen valve manifold, and the associated piping and instrumentation.

3.7.11 Ammonia Storage and Forwarding System

The ammonia storage and forwarding system will store and supply ammonia for the SCR. The system will consist of two 10,000 gallon aqueous ammonia storage tanks, one for each HRSG, that provide approximately a seven day supply of ammonia, two ammonia forwarding pumps, an ammonia injection skid, and associated piping and instrumentation.

3.8    Fuel Systems

The Facility will be designed with natural gas fuel as the primary fuel for the combustion turbines with fuel oil as the backup fuel supply. It is projected that the Facility will operate a majority of the time on natural gas but may operate up to 31 days per year on fuel oil pursuant to the terms of the PPA. The Project pro forma financial model assumes 12 days operation on fuel oil during the PPA period based on estimates by CC Pace, the Project's independent fuel consultant. The PPA incorporates the natural gas and fuel oil specifications consistent with EPC Contract specifications.

With respect to natural gas pressure, the EPC Contract assumes that the natural gas line is able to supply a minimum of 450 psig at the Facility boundary. The PPA defines natural gas as being at a pressure equal to the pressure on the Texas Eastern pipeline, data from the pipeline demonstrates that the pressure is generally in excess of 700 psig.

3.8.1  Fuel Gas System

The fuel gas system receives natural gas supplied from the natural gas supply pipeline at the Facility boundary and transports it to the combustion turbines. The system will consist of the fuel gas filter separators provided locally at each combustion turbine, fuel gas heater, knock out drums, and associated piping and instrumentation.

Natural gas will be supplied to the system by a natural gas pipeline to a single connection located at the Facility boundary. A shutoff valve and duplex strainer will be provided in the gas supply piping. Individual fuel gas heaters will be provided for heating the fuel gas supply to the respective combustion turbines. Natural gas fuel will be heated using IP feedwater to approximately 440(degrees)F. A liquid separator/leak detector will be installed downstream of the fuel gas heater to detect any water in the gas supply resulting from a leaking fuel gas preheater. On detection of fuel gas heater leakage, the isolation valves will close and a bypass valve will open automatically to isolate and bypass the fuel gas heater. Control valves provided with the combustion turbine packages will regulate gas pressure to the combustion turbine fuel nozzles. A valving arrangement will provide positive isolation of the fuel supply system at the combustion turbine. The fuel gas supply pressure required for the combustion turbines will be at least 650 psig at the combustion turbine connection. If required, the combustion turbines can be switched over from natural gas to fuel oil online without shutting down the Facility.

3.8.2  Fuel Oil System

The fuel oil system receives, stores, and transports fuel oil for operating the combustion turbines. The fuel oil system consists of one 2,300,000 gallon fixed roof fuel oil storage tank on a ring wall foundation, a fuel oil tank truck unloading area, a fuel oil truck unloading skid, air eliminators, and accessories including flame arrestor with conservation vent, fuel oil metering skid, and a lined berm containment.

Fuel oil will be delivered to the site by truck and unloaded at the unloading station to the fuel oil storage tank. Duplex fuel oil strainers will be provided at the inlet to the unloading station. An air eliminator and flow totalizing meter will be provided at the discharge of the unloading station to verify fuel oil deliveries. The fuel oil storage tank will be a cone roof, double wall with double bottom carbon steel tank on a ring wall foundation. The fuel oil storage tank will be constructed in accordance with American Petroleum Institute ("API") Standard 650.

Fuel oil will be supplied to the fuel oil forwarding pumps from the fuel oil storage tank. The fuel oil forwarding system will be equipped with two 100% capacity forwarding pumps. Fuel oil pressure and flow to the combustion turbines will be controlled by a recirculation valve in the combustion turbine fuel oil skid which will control the fuel oil supply pressure by recirculating fuel back to the fuel oil storage tank.

3.9    Electrical Systems

Stone & Webster reviewed the general configuration of the Facility electrical systems identified in this section. Stone & Webster's electrical system review focused on ensuring that the individual system designs were consistent with standard industry practice. As is typical of a project at this phase of design, the detailed system and component technical information that is developed during the detailed design phase and is required to independently verify a systems capabilities was not available for Stone & Webster's review. The conceptual description of the electrical systems as well as Stone & Webster findings are provided in the following sections.

In general, Stone & Webster is of the opinion that the electrical systems described below are consistent with standard industry practice. AES Ironwood has stated that when the individual system and component vendors have been selected and the individual system designs and component specifications are available, a design review will be conducted by the Project to ensure compliance.

3.9.1  Normal Station Service Power

Two station auxiliary transformers will provide power from the switchyard to the Facility auxiliary loads. Station auxiliary transformers step down the voltage from 230 kV to 6.9 kV to 480 V and lower voltage levels suitable for equipment needs. A medium voltage switchgear bus will supply power to medium voltage motors, and medium to low voltage transformers. These transformers feed low voltage switchgear, motor control centers, and other loads.

3.9.2  Emergency Power

Emergency power systems also exist to assist Facility operations. The emergency systems include uninterruptible power supplies and direct current ("DC") power. Uninterruptible power and DC/battery power are provided for equipment that must operate under all conditions, such as lube oil pumps and turning gear to ensure a proper cool down process of the turbines during an emergency trip. The Facility does not have black start capability. Startup of the Facility is by way of electrical backfeed through the station auxiliary transformer off the 230 kV utility grid system.

3.10     Switchyard

Electrical power generated through the combustion turbine and steam turbine generators at 16 kV is transformed to 230 kV for delivery to the switchyard. The Facility will electrically interconnect with the PJM electrical system through an existing MET-ED 230 kV transmission line located approximately 0.25 mile to the west of the Facility which will tie into the Facility's switchyard.

Three main transformers will be provided for this service. The combustion turbine generators and the steam turbine generator will be connected to its own two winding, oil filled step up transformer which increases the voltage from the generator terminals to the interconnecting voltage at the high side terminals. Synchronization and protection of the combustion turbine generator and the steam turbine generator are achieved by power circuit breakers in the switchyard. These circuit breakers isolate the power generating station from the interconnecting system. The combustion turbine generators and steam turbine generator will be connected to their step-up transformers by an isolated phase bus duct.

The switchyard will have a 230 kV conventional, outdoor, open air, radial design featuring a provision for two outgoing transmission lines. The switchyard will extend from the high voltage terminals of the generator step-up transformers and station auxiliary transformers to the interface with MET-ED's two outgoing transmission circuits. The transmission line protective relays and the remote terminal units ("RTUs") that will interface with the Transmission/Distribution Control Center and the Energy Control Center will be provided by MET-ED. This equipment will be installed in the switchyard control building.

The EPC Contract states that optional switchyard arrangements, metering, and protective relaying schemes can be provided and that SWPC will work with the Project and MET-ED to establish the specific requirements for the switchyard and Facility interfaces with MET-ED. The switchyard requirements will also be further defined as part of the Project Interconnection Agreement, which is currently under negotiation between AES Ironwood and GPU Energy, Inc. ("GPU").

3.11   Instrument and Control Systems

Stone & Webster understands that the original Project instrument and control system design was based on the Westinghouse Distributed Processing Family ("WDPF") Control System. Since the Westinghouse Power Generation acquisition by Siemens, SWPC now utilizes and would prefer to provide to the Facility a Siemens Control System. Stone & Webster believes that either of these two systems would be acceptable and in accordance with standard industry practice.

3.12   Civil and Structural Design

The Project's civil and structural design parameters have been appropriately specified in accordance with the geotechnical investigations conducted on-site to date, as well as applicable engineering codes and standards relating to the type of construction proposed at the site. It is noted that SWPC has accepted the risk of any additional foundation requirements as necessary based on a detailed geotechnical investigation to be performed during the detailed design phase of the Project. The structural design criteria outlined in the EPC Contract appear adequate to comply with the Project requirements. The materials of construction specified in the building finish schedule are appropriate for the intended application. The minimum required strength of materials, stipulated in the design criteria, are consistent with industry standards. The established loadings and maximum design conditions comply with the referenced codes, site development requirements and foundation design criteria. Stone & Webster are of the opinion that the structural design is reasonable and adequate for operation of the Facility as contemplated in the Project Agreements.

3.12.1 Geotechnical Evaluation

The bedrock units beneath the site are dolomite and limestone. Sinkhole development has been identified near the site area. Laboratory testing was performed to classify the soils. The geotechnical investigation indicated that the subsurface soils are very soft to very stiff residual soils, which are overly poor to moderate quality dolomite bedrock. The residual soils are classified as high plasticity sandy clays and silts. The thickness of the residual soil varies; however, the soil deposit is generally about 20 feet deep in the site area. The exploration borings and resistivity surveys indicate that the underlying bedrock is highly variable in quality and depth. The bedrock surface is expected to be quite variable and have high points, due to the weathering characteristics of the carbonate bedrock units. Exploration borings and probe holes were drilled in suspect solution areas that were identified by the resistivity survey. No large underground solution cavities or clay filled features were identified to the depths explored at the location of critical structures.

Blasting operations at the Pennsy Supply quarry adjacent to the site can be performed within 25 feet of the property line. Pennsylvania law limits the blasting. In addition under the EPC Contract, SWPC acknowledges that prior to the execution of the EPC Contract SWPC has made a complete and careful examination of the nature and character of the soils and terrain of the site that might affect SWPC's ability to construct the Facility.

Stone & Webster believes that the exploration and testing programs were conducted in accordance with good engineering practice and were appropriate for the planned Facility and anticipated site conditions. Stone & Webster is of the opinion that the Project site is suitable for the Facility provided that the site construction is performed incorporating the recommendations of the Schnabel Report of September 1998. These recommendations are discussed in Section 3.12.5 of this report.

3.12.2 Groundwater

Groundwater was not encountered during the drilling at the test boring locations. Based on these observations, the groundwater level is believed to be below the depth of the excavations proposed for this Project. Groundwater is present at a depth below the site and dewatering operations at the adjacent Penney Supply quarry presently controls the level.

3.12.3 Water Supply

Stone & Webster reviewed a number of documents in its evaluation of the availability of raw water to the Project including: the approvals from the Susquehanna and Delaware River Basin Commission, the Final Hydrologic Analysis, Availability of Groundwater from the Pennsy Supply Quarry, Proposed Ironwood Power Plant, Lebanon, Pennsylvania by Schnabel Engineering Associates, February 26, 1998, and the Application for Water Withdrawal for AES Ironwood Power Plant, Submitted to the Delaware River Basin Commission and the Susquehanna River Basin, by TRC Environmental Corporation, April, 1998.

The make-up water supply for the Project will be obtained from the WWTP and from the current dewatering operations at the adjacent Pennsy Supply quarry. Under normal operating conditions, 1.44 MGD of water from the WWTP will be pumped to the Facility through a pipeline. The remaining 2.16 MGD of water required by the Facility will be obtained from the quarry dewatering operations. When the Facility is operating on fuel oil, 2.16 MGD of water may be diverted from the WWTP and the remainder 2.16 MGD will be obtained from the quarry dewatering operations.

A review of documents provided to Stone & Webster indicates that an adequate make-up water supply is available to meet the Facility generation demands. The split for providing make-up water from both the WWTP and the Pennsy quarry satisfies the river basin commissions environmental requirements. Approval has been obtained from the Delaware River Basin Commission on April 24, 1998 and the Susquehanna River Basin Commission on June 9, 1998 for this proposed make-up water supply approach.

Should quarry operations cease in the future or supply from the WWTP need adjustment, an adequate make-up water supply could be obtained from groundwater sources at or near the site or pumped from a flooded quarry. New agreements with the commissions would have to be worked out at that time and are considered by Stone & Webster to be attainable, if they are required.

3.12.4 Site Grading and Drainage System

The site grading and drainage system will be designed to comply with all applicable federal, regional, and local regulations. Topographic modifications to the site area may be required to provide positive overall drainage. Surface drainage onsite will consist of overland and open channel flow. Channels and ditches will generally be trapezoidal in cross section, of sufficient width to facilitate easy cleaning, and mildly sloping so that erosion is prevented. The storm drainage system will be designed for a rainfall intensity of five inches per hour. Site specific drainage facilities will be designed for the flow resulting from a 25 year rainfall or regional and local code requirements, whichever is greater. The Facility main complex area will be moderately graded for effective drainage.

3.12.5 Foundations

The site is considered suitable for development of the Project. The proposed structures can be placed on mat or spread foundations. Recommendations are provided in the Schnabel Report for deep and shallow foundation systems. The Schnabel Report recommends that foundations for the larger, heavier structures be supported on compacted dense graded crushed stone structural fill. All residual soil and boulders should be removed beneath the foundation area. Placement of the structural fill will start at the contact with the weathered bedrock or very hard residual soil. An allowable bearing pressure of 10,000 psf is expected for structures supported in this manner. Adequate quantities of quality structural fill materials are available from the rock quarries in the vicinity of the site.

The support buildings and other lightly loaded structures can be supported on spread foundations on suitable stiff to hard natural soils or compacted fill, using an allowable bearing pressure of at least 2,000 psf. The above ground storage tanks can be supported on the stiff to hard residual soils, weathered rock, or structural fill.

The exploration program indicates that some rock excavation may be required for installation of the circulating water lines. The Schnabel Report also includes recommendations for site preparation and inspections that should be performed beneath critical structures to preclude development over an area of potential solution activity. Subsequent to the date of the Schnabel Report, SWPC obtained additional data on quarry blasting operations and has indicated that it is revising its foundation design criteria to reflect that additional data.

3.12.6 Stack

The common stack height will be 175 feet and is to be constructed in accordance with ASME/ANSI standards and will be made from carbon steel. The location of test ports and sampling platform will meet USEPA siting criteria of 40 CFR 60.

3.13   Interconnections

3.13.1 Fuel Interconnection

The natural gas fuel supply to the Facility will be transported by way of a pipeline that will be designed to supply a minimum of 700 psig at the Facility boundary as discussed in Section 3.8 of this Report. Fuel will be supplied to the Facility by Williams in accordance with the PPA as discussed in Section 5 of this Report. Williams is responsible for the construction of all gas interconnection and delivery facilities necessary for delivery of natural gas. Pipeline permitting, design, and construction is also the responsibility of Williams. The fuel oil will be supplied by truck, and a two-day supply will be stored in the Facility's fuel oil storage tank.

Williams has executed certain agreements with TETCO to provide natural gas delivery services to the Facility. These agreements require TETCO to construct own and operate an approximate three-mile pipeline from the TETCO mainline to the Facility. Under these agreements, TETCO is required to have the lateral completed by September 1, 2000. Stone & Webster has not independently verified the design of the pipeline, however we know of no reason why Williams should be unable to perform its obligations under the PPA.

3.13.2 Electrical Interconnection

The Project electrical interconnection design was previously discussed in the Switchyard Section of this Report. In addition, Stone & Webster reviewed available information to assess the general feasibility (from an electrical standpoint) of integrating the Project into the PJM power transmission system. The review focused on assessing whether there were additional steady-state transmission constraints, which could be attributed to the Project. The review relied primarily on information in the public domain provided by the Mid-Atlantic Area Council ("MAAC") reliability council of the North American Electric Reliability Council ("NERC") in filings before the FERC. The MAAC region consists of 15 full time members and 31 associate members serving over 22 million people in a 48,700 square-mile area. The region includes all of Delaware and the District of Columbia, major portions of Pennsylvania, New Jersey, and Maryland, and a small part of Virginia. All utilities in the PJM system are a part of MAAC. In particular, the following information, submitted to the FERC as part of the 1998 Form 715 filing, was reviewed:

       o Transmission planning reliability criteria of the MAAC region (Part 4 of Form 715)

       o      Transmission planning assessment practices of MAAC (Part 5 of Form
              715)

       o Evaluation of transmission system performance of the MAAC system (Part 6 of Form 715)

       o Transmission planning reliability criteria of the GPU utilities (Part 4 of Form 715)

       o Transmission planning assessment practices of the GPU utilities (Part 5 of Form 715)

       o Evaluation of transmission system performance of the GPU utility system (Part 6 of Form 715)

       o Load flow simulations of the MAAC system for the following conditions: (1) 1998 summer, (2) 1998/99 winter, (3) 1999 summer,
              (4) 1999/2000 winter, (5) 2002 summer, (6) 2002/03 winter, (7)
              2007 summer

Stone & Webster also reviewed a report titled "Reliability Assessment 1998-2007", prepared by NERC and dated September, 1998, and a letter report from GPU to AES Ironwood dated February 4, 1999, regarding the results of system studies (the "System Study Report").

The Project was modeled by GPU in the planning of its transmission system for the period 1998-2007 and simulated in all load flow cases for years 2002 and beyond, but not before, since: (1) FERC Form 715 instructions explicitly indicate that load flow cases that are submitted as part of the filing should be those "regularly used by the utility in its own planning", and (2) the Project is scheduled to come on-line in 2001. Thus, 2002 is the first year in which the Project appears in the simulations.

The Project is modeled in the load flow cases as three separate generators (at buses 1736 "AES-GEN1", 1737 "AES-GEN2", and 1738 "AES-GEN3", all at 230 kV). These buses are in turn connected to the Prescott 230 kV bus, and from there to the South Lebanon and Jonestown 230 kV buses (1163 and 1175, respectively). In all cases (i.e., summer and winter), each unit is modeled as generating 212 MW, for a combined production of 636 MW. The generators are in area 27 of the load flow (area "MET-ED"), which in year 2002 exports about 246 MW.

GPU has represented that it has confirmed that the transmission system will accept the Facility output of up to 662 MW (summer) and 797 MW (winter).

Based on this representation, Stone & Webster is of the opinion that the Project can be feasibly integrated into the PJM system and that no known transmission limitations will inhibit the feasible evacuation of the Project's full net capacity both under summer and winter conditions.

3.13.3 Water Interconnection

The Project has agreements in place to draw water for cooling the Facility from two independent sources. The Pennsy Supply quarry, located directly adjacent to the Project site on Prescott Road, and an agreement with the City of Lebanon Authority to use treated effluent water from their facility, located on Ridge View Road. Access to both water sources will be designed and constructed to serve the full Facility needs from either or both sources. An approximately 6.5 mile pipeline will be designed and constructed to transport the water from the WWTP to the Facility.

In order to construct the pipeline, which will be owned and operated by the Authority, Rights-of-Way ("ROW") must be acquired from eleven landowners. The ROWs provide the Project with the permission to utilize the various landowners' property to construct the pipeline beneath the surface of the property. Most of the ROWs are represented to be within an already-existing utility easement. Gannett Fleming, Inc. has surveyed all the properties and the Project has secured ten of the eleven ROWs. The last ROW is expected to be secured in June 1999.

Applications for the road crossings, county occupancy permits, and railroad crossings have been submitted and are currently awaiting approval.

Stone & Webster will independently verify the design of the pipeline when it becomes available. The proposed construction schedule appears to be reasonable and achievable. We do not know of any reason why the Authority should be unable to perform its obligations under the ESA.

4.     Environmental and Permitting

4.1    Environmental Site Assessment

Stone & Webster reviewed the Environmental Site Assessment of Martin/Ziegler Property and the Environmental Site Assessment and Preliminary Asbestos Survey of RESCO Products Property by TRC Environmental Corporation, of March 1998 and April 1998. The assessment for the Martin property revealed no evidence of recognized concerns to the subject property. The only environmental condition identified for the RESCO Products property is the presence of asbestos in two roofing materials; the tar coating of the Butler Building/add-on roof and the roof tar paper of a small attached shed at the rear of the Butler Building. Removal of these structures and the asbestos is not considered to be a major environmental issue. Both property locations may have radon presence in groundwater that might be obtained from wells. Radon is characteristic of the geologic units in the area for groundwater wells.

The past and present land use of these properties and the adjacent properties are not anticipated to create any conditions that would result in a major environmental concern. Groundwater beneath the Project site area drains into the adjacent quarry and is presently pumped to surface drains. No contamination has been identified within this groundwater regime.

Stone & Webster is of the opinion that the assessments reviewed were performed in accordance with standard industry practice and their results appear reasonable.

4.2    Permitting

The EPC Contract (Appendix F) sets forth a list of applicable permits and approvals that are required by federal, state, and local agencies. This list also identifies who is responsible for obtaining the permit or approval. The Project has represented that this list is comprehensive and that no other permits other than possibly some ministerial permits are required for the construction and operation of the Project.

SWPC and AES Ironwood are individually or jointly responsible for obtaining the permits and authorizations described in the following table. Stone & Webster has relied upon the Project to confirm that all necessary permits or authorizations have been identified and that the permits have either been obtained or will be granted in a timely manner without adversely affecting the Project's schedule.


====================================================================================================================
                                         Applicable Permits and Approvals
====================================================================================================================
              Agency                         Applicable Permits                             Status
--------------------------------------------------------------------------------------------------------------------
Federal Energy Regulatory           Exempt Wholesale Generator             Issued March 29, 1999
Commission                          Certification
--------------------------------------------------------------------------------------------------------------------
PaDEP                               PSD/State Air Permit                   Final March 29, 1999
--------------------------------------------------------------------------------------------------------------------
U.S. Dept. of Energy, Office        Fuel Use Act Certification             Approved
of Fossil Energy
--------------------------------------------------------------------------------------------------------------------
PaDOT                               Roadway Access Permits from            Approved
                                    Prescott Road to site
--------------------------------------------------------------------------------------------------------------------
PaDEP                               NPDES, PAG-2                           Approved
--------------------------------------------------------------------------------------------------------------------
PaDEP                               NPDES General Permits #4, # 4 #5       Approved
                                    #7
--------------------------------------------------------------------------------------------------------------------
PaDEP                               NPDES Part 1 Construction              Approved
--------------------------------------------------------------------------------------------------------------------
Pa Dept of Labor and Industry       Onsite Oil Storage Tank                Part of
                                    (1)      Permission to construct       SWPC Construction Permit
                                    (2)      Permit for construction
--------------------------------------------------------------------------------------------------------------------
Delaware River Basin                Water Use Approval as per Section      Approved
                                    3.8 of DRDC regulations
--------------------------------------------------------------------------------------------------------------------
Susquehanna River Basin             Water Use Approval                     Approved
Commission
--------------------------------------------------------------------------------------------------------------------
Lebanon County                      Soil Erosion and Sediment Control      Approved
Conservation District               Approval
--------------------------------------------------------------------------------------------------------------------
Conrail/Norfolk Southern            Railroad Crossing Approval and         Approval Agreements Pending
                                    Railspur Construction
--------------------------------------------------------------------------------------------------------------------
Lebanon Zoning Hearing              Stack Height Variance Approval for     Approved
Board                               Power Plant
--------------------------------------------------------------------------------------------------------------------
South Lebanon  Board of             Land Development Approval for          Approved
Supervisors                         Power Plant
--------------------------------------------------------------------------------------------------------------------
South Lebanon  Board of             Subdivision Approval for Access        Approved
Supervisors                         Road
--------------------------------------------------------------------------------------------------------------------
South Lebanon                       Onsite septic approval for sanitary    Conceptually Approved
Township/Lebanon County             discharge
--------------------------------------------------------------------------------------------------------------------
City of Lebanon Authority           Agreement for Supply of treated        Approved
                                    effluent and construction, operation
                                    and maintenance of pipeline
--------------------------------------------------------------------------------------------------------------------
Lebanon County                      Building Permit                        To be acquired prior to construction
Planning Department
--------------------------------------------------------------------------------------------------------------------
Federal  Aviation                   Notice of Alteration or Proposed       Approved
Administration                      Construction for AES Ironwood
                                    Facility Stack
====================================================================================================================

Stone & Webster is of the opinion that the permits and authorizations that have been granted are consistent with the Project's present phase of development.

Stone & Webster has reviewed the permits and approvals identified in this section. Stone & Webster is of the opinion that if this facility is constructed, operated and maintained in accordance with the terms of the EPC Contract, PPA, and the Maintenance Services Agreement, and if the natural gas and fuel oil provided by Williams are within the quality limits specified in the EPC Contract, then it is reasonable to assume that the Project should satisfy the permit limitations of the issued permits and have a useful life beyond the final maturity date of the Bonds.

Stone & Webster notes that the quantity of ammonia to be stored on site (two 10,000 gallon tanks of aqueous ammonia) is sufficient to subject this Facility to the risk management and reporting programs administered by the EPA and OSHA. However, compliance with these programs should not have any effect on either project cost or schedule.

4.2.1  Prevention of Significant Deterioration Permit

The Project submitted the Prevention of Significant Deterioration Permit ("PSD") air permit application forms to the Pennsylvania Department of Environmental Protection ("PaDEP") in May 1998 as part of the Plan Approval Application for the AES Ironwood Facility (the "Plan Approval Application"). The application was deemed complete in August 1998, a draft PSD Air Permit was issued on December 23, 1998 and a public hearing was held on February 18, 1999. The final PSD Air Permit was issued to AES Ironwood on March 29, 1999.

The application form sets forth atmospheric emissions limits for NOx, CO, and volatile organic compounds ("VOC") which are consistent with or above the EPC Contract emissions warranties. With respect to VOC and particulate matter ("PM"), the permitted emissions will be based upon stack test results and/or vendor guarantees. Emissions of SO2 will be determined by fuel sulfur sampling and mass balance calculations.

The Plan Approval Application includes a summary of proposed permit limits. Stone & Webster reviewed the Pennsylvania modified Chapter 139 PM sampling protocol report of 1998 which reports only the "front-end" portion of the sampling train emissions. AES Ironwood's environmental consultant also advised Stone & Webster that the calculated permit limits for ammonia salts (from the SCR) are to be included in the total emissions of PM. These amounts are reflected in the emission tables provided to TRC by SWPC for the 501G emissions. We believe that this is a conservative approach to estimating the emissions as measured under the current Pennsylvania PM sampling protocol as represented by AES Ironwood's environmental consultant.

Although the manufacturer for the SCR system has yet to be selected, Stone & Webster has reviewed the design criteria for the SCR system, discussed the emissions testing performed on the 501G combustor nozzles with SWPC, and analyzed the similarities in the turbine firing temperatures of the 501F and 501G gas turbines. Based on these actions coupled with our knowledge of the 501F gas turbine, Stone & Webster believes that the 501G will be able to achieve and maintain compliance with the Project's Air Permit during full load operation.

The PSD Permit expires on June 30, 2002, by which time AES needs to have completed construction, start-up, commissioning, environmental testing and performance testing, and begun commercial operation. During this period of time, AES is required to compile its initial emissions testing report and submit an application to the PaDEP for an "operating" permit. In addition, Condition 3.c of the PSD Permit authorizes "temporary" operation for a period of 180 days from the date of "commencement of operation". This 180-day period should be sufficient for start-up, commissioning, environmental testing, performance testing and operating permit application compilation and submittal.

4.2.2  Exempt Wholesale Generator Status

AES Ironwood filed for certification of the Facility as an EWG under the applicable rules of the FERC on February 24, 1999. AES Ironwood has received a determination that the Facility is an EWG under the applicable rules of FERC.

5.     Project Agreements

Stone & Webster reviewed the primary contracts and agreements associated with the Project. These included the PPA, the EPC Contract, the ESA, and the Maintenance Services Agreement. Stone & Webster reviewed the agreements from a technical and economic standpoint to assess the adequacy and reasonableness of their terms and conditions. Legal, financial, and other important aspects of the agreements associated with the project were not considered under this review. This Report describes only portions of the Project Agreements as needed for the discussion of the Facility's related issues. A complete description or legal evaluation of the contracts and documents related to the Facility is beyond the scope of this report, and Stone & Webster is not providing legal counsel opinions regarding the legal interpretation of any contract language. Adherence to industry standards and good engineering practice was assessed where appropriate. Provided below is a summary of our findings for each of the reviewed agreements.

5.1    Power Purchase Agreement

Stone & Webster reviewed the PPA. Certain of the provisions of the PPA are discussed below. For a summary of the material terms of the PPA, reference is made to "Description of Project Contracts - Power Purchase Agreement" in the Offering Memorandum of AES Ironwood with respect to the Bonds to which the Report is appended (the "Offering Circular").

5.1.1  Term

The term of the PPA is for a period of 20 years after the Contract Anniversary Date that is the last day of the month in which the Commercial Operation Date ("COD") occurs. If the COD has not occurred prior to June 30, 2001, subject to the extension as described below except for a Force Majeure or a delay caused by Williams, Williams has the right to terminate the PPA without liability or responsibility unless AES Ironwood has either:

       o Demonstrated to Williams that the COD will occur no later than December 31, 2001, or

       o Was unable to execute an Interconnection Agreement with GPU. to maintain the Facility construction schedule ("Interconnect Delay")

In these cases AES Ironwood has the right to extend the COD to December 31, 2001 ("Free Extension Option"). In the event the above described conditions are not met then AES Ironwood has the right to extend the COD to and including December 31, 2001, by giving Williams a written notice of extension no later than April 30, 2001 and paying Williams a specified amount no later than June 30, 2001.

In the event AES Ironwood qualifies and elects the Free Extension Option but the COD does not occur by December 31, 2001 then AES Ironwood can elect to:

       o extend the COD up to and including December 31, 2002 by making certain daily payments, and

       o      pay Williams an amount equal to the lesser of:

              >>actual damages Williams suffers or incurs after December 31,
                2001, or up to a specified cap

In the event AES Ironwood qualifies for the Free Extension Option or elects the First Paid Extension Option and the COD has not occurred prior to December 31, 2001, except for a delay caused by Williams, a Force Majeure delay, or an Interconnect Delay then Williams has the right to terminate the PPA without liability or responsibility, provided that AES Ironwood has the right to extend the final COD to December 31, 2002, by giving Williams written notice of the extension no later than October 31, 2001, and making Williams certain daily payments.

In the event AES Ironwood elects the Second Paid Extension Option and the COD does not occur by December 31, 2002 for any reason except as a result of an Interconnect Delay, Force Majeure, or a delay caused by Williams, then Williams has the absolute right to terminate the PPA without liability or responsibility.

The Provisional NTP was provided to SWPC on September 23, 1998 and several milestones have been achieved to date by SWPC. The Full NTP will occur on or about June 1, 1999. Pursuant to the terms of the PPA, AES Ironwood has the option to extend the COD to December 31, 2001 by paying Williams a specified amount if there is a delay in the June 30, 2001 COD. The Delay in Financial Closing/SWPC Continued Performance Agreement between SWPC and AES Ironwood extends the date by which the Commencement Date must occur to June 1, 1999. Not withstanding the above stated provisions SWPC agreed in a letter to AES Ironwood dated May 12, 1999 to not exercise its right to suspend its performance of services between June 1, 1999 and June 21, 1999. The Guaranteed Provisional Acceptance Date is 23 months and two weeks following full NTP.

Based on the EPC Contract, if SWPC fails to achieve the Provisional, Interim, or Final a specified amount per day. If Provisional, Interim, or Final Acceptance occurs six months after the Guaranteed Provisional Acceptance Date, AES Ironwood would receive liquidated damages, which amount, together with contingencies and prefunded IDC, is sufficient to cover the amounts AES Ironwood would be required to pay Williams to extend the COD to December 31, 2001, plus approximately 190 days in debt service after the Guaranteed Provisional Acceptance Date beyond December 31, 1999. Based on the EPC Contract, the total liquidated damages associated with a delay in the Guaranteed Provisional Acceptance Date is a maximum of 20% of the contract price. If the COD is delayed to December 31, 2002, AES Ironwood would receive liquidated damages, which amount, together with contingencies and prefunded IDC, is sufficient to cover the additional payments to Williams plus approximately one year in debt service after the Guaranteed Provisional Acceptance Date.

5.1.2  Fuel Conversion and Associated Services

Williams is obligated to supply and transport the fuel (natural gas and fuel oil) to generate net electric energy, perform start-ups and shutdowns, and operate the Facility during any period other that during a dispatch period. Williams is responsible for all costs and expenses related to the supply and transportation of the natural gas and fuel oil to the fuel delivery point(s).

AES Ironwood is responsible for all costs and expenses related to the supply and transportation of the natural gas and fuel oil from the fuel delivery point(s) to the Facility. AES Ironwood is required to provide fuel oil storage capacity sufficient to operate the plant at full output for at least 2 days. If AES Ironwood elects to use offsite fuel oil storage, then AES Ironwood is responsible for arranging transportation to the Facility from that remote location. AES Ironwood is not obligated to operate the Facility on fuel oil for more than 31 days or 744 hours per year.

Williams is responsible for the construction of the Gas Interconnection Facilities. In the event that the Gas Interconnection Facilities have not been constructed or Williams is unable to deliver gas to the Facility to support the initial start-up testing, Williams will pay AES Ironwood certain specified amounts for each day of the delay from the date on which the Facility would otherwise (but for the absence of gas) be ready for start-up testing until the gas is delivered to the site.

5.1.3  PPA Payments

Williams will pay AES Ironwood for facility capacity, fuel conversion services, and ancillary services. Each monthly billing payment is the sum of the total fixed payment, fuel conversion payment, and the start-up payment. For each month of the PPA term Williams is responsible to pay AES Ironwood for the fixed payments for facility capacity, fuel conversion services and ancillary services at the rates specified in Appendix 1 of the PPA. The PPA also includes certain heat rate bonus and penalty payments, startup cost payments and penalties payable by AES Ironwood for failure to be available for dispatch under certain conditions.

5.1.4  Interconnection and Metering Equipment

AES Ironwood at its cost and expense will design, construct, install, own, and maintain the Interconnection Facilities and Protective Gas Apparatus needed to deliver the net electric energy to the electricity delivery point. AES Ironwood is also responsible for the negotiation and execution of an Interconnection Agreement with the host utility. The host utility will own and be responsible for the design, installation, construction, and maintenance of the electric metering equipment and any transmission equipment and related facilities necessary to interconnect with the host utility at the electric delivery point. Williams is required to reimburse AES Ironwood up to a specified amount for reasonable costs incurred by the host utility under the Interconnection Agreement. Williams is responsible for installing, maintaining, calibrating, and testing the gas and oil metering equipment. Net electric energy will be metered on an hour-by hour basis at the metering point. Williams will pay to AES Ironwood the net amount shown on the monthly statement within 30 days following the end of the applicable billing month.

5.2    Interconnection Agreement

Stone & Webster reviewed the Interconnection Agreement by and between MET-ED d/b/a GPU and AES Ironwood. Certain provisions of the Interconnection Agreement are discussed below. For a summary of the material terms of the agreement, reference is made to "Description of Project Contracts - Interconnection Agreement" in the Offering Circular.

In general, Stone & Webster found that the Interconnection Agreement is comparable to other similar agreements with which Stone & Webster is familiar. In addition, the technical requirements for operating the transmission interconnection (Appendix C of the Agreement) and system protection and control (Appendix D), and for the installation of the interconnection (Appendix E) appears to be reasonable.

5.3    Engineering, Procurement, and Construction Services

Stone & Webster reviewed the executed EPC Contract between AES Ironwood and SWPC. Certain provisions of the EPC Contract are discussed below. For a summary of the material terms of the agreement, reference is made to "Description of Project Contracts - EPC Agreement" in the Offering Circular.

The EPC Contract is for a 705 MW combined cycle facility to be located in South Lebanon Township near Lebanon, Pennsylvania. SWPC will provide a Facility which is intended to have at least a 25-year useful life (when operated and maintained in accordance with the Instruction Manual, the PPA, and the manufacturers' recommendations. We believe the EPC Contract scope adequately describes the services to be performed and is technically complete. SWPC's scope of services is presented in detail in Appendix A of the EPC Contract. Our assessment of SWPC's scope of services and the technical descriptions are presented in Chapter 3 of this report. This price includes agreed to and estimated price changes for scope changes agreed to by AES Ironwood through the date of this Report, but does not include certain scope changes currently under discussion, the price of which are included in "Other Hard Costs" as described in Section 7.3. The total current contract price is $238.0 million.

5.3.1  SWPC Responsibilities

SWPC's responsibilities under the EPC Contract include the design, engineering, procurement, and construction of the facility; startup, training, and testing; and the supply of all machinery, equipment (excluding operational spare parts), tools, construction fuels, chemicals, etc. to complete the Project. SWPC will be responsible for all tasks necessary to complete the Project other than those specifically assigned to AES Ironwood in Appendix A. SWPC will also prepare a Quality Assurance Plan (Appendix K). SWPC will use this plan to ensure that the construction and engineering methods and standards required are adhered to or achieved. SWPC will develop a list of recommended operational spare parts and a price list. This will be delivered to AES Ironwood at least 12 months prior to the scheduled date for PA.

SWPC also has certain obligations with respect to labor and personnel, permitting and permitting support, inspection and expediting, personnel training, cleanup and waste disposal, security, coordination with other contractors, and management and supervision of its subcontractors. Stone & Webster believes that these areas of contractor responsibility have been addressed adequately in the EPC Contract. SWPC is required to coordinate its functions with other contractors involved with the Project. SWPC is also required to arrange for construction-period water supply facilities, but the EPC Contract does not address the disposal of construction-period sanitary waste disposal.

SWPC will provide training to AES Prescott's operation staff. Beginning six months prior to the Project Guaranteed Provisional Acceptance Date, SWPC will provide on-site classroom training for AES Prescott's O&M staff. The training curriculum is more completely described in Appendix A of the EPC Contract. In addition to SWPC's own training it will also coordinate any Subcontractor training sessions in a manner sufficient to provide the personnel with an adequate understanding of the O&M aspects of each dimension of the Project as an integrated whole. Stone & Webster agrees with this overall approach to preparing and training the O&M staff.

Within 60 days of the Guaranteed Provisional Acceptance Date, SWPC will submit to AES Ironwood a detailed electronic construction schedule consistent with the schedule outlined in Appendix C of the EPC Contract. As soon as practical but no later than 120 days after the Guaranteed Provisional Acceptance Date, SWPC will provide AES Ironwood with a critical path method ("CPM") schedule for the Project including activity duration for each major component of the Services provided by SWPC.

5.3.2  AES Ironwood Responsibilities

AES Ironwood is responsible for certain services associated with the EPC Contract. These activities relate to: the appointment of an Owner's representative; acquisition of the Facility site and access for SWPC; acquisition of all applicable permits and real estate rights for the facility; providing startup personnel; arranging for certain construction utilities (waste disposal after the risk transfer date), fuel, and electrical interconnection facilities on the utility side. These responsibilities are reasonable and customary for this type of transaction.

5.3.3  Construction Schedule

AES Ironwood issued a Provisional Notice to Proceed as of September 23, 1998, which required SWPC to begin the Services, including a full release of the engineering, manufacturing, and procurement of the equipment on the date specified. AES Ironwood is obligated to pay SWPC for all pre-Commencement Date Services actually performed.

Stone & Webster reviewed the sequencing of events necessary to achieve Final Acceptance of the Project and the criteria of each milestone. We believe that the milestone criteria are technically reasonable. The significant milestones are Mechanical Completion, Provisional Acceptance, Interim Acceptance, Final Acceptance, and Project Completion. The Performance Tests and the PPA Output Tests are conducted after Mechanical Completion in order to meet Provisional Acceptance. The Reliability Run is required in order to meet Final Acceptance. Project Completion occurs after Final Acceptance.

Interim Acceptance ("IA") is a milestone more specific to this agreement. IA occurs when the gas-based electrical output and heat rate guarantee is not less than those levels demonstrated during the completed performance test at Provisional Acceptance.

5.3.4  Contract Price and Payment Schedule

The contract price (as adjusted for scope changes) will be paid out to SWPC in installments over the construction schedule. The payments began with Provisional Notice to Proceed and continue through construction according to the Payment and Milestone Schedule (Appendix B). Retainage in the amount of 5% is withheld from each scheduled payment except for the project completion payment. Stone & Webster generally experiences retainage in the order of 5-10% of the contract price. Upon achieving Final Acceptance of the Facility and the receipt of documentation that all requirements have been satisfied, all the retainage may be paid to the Contractor, except that AES Ironwood can hold back an amount equal to $1 million and 150% of the punch list. Within 30 days after the Project Completion all remaining retainage will be paid to SWPC.

AES Ironwood may deduct and set-off against any part of the balance due or to become due from SWPC to AES Ironwood in connection with this agreement. If this set-off amount is later determined not to have been due from SWPC, then SWPC will be entitled to interest on the set-off amount. The EPC Contract allows for change orders that may be initiated by AES Ironwood or SWPC. The change order protocol allows for adjustments to both pricing and schedule. The protocol utilized in this EPC Contract is similar to other contracts with which we are familiar and is technically acceptable.

5.3.5  Performance Testing Plans

To demonstrate Final Acceptance, SWPC must demonstrate 100% of the gas-based and fuel oil-based electrical output and heat rate guarantees during the performance test, or demonstrate in a completed PPA output test the achievement of 100% of the gas-based electrical output guarantee and satisfy AES Ironwood that the capabilities outlined in Part B of Appendix B are achieved. In addition, Mechanical Completion must be satisfied and the Reliability Guarantee achieved. Also, the reliability run must be completed no later than the occurrence of Final Acceptance of the Facility.

Stone & Webster reviewed the performance testing plan. The performance tests will be performed in accordance with PTC-46, the test code for overall plant performance testing. A plant specific performance test procedure will be written by SWPC and submitted to AES Ironwood 90 days prior to the test. Stone & Webster believes that the performance testing plan as specified in the EPC Contract Appendix D is acceptable, customary, and should adequately demonstrate the Project's performance.

AES Ironwood can elect Final Acceptance. In this scenario, SWPC has no liability to AES Ironwood for any performance guarantee payments arising thereafter for failure of the Facility to achieve any or all of the performance guarantees applicable. SWPC can elect Final Acceptance. In this case SWPC must have completed a performance test which demonstrates at least a level of 95% of the gas-based and fuel oil-based electrical output and 108% of the gas-based and fuel oil-based heat rate. SWPC is then obligated to pay all of the performance guarantee payments as determined by the final or most recent completed performance test. SWPC also must pay any Provisional Acceptance late completion payments required.

5.3.6  Performance Guarantees

SWPC is required to design and construct the Facility to achieve certain guaranteed performance levels in regards to capacity, heat rate, and reliability.

The Performance Guarantees are designed to ensure that the Project's performance meets or exceeds the minimum operating parameters of the PPA.

5.3.7  Warranty Period

The EPC Contract provides a warranty for all machinery, engineering and design, and for situations involving corrections, additions, repairs or replacements. With respect to all machinery, equipment, materials, systems, supplies and other items comprising the Project, the warranty period is the earlier to occur of (i) 12 months following the first to occur of Provisional Acceptance, Interim Acceptance and Final Acceptance and (ii) with respect to the machinery, equipment, materials, systems, supplies and other items comprising each unit, the date on which such unit has operated for 8,000 equivalent operating hours following the first to occur of Provisional Acceptance, Interim Acceptance, and Final Acceptance.

With respect to the engineering and design of the Project and its components, 12 months following the first to occur of Provisional Acceptance, Interim Acceptance and Final Acceptance; and in the case of any correction, addition, repair or replacement to any machinery, equipment, materials, systems, supplies or other items, including without limitation the engineering or design thereof, during any existing warranty period, with respect to such machinery, equipment, materials, systems, supplies or other items, twelve months after the date of such correction, addition, repair or replacement, but in no event later than 24 months after the originally scheduled expiration date of the applicable initial warranty period.

In addition, the EPC Contract states that SWPC warrants and guarantees that the design of the Facility is based on a useful life design objective for a period not less than 25 years from the COD.

Stone & Webster is of the opinion that the warranty period is acceptable based on the commercial terms of the EPC Contract in conjunction with the Maintenance Services Agreement. These two agreements, although independent, are complementary and afford the Project a greater degree of protection that is available from the EPC Contract alone. The risk posed by the possibility of a component failure that occurs after the expiration of the one year EPC Contract warranty has been mitigated because the revenues presented in the Projected Operating Results are sufficient to allow the purchase of replacement components. Component failures associated with catastrophic failures are generally covered by insurance policies.

5.3.8  Liquidated Damages

If there is a shortfall in either electrical output or heat rate SWPC will pay AES Ironwood rebates for failure to meet both interim and final performance requirements. SWPC guarantees to AES Ironwood to demonstrate a performance level equivalent to the performance guarantees at least by Final Acceptance. SWPC agrees to pay a specified amount per kilowatt for each kilowatt less than the gas-based electrical output guarantee and a specified amount per kilowatt for each kilowatt less than the fuel oil-based output guarantee, as of Final Acceptance. The output rebate for the gas-based operation is sufficient to motivate SWPC to meet their gas-based electrical output guarantee.

SWPC will pay to AES Ironwood specified rebate amounts for each Btu/kWh that the heat rate exceeds the heat rate guarantees for gas and Jet A fuel, including interim rebates for heat rate while firing gas during the period from interim acceptance until Final Acceptance. The heat rate rebates are sufficient to motivate SWPC to meet their heat rate guarantees.

SWPC guarantees that at least one of the Provisional Acceptance, Interim Acceptance, or Final Acceptance will occur on or before the Guaranteed Provisional Acceptance Date, and that Final Acceptance will occur on or before the Guaranteed Final Acceptance Date. If SWPC fails to achieve the Provisional, Interim or Final Acceptance by the Guaranteed Provisional Acceptance Date, then SWPC will pay AES Ironwood a specified dollar amount per day. If SWPC does not achieve Provisional, Interim, or Final Acceptance within 40 days of the Guaranteed Provisional Acceptance Date, then SWPC must provide an acceptable plan to achieve acceptance within 12 months after the Guaranteed Provisional Acceptance Date and the Final Acceptance of the Facility by the Guaranteed Final Acceptance Date. The Provisional Acceptance Late Completion Payments cannot exceed 20% of the contract price. If Final Acceptance does not occur on or before the Guaranteed Final Acceptance Date, the Provisional Acceptance Late Completion Payments, together with contingencies and prefunded IDC, will be sufficient to cover the Williams payment plus debt service commitment for approximately one year after the Guaranteed Provisional Acceptance Date.

The total aggregate Performance Guarantee Payment is equal to the lesser of the aggregate total of the Performance Guarantee Payments or the total liquidated damages subcap less all Provisional Acceptance Late Completion Payments. The total liquidated damages subcap, including the Performance Guarantee Payment and all Provisional Acceptance Late Completion Payments, cannot exceed 45% of the contract price.

Stone & Webster believes, based on its review, that the liquidated damages provisions are sufficient to motivate SWPC to meet their contractual obligations.

5.4    Management and Operations Agreement

Stone & Webster reviewed the Operations Agreement and Services Agreement between AES Ironwood and AES Prescott. Certain provisions of the agreement are discussed below. For a summary of the material terms of the agreement, reference is made to "Description of the Project Contracts - Operations Agreement" in the Offering Circular.

Under the Operations Agreement AES Prescott is obligated to supply personnel and support services required by AES Ironwood to supervise the development and construction of the Project until the COD and to maintain and operate the Facility following the COD through the remaining term of the agreement. The agreement commences on the execution date and terminates the last day of the month in the 27th anniversary of the execution date.

Stone & Webster is of the opinion that the Operations Agreement is reasonable and believes that each Party is capable of fulfilling all of its obligations therein.

5.5    Services Agreement

Stone & Webster reviewed the Services Agreement between AES and AES Prescott. Certain provisions of the agreement are discussed below. For a summary of the material terms of the agreement, reference is made to "Description of the Project Contracts - Services Agreement" in the Offering Circular.

AES will provide certain personnel and support services to AES Prescott in order for AES Prescott to perform its obligations under the Services Agreement. The Services Agreement commences on the execution date and terminates the last day of the month in the 27th anniversary of the execution date.

Stone & Webster is of the opinion that the Services Agreement is reasonable and believes that each Party is capable of fulfilling all of its obligations therein.

5.6    Effluent Supply Agreement

Stone & Webster reviewed the ESA between AES Ironwood and the City of Lebanon Authority. Certain provisions of the agreement are discussed below. For a summary of the material terms of the agreement, reference is made to "Description of the Project Contracts - Effluent Supply Agreement" in the Offering Circular.

The agreement was executed on March 3, 1998. The City of Lebanon Authority operates a publicly owned wastewater treatment facility for the handling, treatment, and disposal of wastewater, which meets applicable governmental requirements. The City of Lebanon Authority is willing to provide this treated effluent to the Project for use at the Facility. The term of this Agreement is 25 years with no more than four successive five-year extensions. The makeup water will be delivered to the Project by way of a nominal 6.5 mile pipeline with pumphouse and ancillary facilities. The pipeline is about 18 inches in diameter and is designed for a capacity of 3,000 gallons per minute. The point of delivery is located at or inside the Project property. In addition to the treated effluent the City of Lebanon Authority will also supply potable water to the Project.

Stone & Webster is of the opinion that the ESA is technically reasonable and believes that each Party is capable of fulfilling all of its obligations therein.

5.7    Agreement Relating to Real Estate

Stone & Webster reviewed the Agreement Related to Real Estate between AES Ironwood and Pennsy Supply, Inc. ("Pennsy"), dated October 22, 1998. Certain provisions of the agreement are discussed below. For a summary of the material terms of the agreement, reference is made to "Description of Project Contracts Agreement Relating to Real Estate" in the Offering Circular.

AES is the equitable owner of the 35-acre property on which it intends to build the Project. Pennsy currently owns tracts of land that border the AES property. The agreement addresses certain real estate transfer, access and easement agreements, and water pumping arrangements.

Additionally, the agreement confers preferred vendor status upon Pennsy for the supply of certain construction materials to AES Ironwood. Responsibilities of the parties regarding applications and permits including associated fees and costs of construction and maintenance are delineated in the agreement and appear reasonable. Based on other real estate agreements evaluated by Stone & Webster, the terms of this agreement appear reasonable.

5.8 Maintenance Program Parts, Shop Repairs and Scheduled Outage TFA Services Contract

Stone & Webster reviewed the executed Maintenance Services Agreement between AES Ironwood and SWPC for the Project. Certain provisions of the agreement are discussed below. For a summary of the material terms of the agreement, reference is made to "Description of Project Contracts - Maintenance Program Parts, Shop Repairs and Scheduled Outage TFA Services Contract" in the Offering Circular.

SWPC agrees to provide the parts and technical advice required to conduct the major maintenance for the combustion turbines. SWPC provides a warranty for its parts and the advice it provides in exchange for a fee paid by AES Ironwood. Under the terms of the Maintenance Services Agreement, all major maintenance and parts are to be provided by SWPC, even if the particular item is not covered by the original equipment warranty or some provision of this services agreement. The Maintenance Services Agreement obligates SWPC to notify AES Ironwood of any engineering or design defects that develop in the 501G fleet and provide remedial action.

The Maintenance Services Agreement provides combustion turbine major maintenance (including all scheduled outages) and spare parts for this Project in a reasonable manner for approximately the initial eight years of operation. This service provided by an a affiliate of the combustion turbine supplier reduces the risk of using improper parts or maintenance being conducted improperly on the combustion turbines due to the close involvement of the original equipment manufacturer's trained personnel. The Maintenance Services Agreement provides risk mitigation by providing a warranty on parts provided as part of the Agreement. The warranty period ends with the earlier of one year from date of installation of the part, 8000 equivalent base hours of operation, or 100 starts of the combustion turbine. The Maintenance Services Agreement levelizes the major maintenance parts costs and indexes costs to the type of combustion turbine operation in a reasonable and consistent fashion. Under the agreement, AES Ironwood is responsible for labor and supervision of labor for the major maintenance activities and the normal and routine maintenance for the combustion turbines. These costs are included in the operation and maintenance budget and accounted for in the Project's Projected Operating Results. The Maintenance Services Agreement also obligates SWPC to notify AES Ironwood of any engineering or design defects that develop in the 501G fleet and to provide remedial action. SWPC's scope of supply requirements under the Maintenance Services Agreement are reasonable and consistent with standard industry practice.

6.     Principal Project Participants

Stone & Webster reviewed the major Project participants and believe each should be capable of fulfilling their obligations to one another as specified in the various contracts and agreements of the Project.

6.1    AES Ironwood, LLC

AES Ironwood is a limited liability company, organized and existing under the laws of Delaware. AES Ironwood was formed to develop, own, and operate the Project. AES Ironwood is a special purpose project company and a subsidiary of AES Ironwood, Inc.. AES Ironwood Inc. is a wholly owned subsidiary of The AES Corporation ("AES"). AES is one of the world's largest global power companies owning or having an interest in 97 plants totaling over 26,000 MW in 16 countries.

AES was founded in 1981 and has 18 years of experience developing and operating large, complex power generating facilities. AES also distributes power in Brazil, El Salvador and Argentina and heat in Kazakhstan. AES operates gas-fired, oil-fired, hydropower, and solid-fuel plants, and employs approximately 40,000 people around the world. AES currently owns assets worth in excess of $10 billion. AES end-of-year 1998 revenue was $2.5 billion with a net income of $308 million.

Stone & Webster believes that AES Ironwood, as an affiliate of AES and with the assistance of SWPC under the terms of the Maintenance Services Agreement, should be capable of operating and maintaining the Facility in accordance with standard industry practices.

6.2    AES Prescott, LLC

AES Prescott is a Delaware limited liability company and a wholly owned subsidiary of AES Ironwood, Inc. AES Prescott will manage the development and construction of the Project pursuant to a development and construction management agreement between AES Prescott and AES Ironwood. Stone & Webster believes that AES Prescott, as an affiliate of AES, should be capable of managing the development and construction of the Project.

6.3    Williams Energy Marketing & Trading Company

Williams is the Project's power purchaser and fuel supplier. Williams is a corporation organized and existing under the laws of the State of Delaware and is a wholly owned subsidiary of the Williams Companies. The Williams Companies, through its subsidiaries, is engaged in the transportation and sale of natural gas and petroleum products, and is engaged in energy commodity trading and marketing. For the nine months ended September 1998, revenues were $5.64 billion with a net income of $160 million.

Stone & Webster believes that Williams possesses the organization and personnel to execute its obligations under the PPA, and is familiar with the provision of fuel and purchase of electricity from large electrical generation facilities.

6.4    Siemens Westinghouse Power Corporation

SWPC is the Project's EPC contractor. SWPC is a newly formed Delaware corporation that was formed in 1998 when Siemens Corporation acquired the Westinghouse Power Generation business from the CBS Corporation in August 1998. SWPC, headquartered in Orlando, Florida, is the regional business division for the Americas and operates engineering and manufacturing centers in North America.

Siemens Corporation owns all of the SWPC stock and is an industry leader in telecommunications; energy and power; transportation; information systems and other products. For the first nine months of fiscal year 1997/1998 Siemens' U.S. businesses, with more than 55,000 employees, recorded sales of $7.0 billion. Siemens AG, based in Berlin and Munich, owns all of the Siemens Corporation stock and is one of the world's largest electrical engineering and electronics companies and employs over 400,000 people worldwide in more than 190 countries.

Stone & Webster believes that SWPC possesses the organization and personnel to execute its obligations under the EPC Contract, and is familiar with the construction of large electrical generation facilities. Stone & Webster also believes SWPC considers the 501G technology advancement as being extremely important to its continued participation in the advanced combustion turbine market and therefore will ensure that the initial project installations are closely supported.

7.     Assessment of Projected Operating Results

7.1    Overview

The Projected Operating Results consist of a pro forma financial model for AES Ironwood (the "Base Case"). Stone & Webster has reviewed the assumptions, data, and the calculations necessary to support the cash flow projections of cash flow available for debt service. Stone & Webster has verified that the underlying model assumptions are consistent with the expected performance and the commercial terms of the Project Agreements. Stone & Webster has validated key calculations to ensure that the resulting revenues, expenses, cash flow, and DSCRs were correctly calculated. Stone & Webster has reviewed the Projected Operating Results and compared them to data provided in the Project Agreements, data provided to Stone & Webster and power industry public information. Stone & Webster has not reviewed the tax and depreciation assumptions, which were provided by AES Ironwood, and financing assumptions, including the amortization schedule and interest rates, which were provided by Lehman Brothers.

Lastly, Stone & Webster performed several sensitivities to determine the impact of certain variables on the DSCRs. The Projected Operating Results for the Base Case and the sensitivity cases are included in Exhibit I of this Report. The Projected Operating Results are calculated in nominal dollars based on an assumed inflation rate of 3% per annum.

7.2    Principal Considerations and Assumptions

In preparing this Report and the conclusions contained herein, Stone & Webster has made certain assumptions with respect to the conditions, which may exist, or events, which may occur in the future. While Stone & Webster believes these assumptions to be reasonable for the purpose of this Report, they are dependent on future events, and actual conditions may differ from those assumed. In addition, Stone & Webster has used and relied on information provided to us by sources that we believe to be reliable. Stone & Webster believes that the use of this information and assumptions is reasonable for the purposes of our Report. However, some assumptions may vary significantly due to unanticipated events and circumstances. To the extent that actual future conditions may differ from those assumed in this Report, or provided to us by others, the actual results will vary from those forecast. This Report summarizes our work up to the date of the Report and changes in conditions occurring or that became known after such date could affect the Projected Operating Results.

The principal considerations and assumptions related to the Projected Operating Results are listed below:

1. Stone & Webster has assumed that the Project will be designed and built in accordance with the design specifications and the construction schedule dictated in the EPC contract.

2. The electricity market energy and capacity price projections, which are relevant during the post PPA period were prepared by Hagler Bailly for Lehman Brothers, in its capacity as Initial Purchaser, using a market simulation model. Stone & Webster reviewed the technical inputs to the Hagler Bailly model and found them to be reasonable. Stone & Webster did not independently verify the methodology used by Hagler Bailly to develop the energy or capacity price forecasts nor verify the accuracy of the forecasts.

3. Stone & Webster has made no determination as to the validity and enforceability of any contract, agreement, rule, or regulation as applicable to the Facility and its operations. For the purposes of this Report, Stone & Webster has assumed that all contracts, agreements, rules, or regulations will be valid and fully enforceable in accordance with the terms and that all parties will comply with the provisions of their respective agreements.

4. Williams will arrange for the procurement and delivery of the fuel to the Facility and will purchase all available capacity, ancillary services, and energy from AES Ironwood in accordance with the PPA.

5. Stone & Webster has reviewed the capital and O&M budgets for AES Ironwood. We have assumed that the Facility will operate and be maintained in accordance with the Operations Agreement, O&M and capital budgets, standard industry practice, and in a safe and environmentally responsible manner.

6. Stone & Webster has assumed for purposes of the Projected Operating Results that AES Ironwood will operate the Facility pursuant to the PPA through the end of the first quarter of 2021 and as a merchant plant for the term of the Bonds.

7. Stone & Webster has assumed that the maintenance will be performed by AES Prescott in accordance with the Operations Agreement and by SWPC in accordance with the Maintenance Services Agreement.

8. The natural gas and fuel oil prices are inputs to the Hagler Bailly model. Stone & Webster reviewed the fuel price forecasts provided by the independent fuel consultant, CC Pace. It is assumed that the fuel will be available in sufficient quantities and at the prices forecasted for the period covered in the Projected Operating Results.

9. Stone & Webster has assumed that all licenses, permits, and approvals required to construct and operate the Project which have not been obtained will be obtained in a timely basis and any changes that may be required to any permits will not materially affect the design, operation, cost, or maintenance of the Project.

10. Stone & Webster has assumed that AES Ironwood will be able to purchase emission allowances, to the extent any are required, on an as needed basis to comply with the emission limits. We have assumed that emission offsets will be available for purchase at the prices forecasted in the Projected Operating Results. Stone & Webster has not evaluated the feasibility or cost of AES Ironwood implementing alternate strategies for complying with its emission limits.

11. Stone & Webster has not evaluated the non-operating expenses projected by AES Ironwood including property and capital franchise taxes, insurance, and general and administrative expenses.


7.3    Project Cost

Stone & Webster evaluated AES Ironwood's estimate for the total Project costs included in the pro forma financial model. The Projected Operating Results Base Case total Project construction costs are estimated to be $342 million (excluding contingency) or approximately $485/kW (net) in the pro forma financial model. The breakdown of the total Project costs is provided in the following table:


                  ========================================================================
                                            Total Project Costs
                                                ($ million)
                  ========================================================================
                  EPC Contract                                                    $238.00
                  Other Hard (Construction-Related) Costs                           13.94
                  Other Development and Construction Costs                          21.35
                  Initial Working Capital                                            1.80
                  Net Interest During Construction                                  51.14
                  Start-up and Other Soft Costs                                     15.42
                  Company's Contingency                                             17.00
                  ------------------------------------------------------------------------
                  Total Project Costs                                             $358.65
                  ========================================================================

Stone & Webster evaluated the Project's lump sum fixed price for the EPC Contract of $238.0 million (including adjustments), which is equivalent to approximately $338/kW (net). The EPC Contract price is very competitive relative to similar facilities.

The non-EPC portion of the total Project cost includes construction management costs, start-up costs, insurance, financing costs including IDC as well as lenders, legal, and consultants fees, and working capital. The subtotal of the non-EPC portion of the total Project cost, excluding contingency, equals $104 million, or 29% of the total Project costs, which is within the range of other similar projects.

The Project development costs represent slightly less than 5% of the total Project cost, which is reasonable for a project of this type. The Base Case assumes $1.8 million for the initial working capital, which is equivalent to 45 days of non-fuel O&M expenses. The financial model assumes a 4.7% contingency in the total Project cost, which based on our experience, is typical of similar projects.

The financial model currently has $1.85 million in its capital budget for the initial spare parts. AES Ironwood intends to designate those operational spare parts approximately one year before commercial operations. In addition, there are $5.4 million worth of combustion turbine maintenance spares imbedded in the Maintenance Service Agreement, which will be available during the first 8000 EBH. SWPC has committed to stock one complete set of hot gas path parts for every four combustion turbines sold.

7.4    Power Production

Stone & Webster evaluated the technical assumptions associated with the performance of the Project for electricity production. The Base Case assumes a 705 MW net Facility capacity at site conditions, a 92.5% average availability factor ("AF"), and 88.1% average capacity factor over the 26-year term of the Bond issue. AF is defined as the total hours in a year (i.e., 8760) minus planned maintenance hours and forced outage hours. Capacity factor is defined as the actual hours of operation (i.e., dispatched) over the year.

The Base Case assumes that the Facility will continue to operate as a merchant facility after the expiration of the 20-year PPA. Under the merchant operation the Facility capacity is assumed to operate at a degraded net full load Facility capacity at site conditions ranging from 698 MW while operating on natural gas to 621 MW while operating on fuel oil.

7.4.1  Power Plant Availability

Power plant availability is a function of many variables, including design and construction quality, operation and maintenance practices, and fuel quality. In order to be conservative, the Base Case assumes a lower AF in years one and two than in subsequent years. AES Ironwood projects the AF to be 90.4% in the first two years and an average of 92.7% in subsequent years.

7.4.2  Capacity Factor

The Facility capacity factor is based on Hagler Bailley's economic dispatch of AES Ironwood within the context of its PJM market study. Stone & Webster did not independently verify the methodology that Hagler Bailly used to develop the capacity factor nor verify the accuracy of the forecast. Hagler Bailly projected for the Base Case that the AES Ironwood will have an average capacity factor of 88.1% during the term of the PPA and the post PPA period.

7.4.3  Capacity

The Base Case Projected Operating Results are based on the net Facility capacity operating on natural gas at site conditions adjusted to 92(degrees)F and including degradation. The Base Case model assumes a 4% degradation factor for output over the six-year maintenance cycle, which is standard for similar facilities. Stone & Webster considers the assumed degradation to be within the range of expected degradation for such power generation facilities.

7.5    Revenues

Williams is obligated for a period of 20 years from the COD to purchase the Facility capacity, approximately 655 MW +/-10% (summer capacity) at 92(degrees)F when firing on natural gas pursuant to the PPA. Williams will pay AES Ironwood for the Facility capacity, fuel conversion services, and ancillary services provided under the PPA. The Project revenues are calculated based on the pricing and payment structure defined in Appendix 1 of the PPA. The revenues for the first full calendar year (Year 2002) are $60.2 million.

The Total Fixed Payment is based on a Fixed Capacity Rate, which has a set schedule for the 20-year term of the PPA. If the Project Equivalent Availability Factor ("EAF") as defined in Appendix 1 to the PPA is greater than 85%, there is an Annual Availability Energy Adjustment ("AAEA") payable to AES Ironwood. The Annual Availability Capacity Adjustment ("AACA") will be calculated as a credit to Williams each year based on the EAF if the EAF is lower than 85%. For the Base Case there is no AACA projected for the 20-year term of the PPA. The AAEA and AACA are paid in the first quarter of the operating year following the end of the previous year.

Williams provides fuel to the Project for conversion into energy. Consequently, the Project is not responsible for the cost of fuel. Rather Williams pays a fee to AES Ironwood to convert the fuel into energy. The Fuel Conversion Rates are escalated annually at the Gross Domestic Product Implicit Price Deflator ("GDPIPD"). The Base Case assumes a GDPIPD of 3%.

In addition to the fuel conversion revenue, Williams is required to pay AES Ironwood an energy efficiency bonus or penalty ("HRB/HRP"). The energy efficiency bonus or penalty is based on the difference between the Heat Rate Target ("HRT") while operating on natural gas and the actual Facility Heat Rate ("FHR"), net electric energy delivered, and the natural gas price index.

The Base Case assumes a 2% degradation factor for heat rate over the six-year maintenance cycle, which is standard for similar facilities. Stone & Webster considers the assumed degradation to be within the range of expected degradation for such power generation facilities. After 20 years from COD at the end of the PPA term, the Base Case assumes that the Project net capacity and energy will be sold into the PJM system for a period through and beyond the maturity of the Bonds. Hagler Bailly estimated the Base Case first merchant operating year

(2021) AES Ironwood plant-specific energy and capacity market price projections in 1996 dollars at $27.16/MWh and $5.38/MWh, respectively. The total operating revenue for the first full merchant calendar year (Year 2022) is $379 million, which includes AAEA revenues earned in the final operating year of the PPA term.

7.6    Operating Expenses

The estimated Project expenses during the PPA period consist of non-fuel fixed and variable expenses. The natural gas and fuel oil will be supplied and transported to the Project under the terms established in the PPA. During the PPA period, Williams will arrange for the procurement and delivery of the natural gas and fuel oil to the applicable Facility fuel delivery point. After the PPA period, AES Ironwood will be responsible for the procurement and delivery of all the fuel to the Facility.

In the pro forma, the estimated O&M expenses are in nominal dollars reflecting an assumed 3% inflation per year. The first full calendar year (Year 2002) fixed and variable non-fuel O&M expenses, which total $17.2 million, and are detailed in the following table.

                  ===========================================================================
                                       Estimated Non-Fuel O&M Expenses
                                                (2002 $ ,000)
                  ===========================================================================
                    Fixed O&M                                                          $13.2
                    Variable O&M                                                         2.1
                    Administration                                                       0.3
                    Operating Insurance                                                  0.6
                    Property Taxes                                                       0.9
                  ---------------------------------------------------------------------------
                  Total Non-Fuel O&M Expenses                                          $17.2
                  ===========================================================================

Stone & Webster reviewed the O&M assumptions utilized in the Projected Operating Results. The information reviewed included assumptions and forecasts for unit performance; staffing functions and levels; annual O&M budget summary; and unit overhaul plans and schedules. Stone & Webster compared the information with its experience with plants of similar configuration and Utility Data Institute cost and staffing information for similar plants. Stone & Webster considers these Project assumptions to be reasonable and comparable to other facilities of similar design.

7.6.1  Maintenance Schedule

All maintenance work and spare parts replacement for the combustion turbine during the first eight years of the Facility operations will be provided by SWPC through the Maintenance Services Agreement and thereafter will be the responsibility of AES Ironwood. The O&M schedule and budget assumes that each combustion turbine accumulates 8000 EBH each year. SWPC's recommended frequency for annual inspections, hot gas path inspections, and major overhauls are being used. In addition, AES Ironwood has included in the schedule and budget a "cover lift" for every hot gas path inspection in order to restore any performance degradation experienced since the previous major overhaul. Stone & Webster believes that AES Ironwood's planned overhaul and maintenance schedule is reasonable and adequate to support its operational and business objectives.

7.6.2  Operations and Maintenance Budget

Stone & Webster reviewed the non-fuel fixed, variable, and major maintenance expenses in the Projected Operating Results. Stone & Webster believes that the O&M budget is sufficient to support the planned staffing level, the maintenance and overhaul schedule, and the project's performance and business objectives.

7.6.3  O&M Staffing Levels

AES Ironwood's planned functional positions and staffing levels were reviewed and are considered satisfactory to operate and maintain the Facility safely in accordance with the operational and regulatory requirements. The staffing levels compare favorably with and are typical of those found in similarly configured plants that Stone & Webster has reviewed. Our review also included the resume of the proposed Project Plant Manager, who appears to have relevant experience in similar plants and has previously demonstrated the requisite skills to perform satisfactorily for AES Ironwood. Stone & Webster believes that the staffing levels are adequate to support AES Ironwood's operational and business objectives.

7.6.4  Emission Compliance Costs

The Projected Operating Results include an emission compliance limit cost. AES Ironwood will be required to purchase allowances equal to one ton per year for all SO2 emitted from the Facility and for all NOx emitted from the Facility during the summer ozone season (defined as May through September). The Base Case assumes that the Project will need approximately 150 tons of NOx allowances per year at the current market value of $2,200 per ton for a vintage 2001 allowance. The Project has already secured NOx allowances for the first two years of operation and has capitalized these costs. NOx allowance costs in the year 2003 are projected to be $0.4 million. The Base Case assumes that the Project will need approximately 198 tons of SO2 allowances per year, commencing at COD in year 2001, at the current market value of $200 per ton. The SO2 allowance cost for 2001 is $0.02 million. Both the NOx and SO2 allowance costs are projected to increase at 3% per annum.

7.6.5  Fuel Expense

In operating year 21, the term of the PPA will end and AES Ironwood will be responsible for providing the fuel for the Facility to operate as a merchant plant. The Base Case assumes that the fuel will be purchased at the price stipulated in the CC Pace Fuel Forecast. The delivered natural gas price will start at $2.44/mmBtu in real 1996$'s in year 2001 and increases to $2.64/mmBtu in real 1996$'s in the first merchant operating year, 2021. Per the terms of the PPA, Williams will supply Jet A fuel oil to the Facility throughout the 20-year PPA. Following the PPA period, the Facility will purchase No. 2 fuel oil. The No. 2 fuel oil price is projected by CC Pace to be $3.69/mmBtu in 1996$ in 2021. The fuel expense assumed during the post PPA period is based on the Facility heat rate at ISO conditions, the Facility capacity factor, and the unit cost of fuel. The fuel expense for the first full calendar year of merchant operation is $219.2 million. When AES Ironwood becomes a merchant plant, the fuel expense will be the single largest expense.

The CC Pace Fuel Forecast is given in 1998$'s. The Hagler Bailly report assumes that the fuel expenses are in 1996$'s and are escalated at 2.5%. The unit fuel costs used in the CC Pace Fuel Forecast are shown in the following table.

           ==========================================================================================
                                              Fuel Price Forecast
           ==========================================================================================
                                     Delivered Natural Gas             Delivered No. 2 Fuel Oil

                 Year                   ($1996/mmBtu)                       ($1996/mmBtu)
           ------------------------------------------------------------------------------------------
                  2021                        2.64                               3.69
                  2022                        2.65                               3.69
                  2023                        2.67                               3.69
                  2024                        2.68                               3.69
                  2025                        2.69                               3.69
           ==========================================================================================

The CC Pace Fuel Forecast for the PJM area is consistent with Stone & Webster's forecasts for fuels.

7.7    Financing Assumptions

Lehman Brothers provided the financing assumptions for the $358.65 million Project cost. The source of funds will consist of $50.15 million in equity and $308.5 million. The capital cost items are allocated monthly during the construction period to calculate releases of Bond proceeds and interest during construction ("IDC"). The combined annual debt service (principal plus interest, annual administrative and LOC fees) during the post construction period ranges from a low of $16.3 million in 2001 to a high of $35.4 million in 2008.

7.8    Projected Operating Results

The Projected Operating Results are shown in Exhibit I of this Report. On the basis of our studies and analyses of the Project, the Project Agreements and the assumptions set forth in this Report, the projected revenues from the sale of fuel conversion services, capacity, and ancillary services are more than adequate to pay the annual O&M expenses (including provisions for major maintenance), other operating expenses, and debt service.

The Base Case indicate the following DSCRs:

               ==================================================================================
                                                   Base Case

                                             Debt Service Coverage
               ==================================================================================
                                                    Minimum                     Average
               ----------------------------------------------------------------------------------
               PPA Period
               ----------------------------------------------------------------------------------
                                                    1.45x                       1.46x
               ----------------------------------------------------------------------------------
               Post PPA Term
               ----------------------------------------------------------------------------------
                                                     5.77x                       5.81x
               ----------------------------------------------------------------------------------
               Full Term of the Bonds
               ----------------------------------------------------------------------------------
                                                     1.45x                       2.30x
               ==================================================================================

7.9    Sensitivity Analyses

Due to uncertainties necessarily inherent in relying on assumptions and projections, it should be anticipated that actual operating results would differ, perhaps, materially, from those assumed and described herein. In order to demonstrate the impact of certain circumstances on the Projected Operating Results, certain sensitivity analyses have been developed by Stone & Webster. It should be noted that other examples could have been considered, and those presented are not intended to reflect the full extent of possible impacts on the Project.

Stone & Webster performed several sensitivity analyses using the pro forma financial model by varying the following Project specific key input parameters including power plant availability, heat rate degradation factors, and O&M costs.

7.9.1  Project Sensitivities

The three Project sensitivities include increasing the Base Case O&M costs, increasing the Base Case heat rate, and decreasing the Base Case AF.

Operation and Maintenance Cost Sensitivity - The Base Case O&M costs were increased by 15%. The resulting average and minimum DSCRs for the PPA term, the post PPA term, and the full term of the Bonds are summarized in the following table.

               ==================================================================================
                                              Sensitivity Case 1

                                           Operation and Maintenance

                                         Debt Service Coverage Ratios
               ==================================================================================
                                                    Minimum                     Average
               ----------------------------------------------------------------------------------
               PPA Term
               ----------------------------------------------------------------------------------
                                                    1.29x                       1.38x
               ----------------------------------------------------------------------------------
               Post PPA Term
               ----------------------------------------------------------------------------------
                                                     5.58x                       5.64x
               ----------------------------------------------------------------------------------
               Full Term of the Bonds
               ----------------------------------------------------------------------------------
                                                     1.29x                       2.20x
               ==================================================================================

Heat Rate Degradation Factors - To test the sensitivity of the Projected Operating Results to heat rate, Stone & Webster increased the Base Case heat rate by 5% (ignoring liquidated damages "by-downs'). The resulting average and minimum DSCRs for the PPA term, the full term, and the post PPA term are summarized in the following table.

               ==================================================================================
                                              Sensitivity Case 2

                                             Heat Rate Degradation

                                         Debt Service Coverage Ratios
               ==================================================================================
                                                    Minimum                     Average
               ----------------------------------------------------------------------------------
               PPA Term
               ----------------------------------------------------------------------------------
                                                     1.11x                       1.24x
               ----------------------------------------------------------------------------------
               Post PPA Term
               ----------------------------------------------------------------------------------
                                                     5.26x                       5.29x
               ----------------------------------------------------------------------------------
               Full Term of the Bonds
               ----------------------------------------------------------------------------------
                                                     1.11x                       2.02x
               ==================================================================================

Availability Factor Sensitivity - To test the pro forma sensitivity the Base Case AF assumption was changed. The Base Case AF is 90.4% for the first two years and ranges from 89.2% to 93.7% for the remaining life of the Facility. Due to the evolutionary nature of the 501G gas turbine design Stone & Webster took a more conservative approach and estimated the Facility AF to be approximately 85% in the first two years and to increase to 90% in the remaining years of the term of the Bonds. The resulting average and minimum DSCRs for the PPA term, the full term, and the post PPA term are summarized in the following table.


               ==================================================================================
                                              Sensitivity Case 3

                                              Availability Factor

                                         Debt Service Coverage Ratios
              ==================================================================================
                                                    Minimum                     Average
              -----------------------------------------------------------------------------------
               PPA Term
              -----------------------------------------------------------------------------------
                                                     1.41x                       1.43x
              -----------------------------------------------------------------------------------
               Post PPA Term
              -----------------------------------------------------------------------------------
                                                     5.70x                       5.73x
              -----------------------------------------------------------------------------------
               Full Term of the Bond
              -----------------------------------------------------------------------------------
                                                     1.41x                       2.26x
              ==================================================================================

7.9.2  Hagler Bailly Sensitivities

In addition, sensitivity of the Project results was assessed for the two downside alternatives, Low Demand Growth Case and a High Gas Price Case. The High Gas Price and Low Demand Growth scenarios were taken from the Hagler Bailly forecasts. Stone & Webster applied the two Hagler Bailly "macroeconomic" downside sensitivities to the Base Case.

High Gas Price - The natural gas prices were uniformly increased by $0.50 per mmBtu (in 1996$) above the CC Pace forecast levels. The resulting average and minimum DSCRs for the post PPA term are summarized in the following table.

            =====================================================================================
                                      Sensitivity Case 4 - High Gas Price

                                         Debt Service Coverage Ratios
            =====================================================================================
                                                                       Minimum        Average
            -------------------------------------------------------------------------------------
               Post PPA Term
            -------------------------------------------------------------------------------------
                                                                        4.98x          5.13x
            =====================================================================================

Low Demand Growth - The demand growth rates were reduced by a third, compared to the Base Case, for the period 2017 through 2025. In this case the peak and total demand grew at only 0.50% and 1.00% per annum, respectively beginning in 2017, while new capacity building remained per the Hagler Bailly base case. The resulting average and minimum DSCRs for the post PPA term are summarized in the following table.

            =====================================================================================
                                    Sensitivity Case 5 - Low Demand Growth

                                         Debt Service Coverage Ratios
            =====================================================================================
                                                                       Minimum        Average
            -------------------------------------------------------------------------------------
               Post PPA Term
            -------------------------------------------------------------------------------------
                                                                        4.70x          4.93x
            =====================================================================================

7.10   Liquidated Damages Analyses

Stone & Webster reviewed the impact on the average DSCRs if SWPC fails to pass certain performance tests and there is a long-term performance deficiency over the term of the Bonds. It was assumed that the performance liquidated damages paid to AES Ironwood by SWPC would be used to buy down the Bonds on a pro rata basis. The analysis was performed to demonstrate that the liquidated damages for the guaranteed net electrical output and guaranteed net heat rate are sufficient to maintain the DSCRs at the same level as projected in the Base Case.

It is projected that the average DSCRs over the term of the Bonds, after payment of the liquidated damages due to a failure to achieve the guaranteed net electrical output and the guaranteed net heat rate, will generally remain at the same level as the average DSCRs in the Base Case for deficiencies up to approximately 5% in net electrical output and 6% in net heat rate.

SWPC is required to pay liquidated damages for a delay in the Facility completion. SWPC will pay AES Ironwood $110,000 for each day after the required Facility completion date that the Facility completion is not achieved. The liquidated damages for a delay in the Facility completion cannot exceed 20% of the contract price. Such payment, together with contingencies and prefunded IDC, will be sufficient to cover the Williams payment plus debt service commitment for approximately one year after the Guaranteed Provisional Acceptance Date.

                                    Exhibit I




Base Case

Increased O&M Sensitivity (Case #1)

Increased Heat Rate Sensitivity (Case #2)

Decreased Availability Sensitivity (Case #3)

Hagler Bailey High Gas Price Sensitivity (Case #4)

Hagler Bailly Low Demand Growth Sensitivity (Case #5)

                                                                    Confidential

                                    Exhibit I
                    AES Ironwood Projected Operating Results
                                    Base Case

                                                                                     PPA Period
                                                ------------------------------------------------------------------------------------
Year Ending December 31,                         2001    2002   2003    2004    2005   2006    2007    2008    2009   2010    2011
                                                ------------------------------------------------------------------------------------
Net Operating Revenues ($million)
      PPA Revenues                               35.1    60.2   60.4    63.4    65.4   65.0    68.0    70.1    64.1   63.1    65.5
      Merchant Revenues                             -       -      -       -       -      -       -       -       -      -       -

                                                ------------------------------------------------------------------------------------
      Total Operating Revenues                   35.1    60.2   60.4    63.4    65.4   65.0    68.0    70.1    64.1   63.1    65.5
                                                ------------------------------------------------------------------------------------
                                                ------------------------------------------------------------------------------------
Interest Earned on Accounts ($million)            0.1     0.2    0.2     0.2     0.2    0.2     0.2     0.3     0.2    0.3     0.5
                                                ------------------------------------------------------------------------------------

Operating Expenses ($million)
      Fuel                                          -       -      -       -       -      -       -       -       -      -       -
      Fixed O&M                                   7.0    13.2    9.5    10.6    12.3    9.8    11.5    13.4    11.2   10.6    10.6
      Variable O&M                                1.3     2.1    2.2     2.3     2.4    5.2     4.5     2.7     2.7    2.8     3.0
      Administration                              0.2     0.3    0.3     0.3     0.3    0.3     0.3     0.3     0.3    0.4     0.4
      Insurance                                     -     0.6    1.1     1.1     1.2    1.2     1.2     1.3     1.3    1.3     1.4
      Property Taxes                              0.5     0.9    0.9     1.0     1.0    1.0     1.1     1.1     1.1    1.2     1.2
      Local Taxes                                 0.0     0.0    0.1     0.1     0.1    0.1     0.2     0.2     0.3    0.3     0.3

                                                ------------------------------------------------------------------------------------
      Total Operating Expenses                    8.9    17.2   14.1    15.4    17.3   17.7    18.9    19.0    16.9   16.6    16.8
                                                ------------------------------------------------------------------------------------
                                                ------------------------------------------------------------------------------------
Cash Flow Available for Debt Service ($million)  26.3    43.2   46.6    48.2    48.3   47.5    49.4    51.4    47.4   46.8    49.2
                                                ------------------------------------------------------------------------------------

Annual Debt Service ($million)
      Facility Bonds
          B-O-Y Balance Outstanding             308.5   306.5  301.8   295.4   288.4  281.2   272.1   260.7   251.1  241.1   228.4
          Principal and Interest                 15.9    29.2   31.7    32.9    33.0   32.5    33.7    35.1    32.4   32.0    33.6
          LOC & Administrative Fees               0.4     0.3    0.3     0.3     0.3    0.3     0.3     0.3     0.3    0.3     0.3

                                                ------------------------------------------------------------------------------------
      Total Debt Service                         16.3    29.6   32.0    33.2    33.3   32.8    34.0    35.4    32.7   32.3    33.9
                                                ------------------------------------------------------------------------------------
                                                ------------------------------------------------------------------------------------
Annual Debt Service Coverage                     1.61x   1.46x  1.45x   1.45x   1.45x  1.45x   1.45x   1.45x   1.45x  1.45x   1.45x
                                                ------------------------------------------------------------------------------------
                                                                                   PPA Period
                                                ---------------------------------------------------------------------------
Year Ending December 31,                         2012    2013   2014    2015    2016   2017    2018    2019    2020  2021*
                                                ---------------------------------------------------------------------------
Net Operating Revenues ($million)
      PPA Revenues                               65.6    67.3   67.1    64.8    66.2   65.8    63.0    64.4    64.6   27.5
      Merchant Revenues                             -       -      -       -       -      -       -       -       -  215.3

                                                ---------------------------------------------------------------------------
      Total Operating Revenues                   65.6    67.3   67.1    64.8    66.2   65.8    63.0    64.4    64.6  242.8
                                                ---------------------------------------------------------------------------
                                                ---------------------------------------------------------------------------
Interest Earned on Accounts ($million)            0.3     0.3    0.4     0.2     0.3    0.5     0.3     0.3     0.4    0.2
                                                ---------------------------------------------------------------------------

Operating Expenses ($million)
      Fuel                                          -       -      -       -       -      -       -       -       -  123.4
      Fixed O&M                                  13.3    13.5   11.5    11.7    12.8   12.6    15.7    16.1    13.7   13.6
      Variable O&M                                6.3     5.5    3.3     3.3     3.5    3.6     7.6     6.6     4.0    4.1
      Administration                              0.4     0.4    0.4     0.4     0.4    0.4     0.4     0.5     0.5    0.5
      Insurance                                   1.4     1.5    1.5     1.6     1.6    1.7     1.7     1.8     1.8    1.9
      Property Taxes                              1.2     1.3    1.3     1.3     1.4    1.4     1.5     1.5     1.5    1.6
      Local Taxes                                 0.2     0.2    0.3     0.3     0.4    0.4     0.4     0.4     0.4    0.9

                                                ---------------------------------------------------------------------------
      Total Operating Expenses                   22.9    22.3   18.2    18.7    20.1   20.1    27.3    26.9    22.0  146.0
                                                ---------------------------------------------------------------------------
                                                ---------------------------------------------------------------------------
Cash Flow Available for Debt Service ($million)  43.0    45.3   49.3    46.4    46.4   46.2    36.0    37.8    43.0   97.1
                                                ---------------------------------------------------------------------------

Annual Debt Service ($million)
      Facility Bonds
          B-O-Y Balance Outstanding             219.0   207.1  191.2   175.9   159.2  141.1   128.6   113.8    93.7   76.1
          Principal and Interest                 29.3    30.8   33.7    31.7    31.7   31.6    24.5    25.8    29.5   25.2
          LOC & Administrative Fees               0.3     0.3    0.3     0.3     0.3    0.3     0.2     0.3     0.3    0.2

                                                ---------------------------------------------------------------------------
      Total Debt Service                         29.6    31.1   34.0    32.0    32.0   31.9    24.8    26.0    29.7   25.5
                                                ---------------------------------------------------------------------------
                                                ---------------------------------------------------------------------------
Annual Debt Service Coverage                     1.45x   1.45x  1.45x   1.45x   1.45x  1.45x   1.45x   1.45x   1.45x  3.81x
                                                ---------------------------------------------------------------------------
                                                =============================
                                                       Post PPA Period
                                                -----------------------------
Year Ending December 31,                         2022    2023   2024    2025
                                                -----------------------------
Net Operating Revenues ($million)
      PPA Revenues                                  -       -      -       -
      Merchant Revenues                         378.9   389.7  391.5   416.2

                                                -----------------------------
      Total Operating Revenues                  378.9   389.7  391.5   416.2
                                                -----------------------------
                                                -----------------------------
Interest Earned on Accounts ($million)            0.3     0.6    0.3     0.2
                                                -----------------------------

Operating Expenses ($million)
      Fuel                                      219.2   228.8  226.8   238.4
      Fixed O&M                                  13.3    14.9   19.3    18.7
      Variable O&M                                4.2     4.4    9.1     7.9
      Administration                              0.5     0.5    0.5     0.6
      Insurance                                   1.9     2.0    2.0     2.1
      Property Taxes                              1.6     1.7    1.7     1.8
      Local Taxes                                 1.6     2.3    3.0     3.8

                                                -----------------------------
      Total Operating Expenses                  242.4   254.6  262.4   273.2
                                                -----------------------------
                                                -----------------------------
Cash Flow Available for Debt Service ($million) 136.8   135.7  129.4   143.3
                                                -----------------------------

Annual Debt Service ($million)
      Facility Bonds
          B-O-Y Balance Outstanding              59.0    40.5   21.3     0.0
          Principal and Interest                 23.3    23.1   22.1    22.5
          LOC & Administrative Fees               0.2     0.2    0.2     0.2

                                                -----------------------------
      Total Debt Service                         23.6    23.3   22.3    22.7
                                                -----------------------------
                                                -----------------------------
Annual Debt Service Coverage                     5.81x   5.81x  5.80x   5.77x
                                                =============================

* The first five months of 2021 include PPA cash flow and the last seven months of 2021 include Post PPA cash flow. The resulting blended DSCR is 3.81.

Average Debt Coverage During PPA                     1.46x

Minimum Debt Coverage During PPA                     1.45x

Average Debt Coverage Post PPA                       5.81x

Minimum Debt Coverage Post PPA                       5.77x

Average Debt Coverage During                         2.30x
   Bond Term

                                                                    Confidential
                                    Exhibit I
                     AES Ironwood Projected Operating Results
                       Increased O&M Sensitivity (Case #1)

                                                                                    PPA Period
                                                ------------------------------------------------------------------------------------
Year Ending December 31,                         2001    2002   2003    2004    2005   2006    2007    2008    2009   2010    2011
                                                ------------------------------------------------------------------------------------
Net Operating Revenues ($million)
      PPA Revenues                               35.1    60.2   60.4    63.4    65.4   65.0    68.0    70.1    64.1   63.1    65.5
      Merchant Revenues                             -       -      -       -       -      -       -       -       -      -       -

                                                ------------------------------------------------------------------------------------
      Total Operating Revenues                   35.1    60.2   60.4    63.4    65.4   65.0    68.0    70.1    64.1   63.1    65.5
                                                ------------------------------------------------------------------------------------
                                                ------------------------------------------------------------------------------------
Interest Earned on Accounts ($million)            0.1     0.2    0.2     0.2     0.2    0.2     0.2     0.3     0.2    0.3     0.5
                                                ------------------------------------------------------------------------------------

Operating Expenses ($million)
      Fuel                                          -       -      -       -       -      -       -       -       -      -       -
      Fixed O&M                                   7.4    13.9    9.7    11.0    13.1   10.3    12.1    14.2    12.5   12.2    12.2
      Variable O&M                                1.4     2.5    2.5     2.7     2.8    6.0     5.2     3.1     3.1    3.2     3.4
      Administration                              0.2     0.3    0.3     0.3     0.4    0.4     0.4     0.4     0.4    0.4     0.4
      Insurance                                     -     0.7    1.3     1.3     1.3    1.4     1.4     1.5     1.5    1.5     1.6
      Property Taxes                              0.6     1.0    1.1     1.1     1.1    1.2     1.2     1.2     1.3    1.3     1.4
      Local Taxes                                 0.0     0.0    0.1     0.1     0.1    0.1     0.2     0.2     0.3    0.3     0.3

                                                ------------------------------------------------------------------------------------
      Total Operating Expenses                    9.6    18.5   14.9    16.5    18.8   19.3    20.5    20.6    19.0   19.0    19.2
                                                ------------------------------------------------------------------------------------
                                                ------------------------------------------------------------------------------------
Cash Flow Available for Debt Service ($million)  25.7    41.9   45.7    47.1    46.8   45.9    47.7    49.8    45.3   44.5    46.8
                                                ------------------------------------------------------------------------------------

Annual Debt Service ($million)
      Facility Bonds
          B-O-Y Balance Outstanding             308.5   306.5  301.8   295.4   288.4  281.2   272.1   260.7   251.1  241.1   228.4
          Principal and Interest                 15.9    29.2   31.7    32.9    33.0   32.5    33.7    35.1    32.4   32.0    33.6
          LOC & Administrative Fees               0.4     0.3    0.3     0.3     0.3    0.3     0.3     0.3     0.3    0.3     0.3

                                                ------------------------------------------------------------------------------------

      Total Debt Service                         16.3    29.6   32.0    33.2    33.3   32.8    34.0    35.4    32.7   32.3    33.9
                                                ------------------------------------------------------------------------------------
                                                ------------------------------------------------------------------------------------
Annual Debt Service Coverage                     1.57x   1.42x  1.43x   1.42x   1.41x  1.40x   1.40x   1.41x   1.39x  1.38x   1.38x
                                                ------------------------------------------------------------------------------------
                                                                                     PPA Period
                                                ----------------------------------------------------------------------------
Year Ending December 31,                         2012    2013   2014    2015    2016   2017    2018    2019    2020  2021*
                                                ----------------------------------------------------------------------------
Net Operating Revenues ($million)
      PPA Revenues                               65.6    67.3   67.1    64.8    66.2   65.8    63.0    64.4    64.6   27.5
      Merchant Revenues                             -       -      -       -       -      -       -       -       -  215.3

                                                ----------------------------------------------------------------------------
      Total Operating Revenues                   65.6    67.3   67.1    64.8    66.2   65.8    63.0    64.4    64.6  242.8
                                                ----------------------------------------------------------------------------
                                                ----------------------------------------------------------------------------
Interest Earned on Accounts ($million)            0.3     0.3    0.4     0.3     0.3    0.6     0.3     0.3     0.5    0.3
                                                ----------------------------------------------------------------------------

Operating Expenses ($million)
      Fuel                                          -       -      -       -       -      -       -       -       -  123.4
      Fixed O&M                                  15.3    15.4   13.2    13.5    14.7   14.5    18.1    18.5    15.8   15.8
      Variable O&M                                7.3     6.3    3.7     3.8     4.0    4.2     8.7     7.6     4.6    4.7
      Administration                              0.4     0.4    0.5     0.5     0.5    0.5     0.5     0.5     0.5    0.6
      Insurance                                   1.6     1.7    1.7     1.8     1.8    1.9     2.0     2.0     2.1    2.1
      Property Taxes                              1.4     1.4    1.5     1.5     1.6    1.6     1.7     1.7     1.8    1.8
      Local Taxes                                 0.2     0.2    0.3     0.3     0.4    0.4     0.4     0.4     0.4    0.9

                                                ----------------------------------------------------------------------------
      Total Operating Expenses                   26.3    25.5   20.9    21.5    23.0   23.1    31.4    30.7    25.2  149.3
                                                ----------------------------------------------------------------------------
                                                ----------------------------------------------------------------------------
Cash Flow Available for Debt Service ($million)  39.6    42.0   46.6    43.6    43.5   43.4    32.0    33.9    39.8   93.7
                                                ----------------------------------------------------------------------------

Annual Debt Service ($million)
      Facility Bonds
          B-O-Y Balance Outstanding             219.0   207.1  191.2   175.9   159.2  141.1   128.6   113.8    93.7  76.1
          Principal and Interest                 29.3    30.8   33.7    31.7    31.7   31.6    24.5    25.8    29.5  25.2
          LOC & Administrative Fees               0.3     0.3    0.3     0.3     0.3    0.3     0.2     0.3     0.3   0.2

                                                ----------------------------------------------------------------------------
      Total Debt Service                         29.6    31.1   34.0    32.0    32.0   31.9    24.8    26.0    29.7  25.5
                                                ----------------------------------------------------------------------------
                                                ----------------------------------------------------------------------------
Annual Debt Service Coverage                     1.34x   1.35x  1.37x   1.36x   1.36x  1.36x   1.29x   1.30x   1.34x 3.68x
                                                ----------------------------------------------------------------------------
                                                =============================
                                                        Post PPA Period
                                                -----------------------------
Year Ending December 31,                         2022    2023   2024    2025
                                                -----------------------------
Net Operating Revenues ($million)
      PPA Revenues                                  -       -      -       -
      Merchant Revenues                         378.9   389.7  391.5   416.2

                                                -----------------------------
      Total Operating Revenues                  378.9   389.7  391.5   416.2
                                                -----------------------------
                                                -----------------------------
Interest Earned on Accounts ($million)            0.3     0.6    0.4     0.2
                                                -----------------------------

Operating Expenses ($million)
      Fuel                                      219.2   228.8  226.8   238.4
      Fixed O&M                                  15.5    17.1   22.2    21.4
      Variable O&M                                4.9     5.0   10.5     9.1
      Administration                              0.6     0.6    0.6     0.6
      Insurance                                   2.2     2.3    2.3     2.4
      Property Taxes                              1.9     1.9    2.0     2.1
      Local Taxes                                 1.6     2.3    3.0     3.8

                                                -----------------------------
      Total Operating Expenses                  245.9   258.1  267.3   277.8
                                                -----------------------------
                                                -----------------------------
Cash Flow Available for Debt Service ($million) 133.4   132.2  124.5   138.6
                                                -----------------------------

Annual Debt Service ($million)
      Facility Bonds
          B-O-Y Balance Outstanding              59.0    40.5   21.3     0.0
          Principal and Interest                 23.3    23.1   22.1    22.5
          LOC & Administrative Fees               0.2     0.2    0.2     0.2

                                                -----------------------------
      Total Debt Service                         23.6    23.3   22.3    22.7
                                                -----------------------------
                                                -----------------------------
Annual Debt Service Coverage                     5.66x   5.67x  5.58x   5.59x
                                                =============================

* The first five months of 2021 include PPA cash flow and the last seven months of 2021 include Post PPA cash flow. The resulting blended DSCR is 3.68.

Average Debt Coverage During PPA                     1.38x

Minimum Debt Coverage During PPA                     1.29x

Average Debt Coverage Post PPA                       5.64x

Minimum Debt Coverage Post PPA                       5.58x

Average Debt Coverage During                         2.20x
   Bond Term

                                                                    Confidential
                                    Exhibit I
                    AES Ironwood Projected Operating Results
                    Increased Heat Rate Sensitivity (Case #2)

                                                                                     PPA Period
                                                ------------------------------------------------------------------------------------
Year Ending December 31,                         2001    2002   2003    2004    2005   2006    2007    2008    2009   2010    2011
                                                ------------------------------------------------------------------------------------
Net Operating Revenues ($million)
      PPA Revenues                               32.3    55.4   55.5    58.2    59.9   59.6    62.2    64.0    58.0   56.6    58.6
      Merchant Revenues                             -       -      -       -       -      -       -       -       -      -       -

                                                ------------------------------------------------------------------------------------
      Total Operating Revenues                   32.3    55.4   55.5    58.2    59.9   59.6    62.2    64.0    58.0   56.6    58.6
                                                ------------------------------------------------------------------------------------
                                                ------------------------------------------------------------------------------------
Interest Earned on Accounts ($million)            0.1     0.2    0.2     0.2     0.2    0.2     0.2     0.3     0.2    0.3     0.5
                                                ------------------------------------------------------------------------------------

Operating Expenses ($million)
      Fuel                                          -       -      -       -       -      -       -       -       -      -       -
      Fixed O&M                                   5.6    12.3    9.4    10.5    12.2    9.8    11.4    13.2    11.2   10.5    10.4
      Variable O&M                                1.3     2.1    2.2     2.3     2.4    5.2     4.5     2.7     2.7    2.8     3.0
      Administration                              0.2     0.3    0.3     0.3     0.3    0.3     0.3     0.3     0.3    0.4     0.4
      Insurance                                     -     0.6    1.1     1.1     1.2    1.2     1.2     1.3     1.3    1.3     1.4
      Property Taxes                              0.5     0.9    0.9     1.0     1.0    1.0     1.1     1.1     1.1    1.2     1.2
      Local Taxes                                 0.0     0.0    0.1     0.1     0.1    0.1     0.2     0.2     0.3    0.3     0.3

                                                ------------------------------------------------------------------------------------
      Total Operating Expenses                    7.6   16.3    14.0    15.3    17.2   17.7    18.7    18.8    16.9   16.4    16.6
                                                ------------------------------------------------------------------------------------
                                                ------------------------------------------------------------------------------------
Cash Flow Available for Debt Service ($million)  24.9    39.3   41.7    43.1    42.9   42.0    43.7    45.4    41.3   40.5    42.5
                                                ------------------------------------------------------------------------------------

Annual Debt Service ($million)
      Facility Bonds
          B-O-Y Balance Outstanding             308.5   306.5  301.8   295.4   288.4  281.2   272.1   260.7   251.1  241.1   228.4
          Principal and Interest                 15.9    29.2   31.7    32.9    33.0   32.5    33.7    35.1    32.4   32.0    33.6
          LOC & Administrative Fees               0.4     0.3    0.3     0.3     0.3    0.3     0.3     0.3     0.3    0.3     0.3

                                                ------------------------------------------------------------------------------------
      Total Debt Service                         16.3    29.6   32.0    33.2    33.3   32.8    34.0    35.4    32.7   32.3    33.9
                                                ------------------------------------------------------------------------------------
Annual Debt Service Coverage                     1.53x   1.33x  1.30x   1.30x   1.29x  1.28x   1.28x   1.28x   1.26x  1.26x   1.25x
                                                ------------------------------------------------------------------------------------
                                                                                   PPA Period
                                                ----------------------------------------------------------------------------
Year Ending December 31,                         2012    2013   2014    2015    2016   2017    2018    2019    2020  2021*
                                                ----------------------------------------------------------------------------
Net Operating Revenues ($million)
      PPA Revenues                               58.6    60.0   59.4    57.0    57.8   57.2    54.4    55.3    54.9   23.5
      Merchant Revenues                             -       -      -       -       -      -       -       -       -  215.3

                                                ----------------------------------------------------------------------------
      Total Operating Revenues                   58.6    60.0   59.4    57.0    57.8   57.2    54.4    55.3    54.9  238.7
                                                ----------------------------------------------------------------------------
                                                ----------------------------------------------------------------------------
Interest Earned on Accounts ($million)            0.3     0.3    0.4     0.2     0.3    0.5     0.3     0.3     0.4    0.2
                                                ----------------------------------------------------------------------------

Operating Expenses ($million)
      Fuel                                          -       -      -       -       -      -       -       -       -  129.6
      Fixed O&M                                  13.3    13.3   11.3    11.6    12.6   12.5    15.7    15.9    13.5   16.3
      Variable O&M                                6.3     5.5    3.3     3.3     3.5    3.6     7.6     6.6     4.0    4.1
      Administration                              0.4     0.4    0.4     0.4     0.4    0.4     0.4     0.5     0.5    0.5
      Insurance                                   1.4     1.5    1.5     1.6     1.6    1.7     1.7     1.8     1.8    1.9
      Property Taxes                              1.2     1.3    1.3     1.3     1.4    1.4     1.5     1.5     1.5    1.6
      Local Taxes                                 0.2     0.2    0.3     0.3     0.4    0.4     0.4     0.4     0.4    0.9

                                                ----------------------------------------------------------------------------
      Total Operating Expenses                   22.9    22.1   18.0    18.6    19.9   20.0    27.3    26.6    21.7  154.8
                                                ----------------------------------------------------------------------------
                                                ----------------------------------------------------------------------------
Cash Flow Available for Debt Service ($million)  36.1    38.2   41.8    38.6    38.3   37.7    27.4    29.0    33.6   84.1
                                                ----------------------------------------------------------------------------

Annual Debt Service ($million)
      Facility Bonds
          B-O-Y Balance Outstanding             219.0   207.1  191.2   175.9   159.2  141.1   128.6   113.8    93.7   76.1
          Principal and Interest                 29.3    30.8   33.7    31.7    31.7   31.6    24.5    25.8    29.5   25.2
          LOC & Administrative Fees               0.3     0.3    0.3     0.3     0.3    0.3     0.2     0.3     0.3    0.2

                                                ----------------------------------------------------------------------------
      Total Debt Service                         29.6    31.1   34.0    32.0    32.0   31.9    24.8    26.0    29.7   25.5
                                                ----------------------------------------------------------------------------
Annual Debt Service Coverage                     1.22x   1.23x  1.23x   1.21x   1.20x  1.18x   1.11x   1.11x   1.13x  3.30x
                                                ----------------------------------------------------------------------------
                                                =============================
                                                       Post PPA Period
                                                -----------------------------
Year Ending December 31,                         2022    2023   2024    2025
                                                -----------------------------
Net Operating Revenues ($million)
      PPA Revenues                                  -       -      -       -
      Merchant Revenues                         378.9   389.7  391.5   416.2

                                                -----------------------------
      Total Operating Revenues                  378.9   389.7  391.5   416.2
                                                -----------------------------
                                                -----------------------------
Interest Earned on Accounts ($million)            0.3     0.6    0.3     0.2
                                                -----------------------------

Operating Expenses ($million)
      Fuel                                      230.2   240.2  238.1   250.3
      Fixed O&M                                  15.3    14.9   19.3    18.7
      Variable O&M                                4.2     4.4    9.1     7.9
      Administration                              0.5     0.5    0.5     0.6
      Insurance                                   1.9     2.0    2.0     2.1
      Property Taxes                              1.6     1.7    1.7     1.8
      Local Taxes                                 1.6     2.3    3.0     3.8

                                                -----------------------------
      Total Operating Expenses                  255.3   266.0  273.8   285.1
                                                -----------------------------
                                                -----------------------------
Cash Flow Available for Debt Service ($million) 123.8   124.2  118.1   131.3
                                                -----------------------------

Annual Debt Service ($million)
      Facility Bonds
          B-O-Y Balance Outstanding              59.0    40.5   21.3     0.0
          Principal and Interest                 23.3    23.1   22.1    22.5
          LOC & Administrative Fees               0.2     0.2    0.2     0.2

                                                -----------------------------
      Total Debt Service                         23.6    23.3   22.3    22.7
                                                -----------------------------
Annual Debt Service Coverage                     5.26x   5.32x  5.29x   5.29x
                                                =============================

* The first five months of 2021 include PPA cash flow and the last seven months of 2021 include Post PPA cash flow. The resulting blended DSCR is 3.30.

Average Debt Coverage During PPA                     1.24x

Minimum Debt Coverage During PPA                     1.11x

Average Debt Coverage Post PPA                       5.29x

Minimum Debt Coverage Post PPA                       5.26x

Average Debt Coverage During                         2.02x
   Bond Term

                                                                    Confidential
                                    Exhibit I
                    AES Ironwood Projected Operating Results
                  Decreased Availability Sensitivity (Case #3)

                                                                                     PPA Period
                                                ------------------------------------------------------------------------------------
Year Ending December 31,                         2001    2002   2003    2004    2005   2006    2007    2008    2009   2010    2011
                                                ------------------------------------------------------------------------------------
Net Operating Revenues ($million)
      PPA Revenues                               35.1    59.9   59.9    62.8    64.6   64.2    67.3    69.3    63.2   62.3    64.7
      Merchant Revenues                             -       -      -       -       -      -       -       -       -      -       -

                                                ------------------------------------------------------------------------------------
      Total Operating Revenues                   35.1    59.9   59.9    62.8    64.6   64.2    67.3    69.3    63.2   62.3    64.7
                                                ------------------------------------------------------------------------------------
                                                ------------------------------------------------------------------------------------
Interest Earned on Accounts ($million)            0.1     0.2    0.2     0.2     0.2    0.2     0.2     0.3     0.2    0.3     0.5
                                                ------------------------------------------------------------------------------------

Operating Expenses ($million)
      Fuel                                          -       -      -       -       -      -       -       -       -      -       -
      Fixed O&M                                   7.0    13.1    9.4    10.7    12.3    9.8    11.6    13.4    11.2   10.6    10.6
      Variable O&M                                1.3     2.1    2.2     2.3     2.4    5.2     4.5     2.7     2.7    2.8     3.0
      Administration                              0.2     0.3    0.3     0.3     0.3    0.3     0.3     0.3     0.3    0.4     0.4
      Insurance                                     -     0.6    1.1     1.1     1.2    1.2     1.2     1.3     1.3    1.3     1.4
      Property Taxes                              0.5     0.9    0.9     1.0     1.0    1.0     1.1     1.1     1.1    1.2     1.2
      Local Taxes                                 0.0     0.0    0.1     0.1     0.1    0.1     0.2     0.2     0.3    0.3     0.3

                                                ------------------------------------------------------------------------------------
      Total Operating Expenses                    8.9    17.1   13.9    15.5    17.3   17.7    18.9    19.0    16.9   16.6    16.8
                                                ------------------------------------------------------------------------------------
                                                ------------------------------------------------------------------------------------
Cash Flow Available for Debt Service ($million)  26.3    43.0   46.1    47.5    47.5   46.7    48.6    50.6    46.6   46.0    48.3
                                                ------------------------------------------------------------------------------------

Annual Debt Service ($million)
      Facility Bonds
          B-O-Y Balance Outstanding             308.5   306.5  301.8   295.4   288.4  281.2   272.1   260.7   251.1  241.1   228.4
          Principal and Interest                 15.9    29.2   31.7    32.9    33.0   32.5    33.7    35.1    32.4   32.0    33.6
          LOC & Administrative Fees               0.4     0.3    0.3     0.3     0.3    0.3     0.3     0.3     0.3    0.3     0.3
                                                ------------------------------------------------------------------------------------
      Total Debt Service                         16.3    29.6   32.0    33.2    33.3   32.8    34.0    35.4    32.7   32.3    33.9
                                                ------------------------------------------------------------------------------------
                                                ------------------------------------------------------------------------------------
Annual Debt Service Coverage                     1.61x   1.45x  1.44x   1.43x   1.43x  1.43x   1.43x   1.43x   1.42x  1.43x   1.42x
                                                ------------------------------------------------------------------------------------
                                                                                   PPA Period
                                                ----------------------------------------------------------------------------
Year Ending December 31,                         2012    2013   2014    2015    2016   2017    2018    2019    2020  2021*
                                                ----------------------------------------------------------------------------
Net Operating Revenues ($million)
      PPA Revenues                               64.6    66.4   66.2    63.8    65.2   64.8    61.8    63.3    63.4   26.4
      Merchant Revenues                             -       -      -       -       -      -       -       -       -  213.7

                                                ----------------------------------------------------------------------------
      Total Operating Revenues                   64.6    66.4   66.2    63.8    65.2   64.8    61.8    63.3    63.4  240.0
                                                ----------------------------------------------------------------------------
                                                ----------------------------------------------------------------------------
Interest Earned on Accounts ($million)            0.3     0.3    0.4     0.2     0.3    0.5     0.3     0.3     0.4    0.2
                                                ----------------------------------------------------------------------------

Operating Expenses ($million)
      Fuel                                          -       -      -       -       -      -       -       -       -  122.4
      Fixed O&M                                  13.2    13.5   11.5    11.6    12.9   12.5    15.6    16.2    13.7   13.6
      Variable O&M                                6.3     5.5    3.3     3.3     3.5    3.6     7.6     6.6     4.0    4.1
      Administration                              0.4     0.4    0.4     0.4     0.4    0.4     0.4     0.5     0.5    0.5
      Insurance                                   1.4     1.5    1.5     1.6     1.6    1.7     1.7     1.8     1.8    1.9
      Property Taxes                              1.2     1.3    1.3     1.3     1.4    1.4     1.5     1.5     1.5    1.6
      Local Taxes                                 0.2     0.2    0.3     0.3     0.4    0.4     0.4     0.4     0.4    0.9

                                                ----------------------------------------------------------------------------
      Total Operating Expenses                   22.8    22.3   18.2    18.6    20.2   20.1    27.2    26.9    22.0  144.9
                                                ----------------------------------------------------------------------------
                                                ----------------------------------------------------------------------------
Cash Flow Available for Debt Service ($million)  42.1    44.3   48.4    45.4    45.4   45.2    34.9    36.7    41.9   95.4
                                                ----------------------------------------------------------------------------

Annual Debt Service ($million)
      Facility Bonds
          B-O-Y Balance Outstanding             219.0   207.1  191.2   175.9   159.2  141.1   128.6   113.8    93.7   76.1
          Principal and Interest                 29.3    30.8   33.7    31.7    31.7   31.6    24.5    25.8    29.5   25.2
          LOC & Administrative Fees               0.3     0.3    0.3     0.3     0.3    0.3     0.2     0.3     0.3    0.2

                                                ----------------------------------------------------------------------------
      Total Debt Service                         29.6    31.1   34.0    32.0    32.0   31.9    24.8    26.0    29.7   25.5
                                                ----------------------------------------------------------------------------
                                                ----------------------------------------------------------------------------
Annual Debt Service Coverage                     1.42x   1.42x  1.42x   1.42x   1.42x  1.42x   1.41x   1.41x   1.41x  3.74x
                                                ----------------------------------------------------------------------------
                                                =============================
                                                       Post PPA Period
                                                -----------------------------
Year Ending December 31,                         2022    2023   2024    2025
                                                -----------------------------
Net Operating Revenues ($million)
      PPA Revenues                               (0.1)      -      -       -
      Merchant Revenues                         373.5   381.8  387.8   411.3

                                                -----------------------------
      Total Operating Revenues                  373.4   381.8  387.8   411.3
                                                -----------------------------
                                                -----------------------------
Interest Earned on Accounts ($million)            0.3     0.6    0.3     0.2
                                                -----------------------------

Operating Expenses ($million)
      Fuel                                      215.8   223.4  224.2   235.1
      Fixed O&M                                  13.7    14.9   19.3    18.7
      Variable O&M                                4.2     4.3    9.0     7.8
      Administration                              0.5     0.5    0.5     0.6
      Insurance                                   1.9     2.0    2.0     2.1
      Property Taxes                              1.6     1.7    1.7     1.8
      Local Taxes                                 1.6     2.3    3.0     3.8

                                                -----------------------------
      Total Operating Expenses                  239.4   249.0  259.8   269.8
                                                -----------------------------
                                                -----------------------------
Cash Flow Available for Debt Service ($million) 134.3   133.3  128.3   141.7
                                                -----------------------------
Annual Debt Service ($million)
      Facility Bonds
          B-O-Y Balance Outstanding              59.0    40.5   21.3     0.0
          Principal and Interest                 23.3    23.1   22.1    22.5
          LOC & Administrative Fees               0.2     0.2    0.2     0.2

                                                -----------------------------
      Total Debt Service                         23.6    23.3   22.3    22.7
                                                -----------------------------
                                                -----------------------------
Annual Debt Service Coverage                     5.70x   5.71x  5.75x   5.71x
                                                =============================

* The first five months of 2021 include PPA cash flow and the last seven months of 2021 include Post PPA cash flow. The resulting blended DSCR is 3.74.

Average Debt Coverage During PPA                     1.43x

Minimum Debt Coverage During PPA                     1.41x

Average Debt Coverage Post PPA                       5.73x

Minimum Debt Coverage Post PPA                       5.70x

Average Debt Coverage During                         2.26x
   Bond Term

                                                                    Confidential
                                    Exhibit I
                    AES Ironwood Projected Operating Results
               Hagler Bailly High Gas Price Sensitivity (Case #4)

                                                                                     PPA Period
                                                ------------------------------------------------------------------------------------
Year Ending December 31,                         2001    2002   2003    2004    2005   2006    2007    2008    2009   2010    2011
                                                ------------------------------------------------------------------------------------
Net Operating Revenues ($million)
      PPA Revenues                               34.8    59.4   59.6    62.5    64.3   63.9    67.0    68.8    62.6   61.8    64.3
      Merchant Revenues                             -       -      -       -       -      -       -       -       -      -       -

                                                ------------------------------------------------------------------------------------
      Total Operating Revenues                   34.8    59.4   59.6    62.5    64.3   63.9    67.0    68.8    62.6   61.8    64.3
                                                ------------------------------------------------------------------------------------
                                                ------------------------------------------------------------------------------------
Interest Earned on Accounts ($million)            0.1     0.2    0.2     0.2     0.2    0.2     0.2     0.3     0.2    0.3     0.5
                                                ------------------------------------------------------------------------------------

Operating Expenses ($million)
      Fuel                                          -       -      -       -       -      -       -       -       -      -       -
      Fixed O&M                                   7.0    13.1    9.4    10.6    12.2    9.8    11.6    13.3    11.1   10.7    10.6
      Variable O&M                                1.2     2.0    2.1     2.2     2.3    5.1     4.4     2.5     2.5    2.7     2.8
      Administration                              0.2     0.3    0.3     0.3     0.3    0.3     0.3     0.3     0.3    0.4     0.4
      Insurance                                     -     0.6    1.1     1.1     1.2    1.2     1.2     1.3     1.3    1.3     1.4
      Property Taxes                              0.5     0.9    0.9     1.0     1.0    1.0     1.1     1.1     1.1    1.2     1.2
      Local Taxes                                 0.0     0.0    0.1     0.1     0.1    0.1     0.2     0.2     0.3    0.3     0.3

                                                ------------------------------------------------------------------------------------
      Total Operating Expenses                    8.9    17.0   13.8    15.3    17.1   17.5    18.8    18.8    16.6   16.4    16.6
                                                ------------------------------------------------------------------------------------
                                                ------------------------------------------------------------------------------------
Cash Flow Available for Debt Service ($million)  26.0    42.6   45.9    47.4    47.4   46.6    48.4    50.4    46.2   45.7    48.1
                                                ------------------------------------------------------------------------------------

Annual Debt Service ($million)
      Facility Bonds
          B-O-Y Balance Outstanding             308.5   306.5  301.8   295.4   288.4  281.2   272.1   260.7   251.1  241.1   228.4
          Principal and Interest                 15.9    29.2   31.7    32.9    33.0   32.5    33.7    35.1    32.4   32.0    33.6
          LOC & Administrative Fees               0.4     0.3    0.3     0.3     0.3    0.3     0.3     0.3     0.3    0.3     0.3

                                                ------------------------------------------------------------------------------------
      Total Debt Service                         16.3    29.6   32.0    33.2    33.3   32.8    34.0    35.4    32.7   32.3    33.9
                                                ------------------------------------------------------------------------------------
                                                ------------------------------------------------------------------------------------
Annual Debt Service Coverage                     1.60x   1.44x  1.43x   1.43x   1.43x  1.42x   1.42x   1.42x   1.41x  1.42x   1.42x
                                                ------------------------------------------------------------------------------------
                                                                                   PPA Period
                                                ----------------------------------------------------------------------------
Year Ending December 31,                         2012    2013   2014    2015    2016   2017    2018    2019    2020  2021*
                                                ----------------------------------------------------------------------------
Net Operating Revenues ($million)
      PPA Revenues                               64.2    66.2   66.0    63.6    65.3   65.1    61.9    63.4    63.7   26.7
      Merchant Revenues                             -       -      -       -       -      -       -       -       -  225.7

                                                ----------------------------------------------------------------------------
      Total Operating Revenues                   64.2    66.2   66.0    63.6    65.3   65.1    61.9    63.4    63.7  252.3
                                                ----------------------------------------------------------------------------
                                                ----------------------------------------------------------------------------
Interest Earned on Accounts ($million)            0.3     0.3    0.4     0.2     0.3    0.5     0.3     0.3     0.4    0.2
                                                ----------------------------------------------------------------------------

Operating Expenses ($million)
      Fuel                                          -       -      -       -       -      -       -       -       -  141.6
      Fixed O&M                                  13.2    13.5   11.4    11.6    12.9   12.6    15.6    16.2    13.8   13.5
      Variable O&M                                6.2     5.3    3.1     3.2     3.4    3.5     7.5     6.5     3.9    4.0
      Administration                              0.4     0.4    0.4     0.4     0.4    0.4     0.4     0.5     0.5    0.5
      Insurance                                   1.4     1.5    1.5     1.6     1.6    1.7     1.7     1.8     1.8    1.9
      Property Taxes                              1.2     1.3    1.3     1.3     1.4    1.4     1.5     1.5     1.5    1.6
      Local Taxes                                 0.2     0.2    0.3     0.3     0.4    0.4     0.4     0.4     0.4    0.9

                                                ----------------------------------------------------------------------------
      Total Operating Expenses                   22.6    22.3   18.1    18.4    20.1   20.0    27.1    26.8    22.0  163.9
                                                ----------------------------------------------------------------------------
                                                ----------------------------------------------------------------------------
Cash Flow Available for Debt Service ($million)  41.9    44.2   48.4    45.4    45.5   45.6    35.2    36.8    42.2   88.6
                                                ----------------------------------------------------------------------------

Annual Debt Service ($million)
      Facility Bonds
          B-O-Y Balance Outstanding             219.0   207.1  191.2   175.9   159.2  141.1   128.6   113.8    93.7   76.1
          Principal and Interest                 29.3    30.8   33.7    31.7    31.7   31.6    24.5    25.8    29.5   25.2
          LOC & Administrative Fees               0.3     0.3    0.3     0.3     0.3    0.3     0.2     0.3     0.3    0.2

                                                ----------------------------------------------------------------------------
      Total Debt Service                         29.6    31.1   34.0    32.0    32.0   31.9    24.8    26.0    29.7   25.5
                                                ----------------------------------------------------------------------------
                                                ----------------------------------------------------------------------------
Annual Debt Service Coverage                     1.42x   1.42x  1.42x   1.42x   1.42x  1.43x   1.42x   1.41x   1.42x  3.48x
                                                ----------------------------------------------------------------------------
                                                =============================
                                                       Post PPA Period
                                                -----------------------------
Year Ending December 31,                         2022    2023   2024    2025
                                                -----------------------------
Net Operating Revenues ($million)
      PPA Revenues                                  -       -      -       -
      Merchant Revenues                         398.8   407.0  405.7   432.2

                                                -----------------------------
      Total Operating Revenues                  398.8   407.0  405.7   432.2
                                                -----------------------------
                                                -----------------------------
Interest Earned on Accounts ($million)            0.3     0.6    0.3     0.2
                                                -----------------------------

Operating Expenses ($million)
      Fuel                                      251.5   261.6  259.5   273.5
      Fixed O&M                                  13.7    14.9   19.3    18.7
      Variable O&M                                4.2     4.3    9.0     7.9
      Administration                              0.5     0.5    0.5     0.6
      Insurance                                   1.9     2.0    2.0     2.1
      Property Taxes                              1.6     1.7    1.7     1.8
      Local Taxes                                 1.6     2.3    3.0     3.8

                                                -----------------------------
      Total Operating Expenses                  275.0   287.3  295.1   308.2
                                                -----------------------------
                                                -----------------------------
Cash Flow Available for Debt Service ($million) 124.2   120.3  110.9   124.2
                                                -----------------------------

Annual Debt Service ($million)
      Facility Bonds
          B-O-Y Balance Outstanding              59.0    40.5   21.3     0.0
          Principal and Interest                 23.3    23.1   22.1    22.5
          LOC & Administrative Fees               0.2     0.2    0.2     0.2

                                                -----------------------------
      Total Debt Service                         23.6    23.3   22.3    22.7
                                                -----------------------------
                                                -----------------------------
Annual Debt Service Coverage                     5.27x   5.15x  4.98x   5.00x
                                                =============================

* The first five months of 2021 include PPA cash flow and the last seven months of 2021 include Post PPA cash flow. The resulting blended DSCR is 3.48.

Average Debt Coverage During PPA                     1.43x

Minimum Debt Coverage During PPA                     1.41x

Average Debt Coverage Post PPA                       5.13x

Minimum Debt Coverage Post PPA                       4.98x

Average Debt Coverage During                         2.14x
   Bond Term

                                                                    Confidential
                                    Exhibit I
                    AES Ironwood Projected Operating Results
              Hagler Bailly Low Demand Growth Sensitivity (Case #5)

                                                                                     PPA Period
                                                ------------------------------------------------------------------------------------
Year Ending December 31,                         2001    2002   2003    2004    2005   2006    2007    2008    2009   2010    2011
                                                ------------------------------------------------------------------------------------
Net Operating Revenues ($million)
      PPA Revenues                               35.1    60.2   60.4    63.4    65.4   65.0    68.0    70.1    64.1   63.1    65.5
      Merchant Revenues                             -       -      -       -       -      -       -       -       -      -       -

                                                ------------------------------------------------------------------------------------
      Total Operating Revenues                   35.1    60.2   60.4    63.4    65.4   65.0    68.0    70.1    64.1   63.1    65.5
                                                ------------------------------------------------------------------------------------
                                                ------------------------------------------------------------------------------------
Interest Earned on Accounts ($million)            0.1     0.2    0.2     0.2     0.2    0.2     0.2     0.3     0.2    0.3     0.5
                                                ------------------------------------------------------------------------------------

Operating Expenses ($million)
      Fuel                                          -       -      -       -       -      -       -       -       -      -       -
      Fixed O&M                                   7.0    13.2    9.5    10.6    12.3    9.8    11.5    13.4    11.2   10.6    10.6
      Variable O&M                                1.3     2.1    2.2     2.3     2.4    5.2     4.5     2.7     2.7    2.8     3.0
      Administration                              0.2     0.3    0.3     0.3     0.3    0.3     0.3     0.3     0.3    0.4     0.4
      Insurance                                     -     0.6    1.1     1.1     1.2    1.2     1.2     1.3     1.3    1.3     1.4
      Property Taxes                              0.5     0.9    0.9     1.0     1.0    1.0     1.1     1.1     1.1    1.2     1.2
      Local Taxes                                 0.0     0.0    0.1     0.1     0.1    0.1     0.2     0.2     0.3    0.3     0.3

                                                ------------------------------------------------------------------------------------
      Total Operating Expenses                    8.9    17.2   14.1    15.4    17.3   17.7    18.9    19.0    16.9   16.6    16.8
                                                ------------------------------------------------------------------------------------
                                                ------------------------------------------------------------------------------------
Cash Flow Available for Debt Service ($million)  26.3    43.2   46.6    48.2    48.3   47.5    49.4    51.4    47.4   46.8    49.2
                                                ------------------------------------------------------------------------------------

Annual Debt Service ($million)
      Facility Bonds
          B-O-Y Balance Outstanding             308.5   306.5  301.8   295.4   288.4  281.2   272.1   260.7   251.1  241.1   228.4
          Principal and Interest                 15.9    29.2   31.7    32.9    33.0   32.5    33.7    35.1    32.4   32.0    33.6
          LOC & Administrative Fees               0.4     0.3    0.3     0.3     0.3    0.3     0.3     0.3     0.3    0.3     0.3

                                                ------------------------------------------------------------------------------------
      Total Debt Service                         16.3    29.6   32.0    33.2    33.3   32.8    34.0    35.4    32.7   32.3    33.9
                                                ------------------------------------------------------------------------------------
                                                ------------------------------------------------------------------------------------
Annual Debt Service Coverage                     1.61x   1.46x  1.45x   1.45x   1.45x  1.45x   1.45x   1.45x   1.45x  1.45x   1.45x
                                                ------------------------------------------------------------------------------------
                                                                                   PPA Period
                                                ----------------------------------------------------------------------------
Year Ending December 31,                         2012    2013   2014    2015    2016   2017    2018    2019    2020  2021*
                                                ----------------------------------------------------------------------------
Net Operating Revenues ($million)
      PPA Revenues                               65.6    67.3   67.1    64.8    66.2   65.8    62.8    64.2    64.3   27.3
      Merchant Revenues                             -       -      -       -       -      -       -       -       -  203.5

                                                ----------------------------------------------------------------------------
      Total Operating Revenues                   65.6    67.3   67.1    64.8    66.2   65.8    62.8    64.2    64.3  230.7
                                                ----------------------------------------------------------------------------
                                                ----------------------------------------------------------------------------
Interest Earned on Accounts ($million)            0.3     0.3    0.4     0.2     0.3    0.5     0.3     0.3     0.4    0.2
                                                ----------------------------------------------------------------------------

Operating Expenses ($million)
      Fuel                                          -       -      -       -       -      -       -       -       -  122.8
      Fixed O&M                                  13.3    13.5   11.5    11.7    12.8   12.6    15.6    16.1    13.7   13.6
      Variable O&M                                6.3     5.5    3.3     3.3     3.5    3.6     7.6     6.6     4.0    4.1
      Administration                              0.4     0.4    0.4     0.4     0.4    0.4     0.4     0.5     0.5    0.5
      Insurance                                   1.4     1.5    1.5     1.6     1.6    1.7     1.7     1.8     1.8    1.9
      Property Taxes                              1.2     1.3    1.3     1.3     1.4    1.4     1.5     1.5     1.5    1.6
      Local Taxes                                 0.2     0.2    0.3     0.3     0.4    0.4     0.4     0.4     0.4    0.9

                                                ----------------------------------------------------------------------------
      Total Operating Expenses                   22.9    22.3   18.2    18.7    20.1   20.1    27.2    26.8    22.0  145.3
                                                ----------------------------------------------------------------------------
                                                ----------------------------------------------------------------------------
Cash Flow Available for Debt Service ($million)  43.0    45.3   49.3    46.4    46.4   46.2    35.9    37.6    42.8   85.7
                                                ----------------------------------------------------------------------------

Annual Debt Service ($million)
      Facility Bonds
          B-O-Y Balance Outstanding             219.0   207.1  191.2   175.9   159.2  141.1   128.6   113.8    93.7   76.1
          Principal and Interest                 29.3    30.8   33.7    31.7    31.7   31.6    24.5    25.8    29.5   25.2
          LOC & Administrative Fees               0.3     0.3    0.3     0.3     0.3    0.3     0.2     0.3     0.3    0.2

                                                ----------------------------------------------------------------------------
      Total Debt Service                         29.6    31.1   34.0    32.0    32.0   31.9    24.8    26.0    29.7   25.5
                                                ----------------------------------------------------------------------------
                                                ----------------------------------------------------------------------------
Annual Debt Service Coverage                     1.45x   1.45x  1.45x   1.45x   1.45x  1.45x   1.45x   1.44x   1.44x  3.36x
                                                ----------------------------------------------------------------------------
                                                =============================
                                                       Post PPA Period
                                                -----------------------------
Year Ending December 31,                         2022    2023   2024    2025
                                                -----------------------------
Net Operating Revenues ($million)
      PPA Revenues                                  -       -      -       -
      Merchant Revenues                         359.0   370.1  367.6   385.8

                                                -----------------------------
      Total Operating Revenues                  359.0   370.1  367.6   385.8
                                                -----------------------------
                                                -----------------------------
Interest Earned on Accounts ($million)            0.3     0.6    0.3     0.2
                                                -----------------------------

Operating Expenses ($million)
      Fuel                                      217.6   226.3  224.1   234.7
      Fixed O&M                                  13.5    14.9   19.3    18.7
      Variable O&M                                4.2     4.3    9.0     7.8
      Administration                              0.5     0.5    0.5     0.6
      Insurance                                   1.9     2.0    2.0     2.1
      Property Taxes                              1.6     1.7    1.7     1.8
      Local Taxes                                 1.6     2.3    3.0     3.8

                                                -----------------------------
      Total Operating Expenses                  240.9   252.0  259.7   269.4
                                                -----------------------------
                                                -----------------------------
Cash Flow Available for Debt Service ($million) 118.4   118.6  108.3   116.6
                                                -----------------------------

Annual Debt Service ($million)
      Facility Bonds
          B-O-Y Balance Outstanding              59.0    40.5   21.3     0.0
          Principal and Interest                 23.3    23.1   22.1    22.5
          LOC & Administrative Fees               0.2     0.2    0.2     0.2

                                                -----------------------------
      Total Debt Service                         23.6    23.3   22.3    22.7
                                                -----------------------------
                                                -----------------------------
Annual Debt Service Coverage                     5.03x   5.08x  4.86x   4.70x
                                                =============================

* The first five months of 2021 include PPA cash flow and the last seven months of 2021 include Post PPA cash flow. The resulting blended DSCR is 3.36.

Average Debt Coverage During PPA                     1.46x

Minimum Debt Coverage During PPA                     1.44x

Average Debt Coverage Post PPA                       4.93x

Minimum Debt Coverage Post PPA                       4.70x

Average Debt Coverage During                         2.13x
   Bond Term
                                                                          B - 72

[GRAPHIC OMITTED]

Stone & Webster                                             AES Ironwood Project
Management Consultants, Inc.                        Independent Technical Review
--------------------------------------------------------------------------------




                                   Exhibit II

                                  Document Log

[GRAPHIC OMITTED]

Stone & Webster                                             AES Ironwood Project
Management Consultants, Inc.                        Independent Technical Review
--------------------------------------------------------------------------------

                                   Exhibit II

                                  Document Log

--------------------------------------------------------------------------------
No.      Reference
--------------------------------------------------------------------------------
1.       Draft property lease between Consolidated Rail Corporation and AES
         Ironwood
--------------------------------------------------------------------------------
2. Draft Sidetrack Agreement between Consolidated Rail Corporation and AES Ironwood
--------------------------------------------------------------------------------
3.       Draft Rail Corporation License Agreement for Undergrade Watermain
         Occupation
--------------------------------------------------------------------------------
4.       Agreement relating to real estate dated October 22, 1998
--------------------------------------------------------------------------------
5.       EWG Application
--------------------------------------------------------------------------------
6.       Effluent Supply Agreement
--------------------------------------------------------------------------------
7. Amended and Restated Operating Agreement of PJM Interconnection, LLC dated June 2, 1997
--------------------------------------------------------------------------------
8. Maintenance Program Parts, Shop Repairs and Scheduled Outage TFA Services Contract last revised November 19, 1998
--------------------------------------------------------------------------------
9. Draft Generation Facility Transmission Interconnection Agreement between Metropolitan Edison Company d/b/a AES Ironwood LLC
--------------------------------------------------------------------------------
10. Amended and Restated Power Purchase Agreement by and between AES Ironwood LLC and Williams Energy Marketing & Trading Company
--------------------------------------------------------------------------------
11. Agreement for Engineering, Procurement and Construction Services between AES Ironwood, Inc. ("Owner") and Siemens Westinghouse Power Corporation dated September 23, 1998
--------------------------------------------------------------------------------
12.      Report on MHI 501G for KEPCO Ilijan Power Project
--------------------------------------------------------------------------------
13.      Draft report on MHI 501G Combustion Turbine Generator dated December
         14, 1998
--------------------------------------------------------------------------------
14. Hagler Bailly Report prepared for Lehman Brothers on the Projected Competitiveness of the Ironwood Power Project in the PJM Market dated February 1999 and draft report dated October 1998
--------------------------------------------------------------------------------
15.      Agreement for Engineering, Procurement and Construction Services
--------------------------------------------------------------------------------
16.      EPC Appendix A
--------------------------------------------------------------------------------
17.      Effluent Supply Agreement with City of Lebanon Authority
--------------------------------------------------------------------------------
18. Maintenance Program Parts, Shop Repairs and Scheduled Outage TFA Services Contract
--------------------------------------------------------------------------------
19.      SWPC Engineering Flow Schematics Drawings F8210010-F8210480-10/01/98
--------------------------------------------------------------------------------
20.      NPDES Permit # PAR-10-P082
--------------------------------------------------------------------------------
21. Letter dated November 18, 1998 from K. Friederich Updergrafe to Ian Miller re POTW Water Supply Pipeline and Pumping Station
--------------------------------------------------------------------------------
22. Fax to Debra Richert dated April 22, 1999 from Alicia Sinn re the final plan approval for the Ironwood facility issued by PaDEP on 3/29/99
--------------------------------------------------------------------------------
23. Copy of letter to Patricia Rollin dated February 3, 1999 concerning the Delay in Financial Closing
--------------------------------------------------------------------------------
24. Letter to John Garvey from Jeffrey Jacobsohn dated November 16, 1998 re the Facility Emission Rates for PSD Application
--------------------------------------------------------------------------------
25. Memo to John Garvey from Bart Rossi dated November 25, 1998 regarding the AES Ironwood Emissions Data
--------------------------------------------------------------------------------
26. Specification For A Heat Recovery Steam Generator for the AES Ironwood Project received by SWMCI in Boston on February 24, 1999
--------------------------------------------------------------------------------
27.      Williams Fuel Plan for AES Ironwood fax dated February 5, 1999
--------------------------------------------------------------------------------
28. Fax to John Garvey from Ian Miller dated March 12, 1999 regarding the Gas Pressure and Compressors
--------------------------------------------------------------------------------
29. Fax copy of the PJM Regional Fuel Forecast 1998 - 2031 for AES Ironwood dated January 19, 1999
--------------------------------------------------------------------------------

[GRAPHIC OMITTED]

Stone & Webster                                             AES Ironwood Project
Management Consultants, Inc.                        Independent Technical Review
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
30. Draft Evaluation Report of Oil Combustion profile for AES Ironwood Prepared for AES Corporation by CC Pace Resources dated February 25, 1999
--------------------------------------------------------------------------------
31. Letter to Bart Rossi from Jeffrey Jacobsohn regarding Stone & Webster's questions dated March 2, 1999 received by fax
--------------------------------------------------------------------------------
32. Letter to Bart Rossi from Jeffrey Jacobsohn regarding Combustion Turbine degradation dated March 1, 1999 received by fax
--------------------------------------------------------------------------------
33. Fax from Gary Dzikowski to Ian Miller regarding DLN Combustors dated February 16, 1999
--------------------------------------------------------------------------------
34. Fax from Jeffrey Jacobsohn to Bart Rossi regarding the Revised Warranty Data sheet dated February 12, 1999 received by Fax
--------------------------------------------------------------------------------
35. Letter to Steve Dahm from Jeffrey M. Jacobsohn dated January 29, 1999 regarding Information for Financial Closing received by Fax
--------------------------------------------------------------------------------
36. Faxed memo dated January 19, 1999 from Siemens Westinghouse concerning Stone & Webster Issues
--------------------------------------------------------------------------------
37. Faxed memo dated January 21, 1999 from Gary Dzikowski at Siemens Westinghouse to Ian Miller concerning Fleet Risk Management Spares received by Fax
--------------------------------------------------------------------------------
38. Letter dated December 11, 1998 to John Garvey from Jeffrey M. Jacobsohn regarding Degradation of the Combustion Turbine
--------------------------------------------------------------------------------
39. Fax memo to John Garvey from Jeff Jacobsohn dated December 2, 1998 regarding the revised Heat Balance information
--------------------------------------------------------------------------------
40. Letter dated November 16, 1998 to John Garvey from Jeffrey Jacobsohn regarding the Facility Emission Rates for PSD Application
--------------------------------------------------------------------------------
41. Letter dated November 12, 1998 to John Garvey from Jeffrey Jacobsohn regarding Additional Responses to Various S&W information requests
--------------------------------------------------------------------------------
42. Letter dated November 4, 1998 to John Garvey from Jeffrey Jacobsohn regarding Responses to S&W AES Ironwood Additional Information Requests from S&W dated November 3, 1998
--------------------------------------------------------------------------------
43. Letter received from Jeffrey M. Jacobsohn in response to a S&W fax dated October 29, 1998 regarding water balances
--------------------------------------------------------------------------------
44. Letter to John Garvey dated November 3, 1998 from Jeffrey Jacobsohn regarding Responses to S&W Request for Additional Information on a letter and fax dated October 29, 1998
--------------------------------------------------------------------------------
45. Letter to John Garvey dated November 5, 1998 in response to our letter for IE Information in our letter dated October 28, 1998
--------------------------------------------------------------------------------
46. Letter to John Garvey in response to our Letter Dated October 26, 1998 for additional information regarding Technical Questions
--------------------------------------------------------------------------------
47. Letter to Robert Golden dated December 7, 1998 with a copy to John Garvey enclosing one set each of the approved Land Development Plan for Prescott Road
--------------------------------------------------------------------------------
48. Fax to John Garvey from Eileen Cates transmitting the Outstanding Issues dated January 29, 1999
--------------------------------------------------------------------------------
49. Memo from Gary Dzikowski to Ian Miller dated January 14, 1999 providing responses to questions concerning the HRSG Spec
--------------------------------------------------------------------------------
50. Memo from Ian Miller to Gary Dzikowski dated December 14, 1998 regarding ZDS and demin water.
--------------------------------------------------------------------------------
51. Letter from Patricia Rollin to GPU Energy dated January 11, 1999 concerning the AES Ironwood Interconnection
--------------------------------------------------------------------------------
52. Letter to Patricia Rollin from GPU Energy referring to the letter of January 11, 1999 concerning the AES Ironwood Interconnection
--------------------------------------------------------------------------------
53. Letter to Steve Dahm from Jeffrey Jacobsohn regarding the minutes of January 21, 1999 meeting
--------------------------------------------------------------------------------
54. Letter dated January 26, 1999 to Ian Miller from GPU regarding the Preliminary Interconnection facilities Cost
--------------------------------------------------------------------------------

[GRAPHIC OMITTED]

Stone & Webster                                             AES Ironwood Project
Management Consultants, Inc.                        Independent Technical Review
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
55. Letter dated March 3, 1999 to John Garvey from Anthony P. Letizia at TRC regarding the confirmation of Revised Pennsylvania Title 25 Chapter 139
--------------------------------------------------------------------------------
56. Letter to Ian Miller dated October 7, 1998 from the Lebanon County Conservation District concerning the General Permit Issuance, NPDES Permit #: PAR-10-PO82
--------------------------------------------------------------------------------
57. Fax copy of the Petition for an interpretation and variance dated February 11, 1998
--------------------------------------------------------------------------------
58. Letter to Buck Applewhite & John Garvey dated September 30, 1998 from Eileen Cates dated September 30, 1998 concerning the technical information that will be used for this report
--------------------------------------------------------------------------------
59. Copy of a fax listing the required permits and approvals for AES Ironwood dated November 6, 1998
-------------------------------------------------------------------------------
60. Letter from Paula B. Ballaron to Patricia L. Rollin from the Susquehanna River Basin Commission approving the project
--------------------------------------------------------------------------------
61. Notice of Commission Action Docket NoD-97-45 for the Surface Water Withdrawal/Importation
--------------------------------------------------------------------------------
62. Letter received by fax dated April 22, 1999 from the United States Environmental Protection Agency regarding the review of the draft plan approval for AES Ironwood
--------------------------------------------------------------------------------
63. Letter received dated April 7, 1999 between Jeffrey Jacobsohn and Patrician Rollin regarding AES Ironwood Payment Schedule Revision I Letter Agreement
--------------------------------------------------------------------------------
64. Letter received dated March 31, 1999 between Jeffrey Jacobsohn and Patricia Rollin regarding AES Ironwood Financial Closing Later than March 31, 1999 Continued Performance Letter Agreement
--------------------------------------------------------------------------------
65. Letter dated March 24, 1999 to Bart Rossi from Jeffrey M. Jacobsohn re CO Catalyst Emissions Warrantly
--------------------------------------------------------------------------------
66. Letter dated April 22, 1999 to Patricia Rollin from Jeffrey M. Jacobsohn re Gas Specifications Clarification Letter
--------------------------------------------------------------------------------
67. Letter dated May 12, 1999 to Patricia Rollin from Jeffrey Jacobsohn re Delay in Commencement Date after June 1, 1999
--------------------------------------------------------------------------------
68. Letter dated May 19, 1999 to Patricia Rollin from Philip Scalzo re Williams executed certain agreements with Texas Eastern Transmission Corporation
--------------------------------------------------------------------------------
69. Memo from Jeffrey Jacobsohn of SWPC to Patty Rollin of AES concerning the estimated performance impact of the gas compressor deletion
--------------------------------------------------------------------------------

         ------------------------------------------------------------

                                   ANNEX C

                              INDEPENDENT POWER
                             CONSULTANT'S REPORT

         ------------------------------------------------------------

                           PROJECTED COMPETITIVENESS
                          OF THE IRONWOOD POWER PLANT
                               IN THE PJM MARKET


                          Privileged and Confidential


                                  Prepared for:

                                 Lehman Brothers
                            3 World Financial Center
                             New York, NY 10285-1600


                                  Prepared by:


                         Hagler Bailly Consulting, Inc.
                               1776 Eye Street, NW
                                    Suite 500
                              Washington, DC 20006
                                 (202) 223-6665


                                    Contact:
                                 Alan L. Madian


                                  June 1, 1999

                                      C-1
---------------------------------Hagler Bailly---------------------------------
                          Privileged and Confidential

--------------------------------------------------------------------------------

                                    CONTENTS

Foreword          ................................................................................................6

Executive Summary

         S.1      The Project.....................................................................................7
         S.2      PJM Market Structure............................................................................7
                  S.2.1    Procedure..............................................................................8
         S.3      Key Base Case Assumptions and Sensitivity Cases.................................................9
         S.4      Forecasted Results.............................................................................11
         S.5      Conclusions....................................................................................17

Chapter 1         Introduction

         1.1      Background.....................................................................................18
         1.2      Organization of the Report.....................................................................18

Chapter 2         Ironwood Project

         2.1      The Ironwood Project...........................................................................20

Chapter 3         Proposed Market Structure In PJM

         3.1      Background.....................................................................................22
         3.2      The PJM Market.................................................................................23
                  3.2.1    The Spot Energy Market................................................................23
                  3.2.2    Installed Capacity Market.............................................................25

Chapter 4         Approach To Market Price Forecasting

         4.1      Introduction...................................................................................27
         4.2      Issues in Predicting Market Prices.............................................................27
                  4.2.1    Issues in the Capacity Markets........................................................27
                  4.2.2    Ancillary Services....................................................................29
         4.3      Approach to Market Price Forecasting...........................................................30
                  4.3.1    Market Characteristics................................................................31
                  4.3.2    Predicting Energy Prices and Dispatch.................................................31
                  4.3.3    Predicting Capacity Prices: The Capacity Market Simulation Model......................32
                  4.3.4    Market Entry and Exit.................................................................33

                                      C-2
---------------------------------Hagler Bailly---------------------------------
                          Privileged and Confidential

--------------------------------------------------------------------------------

Chapter 5         Market Price Forecasting: Assumptions and Assumption Development

         5.1      Introduction...................................................................................35
         5.2      Production Cost Model Input Assumptions........................................................35
                  5.2.1    Existing Generation Units.............................................................37
                  5.2.2    Load Growth...........................................................................40
                  5.2.3    Fuel Prices...........................................................................42
                  5.2.4    Energy Import/Export Forecast.........................................................44
                  5.2.5    Transmission Constraints..............................................................45
         5.3      Capacity Market Simulation:  Model Input Assumptions...........................................46
                  5.3.1    Existing Units Going-Forward Costs....................................................46
                  5.3.2    New Generating Capacity...............................................................47

Chapter 6         Market Price Forecasts

         6.1      Introduction...................................................................................49
         6.2      PJM Capacity and Energy Price Forecasts........................................................49
                  6.2.1    Base Case.............................................................................49
         6.3      Implications for AES Ironwood..................................................................56

Chapter 7         Conclusions....................................................................................62

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--------------------------------------------------------------------------------
                                     TABLES

Executive Summary

         S.1      Delivered Fuel Prices (1996 $/MMBtu)...........................................................10
         S.2      PJM All-In Average (Energy + Capacity) Prices (1996 $).........................................12

Chapter 5         Market Price Forecasting: Assumptions and Assumption Development

         5.1      Variable Operating Costs (1996 $ per MWh)......................................................38
         5.2      Nuclear Unit Retirement Dates..................................................................40
         5.3      Delivered Fuel Prices (1996 $/MMBtu)...........................................................42
         5.4      Imports and Exports (1996 $ per MWh)...........................................................45
         5.5      Emergency Imports..............................................................................45
         5.6      New Generating Unit Characteristics (1996 $)...................................................48

Chapter 6         Market Price Forecasts

         6.1      PJM Capacity Additions and Retirements.........................................................51
         6.2      PJM Unweighted Average Energy Prices (1996 $/MWh)..............................................53
         6.3      PJM Capacity Prices (1996 $/kW-yr).............................................................54
         6.4      PJM All-In Average (Energy + Capacity) Prices (1996 $).........................................55

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                                     FIGURES

Executive Summary

         S.1      PJM Unweighted Average Energy Prices 1996 $....................................................13
         S.2      AES Ironwood Capacity Factors..................................................................14
         S.3      PJM Supply Curves (1996 $/MWh).................................................................15

Chapter 4         Approach to Market Price Forecasting

         4.1      Approach to Developing Capacity and Energy Prices..............................................30
         4.2      Example Supply and Demand Curve................................................................33

Chapter 5         Market Price Forecasting: Assumptions and Assumption Development

         5.1      Forecast of Allowance Prices (1996 $ per Ton)..................................................39
         5.2      Cumulative Demand Growth in PJM................................................................41
         5.3      Delivered Natural Gas Prices 1996 $............................................................43
         5.4      PJM Generation Weighted Average Delivered Coal Prices 1996 $...................................44

Chapter 6         Market Price Forecasts

         6.1      PJM Unweighted Average Energy Prices 1996 $....................................................52
         6.2      AES Ironwood Capacity Factors..................................................................56
         6.3      Ironwood's Energy Revenue vs. PJM's Time-Weighted Average
                  Energy Price 1996 $ ...........................................................................58
         6.4      PJM Supply Curves (1996 $/MWh)..............................................................59-61

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                                    FOREWORD

This report presents Hagler Bailly's analysis of the market for power in the Pennsylvania, New Jersey, Maryland (PJM) power pool.

i. Some information in the report is necessarily based on predications and estimates of future events and behaviors.

ii. Such predictions or estimates may differ from that which other experts specializing in the electricity industry might present.

iii. The provision of a report by Hagler Bailly does not obviate the need for potential investors to make further appropriate inquiries as to the accuracy of the information included therein, or to undertake an analysis of its own.

iv. This report is not intended to be a complete and exhaustive analysis of the subject issues and therefore will not consider some factors that are important to a potential investor's decision-making.

v. Hagler Bailly and its employees cannot accept liability for loss suffered in consequence of reliance on the report. Nothing in our report should be taken as a promise or guarantee as to the occurrence of any future events.

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                                EXECUTIVE SUMMARY

Hagler Bailly Consulting, Inc. (Hagler Bailly) was retained by AES Ironwood, Inc., on behalf of, and to prepare this report solely for, Lehman Brothers, as Initial Purchaser of certain Rule 144A bonds to be offered by AES Ironwood, LLC to finance the construction, initial start-up and testing of the Ironwood facility. We have been retained to independently forecast future market prices for electric capacity and energy in the Pennsylvania, New Jersey, Maryland (PJM) power pool and to assess the competitive position of the AES Ironwood Facility in PJM during the term of the bonds. This document presents the results of our analysis.

S.1      THE PROJECT

AES Ironwood, LLC ("AES Ironwood"), a wholly owned subsidiary of the AES Corporation ("AES"), proposes to build and operate a 705 MW (net) gas combined-cycle power station ("the Project"). The AES Ironwood power station will employ Siemens Westinghouse 5O1G technology and will be fueled primarily by natural gas. The facility will sell its entire output to the Williams Energy Marketing and Trading Company under a fixed price 20 year power purchase agreement ("PPA") and will operate as a merchant plant (or under bilateral contracts) from the expiration of the PPA. The facility will be located in South Lebanon Township, Pennsylvania in the Central region of the Pennsylvania, New Jersey, Maryland (PJM) power pool.

S.2      PJM MARKET STRUCTURE

The PJM market may be characterized on the supply side as competitive except for the limited hours when transmission is constrained. New capacity is expected to be composed predominantly of gas-fueled combined cycle units, though simple cycle combustion turbines ("peakers") will be added, especially in areas with substantial base load capacity.

We have modeled the future PJM market with both an energy market and a capacity market. This is not to say that a separate capacity market will necessarily continue well into the future. However, in the absence of a separate installed capacity market, an at least equivalent revenue increase would be required in the energy or ancillary services market to maintain reserve margins at levels prospectively thought to be essential by system operators and regulators.

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We have assumed that energy market participants will base dispatch and payment in the PJM market upon competitive energy bidding and that the bidding will shortly cease to be cost-based for investor owned utilities (IOUs), as is currently required by regulation.

The PJM Independent System Operator (ISO), which became operational at the beginning of 1998, has set reserve generation capacity requirements on all load-serving entities (LSEs). These reserve requirements require that load-serving entities that are short of capacity acquire it from others. The PJM ISO has established a capacity market to facilitate capacity provision but bilateral arrangements are also accommodated.

Transmission constraints within PJM play a modest role in the operation of the PJM market. There are three defined regions within PJM, West, Central, and East (see Maps 5-1 and 5-2). Each of the historic utilities functions as a control area. Nodal pricing (i.e., pricing that reflects location-specific factors, such as transmission constraints) has been implemented recently. The direction of power flow within PJM is generally from the west, which has a preponderance of the pool's lower-cost coal units, to the east. Transmission capacity is not expected to expand significantly within PJM, but no additional important constraints are forecast.

S.2.1    Procedure

In our analysis, we have used the RealTime(TM) model to simulate future market conditions and operation. RealTime(TM), a chronological production cost model, was used to estimate energy prices and revenues through the year 2025. In each hour the model schedules the units in a least-cost manner based upon fuel cost, start-up cost, emission cost, and variable O&M cost. The hourly marginal cost is determined by the cost of the least-expensive unit available to follow increasing load, which becomes the market price for that hour. Given that production cost modeling is inherently cost-based, conservative adjustments were made to the model to account for expected upward pressure on price resulting from the evolving bid-based system and market power phenomena./1

PowerWorld(TM), a load flow model, was used to determine if Ironwood would impose additional burdens on the PJM transmission system and if the plant's location would lead to its being dispatched less than anticipated due to transmission constraints. The model was also used to assess whether Ironwood could expect to receive higher revenues due to contributions to voltage support or for transmission constraint-reducing flows.

To address capacity revenue requirements, Hagler Bailly utilized a model that calculates the additional revenue, above that earned from energy sales, needed to meet the revenue requirement

----------
1 Market power occurs when strategic behavior is possible. This can occur, for example, when a single plant bids just under the price of the next highest cost plant in the stack, or when operators of multiple plants withdraw one or more in order to increase the total revenue they will receive from those that remain on. Market power can be the result of collusion, but collusion is not necessary for market power to be present.

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of the marginal plant entering the market. Plants at the end of their useful lives, and those that do not recover their going-forward costs are retired. Based on that model, we have estimated capacity payments necessary to maintain an installed capacity margin of approximately 18 percent including the PJM authorized curtailable load margin. The revenue requirement of a new plant equals the net revenue needed to cover operating costs, taxes, interest and payment of a target return on equity.

The results from these models provide the basis for the evaluation of the competitiveness of the Ironwood plant during and after the PPA period, including the determination of the PJM market revenues to AES Ironwood under merchant operation.

S.3      KEY BASE CASE ASSUMPTIONS AND SENSITIVITY CASES

The key assumptions that drive the results in this analysis include demand growth, fuel prices, capacity additions and reserve margin requirements, and the retirement of nuclear stations. Assumptions were developed for a Base Case and two downside sensitivities, a Low Demand Growth Case and a High Gas Price Case.

The Base Case represents the most probable market scenario and consequently what Hagler Bailly believes to be the most likely performance forecast and competitive position for Ironwood. The sensitivity cases are intended to test the Project under significantly more adverse circumstances.

Demand

Our load forecast is based upon the actual 1995 PJM hourly load profile. Hagler Bailly has forecast that PJM peak demand (load) will grow at 1.00% annually through 2009 and at 0.75% thereafter. Annual energy growth has been forecast at 1.50% through 2002, at 2.00% from 2003 to 2009, and at 1.50% thereafter.

Fuel prices

CC Pace Consulting, LLC ("CC Pace") provided our fossil fuel price forecasts. Coal price projections were assessed on a plant by plant basis, while gas and oil were based upon regional zones. Table S-1 summarizes the fuel price forecasts used in the Base Case.

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                                    Table S-1
                      Delivered Fuel Prices (1996$/MMBtu)/1

                                                                                 Average
                                                                                 Annual %
            Fuel                 1998      2005      2010      2020      2025    Change/4
-------------------------------------------------------------------------------------------
Natural Gas - PJM East/2        $2.57      $2.48     $2.52     $2.63    $2.69        0.17%
-------------------------------------------------------------------------------------------
Natural Gas - PJM West          $2.47      $2.38     $2.43     $2.53    $2.60        0.18%
-------------------------------------------------------------------------------------------
Residual #6                     $2.10      $2.41     $2.41     $2.41    $2.41        0.51%
-------------------------------------------------------------------------------------------
Distillate #2                   $3.20      $3.69     $3.69     $3.69    $3.69        0.53%
-------------------------------------------------------------------------------------------
Jet A                           $3.40      $3.89     $3.89     $3.89    $3.89        0.50%
-------------------------------------------------------------------------------------------
Coal/3                          $1.36      $1.15     $1.09     $1.03    $1.04        -1.00%
-------------------------------------------------------------------------------------------

1 Fuel price estimates are left in real 1996$s to maintain consistency with a proprietary Hagler Bailly RealTime(TM) database.
2 Ironwood is forecast to use PJM East natural gas. The Henry Hub to PJM East basis (transportation) differential is approximately $0.52 per MMBtu.
3 Coal prices were provided on a plant specific basis. Average prices represent the average for all the coal consumed in a given year. The 1998 price is for the period Oct. 1997 - Sept. 1998.
4  Calculated from 1998 to 2025.

Capacity Additions

It is our belief that PJM will continue to impose a required reserve margin with a target of 18%. Actual reserve levels will not remain constant but instead will fluctuate around this value. We anticipate net capacity additions of 13,221 MW between 1999 and 2025. All of the new capacity is gas-fired combustion turbines
(CT) or combined cycle (CC) units.

Nuclear Retirements

The retirement dates for PJM nuclear units are based on the expiration dates of current operating licenses, with the exceptions of Oyster Creek 1, which GPU Energy ("GPU") intends to retire toward the end of 2000, and Salem-2, which we retire at the end of 2002.

Sensitivity Assumptions

As noted above, we considered two sensitivity cases:

o In the Low Demand Growth Case, the growth rates are reduced by a third, compared to the Base Case, for the period 2017 through 2025. In this case peak and total demand grow at only 0.50% and 1.00% per annum, respectively, beginning in 2017.

o In the High Natural Gas Price Case, natural gas prices are uniformly $0.50 per MMBtu (in 1996 $) above the CC Pace forecast levels.

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Except as noted above, the assumptions underlying all three cases are identical.

S.4      FORECASTED RESULTS

Hagler Bailly used the RealTime(TM) production cost model and other analytical tools to forecast energy and capacity prices for PJM. The resulting PJM "all-in" price (i.e., capacity price plus energy price) forecast for the Base Case is $27.70/MWh in 2002, $27.96/MWh in 2012, and $29.98/MWh in 2022 (all in constant
1996 dollars/2). Table S-2 (on the next page) summarizes the price forecasts.

Forecasted energy prices for PJM are shown in Figure S-1. In the Base Case, energy market prices show a steady, slow price growth throughout the study period. Prices (time-weighted) begin at $22.05 per MWh in 2001 and gradually increase to $25.86 by 2025. In the High Gas Price Case, energy prices are approximately $.60 to $1.20 per MWh above the Base Case throughout the forecast period. In the Low Demand Growth Case, the impact of the reduction in demand growth in 2017 can be clearly seen as a break in the price trend. By the end of the forecast period the Low Demand Growth Case prices are about $2.00 per MWh below the Base Case./3

----------
2 Fuel price estimates are left in real 1996$s to maintain consistency with a proprietary Hagler Bailly RealTime(TM) database.

3 Note that while energy prices in the Low Demand Growth Case are below the Base Case, this is due to prices remaining essentially flat in real terms rather than significantly declining. This flat trend in real prices is maintained although the Low Demand Growth Case assumes no adjustment to the schedule of capacity additions and retirements in reaction to the decline in demand growth.

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                                    Table S-2
                            PJM West/Central Average
                                  All-In Prices
                                    (1996 $)/1

                                                                  Low Demand
                   Base Case            High Gas Case             Growth Case

   2001             $27.28                  $28.25                   $27.28
   2002             $27.70                  $28.59                   $27.70
   2003             $26.66                  $27.28                   $26.66
   2004             $27.65                  $28.32                   $27.65
   2005             $26.90                  $27.84                   $26.90
   2006             $27.21                  $28.24                   $27.21
   2007             $27.36                  $28.24                   $27.36
   2008             $27.96                  $28.67                   $27.96
   2009             $27.77                  $28.43                   $27.77
   2010             $28.02                  $28.89                   $28.02
   2011             $28.33                  $29.18                   $28.33
   2012             $27.96                  $29.18                   $27.96
   2013             $28.51                  $29.38                   $28.51
   2014             $28.81                  $29.81                   $28.81
   2015             $28.89                  $30.08                   $28.89
   2016             $29.54                  $30.40                   $29.54
   2017             $29.55                  $30.39                   $29.11
   2018             $29.70                  $30.36                   $29.27
   2019             $29.67                  $30.98                   $29.05
   2020             $29.41                  $30.56                   $28.87
   2021             $30.70                  $31.79                   $29.08
   2022             $29.98                  $31.17                   $28.91
   2023             $30.50                  $30.94                   $29.29
   2024             $30.68                  $31.40                   $28.76
   2025             $31.09                  $31.70                   $29.05

1 All-In prices include energy and capacity payments. Assumes a 100% capacity factor in calculating the capacity price per MWh. This assumption has the effect of understating the capacity price; for capacity factors below 100% the capacity payment per MWh increases. Fuel price estimates are left in real 1996$s to maintain consistency with a proprietary Hagler Bailly RealTime(TM) database.

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                                   Figure S-1

                     PJM West/Central Average Energy Prices
                                     1996$

                               [GRAPHIC OMITTED]


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The expected operating regime of the Ironwood plant over the 25-year time frame is indicated by the trend in capacity factor (see Figure S-2)./4 The figure illustrates the consistent growth in utilization experienced by the Project in the Base Case.

                                  Figures S-2

                         AES Ironwood Capacity Factors

                                [GRAPHIC OMITTED]

The average annual capacity factor is also shown in Figure S-2 for the sensitivity cases. In both downside cases the model forecasts that Ironwood's capacity utilization decreases somewhat from the Base Case. Nevertheless, Ironwood's position in the stack, in terms of costs, is expected to allow it to effectively compete with other PJM power generators. In the High Gas Price Case, by the end of the forecast period the utilization of the plant is virtually the same as in the Base Case. In the Low Demand Growth Case, utilization during the merchant tail (i.e., the period beginning in the second quarter of 2021 when the Williams PPA will expire and the plant will find new buyers for its output) is also very similar to the Base Case. What the analysis

----------
4 Capacity factor is a measure of plant utilization. It is the ratio of actual plant output in MWh to the theoretical maximum output that would result from running the plant at full load every hour of the year (i.e., 8760 hours). The sawtooth pattern in the graph reflects major (every sixth year) and minor (every third year) planned maintenance outages.

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indicates is that the growth in demand, combined with unit retirements, creates a "floor" that provides stabile economics for the Project during the merchant period.

Figure S-3 illustrates the position of Ironwood in the PJM supply curve in 2002, 2012, 2022 for the Base Case. The figure illustrates that Ironwood is positioned, in all years, well below the highest cost coal unit. These results are consistent with the high utilization of the plant shown in Figure S-2./5

                                   Figure S-3
                         PJM Supply Curves (1996 $/MWh)

                                      2002


                                [GRAPHIC OMITTED]

----------

5 Units positioned below the lowest cost coal unit include nuclear and hydro. Units positioned above the highest cost coal unit include oil and gas-fired steam units and combustion turbines and other peakers. Note that the supply curves exclude emergency power. Emergency power is incorporated within the RealTime(TM) model in the estimation of energy prices.

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                              Figure S-3 (cont'd)
                         PJM Supply Curves (1996 $/MWh)

                                      2012

                               [GRAPHIC OMITTED]

                                      2022

                               [GRAPHIC OMITTED]

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S.5      CONCLUSIONS

Based on our analysis, we believe that the facility's dispatch position on the supply curve will be highly competitive and well below the highest priced baseload coal plant during the post-PPA period (and during the term of the power purchase agreement) due to the facility's high efficiency, low production costs, and the influence of demand growth in conjunction with unit retirements.

The facility is expected to have an average capacity factor of 90.7% during the post-PPA period. The addition of new, more efficient gas-fired power generation facilities in PJM over time will not adversely affect the facility's dispatch.

Even in the two macroeconomic "downside sensitivity" cases of low demand growth and high gas prices, the Facility's average capacity factor remains significantly high at 89.6% during the post-PPA period.

During the term of the power purchase agreement, the economics of the Project are not sensitive to fuel prices because the costs of fuel are the responsibility of the power purchaser under the power purchase agreement's fuel tolling provisions.

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                                    CHAPTER 1
                                  INTRODUCTION

1.1      BACKGROUND

Hagler Bailly Consulting, Inc. (Hagler Bailly) was retained by AES Ironwood on behalf of, and to prepare this report solely for Lehman Brothers as Initial Purchaser of certain Rule 144A bonds to be offered by AES Ironwood, LLC to finance the construction, start-up and initial testing of the Ironwood Facility. We have been retained to independently assess the competitiveness of the planned AES Ironwood power plant given forecast market prices for electric energy and capacity in the Pennsylvania, New Jersey, Maryland (PJM) power pool. This document presents the results of our analysis.

The Northeast power markets are undergoing profound change. Many of the vertically integrated utilities are divesting their generation assets, and tight pools (such as the New England Power Pool (NEPOOL), New York Power Pool ( NYPP) and PJM) are changing as well. Historically, these pools were formed to obtain the benefits of economic dispatch and coordinated planning. The tight pools are being replaced by independent system operators (ISOs) with responsibility for both system operations and market operations. Through the creation of the new market institutions, the market participants intend to create a liquid and vibrant market where buyers and sellers of generation services will be able to transact business efficiently.

It is in this evolving environment that the competitive assessment presented in this report is made. There is little doubt that forward-price forecasting is more challenging in a changing market. Our approach is to examine the fundamental economic prospects of AES Ironwood in the context of the planned and forecast market.

1.2      ORGANIZATION OF THE REPORT

The remainder of this report is organized as follows:

o        Chapter 2 describes the Ironwood project.

o        Chapter 3 describes the proposed structure of the markets in PJM.

o Chapter 4 presents our approach to developing forward-price forecasts for generation services.

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o        Chapter 5 discusses the development of assumptions and data to describe the PJM marketplace.

o Chapter 6 presents market price forecasts for a base case and two downside sensitivity cases.

o        Chapter 7 presents our conclusions.

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                                    CHAPTER 2
                              THE IRONWOOD PROJECT

2.1      THE IRONWOOD PROJECT

AES Ironwood, LLC proposes to build and operate a 705 MW (net) power plant ("Ironwood") in south Lebanon Township, Pennsylvania. South Lebanon is in the central region of PJM. The PJM ISO will operate this region's energy market and transmission system. Ironwood will be a combined cycle power plant using Siemens Westinghouse 501G technology.

The entire output of Ironwood will be sold to the Williams Energy Marketing and Trading Company under a 20 year, fixed price power purchase agreement ("PPA"). It is assumed that the Ironwood facility will operate as a merchant power plant and sell directly into the PJM market upon expiration of the PPA.

AES Ironwood expects seasonal maximum generating capacities of at least 788 MW in winter, 705 MW in spring and fall, and 655 MW in summer. The power purchase agreement envisages that in ordinary circumstances Ironwood will be dispatched at 100% of available. The economics of AES Ironwood assure a high frequency of commitment and operation at high capacity factors.

Ironwood has a ramp rate of 10 MW/minute. It is considered to have a minimum uptime of eight hours and no minimum downtime.

A fuel conversion payment of $1.86/MWh (1996 $) is payable to the Ironwood plant under the PPA. Ironwood's projected actual variable O&M cost is $1.71/MWh (1996 $).

Ironwood is modeled as a dual-fuel plant, generally burning natural gas but consuming fuel oil during 25 of the highest load days of the winter./6 Since the RealTime(TM) production cost model employed for this study must be given specific time periods for each fuel type, we have chosen the high-load winter days as those most likely to have tight gas supply, necessitating the use of fuel oil to optimize economics. The plant's forced outage rate is conservatively assumed to be 10.0% during the first year, 8.0% during the second year, and 5.0% per year thereafter.

----------
6 The PPA requires Ironwood to use Jet A during fuel oil operation. Once the plant enters merchant operation in 2021, the model assumes the alternative fuel will be distillate fuel oil. Also note that the PPA permits up to 31 days of annual operation on fuel oil.

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The PPA target heat rate (contractual heat) while operating on natural gas is higher than Ironwood's heat rate under its EPC contract.

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--------------------------------------------------------------------------------

                                    CHAPTER 3
                      THE PROPOSED MARKET STRUCTURE IN PJM

One of the key factors that affect prices is the structure and institutions of the market. This chapter describes the expected structure of generator services for PJM.

There are a variety of power market models that are currently being considered, and the PJM market may evolve over time to a structure that differs from that described here. In addition, revenue and cost streams can be significantly affected by arrangements made between the owners of generation assets and the buyer of the plant's generation and capacity. Hagler Bailly's assessment of the PJM market over the near to mid-term is intended to establish the context for considering the range of variables relevant to the modeled performance of Ironwood. In all cases, the description of the PJM market represents the most recent intelligence, research and expert judgment of Hagler Bailly.

3.1      BACKGROUND

The PJM power pool was one of the first centrally dispatched power pools in the United States and is one of the largest in the world. Along with other "tight pools," the PJM power pool demonstrated that centralized dispatch and reserve sharing among a large number of utilities could result in increased reliability and provide cost savings for all of the participants.

As policy has shifted toward introducing greater competition in the electric industry, tight pools such as the PJM power pool have been encouraged by the Federal Energy Regulatory Commission (FERC) to transform themselves into Independent System Operators. In its Open Access Rule,/7 FERC ordered public utilities that are members of tight pools to file an open access transmission tariff and to open membership in the pool on a nondiscriminatory basis.

In response to the FERC order, the members of the PJM power pool developed a restructuring proposal and a pool-wide open access tariff. This restructuring proposal created an ISO to operate the regional bulk power system, maintain system reliability, administer specified electricity markets, and facilitate open access to the regional transmission system under the PJM tariff. The PJM electricity market uses market pricing for generation services, thereby facilitating the development of a more efficient and more competitive wholesale electricity market.

----------
      7 Order No. 888, FERC Stats. & Regs. Paragraph 31,036 at 31,726-27.

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PJM was the first power pool to have its open access transmission tariff approved by FERC. The PJM bid-based energy market was initiated on April 1, 1997. PJM Interconnection, LLC was certified as an ISO by FERC on November 25, 1997. Locational marginal pricing took effect on April 1, 1998. An installed capacity (daily capacity) market was launched on October 15, 1998.

As PJM shifts to a more competitive environment, many additional changes are expected. In order to assess Ironwood's competitive position, a number of critical factors were addressed. Chief among these are the market structure and rules which define the way in which plant owners will bid and be compensated for the energy and generation capacity that they provide to the market. Assumptions about these market conditions were used to determine unit utilization, energy prices and capacity prices.

3.2      THE PJM MARKET

The wholesale market structure includes the following markets for the services of generators:

o        Spot energy market
o        Installed capacity market

Note that ancillary services do not currently have separate bid-based markets, although such markets are under consideration, as recommended by FERC. Payments for providing regulation are grounded in cost-based formulas. Payments for providing operating reserves are included in an energy market daily reconciliation.

3.2.1    The Spot Energy Market

The ISO runs the spot energy market. The closing time for submitting bids to the ISO is noon for the energy markets the following day (for example, noon on Tuesday for bids on energy to be generated on Wednesday). A bid to supply generation consists of an incremental energy bid curve. For each generation level, the curve represents the minimum price a bidder is willing to accept to be dispatched at that generation level. The bid curve is specified by up to 10 price-quantity pairs. The same curve is used for all 24 hours of dispatch. Bidders also specify operating constraints on their units (minimum up time, minimum down time, ramp rates) as well as start-up costs and no-load costs.

The ISO determines location-specific market-clearing energy prices for each hour. Prices are in dollars per megawatt-hour (MWh). Prices are based on bids for generation, actual loads, and scheduled bilateral transactions. The ISO constructs a commitment based upon day-ahead bids. Real-time dispatch is conducted by the ISO by sending price signals to those generators on the margin. These marginal generators then respond by ramping up or ramping down. The ISO can also command units to change their output.

Settlement prices are currently calculated after the fact using dispatch data. PJM has acquired a new energy management system that is to include a security constrained unit commitment and

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dispatch module. At the time that this system is implemented, the current procedures for calculating energy prices will be replaced with calculations from the security constrained dispatch model.

The location-specific market-clearing prices include any charges for transmission congestion. (The ISO intends in the future to also include charges for transmission losses.) Congestion occurs when the transmission system becomes constrained, and some generating capacity is dispatched while other generating capacity with lower bids is not dispatched. The result is that the market-clearing prices may differ from location to location. The locational market-clearing prices ("locational marginal prices" in the jargon of the PJM
ISO) capture any costs associated with the out-of-order dispatch.

Important features of the spot energy market include the following:

o Only the incremental energy bid curve is used in determining the market-clearing prices.

o Generators that do not recover their start-up and minimum load costs over the course of a day's operations are compensated for the shortfall in net revenue ("negative cycle costs") with payments which ensure that a plant does not lose money by being required to operate by the PJM ISO./8

o Aside from some interruptible load and exports, bidding is only allowed by generation resources.

o        Bilateral transactions are not subject to the market-clearing prices.
         However, they are subject to the same charges for transmission congestion included in the market-clearing prices.

o Fixed transmission rights (FTRs) allow generators, load-serving entities, and others to hedge the costs associated with transmission congestion. An FTR has a financial analogue (transmission congestion credit or TCC) which is a financial right entitling holders of FTRs to the congestion charges associated with the difference in prices from a point of power injection to a point of delivery. When one obtains an FTR, one also acquires a TCC. TCCs thus may be used to offset the costs of transmission congestion. FTR's are obtained through two means: subscription to network service, where FTR's are assigned to the load based upon the location of the capacity resource and the load, or through purchase of firm point-to-point transmission service. In addition, PJM has petitioned the FERC for authority to conduct a periodic auction of uncommitted FTRs, and a secondary market for these rights is expected to develop.

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8        In any 24-hour period beginning at midnight, a generator may not lose money as a result of being dispatched by the ISO. If a generator does not recover its costs through market payments, then the amount of the operating loss is paid to the generator by the ISO. This means that a generator can not lose money from operating on any given day.

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o        Investor-owned utilities do not currently have FERC authorization for market-based pricing. Unless utility participants have authority for market-based pricing, their bids are capped at cost.

3.2.2    Installed Capacity Market

PJM has imposed generation capacity reserve requirements on all LSEs. These requirements are expected to lead to an active capacity market. LSEs are defined as entities providing electricity services to end-use customers under state law. The PJM conducts an annual reliability study to determine the PJM Reserve Requirement, defined as the level of installed reserves needed for PJM to meet the installed generating capability requirements established within the control area. Historically, the required reserve margin has been decreasing due mainly to reductions in forced outage hours, and has averaged 18% to 20% over the past five years./9

To ensure that sufficient capacity is available in the market to meet reliability standards, PJM requires load-serving entities to own or contract with physical generation capacity to cover their peak demand. Important features of the installed capacity market include the following:

o There are two capacity obligations. A load-serving entity's installed capacity obligation is determined two years in advance by PJM, based on forecast conditions. This obligation remains in place, and is known as the "planned-for" obligation. The planned-for obligation is then adjusted for actual conditions; this adjusted obligation is known as the "accounted-for" obligation. Capacity acquired in the installed capacity market satisfies the "accounted-for" obligation.

o The amount of capacity each generator can supply is determined by a 12-month rolling average of availability, calculated two months in advance of the period for which the capacity is supplied.

o There is a day-ahead installed capacity market, and monthly markets extending 12 months into the future.

o Each installed capacity market has a single market-clearing price for each day the market is in operation.

o Capacity may be acquired by a load-serving entity through bilateral transactions with generators or other load-serving entities. PJM operates a bulletin board to facilitate bilateral transactions.

If a load-serving entity fails to meet its capacity requirement, a penalty is assessed.

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9        "1997 MAAC Reliability Assessment," June 1998, Final Report, Prepared
         by PJM Interconnection, L.L.C., System Coordination Division.

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Current projections of committed new generating capacity within PJM are insufficient to meet a reserve requirement of nearly 20% after the year 2000. The focus of capacity planning has shifted from large, base load coal-fired generation projects to combustion turbines and combined-cycle plants, which can be planned and constructed in relatively short periods. However, based on forecast reserve margins, PJM will require new capacity on line by the 2000 planning period./10

Additional elements of the evolving market for capacity in PJM are described in the next chapter of this report.

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10       It should be noted that most LSE's in PJM have discontinued reporting planned capacity additions so as to avoid divulging information related to strategic business plans to competitors within the system. In spite of this understanding, it is apparent that maintenance of historical levels of reserve capacity may not be economically viable. The apparent shortage of reserve capacity supports our projection that even with an active capacity market reduced reserve margins are likely.

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                                    CHAPTER 4
                      APPROACH TO MARKET PRICE FORECASTING

4.1      INTRODUCTION

This chapter discusses our approach to forecasting forward prices for the services of generation units. The first section discusses general issues related to the capacity and ancillary services markets. The second section describes the specific approach employed in this analysis to develop the energy and capacity price forecasts.

4.2      ISSUES IN PREDICTING MARKET PRICES

By far the most important element of the power market is the energy market, which will account for the vast majority of revenue. Although there is the possibility that generators can capture margins in all markets within the PJM pool, some of these other markets are much more difficult to assess. The following section of the report discusses issues involved in evaluating the value of capacity and ancillary services.

4.2.1    Issues in the Capacity Markets

         What Is the Purpose of a Capacity Market?

The Northeast markets, i.e., PJM, NYPP and NEPOOL, have all incorporated a market for capacity as one of the key elements of the new wholesale market design. In all three of these pools, load-serving entities have an administrative obligation to purchase, own or control capacity. The capacity market provides a mechanism for covering any shortfalls in the positions of load serving entities with respect to their administrative obligations to the pool.

These three pools represent a departure from how other restructured markets have dealt with the issue of capacity. In other markets that include some compensation for capacity, notably the England and Wales pool, capacity payments are determined administratively and are collected through an "uplift" charge (basically a surcharge) that is added by the pool administrator to the

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price of power from the pool. The PJM, NYPP and NEPOOL markets, to our knowledge, are the first markets to attempt to institute a bid market for capacity./11

What is the purpose of capacity compensation? Capacity payments have been included in the market designs for several purposes:

o Capacity payments can serve as a mechanism to encourage investment in new generation capacity. This was the predominant rationale for including capacity payments in the England and Wales pool. The premise is that a competitive energy market (one that tends to force energy prices to marginal cost) provides inadequate margins to assure the construction of sufficient new capacity.

o Some regulators and market designers believe that a capacity payment will reduce price volatility in the energy market. The premise is that a fixed capacity payment provides base compensation, the result of which is to reduce the volatility in energy prices. If revenue expectations are constant, reduced volatility will reduce risk and financing costs.

o In the case of PJM, NYPP and NEPOOL the rationale for a bid market in capacity is due, in part, to gaming that occurred in the England and Wales pool. There, generators strategically declared their capacity unavailable in order to raise capacity payments. The designers of the U.S. capacity markets thought, in part, that a bid market for capacity might reduce the opportunities for gaming./12

However, many restructured electricity markets have not included a capacity market or a capacity payment. In fact, California, Norway, New South Wales, and Victoria all have foregone the option of including a capacity component in the exchange.

         Capacity Revenues Must Be Included in Market Projections

Market institutions evolve and change over time. Given that many debate whether or not a capacity payment should be a part of the market institutions, is the revenue we include from capacity prices at risk?

We believe not. Experience in existing energy markets shows that the energy prices arising from the production cost model (discussed below) understate the revenue that generators will earn

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11       Regulated electricity markets, including PJM, have provided capacity compensation. With deregulation, many continue to do so. What is unique is not the compensation but the effort to establish a bid market.

12 To be specific, capacity payments in the England and Wales pool are determined on a day-ahead basis by calculating the loss of load probability (LOLP, which depends on projected load and capacity). The LOLP is then multiplied by a value of lost load, which was administratively determined and escalates over time. Significant gaming occurred in the pool where generators would declare their capacity not to be available for the next day, thus increasing the LOLP and the resulting capacity payment, then declare their capacity available the next day to capture the inflated capacity payment.

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from the energy market. Using a production cost model presumes that energy prices are driven to short-run marginal cost. The result of this assumption is that a significant number of generators (most particularly the peaking and cycling facilities) earn insufficient margins from the energy market to cover all of their going-forward costs. If no other payments were provided, rather then incur these losses or retire, these generators would increase their start-up bids in all hours in which they expected to be dispatched to at least recover their going-forward costs. The results of this bidding behavior would be expected to have results very similar to the method we used in projecting capacity prices from a bid market.

There are a number of ways that these capacity revenues might be recovered.

o First, the installed capacity markets, although unproven, may function well into the future.

o Second, the installed capacity market could be replaced by an operating capacity market, which would have different pricing to cover going forward costs.

o Third, the capacity markets could be replaced with an administrative market institution such as those found in the U.K. or Argentina.

o Fourth, even if the capacity market were to disappear, generators would recover any shortfall in their going-forward costs by increasing their bid prices in the energy market above marginal cost when market conditions allow. If they could not do so they would exit the market and prices would need to increase to attract sufficient new entry to maintain any required capacity margin.

o Fifth, there is a robust bilateral market that currently exists for capacity that is likely to persist in any new market structure.

         How Do We Model Capacity Payments?

Regardless of the ultimate form of capacity markets, we assess prices by determining the economic worth of capacity. In our analysis, we model what the market is willing to pay to retain plant (that might otherwise leave the market) for reliability services. Specifically, our approach is based on a partial equilibrium analysis that assessed returns from the energy and capacity markets and dynamically simulated entry and exit decisions. For these reasons, we believe that the capacity prices reflect returns that will be sustained by the market.

Our approach to constructing capacity payments is described in more detail later in this chapter.

4.2.2    Ancillary Services

The PJM ISO provides for revenues for ancillary services. There are, potentially, material revenues and margins that could be attributed to these markets. However, it is extremely difficult to predict what the forward price curve might be in these markets, since they do not yet

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exist in PJM and there is so little experience with bid-based systems for ancillary services elsewhere. Hence, our price, revenue, and margin projections have assumed that the going forward costs of the marginal unit would be covered and that there would be no contribution from ancillary services markets that would increase the margins of the marginal unit.

4.3      APPROACH TO MARKET PRICE FORECASTING

Figure 4-1 provides a graphical view of Hagler Bailly's process for producing forward-price forecasts. The process begins with a definition of the characteristics of the market, including the electric generating units currently in operation, their production efficiencies (including heat rate curves), a projection of plant additions (based in part on announcements and in part on an equilibrium evaluation of market price signals), consumer demand and load, and fuel prices.

                                   Figure 4-1
                Approach to Developing Capacity and Energy Prices

                               [GRAPHIC OMITTED]

Using these data, energy prices are projected through a comprehensive simulation which sets energy price to the short run marginal cost, which also yields estimates of how much each generating unit produces in the market. Capacity prices are then projected based on our simulation of the capacity market. Next, total returns to each generating unit are calculated and used to assess whether market entry and exit occurs. Iteration between these three phases takes place until stability is achieved in the energy and capacity price forecast.

Thus, this process develops prices based on a dynamic examination of market entry and exit (including retirement) decisions made by the supply-side actors in the market.

The following sections briefly discuss Hagler Bailly's approach to each of these steps.

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4.3.1    Market Characteristics

The first step is to ensure that we understand sufficiently the nature and parameters of the market and the generation assets that participate in that market. Hagler Bailly uses a variety of data sources to characterize the market. These include:

o Data identifying the generating units, consumer demand and load, and production capacities of existing plants. This included data from public sources and data extracted from Hagler Bailly's proprietary Ramp Up(TM) database.

o        Fuel price forecasts.

o Planned additions, which are developed based on announced plans of developers (tracked in the Hagler Bailly IPP Database) and utilities (contained in planning council reports), weighted by our assessment of how much capacity will actually be built in the early stages of the analysis time horizon. Capacity additions subsequent to 2001 are tested in the entry and exit logic.

o Retirements of nuclear plants. We review the experience of nuclear power plant operators (tracked in the Hagler Bailly Operating Plant Experience Code database) to identify the plants most likely to be retired before the end of their operating license and to estimate early retirement dates.

4.3.2    Predicting Energy Prices and Dispatch

Hagler Bailly used the RealTime(TM) production cost model to develop the PJM wholesale market price of energy, plant operating costs, and projected dispatch on an hourly basis for the years 2001-2025./13 RealTime(TM) incorporates unit characteristics (e.g., heat rates, minimum and maximum capacities, ramp rate, and fuel type), fuel costs, emissions, hourly load, imports from (exports to) adjoining power pools and many other factors in its calculations.

Since RealTime(TM) is an hourly chronological production cost model, it addresses each hour before moving on to the next hour. Thus, in every hour each unit has a generation level (MW) and a cost associated with that generation. A chronological model such as RealTime(TM) more closely simulates reality and its uncertainties than do non-chronological models.

RealTime(TM) output includes revenue, fuel costs, emission costs, other variable costs, profit, generation level (and capacity factor), hours connected to the grid, forced outages, number of hot

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13       Hagler Bailly has used RealTime(TM) to project market clearing prices and unit operations in PJM for asset valuations, regulatory proceedings, and the evaluation of potential merchant plant projects for a number of clients. Hagler Bailly has also used RealTime(TM) elsewhere in the country to model prospective production costs.

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and cold starts, and average and load-weighted marginal costs. In addition, other reports are provided for every fossil, nuclear, and hydroelectric unit in PJM.

An additional element of the dispatch analysis considered the impact of transmission system characteristics and constraints. PowerWorld(TM), a load flow model, was used to determine if Ironwood would impose additional burdens on the PJM transmission system and if the plant's location would lead to its being dispatched less than anticipated due to transmission constraints. We also used the model to assess whether Ironwood could expect to receive higher revenues due to contributions to voltage support or for transmission constraint-reducing flows. The analysis showed that the plant's location would ease transmission constraints from west to east, the predominant direction of flow, within PJM Central. However, the value of this contribution is too small to measure at present. In the future, if a nodal pricing regime is retained (i.e., location-specific pricing that reflects such factors as transmission congestion), some revenue may be available for transmission congestion relief; none is included in our results.

From the energy price analysis, Hagler Bailly determines the energy margin (price minus variable cost) attributable to each generating unit in the market. These margins, along with estimates of "going-forward costs," (fixed costs, such as fixed O&M, property taxes, administrative and general expenses, employee benefits, and incremental capital expenditures) are used in the Capacity Market Simulation model to predict capacity prices.

4.3.3    Predicting Capacity Prices: The Capacity Market Simulation Model

Capacity payments are a mechanism for supporting an appropriate amount and mix of capacity in the system. There are two reasons for including a capacity payment in a forward-price analysis. First, if generators bid their short-run marginal costs into an energy market, only inframarginal plants (those not on the margin) earn a contribution toward their going-forward fixed costs. Plants at the top of the supply curve receive little, if any, contribution toward their going-forward costs. In addition, some of the baseload and cycling plants that are not at the top of the supply curve but have high going-forward costs may not earn a sufficient operating margin from the energy market alone to cover all of those costs.

We predict capacity prices using our proprietary Capacity Market Simulation Model. This model presumes that the market will retain a sufficient amount of capacity to meet economic reliability targets. In other words, we simulate the capacity market as consisting of a supply curve and a demand curve for reliability (or capacity) services. We assume that the organized capacity market is a competitive market, and that the market-clearing price for capacity is determined by the intersection of the supply and demand curves. We construct supply and demand curves for each year of the simulation time horizon.

The supply curve is calculated from the going-forward costs of each generating unit. The net of going-forward costs and energy market margins, expressed on a per-kilowatt basis, represents the minimum amount a generating unit needs to go forward. Ranking these net costs in ascending order produces a supply curve for capacity.

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Next, the demand curve is estimated. The demand curve is estimated by representing the capacity associated with a target reliability level. The demand curve is a vertical line derived using a target reserve margin or target level of installed capacity.

Finally, the intersection of the demand curve and the supply curve represents the capacity payment that the market would support in that year. The capacity price forecast is the capacity payment derived for each year of the study period. An example supply and demand curve is shown in Figure 4-2.

For the purposes of the AES Ironwood study, Hagler Bailly applied the results of its most recent capacity valuation studies of the PJM market. The estimated annual capacity values average $45.19/kW-year (1996 $) for the forecast period./14 (The annual values are shown in Chapter 6 of the report.)

                                   Figure 4-2
                        Example Supply and Demand Curve

                               [GRAPHIC OMITTED]

4.3.4    Market Entry and Exit

It is necessary to assess the feasibility and timing of new capacity additions as well as the exit of uneconomic existing capacity. Hagler Bailly's proprietary modeling approach serves two purposes:

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14       Additional revenues may be available in the future to generators that provide operating capacity services and other ancillary services, such as black-start capability. Such revenues are not considered in this analysis.

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o        First, it identifies generating units that are not able to cover their going-forward costs in the energy market and are therefore at risk of abandoning the market.

o Second, it provides a rational method for ascertaining the amount, timing, and type of capacity additions.

Hagler Bailly's approach uses a financial model to assess the decision to add new capacity and to retire existing capacity. The approach to plant additions is based on a set of generic plant characteristics, financing assumptions, and economic parameters, and is an iterative process performed simultaneously with the development of the energy price forecast and the capacity price forecast.

The methodology assesses the validity of annual capacity additions based on a Discounted Cash Flow (DCF) model using net energy revenues determined in the production cost model simulations, and capacity revenues determined from our Capacity Market Simulation approach. For each increment of new capacity, a "Go" or "No Go" decision is made based on the resulting financials. In addition, economic retirement decisions are made at each step in the iterative process based on the specific financial and operating characteristics of each existing plant.

The iterative process begins with the addition of new capacity. A production cost run is executed to determine energy prices, dispatch, and operating costs. The Capacity Market Simulation is then performed. Financial results for the energy and capacity markets are combined in the financial model to determine whether the new unit is a "Go" or "No Go." If the new unit is a "Go," another new unit is added, and the process repeated. This occurs until the next new unit returns a "No Go."

Retirements are determined after new units are added. A financial analysis of each unit is performed, combining the results of the energy and capacity markets. If the cumulative operating profit (loss) for an existing unit were negative for any five-year period, it was retired at the end of the third year of consecutive operating loss. Although the decision criterion was somewhat subjective, it was interpreted conservatively. Thus, if a unit lost money for two years, was in the black over the third year, and then lost money for two more years, the unit was maintained online.

If units were retired, the iterative process would begin again with the addition of new capacity. In this way, the introduction of new units influences the retirement of existing units, and the retirement of existing units enables the introduction of new units. Since the addition of new units is "lumpy," the iteration generally stops with new generators earning a small increment above their cost of debt and equity. The addition of one more new unit would then push many of the previous additions into losses. This approach reflects a game theoretic concept of a market equilibrium.

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                                    CHAPTER 5
                            MARKET PRICE FORECASTING:
                     ASSUMPTIONS AND ASSUMPTION DEVELOPMENT

5.1      INTRODUCTION

This section of the report describes the key assumptions used in the development of the PJM capacity and energy market price forecasts and the related models. The assumptions are presented in two sections. The first section describes the inputs to the RealTime(TM) production cost model, including: (1) the characteristics of the existing generating units (thermal, hydro, nuclear), (2) the demand and energy forecasts, (3) fuel prices, (4) the modeling of electricity imports/exports in the regions, and (5) intra-PJM transmission constraints. The second section describes the inputs to the Capacity Market Simulation Model.

5.2      PRODUCTION COST MODEL INPUT ASSUMPTIONS

As discussed above, to simulate the hourly market-clearing price of energy we use the RealTime(TM) production-costing model. RealTime(TM) allows the characterization of multiple transmission areas within a power pool. Transmission areas for PJM are defined as "PJM-East" and "PJM-Central/West" (see Map 5-1, below).

                                    Map 5-1
                                  PJM Regions

                                [GRAPHIC OMITTED]

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Imports and exports are modeled as contracts involving the East Central Area
Reliability Council (ECAR) and the New York Power Pool (NYPP). Map 5-2 illustrates the location of PJM, NYPP, ECAR and other adjacent power pools.

                                     Map 5-2
                              Eastern Power Pools

                               [GRAPHIC OMITTED]

Each of the PJM region's major generating units is represented individually in the production-costing model using unit-specific cost and operating characteristics. The RealTime(TM) model is used to perform an hour-by-hour chronological simulation of the commitment and dispatch of generation resources.

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5.2.1    Existing Generating Units

Fossil Units

Each fossil generating unit is characterized using the following parameters:

o        Summer and winter net capability
o        Heat-rate curve
o        Operating characteristics

         |_|      Minimum capacity
         |_|      Ramp rate
         |_|      Minimum uptime
         |_|      Minimum downtime

o        Forced outage rate
o        Scheduled maintenance outage rate
o        Variable operation and maintenance cost
o        Emission costs
o        Start fuel.

Units that operate on more than one fuel have characteristics specified for each fuel. The development of these parameters is discussed below.

Summer and Winter Capabilities. Summer and winter capability values were obtained from the 1997 Mid-Atlantic Area Council (MAAC) Regional Reliability Council, EIA-411 Report. (MAAC is contiguous with PJM.)

Heat-Rate Curves for Fossil Units. Heat rate estimates were derived primarily from Hagler Bailly's Ramp Up(TM) generation database and analysis system. Ramp Up(TM) contains estimates of unit heat rates based on actual hourly unit performance, as reported to the U.S. Environmental Protection Agency as part of the Continuous Emission Monitoring (CEM) program. Where the CEM data was not available, heat rate curves were estimated, using a proprietary Hagler Bailly methodology, from the full load heat rates reported to the federal Energy Information Administration (EIA) on EIA Form 860.

Operating Characteristics. The operating characteristics (minimum capacity, ramp rate, minimum uptime, minimum downtime, forced and scheduled outage rates) are derived from Hagler Bailly proprietary databases.

Variable Operation and Maintenance Costs. In RealTime(TM), nonfuel variable O&M cost, hereafter referred to simply as variable O&M, is treated as if it is directly proportional to the generation level of each unit. Variable O&M is a problematic category because, in the short run, the truly variable portion represents only a small part of total variable O&M costs, as traditionally reported.

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The variable O&M costs in RealTime are derived from FERC Form 1 data. The model assumptions are shown below in Table 5-1.

-------------------------------------------------------------------------------
                                    Table 5-1
                  Variable Operating Costs (1996 $ per MWh)/15
-------------------------------------------------------------------------------
      Existing Oil, Gas, and Refuse                     $2.00/MWh
-------------------------------------------------------------------------------
           Coal - Not Scrubbed                          $3.00/MWh
-------------------------------------------------------------------------------
             Coal - Scrubbed                            $4.00/MWh
-------------------------------------------------------------------------------
                 New CC                                   $1.71
-------------------------------------------------------------------------------
                 New CT                                   $3.02
-------------------------------------------------------------------------------

Sulfur Dioxide Emission Costs. The Clean Air Act Amendments of 1990 (CAAA) provided for tightened restrictions on the emission of sulfur dioxide (SO2) by fossil-fired generating stations, with the primary impact falling on coal plants. In a departure from traditional command-type regulation, the CAAA established a mechanism by which utilities could buy and sell rights to emit SO2. This SO2 "allowance" system accordingly establishes a value or cost to a utility, depending on whether it needs to purchase allowances or, if it emitting less SO2 than it is authorized per the CAAA, it has excess allowances that it can sell or bank for future use. Each allowance represents the right to emit one ton of SO2.

The assumptions related to SO2 costs were based upon forward price forecasts developed by Putnam, Hayes & Bartlett, Inc. (PHB). For the purposes of our modeling, we assumed that SO2 emission costs were equal to the number of tons of SO2 emitted multiplied by the price of allowances in a given year. The resulting cost was added to the variable cost of each generating unit and included in the development of the energy price forecast.

SO2 allowances are currently priced at about $190 per ton (1996 $). PHB forecasts allowance prices escalating to $200 by 2001, and then gradually ramping up to $400 by 2010, after which prices are flat in real terms (see Figure 5-1).

Development of NOx Control Costs and Emission Rates

Because of the persistence of a widespread ozone nonattainment problem and the recognition of NOx emissions as the primary precursor pollutant, EPA has recently proposed the State Implementation Plan (SIP) Call. The SIP Call seeks a 70% percent reduction in NOx emissions from large NOx point sources (i.e., power plants and industrial boilers) in 22 states starting in 2003. Despite these large proposed reductions in NOx emissions, modeling of ozone

---------
15 Note: for modeling purposes all operating costs for nuclear, hydro and pumped storage units are assumed to be fixed.

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concentrations suggests that many areas east of the Mississippi will be in non-attainment of the 8-hour ozone standard. In order to avoid strict federal penalties for ozone nonattainment, states will need to obtain further reductions in NOx emissions. This will result in a continuous reduction in the number of NOx allowances that are available, which will maintain NOx allowance prices beyond 2020. The forecast SO2 and NOx price curves are shown below in Figure 5-1.

                                   Figure 5-1

                          Forecast Of Allowance Prices
                                (1996$ per Ton)

                                [GRAPHIC OMITTED]

The forward price curve for NOx emissions begins in 2001 at a price for summer/16 NOx allowances of $2,150/ton (1996 $). The price of NOx allowances jumps to $2,500/ton for the first summer of SIP Call regulations in 2003, reaches $2,900 by 2005, and remains at this level through 2025./17

         Hydroelectric Units

The hydroelectric plants in the region are modeled individually, with the exception of small plants, which are consolidated by utility and categorized as peaking or baseload. Similar to the

----------
16       The summer NOx period is May 1 through September 30.

17       Source of NOx Allowance Prices: PHB Hagler Bailly estimate

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thermal units, the maximum capacity for each unit was taken from sources cited above for summer and winter capabilities.

         Nuclear Units

Table 5-2 lists the shutdown dates for all PJM nuclear units that retire during the forecast period. The retirement dates are based on the expiration dates of current operating licenses, with the exceptions of Oyster Creek 1, which GPU intends to retire at the end of 2000, and Salem-2, which we retire at the end of 2002.

--------------------------------------------------------------------------------
                                        Table 5-2
                              Nuclear Unit Retirement Dates
--------------------------------------------------------------------------------
      Unit              Retirement      Summer Capacity      Cumulative Retired
                           Date              (MW)               Capacity (MW)
--------------------------------------------------------------------------------
Oyster Creek-1           10/01/00              619                   619
--------------------------------------------------------------------------------
Salem-2                  12/31/02            1,106                  1725
--------------------------------------------------------------------------------
Peach Bottom-2           12/31/14            1,093                  2818
--------------------------------------------------------------------------------
Calvert Cliff-1          12/31/15              840                  3658
--------------------------------------------------------------------------------
Peach Bottom-3           12/31/15            1,093                  4751
--------------------------------------------------------------------------------
T.M. Island-1            12/31/15              786                  5537
--------------------------------------------------------------------------------
Calvert Cliff-2          12/31/17              840                  6377
--------------------------------------------------------------------------------
Salem-1                  12/31/17            1,106                  7483
--------------------------------------------------------------------------------
Hope Creek-1             12/31/21            1,031                  8514
--------------------------------------------------------------------------------
Susquehanna 1            12/31/23            1,090                  9604
--------------------------------------------------------------------------------

5.2.2    Load Growth

Our load growth assumptions have an important effect upon the analysis of the market. With the output of generating plants and imports and exports held constant, higher load means higher energy prices since units higher in the stack will be dispatched to cover demand. Load, or demand, growth assessments focus on aggregate, or total, demand and on load shape, which directly affect forecasts of peak demand. Changes in the load shape (e.g., peak shaving) may reduce the energy revenues despite higher aggregate demand. PJM load growth on average is generally expected to increase at between 1.5% and 2% per annum, with peak loads growing more slowly to reflect primarily industrial load shifting toward the less expensive hours of the day.

In the present study, we utilized the actual hourly load variation pattern of 1995. We escalated the total load and peak load at different rates to reflect our expectation that industrial and commercial peak loads will be shifted in the future as time-of-day pricing and metering are extended.

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The estimation of load growth through the next two decades is an important input to the analysis. Hagler Bailly has done extensive work on the subject of demand forecasting, and has selected load growth rates that are most probable given this research and analysis. The years 2002-2009 are assigned a higher load growth rate to reflect increased energy use as utilities finish collecting stranded costs, making power less expensive. In the present study, the Base Case assumptions forecast annual demand escalation at the following rates:

o        to 2002:       1.5% per annum
o        2003 to 2009:  2.0% per annum
o        2010 to 2025:  1.5% per annum

Our peak load escalation rates are as follows:

o        to 2009:       1.00% per annum
o        2010 to 2025:  0.75% per annum

We also tested the economics of Ironwood for a Low Demand Growth Case. In this scenario both annual average and peak load growth rates for each year after 2016 are reduced by one-third, with no concomitant adjustment to the schedule of capacity additions or retirements. This encompasses the last four years of the PPA period and the merchant tail. Figure 5-2 illustrates the growth in average and peak load under the Base and Low Demand Growth Cases.

                                   Figure 5-2

                        Cumulative Demand Growth in PJM

                                [GRAPHIC OMITTED]

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5.2.3    Fuel Prices

Fossil fuel prices for this study were provided and documented by CC Pace. The forecast for all fossil fuels is shown in Table 5-3, and summary graphs illustrating the natural gas and coal price forecasts are presented in Figures 5-3 and 5-4.

Note that Figure 5-3 illustrates the natural gas Base Case values and the High Gas Price Case constructed by Hagler Bailly (a uniform $0.50 per MMBtu increase in the gas price for each year). Because the plant is gas-fired, the High Gas Price Case represents the "downside" fuel price sensitivity.

The coal prices shown are the PJM-average delivered price for each year. The model runs are based on individually determined coal prices for each plant, and reflect such factors as the specific transportation costs and sulfur content requirements of each station.

                                    Table 5-3
                      Delivered Fuel Prices (1996$/MMBtu)/1

-----------------------------------------------------------------------------------------------
                                                                                      Average
                                                                                      Annual %
             Fuel                 1998       2005      2010       2020       2025     Change/4
-----------------------------------------------------------------------------------------------
Natural Gas - PJM East/2          $2.57     $2.48      $2.52     $2.63       $2.69       0.17%
-----------------------------------------------------------------------------------------------
Natural Gas - PJM West            $2.47     $2.38      $2.43     $2.53       $2.60       0.18%
-----------------------------------------------------------------------------------------------
Residual #6                       $2.10     $2.41      $2.41     $2.41       $2.41       0.51%
-----------------------------------------------------------------------------------------------
Distillate #2                     $3.20     $3.69      $3.69     $3.69       $3.69       0.53%
-----------------------------------------------------------------------------------------------
Jet A                             $3.40     $3.89      $3.89     $3.89       $3.89       0.50%
-----------------------------------------------------------------------------------------------
Coal/3                            $1.36     $1.15      $1.09     $1.03       $1.04       -1.00%
-----------------------------------------------------------------------------------------------
1        Fuel price estimates are left in real 1996$s to maintain consistency with a proprietary Hagler Bailly RealTime(TM) database.

2        Ironwood is forecast to use PJM East natural gas.  The Henry Hub to PJM East basis
         (transportation) differential is approximately $0.52 per MMBtu.

3        Coal prices were provided on a plant specific basis.  Average prices represent the average for all the coal consumed in a given year.  The 1998 price is for the period
         Oct. 1997 - Sept. 1998.

4        Calculated from 1998 to 2025.

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                                   Figure 5-3

                       Delivered Natural Gas Prices 1996$

                                [GRAPHIC OMITTED]

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                                   Figure 5-4

               PJM Generation Weighted Average Coal Prices 1996$

                                [GRAPHIC OMITTED]

5.2.4    Energy Import/Export Forecast

In RealTime(TM), we have modeled two electric energy imports into PJM and one export. The imports are from ECAR and Ohio Edison-Potomac Electric Power Company (OE-PEPCo), with maximum hourly capacities of, respectively, 4300 and 450 MW. The export is into NYPP (maximum hourly capacity of 1000 MW). These imports and exports are utilized when they are economical; electrical energy is imported when the import price is less than the cost of generating that unit of energy within PJM, and energy is exported when the price is greater than the cost of PJM generation. All imports and exports remain in place throughout the model run with the exception of the OE-PEPCo import, which expires at the end of 2005. Table 5-4 displays the properties of the two imports and the export.

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
------------------------------------------------------------------------------------------------------------------
                                                    Table 5-4
                                      Imports and Exports (1996 $ per MWh)
------------------------------------------------------------------------------------------------------------------
                                           On-Peak
                          Location         Price in      Off-Peak     Annual Price   Maximum Hourly     Minimum
   Import/Export         within PJM          2001     Price in 2001    Escalation     Capacity (MW)    Take (MW)
------------------------------------------------------------------------------------------------------------------
ECAR Import/18         West & Central       20.75         15.25         See Note         4,300            10
------------------------------------------------------------------------------------------------------------------
OE-PEPCO Import        West & Central       11.94         11.94           3.0%             450            10
------------------------------------------------------------------------------------------------------------------
NYPP Export                 East            22.04         15.79           1.0%           1,000            10
------------------------------------------------------------------------------------------------------------------

Emergency power purchase contracts were modeled on an economy basis using experience Hagler Bailly has gained in the course of several market studies and the pricing observed during the past year. Given recent market pricing during high demand periods, the assumed pricing of the emergency power purchase contracts is conservative. In all years of the study, the PJM market is assumed to be able to purchase the following amounts of power for each of the two PJM regions at the prices shown in Table 5-5. Emergency power is imported from neighboring control areas using transmission capacity reserved for such purposes (as provided by the capacity benefit margin).

--------------------------------------------------------------------------------
                                    Table 5-5
                                Emergency Imports
--------------------------------------------------------------------------------
         Quantity Available                     Price (Real 1996 $)
--------------------------------------------------------------------------------
               500 MW                                  $100.00
--------------------------------------------------------------------------------
               500 MW                                  $150.00
--------------------------------------------------------------------------------
               200 MW                                  $250.00
--------------------------------------------------------------------------------
            Additional MW                              $300.00
--------------------------------------------------------------------------------

5.2.5    Transmission Constraints

The PJM Central-East interface has transfer capability estimated variously at between 4,700 and 5,300 MW located near the New Jersey-Pennsylvania border. Historically, as a consequence of this constraint a price differential exists between the two sides of the interface about 10% of the time. RealTime(TM) models transmission flows based on forecast price differentials resulting from local demand and prices. This PJM East constraint generally becomes binding in times of moderate to high demand, but not at times of peak demand. The reason for this is that

----------
18       Note: ECAR import price trajectory approximates PJM trends.

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significantly greater base-load and intermediate capacity is located in the West and Central regions relative to the East. The East, in contrast, contains a significant quantity of peaking capacity. Thus, as load increases more energy is transmitted from Central to East until the constraint is reached. However, as load levels continue to increase to peak levels, many peaking units in the East are dispatched, lowering transmission demand. This means that plants located in the West and Central regions receive slightly lower market prices than would be the case if PJM were simply a single unconstrained pool.

PJM does not expect major new transmission lines to be constructed during the study period. We have adopted this expectation.

5.3      CAPACITY MARKET SIMULATION MODEL INPUT ASSUMPTIONS

5.3.1    Existing Units Going-Forward Costs

For fossil units, annual fixed O&M costs are determined using FERC data from 1994-1996. For each year, total annual nonfuel production costs are identified. The fossil fuel experts within Hagler Bailly assume that a reasonable proxy for attributing nonfuel production costs to fixed and variable components is to attribute 30% of total nonfuel costs to fixed costs, and the remainder to variable costs. These fixed costs, in dollars, are then divided by net capability to arrive at a cost in units of $/kW. These costs are then averaged across years to determine an annual fixed production cost in $/kW. No discounting is done to account for inflation, because inflation is a very small component of the year-to-year variability for the three-year time period.

For steam units, the following adjustments are made. An increment of $4/kW for annual G&A is added./19 Costs for employee benefits are assumed to be 50% of total salaries reported in FERC Form 402, lines 18 and 28. Incremental capital expenditures are assumed to be 20% of total fixed costs. These costs, which are an important component of going-forward costs, are not reported in the FERC production accounts.

While some FERC cost data is available at the generating unit level, most of these data are available only at the power plant or station level. For generating units lacking FERC data at the generating unit level, total station annual nonfuel costs are attributed to generating units in proportion to generating unit capacity. Since fixed production costs are calculated in units of $/kW, this means that all generating units at a station have the same fixed production costs per kW, unless production costs for a generating unit are individually reported in the FERC data.

----------
19 An increment for annual G&A is only included for the steam units and not the remaining units since the steam units are the units that are more likely to have G&A costs that are not reflected in the FERC fixed O&M accounts.

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For units not reported in the FERC data, an average value by unit type was calculated from those units that do report FERC data. Combustion turbines and gas turbines that were not listed in the FERC data were attributed annual fixed production costs of $14.50/kW. Combined cycles were assigned a value of $13.50/kW and steam units a value of $30.50/kW.

Property tax data for each unit was derived by applying a mill rate to an assumed market value. We assumed a value for generating capacity of $400/kW. Mill rates were assumed to vary by state and yield values averaging $9.50/kW.

5.3.2    New Generating Capacity

Projected unit characteristics for future combined cycle units (CCs) are based upon Hagler Bailly estimates. These estimates were confirmed in conversations with industry sources. These units were assigned seasonal maximum capacities of 788 MW, 705 MW, and 655 MW during the winter, spring/fall, and summer, respectively. These units ramp up at 10 MW/minute, burn pipeline gas, and have a variable O&M cost of $1.71/ MWh (1996 $). Their minimum uptime is eight hours and they have no minimum downtime.

Unlike existing stock (those currently operating) in the model, future CCs are assigned hot and cold start-up costs expressed in MMBtu. A cold start is defined as a start after eight or more hours not in operation and has an average cost of 6,172 MMBtu per unit. A hot start is a start after less than eight hours of inactivity, and its average cost is 2,482 MMBtu per unit.

Heat rates for CCs improve with time (i.e., newer units have superior technology and performance to earlier units). Table 5-6 shows the heat rates and other key characteristics of the generic combustion turbines (CTs) and CCs used in the model.

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--------------------------------------------------------------------------------
                                    Table 5-6
                  New Generating Unit Characteristics (1996 $)
--------------------------------------------------------------------------------
                                         CC                         CT
--------------------------------------------------------------------------------
Summer Net Capacity (MW)               655 MW/1                   345 MW
--------------------------------------------------------------------------------
Total Capital Cost                      $464                       $279
($/kW)
--------------------------------------------------------------------------------
Heat Rate (Btu/kWh, for     Units installed 2001-06: 6768
full load summer            Units installed 2007-13: 6339         10,400
operation)                  Units installed 2014-25: 6235
--------------------------------------------------------------------------------
Variable O&M ($/MWh)                    $1.71                     $3.02
--------------------------------------------------------------------------------
Fixed O&M ($/kW Year)                   $9.75                     $5.11
--------------------------------------------------------------------------------
1        The 655 MW (summer capacity) is equivalent to 705 MW average capacity.

Information on fixed costs, depreciation, and taxes is also developed and incorporated within the DCF analysis to determine the economic viability of the new unit additions. Environmental costs and overhaul expenses are not included due to expectations that such expenses would be minimal in early years of operation. Key economic and financial assumptions include the following:

o        Property taxes are assumed to be 1% of the initial capital costs.
         Property taxes are escalated over time at the Projected inflation rate.

o Depreciation of the initial all-in cost of the new additions are based on a standard 20-year MACRS (150% DB) with mid-year convention.

o        General inflation is assumed at 2.5%.

o        Minimum after-tax return of 13.5%.

o        Income tax rate is assumed to be 35% federal and 7% state.

o        Financing assumptions of 60% debt, 40% equity.

o        Debt interest rate of 8%.

o Debt terms are 20 years for combined cycle units with mortgage-style amortization.

o        Debt terms are 15 years for combustion turbine units.

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--------------------------------------------------------------------------------

                                    CHAPTER 6
                             MARKET PRICE FORECASTS

6.1      INTRODUCTION

This chapter presents the market price forecasts resulting from our analysis, and our assessment of Ironwood's dispatch given these forecasts. Three cases were developed:

o "Base Case," which reflects our best assessment of future market conditions.

o "High Gas Price Case," a downside sensitivity that tests the effect of higher prices for gas through a uniform increase of $.50/MMBtu relative to the Base Case in all years, while leaving all other fuel prices unchanged.

o "Low Demand Growth Case," a downside sensitivity that tests the effect of a one-third reduction in PJM average and peak demand growth rates for each year beginning in 2017. This encompasses the last four years of the PPA term and each year in the post-PPA period. While demand growth is reduced, this case includes no corresponding adjustment to the schedule of capacity retirements and additions.

All three cases use the same schedule of unit additions and retirements. In the Low Demand Growth Case this conservative assumption has the effect of overstating the likely reserve margins and exaggerating the downward impact on energy prices.

The remainder of this chapter of the report is organized as follows:

o        Section 6.2 presents our forecasts of power prices in PJM.

o Section 6.3 presents our forecasts of capacity factors and of Ironwood's competitive position.

6.2      PJM CAPACITY AND ENERGY PRICE FORECASTS


6.2.1    Base Case

The pressing need for capacity in the PJM market is reflected in Table 6-1, which summarizes PJM market entry and exit. During the study period, 14,744 MW of capacity is retired and 27,965 MW of new combined cycle (CC) and combustion turbine (CT) capacity is added, for a

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net increase of 13,221 MW (a 25% increase, compared to current installed capacity of 52,521 MW). These additions provide for an average reserve margin of 18.1% for the study period./20

-----------------------------------------------------------------------------------------------------------------------
                                                      Table 6-1
                                        PJM Capacity Additions and Retirements
                                                        (MW)
-----------------------------------------------------------------------------------------------------------------------
                                                                                   Net
                                              Total                             Capacity      Cumulative     Reserve
    Year             CC         CT          Additions          Retirements      Cumulative   Net Capacity    Margin
-----------------------------------------------------------------------------------------------------------------------
    2001              655          -            655                (198)            457               457    17.8%
-----------------------------------------------------------------------------------------------------------------------
    2002                -        240            240                   -             240               697    17.1%
-----------------------------------------------------------------------------------------------------------------------
    2003            1,310      1,380          2,690              (2,264)            426             1,123    16.7%
-----------------------------------------------------------------------------------------------------------------------
    2004            1,310      1,035          2,345              (1,791)            554             1,677    16.6%
-----------------------------------------------------------------------------------------------------------------------
    2005            1,310        690          2,000              (1,131)            869             2,546    17.1%
-----------------------------------------------------------------------------------------------------------------------
    2006                -        690            690                   -             690             3,236    17.2%
-----------------------------------------------------------------------------------------------------------------------
    2007            1,310          -          1,310                   -           1,310             4,546    18.4%
-----------------------------------------------------------------------------------------------------------------------
    2008              655          -            655                   -             655             5,201    18.8%
-----------------------------------------------------------------------------------------------------------------------
    2009                -        690            690                   -             690             5,891    18.9%
-----------------------------------------------------------------------------------------------------------------------
    2010              655        690          1,345                (835)            510             6,401    19.0%
-----------------------------------------------------------------------------------------------------------------------
    2011                -        345            345                   -             345             6,746    18.7%
-----------------------------------------------------------------------------------------------------------------------
    2012                -        345            345                   -             345             7,091    18.5%
-----------------------------------------------------------------------------------------------------------------------
    2013              655          -            655                   -             655             7,746    18.7%
-----------------------------------------------------------------------------------------------------------------------
    2014                -        345            345                   -             345             8,091    18.5%
-----------------------------------------------------------------------------------------------------------------------
    2015            1,310        345          1,655              (1,093)            562             8,653    18.6%
-----------------------------------------------------------------------------------------------------------------------
    2016            1,310      1,725          3,035              (2,719)            316             8,969    18.3%
-----------------------------------------------------------------------------------------------------------------------
    2017                -        690            690                   -             690             9,659    18.6%
-----------------------------------------------------------------------------------------------------------------------
    2018            1,310      1,035          2,345              (1,946)            399            10,058    18.4%
-----------------------------------------------------------------------------------------------------------------------
    2019              655          -            655                   -             655            10,713    18.6%
-----------------------------------------------------------------------------------------------------------------------
    2020              655          -            655                   -             655            11,368    18.8%
-----------------------------------------------------------------------------------------------------------------------
    2021                -        345            345                (571)           (226)           11,142    17.6%
-----------------------------------------------------------------------------------------------------------------------
    2022            1,310          -          1,310              (1,106)            204            11,346    17.8%
-----------------------------------------------------------------------------------------------------------------------
    2023              655          -            655                   -             655            12,001    18.0%
-----------------------------------------------------------------------------------------------------------------------
    2024            1,310        345          1,655              (1,090)            565            12,566    17.9%
-----------------------------------------------------------------------------------------------------------------------
    2025              655          -            655                   -             655            13,221    18.1%
-----------------------------------------------------------------------------------------------------------------------
TOTAL              17,030     10,935         27,965             (14,744)         13,221      Avg. reserve    18.1%
-----------------------------------------------------------------------------------------------------------------------

----------
20 Due to the abundance of inexpensive coal fired generation capacity in PJM-West, there are no economic additions or retirements in this region. All the additions in PJM are in the East and Central regions.

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The introduction of this substantial new capacity helps to explain why the PJM market is characterized by relatively low energy prices and relatively high capacity prices. When many of the nuclear units are retired, they are immediately replaced in the model by new CC and CT units to meet system reliability requirements. These units, like the nuclear plants, have relatively low variable costs, which perpetuates low prices in the energy market. The going forward costs of these units, coupled with the relatively low energy market prices, require additional revenues from the capacity market. This keeps capacity prices high throughout the study period. By the end of 2005, 5384 MW of uneconomic generation is retired in PJM. At the same time the system adds 7930 MW of new capacity. This new capacity, composed of both CC and CT units, replaces the retired nuclear units. New generating capacity is added in every year of the study period, in order to meet the growing demand for power in the region.

At the outset of the forecast period coal generation is at the margin for over half the hours in a year. Over time, as gas-fired units are constructed to meet load growth and nuclear units are retired (which has the effect of increasing the base load utilization of coal), gas-fired units become the marginal source of power for almost a third of the hours. Since Ironwood's costs are lower than many coal units, Ironwood is "inframarginal" in the vast majority of hours; that is, its costs are below the costs of the marginal unit.

In the Base Case, energy market prices show a steady, slow price growth throughout the study period. Energy prices begin at $22.05 (1996 $s/21) per MWh in 2001 and gradually increase to $25.86 by 2025 (See Figure 6-1 and Table 6-2).

In the High Gas Price Case, energy prices are approximately $.60 to $1.20 per MWh above the Base Case throughout the forecast period. This sensitivity represents the "downside" fuel case because of the increase in Ironwood's fuel costs. In the Low Demand Growth Case, the impact of the reduction in demand growth in 2017 can be clearly seen as a break in the price trend. By the end of the forecast period the Low Demand Growth Case prices are about $2.00 per MWh below the Base Case./22

-----------
21 Fuel price estimates are left in real 1996$s to maintain consistency with a proprietary Hagler Bailly RealTime(TM) database.

22 Note that while energy prices in the Low Demand Growth Case are below the Base Case, this is due to prices remaining essentially flat in real terms rather than significantly declining. This flat trend in real prices is maintained although the Low Demand Growth Case assumes no adjustment to the schedule of capacity additions or retirements in reaction to the decline in demand growth.

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                                   Figure 6-1

                     PJM West/Central Average Energy Prices
                                     1996$

                                [GRAPHIC OMITTED]

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                                    Table 6-2

                            PJM Average Energy Prices
                                  (1996 $/MWh)

                                         High Gas           Low Demand
                    Base Case           Price Case          Growth Case
--------------------------------------------------------------------------------
    2001             $22.05               $23.02              $22.05
    2002             $22.47               $23.36              $22.47
    2003             $21.43               $22.05              $21.43
    2004             $22.42               $23.09              $22.42
    2005             $21.88               $22.82              $21.88
    2006             $22.15               $23.18              $22.15
    2007             $22.32               $23.20              $22.32
    2008             $22.85               $23.56              $22.85
    2009             $23.02               $23.68              $23.02
    2010             $22.98               $23.85              $22.98
    2011             $23.44               $24.29              $23.44
    2012             $22.77               $23.99              $22.77
    2013             $23.28               $24.15              $23.28
    2014             $23.58               $24.58              $23.58
    2015             $23.66               $24.85              $23.66
    2016             $24.31               $25.17              $24.31
    2017             $24.32               $25.16              $23.88
    2018             $24.51               $25.17              $24.08
    2019             $24.44               $25.75              $23.82
    2020             $24.18               $25.33              $23.64
    2021             $25.47               $26.56              $23.85
    2022             $24.75               $25.94              $23.68
    2023             $25.27               $25.71              $24.06
    2024             $25.45               $26.17              $23.53
    2025             $25.86               $26.47              $23.82

Table 6-3 presents the annual forecast of capacity values used in the study, expressed in 1996 dollars per kW-year. Since it can be difficult to separately assess the effects of capacity and energy prices, we also present in Table 6-4 an "all-in" price forecast that combines energy and capacity prices (calculated using a 100% load factor). The forecasted all-in price for the Base Case is $27.70/MWh in 2002, $27.96/MWh in 2012, and $29.98/MWh in 2022 (all in constant
1996 dollars).

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                                   Table 6-3
                              PJM Capacity Prices
                                 (1996 $/kW-yr)

                                    All Cases
                        ---------------------------------
                             2001             $45.84
                             2002             $45.84
                             2003             $45.84
                             2004             $45.84
                             2005             $44.01
                             2006             $44.34
                             2007             $44.17
                             2008             $44.74
                             2009             $41.65
                             2010             $44.13
                             2011             $42.80
                             2012             $45.49
                             2013             $45.84
                             2014             $45.84
                             2015             $45.84
                             2016             $45.84
                             2017             $45.84
                             2018             $45.46
                             2019             $45.84
                             2020             $45.84
                             2021             $45.78
                             2022             $45.78
                             2023             $45.78
                             2024             $45.78
                             2025             $45.78

We have used the Base Case capacity values throughout. We do so since the High Gas Case does not affect capacity requirements and the reduced energy margins would, all else equal, increase the revenue required for new capacity. With the Low Demand Growth Case we do not believe that the posited capacity would actually enter the market. As capacity became overbuilt, new entrants would delay or cancel their projects. Over some period, the supply and demand for capacity would return to equilibrium and might go beyond equilibrium to shortage. The posited continual overbuild is not plausible for more than a brief period. Thus we consider this

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sensitivity analysis to be a useful stress test for energy prices, but not a credible capacity scenario.

                                    Table 6-4
                            PJM West/Central Average
                                  All-In Prices
                                   (1996 $)/1

                                                               Low Demand
                   Base Case          High Gas Case            Growth Case
--------------------------------------------------------------------------------
   2001             $27.28               $28.25                  $27.28
   2002             $27.70               $28.59                  $27.70
   2003             $26.66               $27.28                  $26.66
   2004             $27.65               $28.32                  $27.65
   2005             $26.90               $27.84                  $26.90
   2006             $27.21               $28.24                  $27.21
   2007             $27.36               $28.24                  $27.36
   2008             $27.96               $28.67                  $27.96
   2009             $27.77               $28.43                  $27.77
   2010             $28.02               $28.89                  $28.02
   2011             $28.33               $29.18                  $28.33
   2012             $27.96               $29.18                  $27.96
   2013             $28.51               $29.38                  $28.51
   2014             $28.81               $29.81                  $28.81
   2015             $28.89               $30.08                  $28.89
   2016             $29.54               $30.40                  $29.54
   2017             $29.55               $30.39                  $29.11
   2018             $29.70               $30.36                  $29.27
   2019             $29.67               $30.98                  $29.05
   2020             $29.41               $30.56                  $28.87
   2021             $30.70               $31.79                  $29.08
   2022             $29.98               $31.17                  $28.91
   2023             $30.50               $30.94                  $29.29
   2024             $30.68               $31.40                  $28.76
   2025             $31.09               $31.70                  $29.05

1 Assumes a 100% capacity factor in calculating the capacity price per MWh. This assumption has the effect of understating the capacity price; for capacity factors below 100% the capacity payment per MWh increases.

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6.3      IMPLICATIONS FOR AES IRONWOOD

In this section, we discuss capacity factors (CF)/23, energy prices, and dispatch for Ironwood under the three cases. As shown in Figure 6-2, in the Base Case the CF gradually rises from the 85% range to over 90% by 2019. This improvement in utilization reflects an assumed decreased forced outage rate over time (this is a typical pattern as units move past the "break-in" period), and increasing demand for power in PJM in conjunction with unit retirements. During the early years of operation we would expect Ironwood to be backed-down during low load periods, such as some Spring and Fall weekends and some evening periods. As load increases the number of backdown periods declines and operation of the plant is more continuous.

                                   Figure 6-2

                         AES Ironwood Capacity Factors

                                [GRAPHIC OMITTED]

----------
23 The capacity factor represents how fully used the plant is in a specific year. It is the ratio of total MWh produced to the total MWh the plant could have produced if fully utilized every hour of the year (i.e., 8760 hours).

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The sawtooth pattern in the figure reflects the impact of maintenance outages.
Major maintenance outages take place every six years with less significant outages at three-year intervals.

Even in the Low Demand Growth Case the capacity factors remain above 90% during three of the first four years of the merchant tail. In the High Gas Price Case dispatch is degraded and the capacity factors are under 85% for the early years of operation. However, as PJM load grows the dispatch of the plant steadily improves and by the merchant tail is closely tracking the Base Case. In short, demand growth combined with unit retirements creates a "floor" that stabilizes the utilization of the Project during the merchant tail.

Simultaneous with its high utilization, the Ironwood plant achieves an average energy price for its power that is higher than the time weighted PJM market price for energy (a result shown in Figure 6-3 for the Base Case). AES Ironwood will receive this higher energy price during the merchant period. (The discussion that follows deals only with energy prices and does not cover capacity revenues, which are discussed above.) The reasons the Ironwood plant receives higher than average energy prices are (i) the plant is not dispatched in the lowest price hours; (ii) the plant's planned outages are scheduled during low price periods; iii) ramping from and to shutdown occurs predominantly in low priced hours; and (iv) compensation is received for negative cycle costs./24 Excluding the lowest priced hours and including reimbursement for the negative cycle costs raises the average price received by the plant above the PJM average.

----------
24 Negative cycle costs are costs incurred in excess of revenues at times when a unit is dispatched by the ISO to provide spinning reserve, transmission system support, or some other service, or is kept on due to minimum up-time or other constraints or ISO decisions. PJM rules currently provide for make-whole payments to compensate generators for negative cycle costs, and this procedure is expected to continue.

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                                   Figure 6-3

                       Ironwood's Energy Revenue vs PJM's
                           Average Energy Price 1996$
                                   Base Case

                                [GRAPHIC OMITTED]

The plant's economics are such that it is inframarginal to (less expensive than) much coal generation and most other capacity in PJM. Figure 6-4 shows Ironwood's position on the PJM supply curve for 2002, 2012, and 2022. As new, more efficient capacity is added over time, Ironwood moves up the supply curve; however, at the same time the curve is elongated as demand increases. The overall effect is that Ironwood remains at a favorable point on the supply curve throughout the study period. The figure illustrates that Ironwood is positioned, in all years, well below the highest cost coal unit./25 These results are consistent with the high utilization of the plant shown in Figure 6-2.

----------
25 Units positioned below the lowest cost coal unit include nuclear and hydro. Units positioned above the highest cost coal unit include oil and gas-fired steam units and combustion turbines and other peakers. Note that the supply curves exclude emergency power. Emergency power is incorporated within the RealTime(TM) model in the estimation of energy prices.

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                                   Figure 6-4

                         PJM Supply Curves (1996 $/MWh)
                                      2002

                                [OBJECT OMITTED]

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                               Figure 6-4 (cont.)

                         PJM Supply Curves (1996 $/MWh)
                                      2012

                                [OBJECT OMITTED]

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                                      2022

                                [OBJECT OMITTED]

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--------------------------------------------------------------------------------

                                    CHAPTER 7
                                   Conclusions

Based on our analysis, we believe that the facility's dispatch position on the supply curve will be highly competitive and well below the highest priced baseload coal plant during the post-PPA period (and during the term of the power purchase agreement) due to the facility's high efficiency, low production costs, and the influence of demand growth in conjunction with unit retirements.

The facility is expected to have an average capacity factor of 90.7% during the post-PPA period. The addition of new, more efficient gas-fired power generation facilities in PJM over time will not adversely affect the facility's dispatch.

Even in the two macroeconomic "downside sensitivity" cases of low demand growth and high gas prices, the Facility's average capacity factor remains significantly high at 89.6% during the post-PPA period.

During the term of the power purchase agreement, the economics of the Project are not sensitive to fuel prices because the costs of fuel are the responsibility of the power purchaser under the power purchase agreement's fuel tolling provisions.

In summary, the economics of Ironwood appear to be robust. We cannot, of course, account for all possible circumstances in the energy and fuel markets. What this study does indicate is that given the operating parameters, costs, and other modeling assumptions, and for a range of scenarios which provide a significant test to the economics of the Project, the AES Ironwood project is financially viable.

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

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 18-108 of the Delaware Limited Liability Company Act provides:
Subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

         Section 4.2 of our Company's Limited Liability Company Agreement provides that our Company shall indemnify to the fullest extant permitted by the laws of the State of Delaware, as from time to time in effect, the Directors and Officers of our Company.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit
Number                                     Description
------                                     -----------

   3 Amended and Restated Limited Liability Company Agreement, dated as of October 4, 1999, by our Company.

   4.1 Indenture and the First Supplemental Indenture, dated as of June 1, 1999, by and among our Company, the Trustee and the Depositary Bank.

   4.2 Collateral Agency and Intercreditor Agreement, dated as of June 1, 1999, by and among our Company, the Trustee, the Collateral Agent, the DSR LOC Provider, the CP LOC Provider and the Depositary Bank.

   4.3 Debt Service Reserve Letter of Credit and Reimbursement Agreement, dated as of June 1, 1999, by and among our Company, the DSR LOC Provider and the Banks named therein.

   4.4 Construction Period Letter of Credit and the Reimbursement Agreement, dated as of June 1, 1999, by and among our Company, the CP LOC Provider and the Banks named therein.

   4.5 Global Bonds, dated June 25, 1999, evidencing 8.857% Senior Secured Bonds of our Company due 2025 in the principal amount of $308,500,000.

   4.6 Equity Subscription Agreement, dated as of June 1, 1999, by and among our Company, AES Ironwood and the Collateral Agent.

   4.7 Security Agreement, dated as of June 1, 1999, by and between our Company and the Collateral Agent.

   4.8 Pledge and Security Agreement, dated as of June 1, 1999, by and between AES Ironwood and the Collateral Agent.

   4.9 Consent to Assignment, dated as of June 1, 1999, by and between the Power Purchaser and the Collateral Agent, and consented to by our Company.

   4.10 Consent to Assignment, dated as of June 1, 1999, by and between the PPA Guarantor and our Company, and consented to by our Company.

   4.11 Consent to Assignment, dated as of June 1, 1999, by and between the Contractor and the Collateral Agent, and consented to by our Company (with respect to the EPC Contract).

Exhibit
Number                                     Description
------                                     -----------

   4.12 Consent to Assignment, dated as of June 1, 1999, by and between the Contractor and the Collateral Agent and consented to by our Company (with respect to the Maintenance Services Agreement).

   4.13 Consent to Assignment, dated as of June 1, 1999, by and between Siemens Corporation and the Collateral Agent, and consented to by our Company.

   4.14 Consent to Assignment, dated as of June 1, 1999, by and between Prescott and the Collateral Agent, and consented to by our Company.

   4.15 Consent to Assignment, dated as of June 1, 1999, by and between Metropolitan Edison Company d/b/a GPU Energy and the Collateral Agent, and consented to by our Company.

   4.16 Consent to Assignment, dated as of June 1, 1999, by and between City of Lebanon Authority and the Collateral Agent, and consented to by our Company.

   4.17 Consent to Assignment, dated as of June 1, 1999, by and between Pennsy Supply, Inc. and the Collateral Agent, and consented to by our Company.

   4.18 Assignment and Assumption Agreement, dated June 25, 1999, by and between AES Ironwood, Inc. and AES Ironwood, L.L.C. (with respect to the EPC Contract).

   4.19 Assignment and Assumption Agreement, dated June 25, 1999, by and between AES Ironwood, Inc. and AES Ironwood, L.L.C. (with respect to the Maintenance Services Agreement).

   5*          Opinion of Hunton & Williams regarding Legality.

   10.1 Guaranty, dated as of February 5, 1999, by and between the PPA Guarantor and our Company.

   10.2* Amended and Restated Power Purchase Agreement, dated as of February 5, 1999, and Amendment No. 1 to Amended and Restated Power Purchase Agreement, dated as of June 18, 1999, between our Company and the Power Purchaser. (Portions of this exhibit have been omitted pursuant to a request for confidential treatment.)

   10.3* Engineering, Procurement and Construction Services Agreement, dated as of September 23, 1998 (the "EPC Contract"), as amended, by and between our Company and the Contractor. (Portions of this exhibit have been omitted pursuant to a request for confidential treatment.)

   10.4 Guaranty, dated as of September 23, 1998, by and between Siemens Corporation and our Company.

   10.5* Maintenance Program Parts, Shop Repairs and Scheduled Outage TFA Services Contract, dated as of September 23, 1998, and Amendment No. 1 to Maintenance Program Parts, Shop Repairs and Scheduled Outage TFA Services Contract, dated as of January 13, 1999 (the "Maintenance Services Agreement"), by and between our Company and the Contractor. (Portions of this exhibit have been omitted pursuant to a request for confidential treatment.)

   10.6 Development and Operations Services Agreement, dated as of June 1, 1999, by and between our Company and Prescott.

   10.7 Effluent Supply Agreement, dated as of March 3, 1998, by and between our Company and City of Lebanon Authority.

Exhibit
Number                                     Description
------                                     -----------

   10.8 Generation Facility Transmission Interconnection Agreement, dated as of March 23, 1999, by and between our Company and Metropolitan Edison Company d/b/a GPU Energy.

   10.9* Agreement Relating to Real Estate, dated as of October 23, 1998, by and between our Company and Pennsy Supply, Inc.

   10.10* Easements and Right of Access Agreement, dated as of April 15, 1999, by and between our Company and Pennsy Supply, Inc.

   23.1        Consent of Stone & Webster Management Consultants, Inc.

   23.2        Consent of Hagler Bailly Consulting, Inc.

   23.3*       Consent of Hunton & Williams (contained in Exhibit 5).

   23.4        Consent of Deloitte & Touche LLP.

   24 Power-of-Attorney (contained on the signature page of this Registration Statement).

   25 Statement of Eligibility and Qualification on Form T-1 of The Bank of New York, as successor Trustee under the Indenture.

   27          Financial Data Schedule.

   99.1        Form of Letter of Transmittal.

   99.2        Form of Letter to Clients.

   99.3        Form of Letter to Registered Holders and DTC Participants.

   99.4        Form of Notice of Guaranteed Delivery.

----------
* To be filed by amendment.

ITEM 22. UNDERTAKINGS

     A. The undersigned registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

         2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     C. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     D. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints John Ruggirello and Barry Sharp, and each of them (with full power to act alone) as true and lawful attorneys-in-fact, and stead, in any and all capacities, to sign any amendments, including post-effective amendments, to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lebanon, and State of Pennsylvania, on November 19, 1999.


                                             AES IRONWOOD, L.L.C.


                                             By: /s/ John Ruggirello
                                                 -------------------------------
                                                 John Ruggirello


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


     Signature                          Title                        Date
     ---------                          -----                        ----

/s/ John Ruggirello           President                        November 19, 1999
------------------------
John Ruggirello


/s/ Barry Sharp               Vice President and
------------------------      Chief Financial Officer          November 19, 1999
Barry Sharp                   (and principal accounting,
                              officer) and Director


/s/ Dennis Bakke              Director                         November 19, 1999
------------------------
Dennis Bakke


/s/ Roger Naill               Director                         November 19, 1999
------------------------
Roger Naill